As filed with the U.S. Securities and Exchange Commission on December 19, 2024

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

IRON HORSE ACQUISITIONS CORP.
(Exact name of registrant as specified in its charter)

____________________

Delaware	6770	87-4105289
(State or Other Jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.

P.O. Box 2506
Toluca Lake, CA 91610
(310) 290-5383
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Jose A. Bengochea, Chief Executive Officer
Iron Horse Acquisitions Corp.
Toluca Lake, CA 91610
(310) 290-5383
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Mitchell S. Nussbaum Tahra Wright Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Telephone: (212) 407-4000	Joan S. Guilfoyle Loeb & Loeb LLP 901 New York Avenue, NW Suite 300 East Washington, DC 20001 Telephone: (202) 618-5000	Laura Hemmann iTKG Law LLC 100 Corporate Drive Suite 302 Lebanon, NJ 08833 Telephone: (650) 799-2061

____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Business Combination Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Zhong Guo Liang Tou Group Limited	British Virgin Islands	2000	Not applicable

____________

(1)      The Co-Registrant has the following principal executive office:

Zhong Guo Liang Tou Group Limited

Vistra Corporate Services Centre, Wickhams Cay II, Road Town

Tortola, VG 1110, British Virgin Islands

(2)      The agent for service for the Co-Registrant is:

Collen A. De Vries

Senior Vice President

600 Wilshire Blvd., Ste. 980

Los Angeles, CA 90017

212-379-1971

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS SUBJECT TO
COMPLETION, DATED DECEMBER 19, 2024

IRON HORSE ACQUISITIONS CORP.

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

Dear Iron Horse Acquisitions Corp. Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “Iron Horse Special Meeting”) of Iron Horse Acquisitions Corp. (“Iron Horse”), which will be held at [•] [•].m., Eastern time, on [•], 2025. The Board has determined to convene and conduct the Iron Horse Special Meeting in a virtual meeting format at [•]. Stockholders will NOT be able to attend the Iron Horse Special Meeting in person. This proxy statement/prospectus includes instructions on how to access the virtual Iron Horse Special Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

Iron Horse is a Delaware blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, which we refer to as a “target business.” Holders of our common stock, par value $0.0001 per share (the “Common Stock”) will be asked to approve, among other things, the Business Combination Agreement, dated as of September 27, 2024 which was amended and restated on December 18, 2024 (as amended and restated, the “Business Combination Agreement”), by and among Iron Horse, and Rosy Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”) and Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (“CFI” or “Zhong Guo Liang Tou”). Seller is the owner of 100% of the issued and outstanding capital stock of CFI. Stockholders will also be asked to vote on other related proposals.

The Business Combination Agreement provides, among other things, that Iron Horse will purchase from Seller the issued and outstanding ordinary shares of CFI in exchange for shares of Common Stock of Iron Horse, as a result of which CFI will become a wholly owned subsidiary of Iron Horse (“Business Combination”). Assuming that Iron Horse’s public stockholders elect to redeem all such eligible shares of Common Stock, Iron Horse will issue to Seller up to 47,888,000 shares of Common Stock (the “Consideration Shares”) pursuant to the Business Combination Agreement. The number of shares of Common Stock constituting the Consideration will be reduced on a one-for-one basis by the number of shares of Common Stock that remain in the trust account immediately prior to the closing of the Transactions (the “Closing”), such that if no eligible shares are redeemed, the Consideration Shares will be 40,988,000. In addition, in connection with the consummation of the Business Combination, Iron Horse will be renamed “CN Healthy Food Tech Group Corp.” The transactions contemplated under the Business Combination Agreement relating to the Business Combination are referred to in this proxy statement/prospectus as the “Business Combination” and Iron Horse after the Business Combination is referred to in this proxy statement/prospectus as “New CFI” or the “Combined Company.” The Board determined that the Business Combination Agreement and the Business Combination are fair to and in the best interest of Iron Horse’s stockholders, approved and adopted the Business Combination Agreement, the Business Combination and declared their advisability. As described in this proxy statement/prospectus, Iron Horse’s stockholders are being asked to consider a vote upon (among other things) the Business Combination as recommended by the Board.

The following summarizes the pro forma ownership of Common Stock of New CFI immediately following the Business Combination under four redemption scenarios:

Equity Capitalization Summary	Assuming No Redemptions Scenario(1)		Assuming 25% Redemptions Scenario(2)		Assuming 50% Redemptions Scenario(3)
	Shares	%	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	40,988,000	80.0%	42,713,000	83.4%	44,438,000	86.8%
Iron Horse’s Public Stockholders(6)	8,280,000	16.2%	6,555,000	12.8%	4,830,000	9.4%
Sponsor	1,967,000	3.8%	1,967,000	3.8%	1,967,000	3.8%
Total Shares of Common Stock	51,235,000	100.0%	51,235,000	100.0%	51,235,000	100.0%

	Assuming 75% Redemptions Scenario(4)		Assuming Maximum Redemptions Scenario(5)
Equity Capitalization Summary	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	46,163,000	90.1%	47,888,000	93.5%
Iron Horse’s Public Stockholders(6)	3,105,000	6.1%	1,380,000	2.7%
Sponsor	1,967,000	3.8%	1,967,000	3.8%
Total Shares of Common Stock	51,235,000	100.0%	51,235,000	100.0%

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their shares of Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of Public Stockholders, holding 1,725,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $17.75 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(3)      Assumes that 50% of Public Stockholders, holding 3,450,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $35.5 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(4)      Assumes that 75% of Public Stockholders, holding 5,175,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $53.25 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(5)      Assumes that all Public Stockholders, holding 6,900,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $71.7 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(6)      Includes 1,380,000 shares of Common Stock to be issued upon consummation of the Business Combination upon conversion of the 6,900,000 Public Rights outstanding.

Compensation Received by the Sponsor

At Closing, the Sponsor shall hold a total of 1,967,000 shares of Common Stock.

At Closing, pursuant to the Business Combination Agreement, Iron Horse will reimburse or pay Sponsor for any outstanding loans or other obligations of Iron Horse or the Sponsor. Iron Horse currently estimates that the total amount payable by Iron Horse for any outstanding loans or other obligations of Iron Horse to the Sponsor is approximately $557,781 as of September 30, 2024. In addition, the parties have agreed to make a payment to the Sponsor at the Closing in the amount of $2.0 million.

The retention of shares by Sponsor and the reimbursements payable to Sponsor at Closing will not result in a material dilution of the equity interests of non-redeeming Iron Horse Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Ownership Following the Business Combination.”

Conflicts of Interest

Since the Sponsor, its affiliates and the other Initial Stockholders (the “Sponsor Related Parties”), have interests that are different, or in addition to (and which may conflict with), the interests of the other holders of Common Stock, a conflict of interest may exist in determining whether the Business Combination with CFI is appropriate. Such interests include that the Sponsor Related Parties, will lose their entire investment in Iron Horse if Iron Horse does not complete a business combination. When you consider the recommendation of the Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor Related Parties, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Iron Horse’s stockholders generally.

These conflicts of interest include, among other things, the interests listed below:

•        the fact that Sponsor and the other Initial Stockholders beneficially own 1,932,000 shares of Common Stock (“Founder Shares”) as of the date hereof, representing 21.8% of the voting power of the Common Stock, and Sponsor and the other Initial Stockholders are required by the Letter Agreement to vote those shares in favor of the Business Combination;

•        the fact that Iron Horse has agreed to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. As of September 30, 2024, Iron Horse has not reimbursed Sponsor for any out-of-pocket expenses;

•        the fact that the parties have agreed to make a payment of $2.0 million to the Sponsor at Closing;

•        the fact that the Sponsor and the other Initial Stockholders paid an aggregate of $25,000 for 1,932,000 Founder Shares and such securities will have a significantly higher value at the time of the Business Combination with an aggregate market value of approximately $19,899,600 million, based on the closing price of the Common Stock of $10.30 on the Nasdaq Stock Market LLC on December 18, 2024);

•        the fact that the CEO and CFO of Iron Horse will enter into a Transition Services Agreement with New CFI to provide certain post-closing services to the company for which each will receive 500,000 shares of New CFI common stock at Closing;

•        the fact that Sponsor, officers, advisors and directors of Iron Horse have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares it holds if Iron Horse fails to consummate an initial business combination by March 29, 2025 or, if such period is extended, within such extended period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Iron Horse fails to complete its initial business combination within the prescribed time frame) and therefore, such securities will be worthless if the initial business combination is not consummated by such deadline;

•        the fact that the Sponsor and the Initial Stockholder have agreed to (i) not transfer the shares of Common Stock and Private Warrants beneficially owned by them until 180 days after the Closing, and (ii) waive and not otherwise perfect any anti-dilution or similar protection with respect to any shares of Common Stock beneficially owned by them;

•        the fact that the Sponsor and the other Initial Stockholders will receive material benefits from the completion of an initial business combination and may be incentivized to complete the Business Combination rather than liquidate (in which case the Sponsor and the other Initial Stockholders would lose their entire investment);

•        the fact that Iron Horse’s officers and directors are not required to, and will not, commit their full time to Iron Horse’s affairs, which may result in a conflict of interest in allocating their time between Iron Horse’s operations and the proposed Business Combination and their other businesses, on the other hand. In addition, certain of Iron Horse’s officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, and therefore could have conflicts of interest in determining whether to present such business combination opportunity to such entity, subject to their fiduciary duties under Delaware law. Iron Horse does not believe that duties have had any material impact on the identification of companies that may be appropriate acquisition targets;

•        the fact that given the differential in the purchase price that the Sponsor and the other Initial Stockholders paid for the Founder Shares as compared to the price of the Public Units sold in the IPO, the Sponsor and the other Initial Stockholders may earn a positive rate of return on their investment even if the Common Stock trades below the price initially paid for the Public Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that $557,781 is outstanding under the Sponsor Note as of September 30, 2024 which will only be repaid if the Business Combination is completed;

•        the fact that Sponsor and the other Initial Stockholders have entered into a registration rights agreement, pursuant to which they have registration rights to require Iron Horse to register a sale of any of its securities held by them;

•        the fact that the Sponsor and the other Initial Stockholders will lose their entire investment in Iron Horse and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by March 29, 2025 or, if such period is extended, within such extended period;

•        the continued indemnification of Iron Horse’s directors and officers and the continuation of Iron Horse’s directors’ and officers’ liability insurance after the Business Combination (i.e., a “tail policy”);

•        the fact that if the Trust Account is liquidated, including in the event Iron Horse is unable to complete an initial business combination by March 29, 2025 or, if such period is extended, within such extended period, the Sponsor has agreed to indemnify Iron Horse to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which Iron Horse has entered into an acquisition agreement or claims of any third party for services rendered or products sold to Iron Horse, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account; and

•        the fact that Iron Horse may be entitled to distribute or pay over funds held by Iron Horse outside the Trust Account to the Sponsor or any of its affiliates prior to the closing of the Business Combination.

The foregoing personal and financial interests of the Sponsor as well as the other Initial Stockholders may have influenced their motivation in identifying and selecting CFI as a business combination target and completing an initial business combination with CFI. Moreover, the foregoing interests present a risk that the Sponsor will benefit from the completion of a business combination, including in a manner that may not be aligned with the Public Stockholders. As such, the Sponsor may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. In considering the recommendations of the Board to vote for the proposals, its stockholders should consider these interests. See “Risk Factors — Risks Related to Iron Horse and the Business Combination — Since the Sponsor and Iron Horse’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our stockholders, a conflict of interest may have existed in determining whether the Business Combination with CFI is appropriate as our initial business combination. Such interests include that Sponsor as well as our executive officers and directors, will lose their entire investment in us if we do not complete a business combination.”

As of September 30, 2024, there was approximately $71.7 million in Iron Horse’s trust account (the “Trust Account”). On [•], 2025, the record date for the Iron Horse Special Meeting of stockholders, the last sale price of Iron Horse’s Public Shares was $[•].

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual Iron Horse Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Iron Horse Special Meeting if such stockholder subsequently chooses to participate in the Iron Horse Special Meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 16.

Iron Horse’s board of directors recommends that Iron Horse stockholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2025, and is first being mailed to stockholders of Iron Horse on or about [•], 2025.

IRON HORSE ACQUISITIONS CORP.
P.O. Box 2506
Toluca Lake, CA 91610
Telephone: (310) 290-5383

NOTICE OF SPECIAL MEETING OF
IRON HORSE ACQUISITIONS CORP. STOCKHOLDERS
To Be Held on [•], 2025

To Iron Horse Acquisitions Corp. Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of Iron Horse Acquisitions Corp. (“Iron Horse,” “we”, “our”, or “us”), which will be held at [•] [•].m., Eastern time, on [•], 2025, at [•] (the “Iron Horse Special Meeting”). We will hold the Iron Horse Special Meeting virtually. You can participate in the virtual Iron Horse Special Meeting as described in “The Iron Horse Special Meeting.”

During the Iron Horse Special Meeting, Iron Horse’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

•        To consider and vote upon a proposal to approve and adopt the Amended and Restated Business Combination Agreement, dated as of December 18, 2024 (the “the Business Combination Agreement”), by and among Iron Horse, Rosy Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”) and Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (“CFI”) which is a wholly owned subsidiary of the Seller, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby. This proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

•        To consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of Iron Horse, a copy of which is to be attached to this proxy statement/prospectus as Annex B (the “Amended Charter”). This proposal is referred to as the “Charter Amendment Proposal” or “Proposal 2.”

•        To consider and vote, on a non-binding advisory basis, upon three separate governance proposals relating to material differences between Iron Horse’s Current Charter and the Amended Charter to be in effect upon the completion of the Business Combination in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”). These proposals are referred to as the “Advisory Proposals” or “Advisory Proposals 3A-3C.”

•        Advisory Proposal A — to increase the number of shares of common stock that New CFI is authorized to issue from 51,000,000 shares to 200,000,000 shares, consisting of 160,000,000 shares of New CFI Common Stock and 40,000,000 shares of preferred stock;

•        Advisory Proposal B — to remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause; and

•        Advisory Proposal C — to change Iron Horse’s name to “CN Healthy Food Tech Group Corp.” and remove the various provisions applicable only to special purpose acquisition companies.

•        To consider and vote upon a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of the common stock, par value $0.0001 per share, of Iron Horse (the “Common Stock”) and the resulting change in control in connection with the Business Combination. This proposal is referred to as the “Nasdaq Proposal” or “Proposal 4.”

•        To consider and vote upon a proposal to elect 7 members to serve on New CFI’s board of directors effective upon the consummation of the Business Combination. This proposal is referred to as the “Director Election Proposal” or “Proposal 5.”

•        To consider and vote upon a proposal to approve the adjournment of the Iron Horse Special Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing proposals in the event Iron Horse does not receive the requisite stockholder vote to approve the proposals. This proposal is called the “Adjournment Proposal” or “Proposal 6.”

The Business Combination Agreement provides that approval of Proposals 1, 2 and 4 (the “Condition Precedent Proposals”) is a condition to each of the parties’ obligation to consummate the Business Combination. As such, if any of the Condition Precedent Proposals is not approved, the Business Combination cannot be consummated unless the condition is waived, to the extent legally permissible. As such, the approval of each of the Condition Precedent Proposals is conditioned on the approval (or waiver) of the other Condition Precedent Proposals. In the event that our stockholders do not approve the Business Combination Proposal, Iron Horse will not consummate the Business Combination. If Iron Horse does not consummate the Business Combination and fails to complete an initial business combination by March 29, 2025 or, if such period is extended, within such extended period, Iron Horse will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which Iron Horse must complete its initial business combination.

Approval of the Business Combination Proposal, the Advisory Proposals, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock.

As of [•], 2025, there were [•] shares of Common Stock issued and outstanding and entitled to vote. Only Iron Horse stockholders who hold Common Stock of record as of the close of business on [•], 2025 are entitled to vote at the Iron Horse Special Meeting or any adjournment of the Iron Horse Special Meeting. This proxy statement/prospectus is first being mailed to Iron Horse stockholders on or about [•], 2025.

Investing in Iron Horse’s securities involves a high degree of risk. See “Risk Factors” beginning on page 16 for a discussion of information that should be considered in connection with an investment in Iron Horse’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Iron Horse Special Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Iron Horse Special Meeting no later than the time appointed for the Iron Horse Special Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of Common Stock online if you subsequently choose to participate in the virtual Iron Horse Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Iron Horse Special Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Iron Horse Special Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Iron Horse Special Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Iron Horse Special Meeting.

You may revoke a proxy at any time before it is voted at the Iron Horse Special Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual Iron Horse Special Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Advantage Proxy, Inc., that is received by the proxy solicitor before we take the vote at the Iron Horse Special Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

Iron Horse’s board of directors recommends that Iron Horse stockholders vote “FOR” approval of each of the proposals. When you consider Iron Horse’s Board of Director’s recommendation of these proposals, you should keep in mind that Iron Horse’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

On behalf of the Iron Horse Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,
/s/ Jose A. Bengochea
Jose A. Bengochea Chief Executive Officer Iron Horse Acquisitions Corp. [•], 2025

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU:    (A) HOLD PUBLIC SHARES, OR (B) HOLD PUBLIC SHARES THROUGH PUBLIC UNITS AND YOU SEPARATE YOUR PUBLIC UNITS INTO THE UNDERLYING PUBLIC SHARES, WARRANTS AND RIGHTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES; AND (II) PRIOR TO [•] P.M., EASTERN TIME, ON [•], 2025, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT IRON HORSE REDEEM YOUR PUBLIC SHARES FOR CASH AND (B) DELIVER YOUR PUBLIC SHARES TO CONTINENTAL, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE IRON HORSE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Iron Horse, constitutes a prospectus of Iron Horse and CFI under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock of Iron Horse to be issued to Seller pursuant to the Business Combination Agreement. This document also constitutes a proxy statement of Iron Horse under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither Iron Horse nor CFI has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Information contained in this proxy statement/prospectus regarding Iron Horse and its business, operations, management and other matters has been provided by Iron Horse, and information contained in this proxy statement/prospectus regarding CFI and its business, operations, management and other matters has been provided by CFI.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and Iron Horse’s and CFI’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “Iron Horse” refer to Iron Horse Acquisitions Corp., a Delaware corporation. Further, in this document:

•        “Additional Agreements” means the Registration Rights Agreement, the Company Shareholder Support Agreements, the Sponsor Support Agreement and the Lock-Up Agreement.

•        “Amended Charter” means the Second Amended & Restated Certificate of Incorporation of Iron Horse to take effect upon Iron Horse’s stockholders approving the Second Amended & Restated Certificate of Incorporation, in the form included as Annex B to this proxy statement/prospectus and the Closing of the Business Combination, as further described in the “Charter Amendment Proposal” and the “Advisory Proposals” sections of this proxy statement/prospectus.

•        “Board” means the board of directors of Iron Horse.

•        “Business Combination” means the merger and the other transactions contemplated by the Business Combination Agreement.

•        “Business Combination Agreement” means that certain the Business Combination Agreement, dated as of September 27, 2024 and Amended and Restated on December 18, 2024, by and among Iron Horse, Seller and CFI, as it may be further amended or supplemented.

•        “Certificate of Incorporation” or “Current Charter” means Iron Horse’s current Amended and Restated Certificate of Incorporation.

•        “CFI” means Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands.

•        “Closing” means the closing of the Business Combination.

•        “Closing Date” means date of the consummation of the Business Combination.

•        “Consideration Shares” means up to 47,880,000 shares of New CFI Common Stock to be issued to Seller at the Effective Time, with the precise number to be based upon the number of Public Shares that are not redeemed.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Combined Company” or “New CFI” means Iron Horse after the Business Combination, renamed “CN Healthy Food Tech Group Corp.”

•        “Common Stock” means the common stock, $0.0001 par value per share, of Iron Horse.

•        “Company Support Agreement” means the agreement that will be entered into subsequent to the execution and delivery of the Business Combination Agreement, pursuant to which Seller will agree to vote all of the shares of CFI Common Stock beneficially owned by it in favor of the Business Combination.

•        “Continental” means Continental Stock Transfer & Trust Company, Iron Horse’s transfer agent.

•        “DGCL” means the Delaware General Corporation Law.

•        “Effective Time” means the time at which the Business Combination becomes effective.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “Founder Shares” means the 1,967,000 outstanding shares of Common Stock held by the Sponsor and the other Initial Stockholders, sold for an aggregate purchase price of $25,000.

•        “GAAP” means accounting principles generally accepted in the United States of America.

•        “Initial Stockholders” means the Sponsor and the other initial holders of the Founder Shares and the Private Warrants.

•        “IPO” refers to the initial public offering of 6,900,000 Units of Iron Horse consummated on December 29, 2023.

•        “Iron Horse” means Iron Horse Acquisitions Corp., a Delaware corporation.

•        “Iron Horse Special Meeting” means the special meeting of the stockholders of Iron Horse, which will be held at [•] [•].m., Eastern time, on [•], 2025.

•        “IRS” means the United States Internal Revenue Service.

•        “Lock-Up Agreement” means the agreement that will be entered into subsequent to the execution of the Business Combination Agreement, pursuant to which Seller will agree to certain restrictions on transfer of shares of Common Stock they will receive pursuant to the Business Combination for a period of [__] months after the Closing Date.

•        “Nasdaq” means the Nasdaq Stock Market LLC.

•        “New CFI” means the combined company after the Business Combination.

•        “New CFI Common Stock” means the common stock, par value $0.0001 per share, of New CFI.

•        “Organizational Documents” means organizational or governing documents of an applicable entity.

•        “Over-Allotment Option” means the 45-day option to purchase up to 915,000 additional Public Units to cover over-allotments, that Iron Horse granted to the Representative in connection with the IPO which the Representative partially exercised to purchase 800,000 Units on December 29, 2023.

•        “Private Warrants” means the Warrants that were purchased by the Sponsor in a private placement.

•        “Proposals” means Proposals 1 – 6 to be voted on at the Iron Horse Special Meeting.

•        “Public Rights” means the Rights that are part of the Public Units.

•        “Public Share” means a share of Common Stock held by Iron Horse stockholders other than the Sponsor or the other Initial Stockholders

•        “Public Stockholders” means holders of Public Shares.

•        “Public Units” means the 6,900,000 Units sold by Iron Horse in the IPO and upon the partial exercise of the Over-Allotment Option with each Public Unit consisting of one share of Common Stock, one Public Warrant and one Public Right.

•        “Public Warrants” means the redeemable Warrants that are part of the Public Units.

•        “Registration Rights Agreement” means the Registration Rights Agreement to be entered into prior to the Closing by Iron Horse and Seller.

•        “Right” means the right included as part of the Units that entitle the holder to one-fifth of one share of Common Stock upon consummation of the Business Combination.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Seller” means Rosy Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands.

•        “Sponsor” means Bengochea SPAC Sponsors I LLC, a Delaware limited liability company.

•        “Sponsor Support Agreement” means the agreements entered into in connection with execution of the Business Combination Agreement pursuant to which certain stockholders of Iron Horse agreed to vote all of the shares of Common Stock beneficially owned by them in favor of the Business Combination.

•        “Trust Account” means Iron Horse’s trust account maintained by Continental as trustee.

•        “Units” means the units of Iron Horse, each consisting of one Public Share, one Warrant and one Right.

•        “Warrants” refer to the redeemable warrants that entitle the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (subject to adjustment).

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SHARE CALCULATIONS AND OWNERSHIP PERCENTAGES

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus statement with respect to Iron Horse’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.      No Public Stockholders exercise their redemption rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on September 30, 2024 of approximately $71.7 million. Please see the section entitled “The Iron Horse Special Meeting — Redemption Rights.”

2.      There are no transfers by the Sponsor of Iron Horse securities held by the Initial Stockholders on or prior to the Closing Date.

3.      No holders of Warrants exercise any of the outstanding Warrants.

4.      There are no other issuances of equity securities of Iron Horse prior to or in connection with the Closing.

5.      That for all purposes the number of outstanding shares and equity-linked securities of each of Iron Horse and CFI is the same as the number of outstanding shares and equity-linked securities of Iron Horse and CFI, respectively, as of September 30, 2024.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of Iron Horse and/or CFI and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Iron Horse,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CFI,” “Business of Iron Horse” and “Business of CFI.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Iron Horse and CFI as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by Iron Horse and the following:

•        CFI’s ability to meet expectations related to its products, technologies and services and its ability to attract and retain revenue-generating customers and execute on its growth plans;

•        the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect CFI or the expected benefits of the Business Combination, if not obtained;

•        the failure to realize the anticipated benefits of the Business Combination;

•        the ability of Iron Horse prior to the Business Combination, and New CFI following the Business Combination, to maintain the listing of Iron Horse’s securities on Nasdaq;

•        costs related to the Business Combination;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the definitive the Business Combination Agreement by the stockholders of Iron Horse;

•        the risk of actual or alleged failure to comply with data privacy laws and regulations;

•        the outcome of any legal proceedings that may be instituted against Iron Horse or CFI related to the Business Combination;

•        the attraction and retention of qualified directors, officers, employees and key personnel of Iron Horse and CFI prior to the Business Combination, and New CFI following the Business Combination;

•        the impact from future regulatory, judicial, and legislative changes in CFI’s industry;

•        those factors set forth in documents filed, or to be filed, with SEC by Iron Horse and CFI.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Iron Horse and CFI prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to Iron Horse, CFI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, Iron Horse and CFI undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED BUSINESS COMBINATION AND
THE OTHER PROPOSALS TO BE PRESENTED AT THE IRON HORSE SPECIAL MEETING

The following are answers to some questions that you, as a stockholder of Iron Horse or Seller, may have regarding the Business Combination and the Proposals being considered at the Iron Horse Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Business Combination and the Proposals being considered at the Iron Horse Special Meeting. Additional important information is also contained in the annexes to this proxy statement/prospectus.

Q:     What will happen in the Business Combination?

A:     At the Closing, Iron Horse will purchase from Seller the ordinary shares of CFI in exchange for the Consideration Shares. Upon consummation of the Business Combination, CFI will become a wholly-owned subsidiary of Iron Horse. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by Iron Horse’s Public Stockholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

Q:     What is the consideration being paid to Seller?

A:     Subject to the terms of the Business Combination Agreement and customary adjustments set forth therein, assuming that public stockholders of Iron Horse elect to redeem all such eligible shares of Common Stock, Iron Horse will issue to Seller up to 47,888,000 shares of Common Stock (the “Consideration Shares”). The number of shares of Common Stock constituting the Consideration Shares will be reduced on a one-for-one basis by the number of shares of Common Stock that remain in the trust account immediately prior to the Closing of the Transactions, such that if no eligible shares are redeemed, the number of shares of Common Stock constituting the Consideration Shares will be 40,988,000.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite regulatory and stockholder approvals are received, Iron Horse expects that the Business Combination will occur as soon as possible following the Iron Horse Special Meeting.

Q:     Are CFI’s stockholders required to approve the Business Combination Agreement?

A:     Yes. Seller is the owner of 100% of the issued and outstanding capital stock of CFI. We expect that Seller’s stockholders will approve the Business Combination Agreement within five business days after the effective date of the Registration Statement on Form S-4 of which this proxy statement/prospectus is a part.

Q:     Who will manage New CFI after the Business Combination?

A:     Immediately following the Closing, the New CFI’s board of directors will consist of no fewer than five individuals, two of whom may be designated by the Sponsor, and a majority of whom must qualify as independent directors under applicable stock exchange regulations, and that shall comply with all diversity requirements under applicable law. For information on the anticipated management of New CFI, see the section titled “Directors and Executive Officers of New CFI after the Business Combination” in this proxy statement/prospectus.

Q:     What equity stake will current Iron Horse stockholders and Seller hold in New CFI after the Business Combination?

A:     It is anticipated that, upon the completion of the Business Combination, Iron Horse’s Public Stockholders will retain an ownership interest of approximately 16.2% of the outstanding common stock of New CFI, the Sponsor will retain an aggregate ownership interest of approximately 3.8% of the outstanding common stock of New CFI, and Seller will own approximately 80.0% of the outstanding common stock of New CFI. The foregoing ownership percentages with respect to New CFI following the Business Combination excludes any outstanding Warrants and assumes that (i) there are no redemptions of any shares by the Public Stockholders of Iron Horse in connection with the Business Combination, (ii) the 6,900,000 Public Rights have been converted into 1,380,000 shares of Common Stock, and (iii) Iron Horse does not engage in any kind of additional equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Iron Horse’s existing stockholders in New CFI will be different.

If any of Iron Horse’s Public Stockholders exercise their redemption rights, the percentage of New CFI Common Stock held by Iron Horse’s Public Stockholders will decrease, and the percentages of the New CFI Common Stock held by the Sponsor and by the stockholder of Zhong Guo Liang Tou will increase, in each case, relative to the percentage held if none of the Public Shares are redeemed.

If any of Iron Horse’s Public Stockholders as of [•], 2025, redeem their Public Shares at Closing in accordance with the Iron Horse Charter but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant of $[•] as of [•], 2025, would be $[•] regardless of the amount of redemptions by the Public Stockholders. Upon the issuance of common stock in connection with the Business Combination, the percentage ownership of New CFI by Iron Horse’s Public Stockholders who do not redeem their Public Shares will be diluted. Iron Horse’s Public Stockholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Stockholders of Iron Horse. The percentage of the total number of outstanding shares of Common Stock that will be owned by Iron Horse’s Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying ownership levels of New CFI immediately following the Business Combination:

	Assuming No Redemptions Scenario(1)		Assuming 25% Redemptions Scenario(2)		Assuming 50% Redemptions Scenario(3)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	40,988,000	80.0%	42,713,000	83.4%	44,438,000	86.8%
Iron Horse’s Public Stockholders(6)	8,280,000	16.2%	6,555,000	12.8%	4,830,000	9.4%
Sponsor	1,967,000	3.8%	1,967,000	3.8%	1,967,000	3.8%
Total Shares of Common Stock	51,235,000	100.0%	51,235,000	100.0%	51,235,000	100.0%
	Assuming 75% Redemptions Scenario(4)		Assuming Maximum Redemptions Scenario(5)
Equity Capitalization Summary	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	46,163,000	90.1%	47,888,000	93.5%
Iron Horse’s Public Stockholders(6)	3,105,000	6.1%	1,380,000	2.7%
Sponsor	1,967,000	3.8%	1,967,000	3.8%
Total Shares of Common Stock	51,235,000	100.0%	51,235,000	100.0%

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their shares of Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of Public Stockholders, holding 1,725,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $17.75 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(3)      Assumes that 50% of Public Stockholders, holding 3,450,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $35.5 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(4)      Assumes that 75% of Public Stockholders, holding 5,175,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $53.25 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(5)      Assumes that all Public Stockholders, holding 6,900,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $71.7 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(6)      Includes 1,380,000 shares of Common Stock to be issued upon consummation of the Business Combination upon conversion of the 6,900,000 Public Rights outstanding.

The following table illustrates varying ownership levels of New CFI immediately following the Business Combination(1):

	Assuming No Redemptions Scenario		Assuming 25% Redemptions Scenario		Assuming 50% Redemptions Scenario
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	40,988,000	67.6%	42,713,000	70.5%	44,438,000	73.3%
Iron Horse’s Public Stockholders	15,180,000	25.1%	13,455,000	22.2%	11,730,000	19.4%
Sponsor	4,424,000	7.3%	4,424,000	7.3%	4,424,000	7.3%
Total Shares of Common Stock	60,592,000	100.0%	60,592,000	100.0%	60,592,000	100.0%
	Assuming 75% Redemptions Scenario		Assuming Maximum Redemptions Scenario
Equity Capitalization Summary	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	46,163,000	76.2%	47,888,000	79.0%
Iron Horse’s Public Stockholders	10,005,000	16.5%	8,280,000	13.7%
Sponsor	4,424,000	7.3%	4,424,000	7.3%
Total Shares of Common Stock	60,592,000	100.0%	60,592,000	100.0%

____________

(1)     This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 6,900,000 shares underlying Iron Horse Public Warrants and the 2,457,000 shares underlying Iron Horse Private Placement Warrants.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information. All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Basis of Presentation and Glossary — Share Calculations and Ownership Percentages” and, with respect to the determination of the “Assuming Maximum Redemptions Scenario” section. Additionally, the relative percentages above assume the Business Combination was consummated on September 30, 2024. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Q.     What are the effective underwriting fees under the various redemption scenarios?

A.     The underwriters in the IPO were entitled to a deferred underwriting commission upon the closing of the Business Combination of $2,519 thousand, which amount was not subject to change based on redemption levels. The following illustrates the effective deferred underwriting fee on a percentage basis for Public Shares at each redemption level identified below (in thousands, except share and percentage data):

	Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions
Equity Capitalization Summary	Shares	Cash in Trust	Shares	Cash in Trust	Shares	Cash in Trust
Unredeemed Public Shares	6,900,000		5,175,000		3,450,000
Effective Underwriting Fee	$2,519	3.5%	$2,519	4.7%	$2,519	7.1%

	Assuming 75% Redemptions		Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	Cash in Trust	Shares	Cash in Trust
Unredeemed Public Shares	1,725,000		—
Effective Underwriting Fee	$2,519	14.2%	$2,519	N/A	%

Iron Horse has not received notice from any of the underwriters in the IPO of Iron Horse concerning any such underwriters ceasing involvement in Iron Horse’s proposed business combination transaction with CFI.

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Q:     What are the possible sources and extent of dilution that holders of Public Shares who elect not to redeem their Public Shares will experience in connection with the Business Combination?

A:     After the completion of the Business Combination, Public Stockholders will own a significantly smaller percentage of the Combined Company than they currently own of Iron Horse. Consequently, Public Stockholders, as a group, will have reduced ownership and voting power in the combined company compared to their ownership and voting power in Iron Horse.

Iron Horse’s net tangible book value as of September 30, 2024 was $(3,242) thousand, or $(0.37) per share, based on 8,867,000 shares of Iron Horse common stock outstanding as of that date. The net tangible book value as of September 30, 2024 based on condensed combined pro forma financial statements was $73,610 thousand, or $1.44 per share after giving effect to (i) the issuance of 40,988,000 shares at $10.00 per share as Consideration Shares, and (ii) the automatic conversion of Public Rights into shares upon the Closing, and assuming no Warrants are exercised and no redemptions of any shares by the Public Stockholders of Iron Horse in connection with the Business Combination.

The following table illustrates the changes in net tangible book value to existing stockholders and dilution to the recipient of Consideration Shares at varying redemption levels (in thousands, except share and per share data).

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Pro forma net tangible book value, as adjusted(1)	$73,610	$55,867	$38,124	$20,382	$2,639
Total Shares(2)	51,235,000	51,235,000	51,235,000	51,235,000	51,235,000
Net tangible book value per share as of September 30, 2024	$1.44	$1.09	$0.74	$0.40	$0.05
Dilution per share to the recipient of Consideration Shares	$(8.56)	$(8.91)	$(9.26)	$(9.60)	$(9.95)

The following table illustrates the changes in net tangible book value to Iron Horse’s stockholders and increase in net tangible book value to Iron Horse’s stockholders as a result of net assets acquired of Zhong Guo Liang Tou with Merger Consideration Shares at varying redemption levels (in thousands, except share and per share data).

	Assuming No Redemption	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
Iron Horse’s net tangible book value as of September 30, 2024	$(3,242)	$(3,242)	$(3,242)	$(3,242)	$(3,242)
Iron Horse’s shares outstanding	8,867,000	8,867,000	8,867,000	8,867,000	8,867,000
Iron Horse’s net tangible book value per share as of September 30, 2024	$(0.37)	$(0.37)	$(0.37)	$(0.37)	$(0.37)
Increase in net tangible book value per share attributable to Iron Horse’s stockholders	$1.80	$1.46	$1.11	$0.76	$0.42

The following table illustrates the as adjusted net tangible book value to Iron Horse’s stockholders and increase in net tangible book value to Iron Horse’s stockholders as a result of transaction cost incurred by Iron Horse and funds released from the trust at de-SPAC, and reflecting the issuance of shares to the rights holders for rights issued at IPO (in thousands, except share and per share data).

	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions
As adjusted net tangible book value per share after giving effect to the issuance of shares in connection with rights issued at IPO to Iron Horse’s right holders	$1.44	$1.09	$0.74	$0.40	$0.05
Numerator adjustments
Iron Horse’s net tangible book value	$(3,242)	$(3,242)	$(3,242)	$(3,242)	$(3,242)
Zhong Guo Liang Tou’s net tangible book value	9,094	9,094	9,094	9,094	9,094
Transaction costs attributed to Iron Horse	(2,765)	(2,765)	(2,765)	(2,765)	(2,765)
Transaction costs attributed to Zhong Guo Liang Tou	(448)	(448)	(448)	(448)	(448)
Funds released from trust(3)	70,971	53,228	35,485	17,743	—
As adjusted net tangible book value	$73,610	$55,867	$38,124	$20,382	$2,639
Denominator adjustments
Iron Horse’s shares outstanding	8,867,000	7,142,000	5,417,000	3,692,000	1,967,000
Shares to be issued upon conversion of Public Rights	1,380,000	1,380,000	1,380,000	1,380,000	1,380,000
Stockholder of Zhong Guo Liang Tou	40,988,000	42,713,000	44,438,000	46,163,000	47,888,000
As adjusted Iron Horse’s shares outstanding	51,235,000	51,235,000	51,235,000	51,235,000	51,235,000

____________

(1)      Net tangible book value is based on the pro forma net tangible asset after giving effect the adjustment disclosed in pro forma including the issuance of Consideration Shares and the settlement of transaction cost. The net tangible assets under the 25% redemption scenario was further adjusted for the redemptions of $17,743 thousand, under 50% redemption scenario was further adjusted for the redemptions of $35,486 thousand, and under 75% redemption scenario was further adjusted for the redemptions of $53,228 thousand.

(2)      Excludes potentially dilutive outstanding securities consisting of 6,900,000 shares of Common Stock underlying the Public Warrants and 2,457,000 shares of Common Stock underlying the Private Warrants held by the Sponsor. These sources of future dilution as the extent of their exercise is assumed not to be probable

(3)      The funds released from trust was adjusted under the 25% redemption scenario for the redemptions of $17,743 thousand, under 50% redemption scenario for the redemptions of $35,486 thousand, and under 75% redemption scenario for the redemptions of $53,228 thousand.

To the extent that additional shares are issued pursuant to the foregoing, Iron Horse’s stockholders will experience further dilution. In addition, Iron Horse may enter into other transactions. To the extent it issues such securities, investors and Iron Horse’s stockholders may experience further dilution.

Iron Horse issued shares in an initial registered offering at $10 per share. After giving effect to the IPO, the issued and outstanding Public Shares of the Iron Horse are 8,867,000. In connection with the de-SPAC transaction, Iron Horse will issue 40,988,000 shares to the stockholder of Zhong Guo Liang Tou, assuming no redemptions. Redemption levels of none, 25%, 50%, 75% and Maximum Redemptions have been disclosed in the table below as required by Item 1604(c) (in thousands, except share and per share data). The number of Consideration Shares will be increased share for share for each Public Share that is redeemed.

For purposes of Item 1604(c)(1) of Regulation S-K, Iron Horse would have 51,235,000 total shares of Common Stock outstanding after giving effect to the de-SPAC transaction under the no redemptions scenario. Where redemptions are none, the company valuation is based on Iron Horse offering Price of the securities in the initial registered offering price per share of $10.00 is therefore calculated as: $10.00 (per share IPO price) times 51,235,000 shares, or $512,350 thousand. The following table illustrates the valuation at the offering price of the securities in the initial registered offering price of $10.00 per share for each redemption scenario:

	Assuming No Redemptions(1)	Assuming 25% Redemptions(2)	Assuming 50% Redemptions(3)	Assuming 75% Redemptions(4)	Assuming Maximum Redemptions(5)
Iron Horse Shares Valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$102,470	$85,220	$67,970	$50,720	$33,470
Iron Horse Public Stockholders shares outstanding post de-SPAC(6)	10,247,000	8,522,000	6,797,000	5,072,000	3,347,000
Zhong Guo Liang Tou Shares Valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$409,880	$427,130	$444,380	$461,630	$478,880
Zhong Guo Liang Tou stockholder shares outstanding post de-SPAC	40,988,000	42,713,000	44,438,000	46,163,000	47,888,000
Total Valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$512,350	$512,350	$512,350	$512,350	$512,350
Total shares outstanding post de-SPAC	51,235,000	51,235,000	51,235,000	51,235,000	51,235,000

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of Iron Horse, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

____________

(1)      Assumes that no Public Stockholders exercise Redemption Rights with respect to their shares of Common Stock for a pro rata share of the funds in the Trust Account.

(2)      Assumes that 25% of Public Stockholders, holding 1,725,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $17.75 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(3)      Assumes that 50% of Public Stockholders, holding 3,450,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $35.5 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(4)      Assumes that 75% of Public Stockholders, holding 5,175,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $53.25 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(5)      Assumes that all Public Stockholders, holding 6,900,000 shares of Common Stock, will exercise their Redemption Rights for an aggregate payment of approximately $71.7 million (based on the estimated per-share redemption price of approximately $10.29 per share) from the Trust Account.

(6)      Includes 1,380,000 shares of Common Stock to be issued upon consummation of the Business Combination upon conversion of the 6,900,000 Public Rights outstanding.

Q:     Why am I receiving this document?

A:     Iron Horse and Seller have agreed to the Business Combination, which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Iron Horse Special Meeting because you owned Common Stock at the close of business on [•], 2025, the “Record Date” for the Iron Horse Special Meeting, and are therefore entitled to vote at the Iron Horse Special Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:     What is being voted on?

A:     Below are the Proposals that the Iron Horse stockholders are being asked to vote on:

•        Proposal 1 — The Business Combination Proposal to approve the Business Combination Agreement and the Business Combination.

•        Proposal 2 — The Charter Amendment Proposal to approve the Amended Charter attached to this proxy statement/prospectus as Annex B.

•        Proposal 3 — The Advisory Proposals (3A-3C) to approve and adopt, on a non-binding advisory basis, a proposal to approve certain differences in the governance provisions set forth in the Amended Charter, as compared to our Current Charter.

•        Advisory Proposal 3A — to increase the number of shares of common stock that New CFI is authorized to issue from 50,000,000 shares to 200,000,000 shares, consisting of 160,000,000 shares of New CFI Common Stock and 40,000,000 shares of preferred stock;

•        Advisory Proposal 3B — to remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause; and

•        Advisory Proposal 3C — to change Iron Horse’s name to “CN Healthy Food Tech Group Corp.” and remove the various provisions applicable only to special purpose acquisition companies.

•        Proposal 4 — The Nasdaq Proposal to approve the issuance of more than 20% of the issued and outstanding shares of Common Stock in connection with (i) the terms of the Business Combination Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b).

•        Proposal 5 — The Director Election Proposal to elect 7 directors.

•        Proposal 6 — The Adjournment Proposal to approve the adjournment of the Iron Horse Special Meeting.

Q:     What vote is required to approve the Proposals?

A:     Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The Charter Amendment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

Proposal 3 — The Advisory Proposals, being presented as three separate sub-proposals (Proposals 3A – 3C), require the affirmative vote of the majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposals 3A – 3C. Broker non-votes will have no effect on the vote for Proposals 3A – 3C.

Proposal 4 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 4. Broker non-votes will have no effect on the vote for Proposal 4.

Proposal 5 — The Director Election Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 5. Broker non-votes will have no effect on the vote for Proposal 5.

Proposal 6 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 6. Broker-non votes have no effect on the vote for Proposal 6.

Q:     Are any of the Proposals conditioned on one another?

A:     The Business Combination Agreement provides that approval of Proposals 1, 2 and 4 (the “Condition Precedent Proposals”) is a condition to each of the parties’ obligation to consummate the Business Combination. As such, if any of the Condition Precedent Proposals is not approved, the Business Combination cannot be consummated unless the condition is waived, to the extent legally permissible. As such, the approval of each of the Condition Precedent Proposals is conditioned on the approval (or waiver) of the other Condition Precedent Proposals. It is important for you to note that in the event that our stockholders do not approve the Business Combination Proposal, Iron Horse will not consummate the Business Combination. If Iron Horse does not consummate the Business Combination and fails to complete an initial business combination by March 29, 2025 or, if such period is extended, within such extended period, Iron Horse will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which Iron Horse must complete its initial business combination.

Q:     How will the Initial Stockholders vote?

A:     Pursuant to a letter agreement, the Initial Stockholders agreed to vote their respective shares of Common Stock acquired by them prior to the IPO and any shares of Common Stock purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). In addition, subsequent to the execution of the Business Combination Agreement, the Sponsor will enter into the Sponsor Support Agreement with CFI and Seller, pursuant to which it agreed to vote all shares of Common Stock beneficially owned by it in favor of the Business Combination Proposal. As of [•], 2025, a total of [•] shares of Common Stock or approximately [•]% of the outstanding shares were subject to the Letter Agreement and the Sponsor Support Agreement. As a result, only [•] shares of Common Stock held by the Public Stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the Iron Horse Special Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the then outstanding shares of Common Stock present and entitled to vote at the Iron Horse Special Meeting, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only [•] shares of Common Stock or approximately [•]% of the outstanding shares of the Common Stock held by the Public Stockholders must vote in favor of the Business Combination Proposal for it to be approved.

Q:     How many votes do I and others have?

A:     You are entitled to one vote for each share of Common Stock that you held as of the Record Date. As of the close of business on the Record Date, there were [•] outstanding shares of Common Stock.

Q:     Did the Iron Horse Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.     Iron Horse did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination because it relied on the financial skills and background of its officers and directors. The Board believed that the officers and directors of Iron Horse have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination.

Q:     Do any of Iron Horse’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Board to approve the Business Combination Agreement, Iron Horse stockholders should be aware that certain Iron Horse executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of Iron Horse stockholders generally, including:

•        The Initial Stockholders have waived their right to redeem any Public Shares in connection with a stockholder vote to approve a proposed initial business combination or sell any Public Shares to Iron Horse in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Public Shares upon the liquidation of the Trust Account if Iron Horse is unable to consummate a business combination. This waiver was made at the time that the Founder Shares were purchased for no additional consideration. If Iron Horse does not complete an initial business combination, such as the Business Combination, by March 29, 2025 or, if such period is extended, within such extended period, it will be required to dissolve and liquidate. In such event, the 1,967,000 Founder Shares currently held by the Initial Stockholders, which they acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The Initial Stockholders purchased the Founder Shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. Accordingly, the Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if Public Stockholders experience a negative rate of return in New CFI.

•        If Iron Horse does not complete an initial business combination, such as the Business Combination, by March 29, 2025 or, if such period is extended, within such extended period, the 2,457,000 Private Warrants that the Sponsor purchased for a total purchase price of $2,457,000 will be worthless. The Sponsor purchased the Private Warrants at a price of $1.00 per Warrant. The Warrants had an aggregate market value of approximately $[•] based on the closing price of Warrants on Nasdaq as of [•], 2024.

•        The exercise of Iron Horse’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Other than as described above, Iron Horse’s officers and directors and their respective affiliates have no interest in, or affiliation with Seller or CFI.

Q:     Are there any arrangements to help ensure that Iron Horse will have sufficient funds, together with the proceeds in its Trust Account, to consummate the Business Combination?

A:     The Sponsor or one of its affiliates may purchase Public Shares in the open market or in privately negotiated transactions for the purpose preventing such shares from being redeemed. In such circumstances, the Sponsor or its affiliates will not purchase any Public Shares at a price higher than the price offered through the redemption process. Iron Horse represents that:

(i)     any Public Shares purchased by the Sponsor or its affiliates will not be voted in favor of approving the Business Combination;

(ii)    the Sponsor and its affiliates will not possess any redemption rights with respect to the Public Shares purchased or, if they possess redemption rights, they waive such rights; and

(iii)   Iron Horse will disclose in a Form 8-K, prior to the Iron Horse Special Meeting, the following:

(a)     the amount of Public Shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price;

(b)    the purpose of the purchases by the Sponsor or its affiliates;

(c)     the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination will be approved;

(d)    the identities of security holders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of such security holders (e.g., 5% security holders); and

(e)     the number of Public Shares for which Iron Horse has received redemption requests in connection with the approval of the Business Combination.

Q:     When and where is the Iron Horse Special Meeting?

A:     The Iron Horse Special Meeting will take place at [•], on [•], 2025, at [•] a.m.

Q:     Who may vote at the Iron Horse Special Meeting?

A:     Only holders of record of Common Stock as of the close of business on [•], 2025 may vote at the Iron Horse Special Meeting of stockholders. As of [•], there were [•] shares of Common Stock outstanding and entitled to vote. Please see “The Iron Horse Special Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Iron Horse Special Meeting?

A:     Stockholders representing a majority of the shares of Common Stock issued and outstanding as of the Record Date and entitled to vote at the Iron Horse Special Meeting must be present by virtual attendance or represented by proxy in order to hold the Iron Horse Special Meeting and conduct business. This is called a quorum. Shares of Common Stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:     Am I required to vote against the Business Combination Proposal in order to have my Public Shares redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that Iron Horse redeem your Public Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of Public Shares for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of Public Shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of Common Stock will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a Public Stockholder and you seek to have your Public Shares redeemed, you must: (i) demand, no later than [•] p.m., Eastern Time on [•], 2025 (at least two business days before the Iron Horse Special Meeting), that Iron Horse redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Iron Horse Special Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Iron Horse Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Iron Horse Special Meeting.

Holders of outstanding Units must separate the underlying securities into one Public Share, one Warrant and one Right for each Unit, prior to exercising redemption rights with respect to the Public Shares. Holders of Units who separate the underlying securities will continue to hold the remaining one Warrant and one Right.

If a holder exercises his/her/its redemption rights with respect to all of the holder’s Public Shares, then such holder will be exchanging his/her/its Public Shares for cash and will no longer own shares of New CFI other than shares received in connection with the Rights. Such a holder will be entitled to receive cash for his/her/its Public Shares only if such holder properly demands redemption and delivers his/her/its Public Shares (either physically or electronically) to Continental in accordance with the procedures and time limits described herein. Please see the section titled “The Iron Horse Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Iron Horse stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Common Stock as of the Record Date. Any Public Stockholder who holds shares of Common Stock on or before [•], 2025 (two business days before the Iron Horse Special Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of Common Stock underlying the Units sold in the IPO. Public stockholders who redeem their Public Shares for their share of the Trust Account still have the right to continue to hold any Public Warrants and Public Rights they hold outside of such Public Shares. Please see the section titled “The Iron Horse Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of Common Stock for cash.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     In the event that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) elects to redeem its Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Public Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Shares redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See “Material U.S. Federal Income Tax Consequences —  U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its Public Shares for cash.

Q:     What do I need to do now?

A:     We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How can I vote?

A:     If you are a stockholder of record, you may vote online at the virtual Iron Horse Special Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Iron Horse Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Iron Horse Special Meeting and vote online, if you choose.

To vote online at the virtual Iron Horse Special Meeting, follow the instructions below under “How may I participate in the virtual Iron Horse Special Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Iron Horse Special Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to [•] and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [•], 2025. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Iron Horse Special Meeting or attend the virtual Iron Horse Special Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual Iron Horse Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Iron Horse Special Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Iron Horse Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-[•]-[•] or email proxy@continentalstock.com. Requests for registration must be received no later than [•] p.m., Eastern Time, on [•], 2025.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Iron Horse Special Meeting prior to the start time leaving ample time for the check in.

Q:     How may I participate in the virtual Iron Horse Special Meeting?

A.     If you are a stockholder of record as of the Record Date for the Iron Horse Special Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Iron Horse Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-[•]-[•] or email proxy@continentalstock.com.

You can pre-register to attend the virtual Iron Horse Special Meeting starting on [•], 2025. Go to http://[•], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the Iron Horse Special Meeting you will need to re-log into http://[•] using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the Iron Horse Special Meeting for processing your control number.

Q:     Who can help answer any other questions I might have about the virtual Iron Horse Special Meeting?

A.     If you have any questions concerning the virtual Iron Horse Special Meeting (including accessing the meeting by virtual means) or need help voting your shares of Common Stock, please contact Continental at 917-[•]-[•] or by email at [_____].

The Notice of Iron Horse Special Meeting, proxy statement/prospectus and form of Proxy Card are available at: [•].

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Iron Horse Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote against the Charter Amendment Proposal and will have no effect on the Business Combination Proposal.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     Iron Horse will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for the purposes of determining whether a quorum is present at the Iron Horse Special Meeting. For purposes of approval, an abstention on any proposals will have the same effect as a vote “AGAINST” such proposal.

Q:     If I am not going to attend the Iron Horse Special Meeting, should I return my proxy card instead?

A.     Yes. Whether you plan to attend the Iron Horse Special Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     How can I submit a proxy?

A.     You may submit a proxy by (a) visiting [•] and following the on screen instructions (have your proxy card available when you access the webpage), (b) calling toll-free [•] in the U.S. or [•] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the enclosed self-addressed, stamped envelope.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Iron Horse Special Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual Iron Horse Special Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Iron Horse Special Meeting. If you hold your shares of Common Stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of voting instructions. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

[___]
[___]
[___]
Collect: [___]
Email: [___]

Unless revoked, a proxy will be voted at the virtual Iron Horse Special Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Common Stock represented by your proxy will be voted in favor of each proposal. Proxy cards that are returned without a signature will not be counted as present at the Iron Horse Special Meeting and cannot be voted.

Q:     Should I send in my share certificates now to have my shares of Common Stock redeemed?

A:     Iron Horse stockholders who intend to have their Public Shares redeemed should send their certificates to Continental at least two business days before the Iron Horse Special Meeting. Please see “The Iron Horse Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Q:     Who will solicit the proxies and pay the cost of soliciting proxies for the Iron Horse Special Meeting?

A:     Iron Horse will pay the cost of soliciting proxies for the Iron Horse Special Meeting. Iron Horse has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies for the Iron Horse Special Meeting. Iron Horse has agreed to pay Advantage Proxy a fee of $[___], plus disbursements, and will reimburse Advantage Proxy for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages, and expenses. Iron Horse will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What happens if I sell my shares before the Iron Horse Special Meeting?

A:     The Record Date for the Iron Horse Special Meeting is earlier than the date of the Iron Horse Special Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of Common Stock after the Record Date, but before the Iron Horse Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Iron Horse Special Meeting, but will transfer ownership of the shares and will not hold an interest in Iron Horse after the Business Combination is consummated.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Business Combination Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 16 of this proxy statement/prospectus.

Q:     May I seek statutory appraisal rights or dissenter rights with respect to my Iron Horse shares?

A:     No. Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination. For additional information, see the section titled “Proposal 1 — The Business Combination Proposal — Appraisal and Dissenters’ Rights.”

Q:     What happens if the Business Combination is not consummated?

A:     If Iron Horse does not consummate the Business Combination by March 29, 2025 or, if such period is extended, within such extended period, then pursuant to Article VI its current Amended and Restated Certificate of Incorporation, Iron Horse’s officers must take all actions necessary in accordance with the Delaware General Corporation Law (the “DGCL”) to dissolve and liquidate Iron Horse as soon as reasonably possible. Following dissolution, Iron Horse will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of Common Stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of Common Stock would be paid at liquidation would be approximately $10.29 per share for stockholders based on amounts on deposit in the Trust Account as of September 30, 2024. The closing price of the Common Stock on Nasdaq as of [•], 2024 was $[•]. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of Common Stock held by them at the time that the Founder Shares were purchased for no additional consideration.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following the Closing, holders of Public Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to New CFI to pay expenses associated with the Business Combination and to fund working capital needs of New CFI.

As of September 30, 2024, there was approximately $71.7 million in the Trust Account. Iron Horse estimates that approximately $10.29 per outstanding Public Share will be paid to the Public Stockholders exercising their redemption rights.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals to be presented at the Iron Horse Special Meeting or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Iron Horse’s proxy solicitor at:

Advantage Proxy, Inc.
Attention: Karen Smith
Toll Free: 877-870-8565
Collect: 206-870-8565

E-mail: ksmith@advantageproxy.com

You may also obtain additional information about Iron Horse from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, Iron Horse encourages you to read carefully this entire proxy statement, including the Business Combination Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by Iron Horse’s stockholders.

The Parties to the Business Combination

Iron Horse Acquisitions Corp.

Iron Horse Acquisitions Corp. is a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While Iron Horse may pursue an initial business combination target in any business, industry or geographic location, Iron Horse conducted its initial search globally for target companies within the M&E industry.

Iron Horse’s principal executive offices are located at P.O. Box 2506, Toluca Lake, CA 91610 and its telephone number is (310) 290-5383.

Zhong Guo Liang Tou Group Limited

Zhong Guo Liang Tou Group Limited (“CFI”) is a holding company incorporated in the British Virgin Islands (“BVI”) with no material operations of its own. Through its wholly-owned subsidiaries in the PRC (together with CFI, “the Company”), CFI operates within the health and wellness food industry or holistic health food industry, focusing on distributing natural, grain-based health foods that support preventative health and wellness. CFI offers products that cater to the rising demand for safe, high-quality nutritional options, blending modern technology with traditional Chinese medicine.

CFI’s principal executive office is located at Vistra Corporate Services Centre, Wickhams Cay II, Road Town Tortola, VG 1110, British Virgin Islands, and its telephone number is (+86) 516-4577777.

The Business Combination Agreement

On September 27, 2024, Iron Horse entered into the Business Combination Agreement which was subsequently amended and restated effective December 18, 2014, by and among Iron Horse, Rosy Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”) and Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (“CFI”) and a wholly owned subsidiary of Seller. Pursuant to the terms of the Business Combination Agreement, Iron Horse will purchase from Seller the ordinary shares of CFI, in exchange for shares of Common Stock of Iron Horse, as a result of which CFI will become a wholly owned subsidiary of Iron Horse. In connection with the acquisition, Iron Horse will change its name to “CN Healthy Food Tech Group Corp.” The board of directors of Iron Horse has unanimously (i) approved and declared advisable the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement and Additional Agreements, and (ii) resolved to recommend approval of the Business Combination Agreement and related matters by the stockholders of Iron Horse once the Registration Statement has been declared effective. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Business Combination Agreement.

On December 18, 2024, Iron Horse and the Seller amended and restated the Business Combination Agreement. The following is a summary of the material changes that were included in the amended and restated Business Combination Agreement: (i) including CFI as a party to the Business Combination, which included CFI making the representations and warranties; (ii) including compensation to the Sponsor in the amount of $2,000,000 to be paid at the Closing; and (iii) updating Section 11.6 to include the additional Acquiror expenses that will be paid by CFI at the Closing and to include that the Acquiror Financing Note will remain outstanding if the Closing does not occur due to a Terminating Acquiror Breach, that is not cured, or regulatory action.

Assuming that Iron Horse’s public stockholders elect to redeem all such eligible shares of Common Stock, Iron Horse will issue to Seller 47,888,000 shares of Common Stock (the “Consideration Shares”) pursuant to the Business Combination Agreement. The number of shares of Common Stock constituting the Consideration Shares will be reduced on a one-for-one basis by the number of shares of Common Stock that remain in the trust account immediately prior to the closing of the Transactions (the “Closing”), such that if no eligible shares are redeemed, the number of shares of Common Stock constituting the Consideration Shares will be 40,988,000.

Representations and Warranties; Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type including representations and warranties with respect to CFI made by Seller. In addition, the parties agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of Iron Horse and CFI and its subsidiaries during the period between the execution of the Business Combination Agreement and the Closing. Each of Seller and Iron Horse also agreed to use reasonable best efforts to obtain all material consents and approvals of third parties that the parties are required to obtain in order to consummate the Transactions, and to take or cause such other action as may be reasonably necessary or as the other party may reasonably request to consummate the Transactions as soon as practicable. Additionally, the parties have agreed not to facilitate, negotiate or enter into competing transactions, as further provided in the Business Combination Agreement.

Iron Horse and Seller also agreed, among other things, that during the period between the execution of the Business Combination Agreement and the Closing, to the extent permitted by applicable law, they will, and will cause their subsidiaries to, allow the other party and its representatives to continue to conduct due diligence investigations and examinations of CFI and its subsidiaries (on the part of Iron Horse) or Iron Horse (on the part of Seller), and cooperate with the other party and its representatives regarding all other due diligence matters, including document requests.

Iron Horse agreed to take all action within its power so that immediately following the Closing, Iron Horse’s board of directors will consist of no fewer than five individuals, two of whom may be designated by Iron Horse’s sponsor, and a majority of whom must qualify as independent directors under applicable stock exchange regulations, and that shall comply with all diversity requirements under applicable law. Seller agreed to take all action within its power so that immediately following the Closing, the board of directors of CFI and each subsidiary thereof consist of directors designated in writing by Iron Horse and that complies with applicable law.

Non-Solicitation Restrictions

Each of Iron Horse and CFI has agreed that from the date of the Agreement to the earlier of the Closing and the termination of the Agreement, neither CFI, on the one hand, nor Iron Horse, on the other hand, will (and will cause their respective Representatives not to) directly or indirectly:

•        enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any Alternative Transaction,

•        enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or

•        commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Such exclusivity provisions terminate immediately upon the earlier of (i) the Closing, or (ii) the termination of the Agreement.

Conditions to Closing

Under the Business Combination Agreement, the obligations of Iron Horse to consummate the Transactions are subject to the satisfaction or waiver of certain closing conditions, including, without limitation:

•        the Stockholders’ Approval having been obtained;

•        all regulatory approvals, consents, actions, inactions, or waivers necessary or advisable to lawfully complete the Transactions having been obtained, expired or terminated, as applicable;

•        the registration statement containing the proxy statement/prospectus to be filed by Iron Horse with the Securities and Exchange Commission (the “SEC”) relating to the shares of Common Stock to be issued pursuant to the Business Combination Agreement (the “Registration Statement”) becoming effective under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement having been issued, and no proceeding seeking such a stop order having been threatened or initiated by the SEC and not withdrawn;

•        the Common Stock to be issued in connection with the Transactions having been approved for listing on The Nasdaq Stock Market LLC;

•        no order or law having been issued by any governmental entity, securities exchange or similar body that is then in effect or pending and that has the effect of making the Transactions illegal or that otherwise prevents or prohibits consummation of the Transactions;

•        the representations and warranties of Seller being true and correct, subject to the materiality standards contained in the Business Combination Agreement;

•        material compliance by Seller with its pre-closing covenants;

•        the absence of a Company Material Adverse Effect (as defined in the Business Combination Agreement);

•        Seller having executed the Shareholder Support Agreement and the Lock-Up Agreement (each as defined below); and

•        Iron Horse having completed and being reasonably satisfied with its due diligence review of CFI.

Under the Business Combination Agreement, the obligations of Seller to consummate the Transactions are subject to the satisfaction or waiver of certain closing conditions, including, without limitation:

•        the representations and warranties of Iron Horse being true and correct, subject to the materiality standards contained in the Business Combination Agreement;

•        material compliance by Iron Horse with its pre-closing covenants; and

•        the absence of an Acquiror Material Adverse Effect (as defined in the Business Combination Agreement).

Termination

The Business Combination Agreement provides that it may be terminated, and the Transactions abandoned, under certain customary and limited circumstances, including, without limitation:

•        upon the mutual written consent of Seller and Iron Horse;

•        by either Seller or Iron Horse if any governmental entity, court, securities exchange or similar body shall have issued an order that has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions and such order shall have become final and nonappealable;

•        by Seller within 10 business days after Iron Horse changes its recommendation with respect to the Transaction Proposals;

•        by either Seller or Iron Horse if Iron Horse holds the Stockholder Meeting and the Stockholders’ Approval is not received;

•        by Iron Horse if Seller has not delivered required audited and unaudited financial statements of CFI by certain dates;

•        by either Seller or Iron Horse if the other is in breach of any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement such that certain conditions to the Closing cannot be satisfied and such breach is not capable of being cured or is not cured within 30 days after receipt of notice of such breach; or

•        by either Seller or Iron Horse if the Closing has not occurred on or before September 1, 2025.

Neither Seller nor Iron Horse is required to pay a termination fee or reimburse the other for its expenses as a result of a termination of the Business Combination Agreement. Each of them will, however, remain liable for willful and material breaches of the Business Combination Agreement prior to termination.

Other Agreements

Shareholder Support Agreement

The Business Combination Agreement provides that, subsequent to the execution and delivery of the Business Combination Agreement, Seller, Iron Horse and CFI will enter into a voting and support agreement pursuant to which, among other things, Seller will agree that it will not transfer and will vote its ordinary shares of CFI in favor of the Business Combination Agreement (including by execution of a written consent) and the Transactions, and that it will take such other actions as may be necessary to further its performance of the Business Combination Agreement and the consummation of the Transactions.

Sponsor Support Agreement

The Business Combination Agreement provides that, subsequent to the execution and delivery of the Business Combination Agreement, Seller, Iron Horse and Iron Horse’s sponsor will enter into a voting support agreement pursuant to which, among other things, the sponsor will agree that it will not transfer and will vote its shares of Common Stock and Iron Horse’s preferred stock, or any additional shares of Common Stock or Iron Horse’s preferred stock that it acquires prior to the Stockholder Meeting, in favor of the Business Combination Agreement and the Transactions and each of the Transaction Proposals.

Lock-Up Agreement

The Business Combination Agreement provides that, subsequent to the execution and delivery of the Business Combination Agreement, Seller will enter into lock-up agreements with Iron Horse pursuant to which, among other things, Seller will agree that it will not sell, for the period set forth therein, the shares of Common Stock it receives under the Business Combination Agreement.

Registration Rights Agreement

The Business Combination Agreement provides that Iron Horse and Seller will at the Closing enter into a registration rights agreement pursuant to which, among other things, Iron Horse will agree to provide Seller with certain rights relating to the registration for resale of the shares of Common Stock it receives under the Business Combination Agreement.

Management Post-Closing

Effective as of the Closing, New CFI’s Board of Directors will consist of no fewer than five individuals, two of whom may be designated by Iron Horse’s sponsor, and a majority of whom must qualify as independent directors under applicable stock exchange regulations, and that shall comply with all diversity requirements under applicable law. Seller agreed to take all action within its power so that immediately following the Closing, the board of directors of CFI and each subsidiary thereof consist of directors designated in writing by Iron Horse and that complies with applicable law.

See “Directors and Executive Officers of New CFI After the Business Combination — Directors and Executive Officers” for additional information.

Voting Securities

As of the Record Date, there were [•] shares of Common Stock issued and outstanding. Only Iron Horse stockholders who hold shares of Common Stock of record as of the close of business on [•], 2025 are entitled to vote at the Iron Horse Special Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock.

Attending the Iron Horse Special Meeting either by virtual attendance or by submitting your proxy and abstaining from voting will have no effect with respect to the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal and will have the same effect as voting against all the Charter Amendment Proposal and, assuming that a quorum is present, broker non-votes will have no effect on the Proposals, other than the Charter Amendment Proposal, for which it will have the same effect as voting against the Proposal.

With respect to the Business Combination, pursuant to the Letter Agreement and the Sponsor Support Agreement, the Sponsor which holds [•] shares (or [•]% of the outstanding shares) of Common Stock, has agreed to vote its shares of Common Stock in favor of each of the Proposals. As a result, only [•] shares of Common Stock held by the Public Stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only [•] shares of Common Stock, or approximately [•]% of the outstanding shares of the Common Stock held by the Public Stockholders, must vote in favor of the Business Combination Proposal for it to be approved.

Appraisal Rights/Dissenters’ Rights

Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to Iron Horse’s Certificate of Incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of [•], 2025, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any Public Shares you elect to be redeemed only if you:

(i)     (a)     hold Public Shares, or

(b)    hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares, Public Warrants, and Public Rights prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to [•], Eastern Time, on [•], 2025, (a) submit a written request to Continental that Iron Horse redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying Public Shares prior to exercising redemption rights with respect to the Public Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for his/her/its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the Units.

If a holder exercises his/her/its redemption rights, then such holder will be exchanging his/her/its Public Shares for cash and will no longer own shares of New CFI other than any shares received in connection with the Rights. Such a holder will be entitled to receive cash for his/her/its Public Shares only if such holder properly demands redemption and delivers his/her/its Public Shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Iron Horse Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Ownership of the Post-Business Combination Company After the Closing

We anticipate that upon completion of the Business Combination, assuming no redemptions of the 6,900,000 Public Shares, Iron Horse’s Public Stockholders will retain an ownership interest of approximately 16.2% in New CFI, Seller will own approximately 80.0% of New CFI and the Initial Stockholders will own approximately 3.8% of New CFI. If all 6,900,000 Public Shares are redeemed pursuant to the Maximum Redemption Scenario, Iron Horse’s Public Stockholders will retain an ownership interest of approximately 2.7% in New CFI, Seller will own approximately 93.5% of New CFI and the Initial Stockholders will own approximately 3.8% of New CFI. The ownership percentages with respect to New CFI do not take into account the issuance of any additional shares of Common Stock underlying the Warrants but do take into account the issuance of 1,380,000 shares of New CFI Common Stock pursuant to the Rights. If the actual facts are different from these assumptions (which they are likely to be), these ownership percentages will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following summarizes the pro forma ownership of the Common Stock as of September 30, 2024, including Common Stock underlying Units, following the Business Combination under the redemption scenarios shown below:

	Assuming No Redemptions Scenario(1)		Assuming 25% Redemptions Scenario(2)		Assuming 50% Redemptions Scenario(3)
Equity Capitalization Summary	Shares	%	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	40,988,000	80.0%	42,713,000	83.4%	44,438,000	86.8%
Iron Horse’s Public Stockholders(6)	8,280,000	16.2%	6,555,000	12.8%	4,830,000	9.4%
Sponsor	1,967,000	3.8%	1,967,000	3.8%	1,967,000	3.8%
Total Shares of Common Stock	51,235,000	100.0%	51,235,000	100.0%	51,235,000	100.0%
	Assuming 75% Redemptions Scenario(4)		Assuming Maximum Redemptions Scenario(5)
Equity Capitalization Summary	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	46,163,000	90.1%	47,888,000	93.5%
Iron Horse’s Public Stockholders(7)	3,105,000	6.1%	1,380,000	2.7%
Sponsor(8)	1,967,000	3.8%	1,967,000	3.8%
Total Shares of Common Stock	51,235,000	100.0%	51,235,000	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that Iron Horse’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        The Initial Stockholders have waived their right to redeem any Public Shares in connection with a stockholder vote to approve a proposed initial business combination or sell any Public Shares to Iron Horse in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Public Shares upon the liquidation of the Trust Account if Iron Horse is unable to consummate a business combination. This waiver was made at the time that the Founder Shares were purchased for no additional consideration. If Iron Horse does not complete an initial business combination, such as the Business Combination, by March 29, 2025 or, if such period is extended, within such extended period, it will be required to dissolve and liquidate. In such event, the 1,967,000 Founder Shares currently held by the Initial Stockholders, which they acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The Initial Stockholders purchased the Founder Shares for an aggregate purchase price of $25,000, or less than $0.01 per share. Accordingly, the Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if Public Stockholders experience a negative rate of return in New CFI.

•        If Iron Horse does not complete an initial business combination, such as the Business Combination, by March 29, 2025 or, if such period is extended, within such extended period, the 2,457,000 Private Warrants the Sponsor purchased for a total purchase price of $2,457,000 will be worthless. The Sponsor purchased the Private Warrants at a price of $1.00 per Warrant. The Warrants had an aggregate market value of approximately $[•] based on the closing price of the Public Warrants on Nasdaq as of [•], 2024.

•        If Iron Horse does not complete an initial business combination, such as the Business Combination, all amounts owed to the Sponsor under the promissory note will not be repaid. As of September 30, 2024, $557,781 was outstanding under the promissory note.

•        If Iron Horse does not complete the Business Combination, the Sponsor will not receive the payment of $2.0 million.

•        Pursuant to a Transition Services Agreement to be entered into at Closing, the CEO and CFO of Iron Horse will each be entitled to receive 500,000 shares of New CFI Common Stock as compensation.

•        The exercise of Iron Horse’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Other than as described above, Iron Horse’s officers and directors and their respective affiliates have no interest in, or affiliation with, CFI.

CFI’s directors and officers also have interests in the Business Combination that are in addition to and apart from their interests as stockholders of CFI. The CFI Board was aware of these interests and considered them in approving the Business Combination Agreement and the Business Combination.

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Iron Horse will acquire all of the outstanding equity interests of Zhong Guo Liang Tou in the Business Combination, Iron Horse will be treated as the “acquired” company and Zhong Guo Liang Tou will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Zhong Guo Liang Tou issuing stock for the net assets of Iron Horse, accompanied by a recapitalization. The net assets of Iron Horse will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Zhong Guo Liang Tou.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Business Combination Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, Iron Horse and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by CFI. The Board recommends that Iron Horse stockholders vote:

•        FOR the Business Combination Proposal;

•        FOR the Charter Amendment Proposal;

•        FOR the Advisory Proposals;

•        FOR the Nasdaq Proposal;

•        FOR the Director Election Proposal;

•        FOR the Adjournment Proposal.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the Iron Horse Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 16 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “CFI” generally refer to CFI in the present tense or New CFI from and after the Business Combination.

The following summarizes certain principal factors that make an investment in New CFI speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing Iron Horse’s, CFI’s and/or New CFI’s business.

Risks Related to CFI’s Business and Industry

•        If CFI’s products fail to align with customer demands or keep pace with developments in China’s health food market, it may face challenges in retaining its current customers and attracting new ones, which could have a material adverse effect on its business, financial position, and operational results.

•        We rely on third-party distributors, and their failure to comply with laws and regulations could expose us to significant legal and reputational risks.

•        We may face challenges in enforcing our distribution agreements, particularly in foreign jurisdictions, which could limit our ability to protect our business interests.

•        We may face challenges in maintaining or increasing the prices of our products due to competitive market dynamics and customer expectations.

•        We have limited control over the operations of our distributors, which could result in reputational harm or lost sales if they fail to meet our standards.

•        We rely on our distributors for inventory and supply chain management, and inefficiencies in these areas could disrupt our operations and financial performance.

•        We rely on third-party OEM suppliers for raw materials and finished products, and disruptions to their operations could adversely affect our ability to meet demand.

•        Our dependency on a concentrated supplier base increases our exposure to procurement risks, which could disrupt operations or increase costs.

•        Our plans to transition from reliance on third-party OEM suppliers to in-house production face significant risks and uncertainties.

•        Our reliance on collaborative arrangements for production facilities may limit our control over operations and increase risks during our transition to in-house production.

•        Our success depends on the retention of our highly skilled and experienced management team, and the loss of key personnel could adversely impact our business.

•        Our limited operating history raises uncertainties about our ability to scale production, meet customer demand, and achieve sustainable growth.

•        We may experience net losses and may not achieve or sustain profitability in the future.

•        Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our health food business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our health food product offerings.

•        We are subject to risks of health claims under a series of complex and changing food labeling and food safety regulations.

•        Non-compliance with existing and future health, safety and environmental policies, laws, rules and regulations may lead to imposition of fines, penalties and other liabilities and our compliance costs may increase if health, safety or environmental protection laws become more onerous.

•        Our growth depends on maintaining confidence in our business among distributors, suppliers, and other stakeholders.

Risks Related to Doing Business in the PRC

•        Failure to meet the PRC government’s complex regulatory requirements on and significant oversight over our business operation could result in a material adverse change in our operations and the value of our securities.

•        Uncertainties with respect to the legal system and changes in laws and regulations in mainland China could adversely affect us.

•        PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

•        Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations and affect the value of your investment.

•        The approval of relevant PRC regulatory authorities and compliance procedures may be required in connection with this Business Combination, and, if required, we cannot predict whether we will be able to obtain such approval.

•        Tensions in international trade and investment and rising political tensions, particularly between the United States and China, may adversely impact our business, financial condition, and results of operations.

Risks Related to CFI’s and Iron Horse’s Business

•        Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

•        Iron Horse will be forced to liquidate the Trust Account if it cannot consummate a business combination by March 29, 2025 or, if such period is extended, within such extended period. In the event of a liquidation, Iron Horse’s Public Stockholders will receive $[__] per share and the Warrants and Rights will expire worthless.

Risks Related to Iron Horse’s Business and the Business Combination

•        You must tender your Public Shares in order to validly seek redemption at the Iron Horse Special Meeting of stockholders.

•        If third parties bring claims against Iron Horse, the proceeds held in trust could be reduced and the per-Public Share liquidation price received by Iron Horse’s stockholders may be less than $10.00.

•        Any distributions received by Iron Horse stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Iron Horse was unable to pay its debts as they fell due in the ordinary course of business.

•        If Iron Horse’s due diligence investigation of CFI was inadequate, then stockholders of Iron Horse following the Business Combination could lose some or all of their investment.

Risks Related to the New CFI Common Stock

•        The market price of the New CFI Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

•        Volatility in New CFI’s share price could subject New CFI to securities class action litigation.

SELECTED HISTORICAL FINANCIAL DATA OF IRON HORSE

The following table contains selected historical consolidated financial data as of and for the fiscal years ended December 31, 2023 and for the nine months ended September 30, 2024 and 2023. The financial data as of and for the fiscal years ended December 31, 2023 is derived from Iron Horse’s audited financial statements and the financial data as of and for the nine months ended September, 2024 and 2023 is derive from Iron Horse’s unaudited financial statements, in each case, as included elsewhere in this proxy statement/prospectus.

The historical results of Iron Horse included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Iron Horse. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Iron Horse” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	For the Nine Months Ended September 30,		For the year ended December 31, 2023	For the year ended December 31, 2022
Condensed statement of operations data	2024	2023
Loss from operations	(1,009,065)	(301,986)	(309,018)	(181,003)
Total other income	3,006,857	—	—	—
Net income (loss) attributable to ordinary shares	$1,420,875	$(301,986)	$(308,792)	$(181,003)

Basic and diluted weighted average shares outstanding of redeemable shares	6,900,000	—	71,429	—
Basic and diluted net income (loss) per common share, redeemable shares	$0.16	$—	$(0.17)	$—

Basic weighted average shares outstanding of non-redeemable shares	1,967,000	1,680,000	1,709,423	1,708,000
Basic net loss per common share, non-redeemable shares	$0.16	$(0.18)	(0.17)	(0.11)
Diluted weighted average shares outstanding of non-redeemable shares	1,967,000	1,680,000	1,764,192	1,708,000
Diluted net loss per common share, non-redeemable shares	$0.16	$(0.18)	(0.17)	(0.11)
Condensed Balance Sheet Data	September 30, 2024	December 31, 2023
Cash	$3,084	$656,977
Marketable securities held in Trust Account	$71,697,384	$69,000,000
Total assets	$71,768,683	$69,690,134
Total liabilities	$4,037,814	$3,380,140
Common stock subject to possible redemption	$70,970,693	$69,000,000
Total stockholders’ deficit	$(3,239,824)	$(2,690,006)

SELECTED FINANCIAL AND OTHER DATA OF CFI

CFI is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination. CFI’s balance sheet data as of September 30, 2024, and statement of operations data for the nine months ended September 30, 2024 and for the period from August 14, 2023 (inception) through September 30, 2023, are derived from CFI’s unaudited financial statements included elsewhere in this proxy statement/prospectus. CFI’s balance sheet data as of December 31, 2023, and statement of operations data for the period from August 14, 2023 (inception) through December 31, 2023, are derived from CFI’s audited financial statements included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following selected financial information in conjunction with each of CFI’s and Iron Horse’s consolidated financial statements and related notes and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CFI” contained elsewhere herein.

	For the Nine Months Ended September 30, 2024	For the period from August 14, 2023 (inception) through September 30, 2023
Revenue, net	$5,254,161	$—
Cost of revenues	(1,786,842)	—
GROSS PROFIT	3,467,319	—

OPERATING EXPENSES
Selling expenses	142,115	—
General and administrative expenses	652,735	—
Total operating expenses	794,850	—

OPERATING INCOME	2,672,469	—

OTHER INCOME (EXPENSES)
Interest income	7,110	—
Other income	11,548	—
Other expenses	(74)	—
Total other income, net	18,584	—

INCOME BEFORE INCOME TAXES	2,691,053	—
Income tax expense	(766,803)	—
NET INCOME	$1,924,250	$—

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	259,827	—
COMPREHENSIVE INCOME	$2,184,077	$—

Basic and diluted earnings per share	$1,924,250	$—

Weighted average number of shares outstanding – basic and diluted	1	1

	September 30, 2024	December 31, 2023
	(Unaudited)
Balance Sheet Data
Total assets	$33,767,475	$15
Total liabilities	$24,648,091	$14
Total stockholders’ equity	$9,119,384	$1
For the period from August 14, 2023 (inception) through December 31, 2023
Revenue, net	$—
Cost of revenues	—
GROSS PROFIT	—

OPERATING EXPENSES
Selling expenses	—
General and administrative expenses	—
Total operating expenses	—

OPERATING INCOME	—

OTHER INCOME (EXPENSES)
Interest income	—
Other income	—
Other expenses	—
Total other income, net	—

INCOME BEFORE INCOME TAXES	—
Income tax expense	—
NET INCOME	$—

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	—
COMPREHENSIVE INCOME	$—

Basic and diluted earnings per share	$—

Weighted average number of shares outstanding – basic and diluted	1

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Iron Horse will acquire all of the outstanding equity interests of Zhong Guo Liang Tou in the Business Combination, Iron Horse will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Zhong Guo Liang Tou issuing shares for the net assets of Iron Horse, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Zhong Guo Liang Tou. The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2024, gives effect to the Business Combination and related transactions as if they had occurred on September 30, 2024. The summary unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2024, and for the year ended December 31, 2023, give effect to the Business Combination and related transactions as if they had occurred on January 1, 2023, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Iron Horse and Zhong Guo Liang Tou for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Post-Combination Company following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•        Assuming No Redemptions Scenario:    This presentation assumes that no Public Stockholders of Iron Horse will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemptions Scenario:    This presentation assumes that 6,900,000 Public Shares are redeemed for aggregate redemption payments of $71.7 million, assuming a $10.29 per share redemption price. This scenario includes all adjustments contained in the “Assuming No Redemptions Scenario” and presents additional adjustments to reflect the effect of the “Assuming Maximum Redemptions Scenario”.

	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the nine months ended September 30, 2024
Net income	$1,327	$1,327
Weighted average shares outstanding – basic and diluted	51,235,000	51,235,000
Basic and diluted net income per share	$0.03	$0.03

	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended December 31, 2023
Net loss	$(3,072)	$(3,072)
Weighted average shares outstanding – basic and diluted	51,235,000	51,235,000
Basic and diluted net loss per share	$(0.06)	$(0.06)
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
	(in thousands)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2024
Total assets	$99,245	$34,116
Total liabilities	25,610	31,452
Total stockholders’ equity	$73,635	$2,664

TRADING MARKET AND DIVIDENDS

Iron Horse

Units, Public Shares, Warrants and Rights

The Units, Public Shares, Public Warrants and Public Rights are each quoted on Nasdaq, under the symbols “IROHU,” “IROH,” “IROHW,” and “IROHR,” respectively. Each of Iron Horse’s Units consists of one Public Share, one Warrant and one Right. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $11.50 per share and each Right entitles the holder to one-fifth of one share of Common Stock upon completion of a business combination. The Units, Public Shares, Warrants and Rights commenced trading on Nasdaq separately on or about February 16, 2024.

Iron Horse’s Dividend Policy

Iron Horse has not paid any cash dividends on the Common Stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon Iron Horse’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. Further, if we incur any indebtedness, Iron Horse’s ability to declare dividends may be limited by restrictive covenants Iron Horse may agree to in connection therewith. The payment of any dividends subsequent to the Business Combination will be within the discretion of New CFI’s Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

CFI

Market Information

CFI is a privately-held corporation and none of its securities are publicly traded.

Holder of Ordinary Shares

As of [•], 2025, the Record Date, there was one holder of record of Shares of CFI.

Dividends

There is no public market for CFI’s equity securities. CFI has not paid any cash dividends on its stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Combined Company

Dividend Policy

Following completion of the Business Combination, New CFI’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that New CFI retain its earnings for use in business operations and accordingly, we do not anticipate New CFI’s Board of Directors declaring any dividends in the foreseeable future.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Business Combination. Risks related to CFI, including risks related to CFI’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to New CFI after the Closing.

Risks Related to CFI’s Business and Industry

If CFI’s products fail to align with customer demands or keep pace with developments in China’s health food market, it may face challenges in retaining its current customers and attracting new ones, which could have a material adverse effect on its business, financial position, and operational results.

The health food market in China is marked by rapid technological advancements and frequent introduction of new products. Our success largely depends on (i) our ability to consistently develop and introduce innovative products to meet evolving customer needs, (ii) the size of our customer base, and (iii) the pricing customers are willing to pay for our products. Failing to meet customer expectations in terms of quality and functionality or adapting to changes in the healthy food market could lead to difficulties in maintaining our existing customer base and attracting new ones. Additionally, we may face pressure to lower the prices of our products. Key factors influencing our ability to meet customer expectations and expand our customer base include: (i) our capability to acquire or develop the technical expertise needed to design new products and improve existing ones in line with market trends, (ii) our capacity to manage growth without compromising product quality, and (iii) our effectiveness in marketing our products to a broader audience. If we are unable to achieve these goals, our business operations, financial health, and overall performance could be significantly affected.

The introduction of new products or extensions to our product lines carries risks, including limited customer acceptance, potential discontinuation, or declines in the sales of existing products.

Our future growth relies on our ability to successfully identify, develop, and launch new products, expand product lines, and enter related categories. It is also essential to anticipate shifts in consumer preferences. In response to market trends, particularly for skincare products, we periodically refresh our product offerings by adding new features or enhancing packaging to maintain brand awareness. Timely introduction of innovative features and designs is crucial to staying competitive. Furthermore, when selecting prepackaged food products, we rely on assessments of customer preferences. Inaccurate assessments could lead to unsold inventory and financial losses.

Developing and introducing new products involves substantial investment in research, development, marketing, and promotions, which may not yield returns if the products fail to gain widespread acceptance. Challenges such as delays in product development or launches, competitor actions, regulatory hurdles, or lack of market acceptance may undermine these efforts. Additionally, the success of new products could inadvertently reduce demand for existing ones, resulting in lower sales.

We aim to introduce new products regularly. However, there is no guarantee that these new offerings will achieve or sustain market acceptance. The success of product launches also depends on our ability to execute effective marketing strategies, particularly in the rapidly evolving digital media landscape, which faces increasing privacy-related restrictions. Unsuccessful launches may result in unrecovered costs, negatively impacting profitability. Occasionally, we may need to discontinue products or lines, leading to customer returns, asset write-offs, or shut down costs. Similar outcomes may occur if discontinued products fail to meet consumer expectations or fall out of demand.

We rely on third-party distributors, and their failure to comply with laws and regulations could expose us to significant legal and reputational risks.

The company relies on a network of third-party distributors to market, sell, and distribute its products. These distributors are contractually obligated to comply with all applicable laws and regulations, including those related to advertising, product labeling, tax compliance, and consumer protection. However, the company has limited ability to monitor and enforce compliance across its distributor network, particularly in foreign jurisdictions where local laws and regulatory requirements may differ. If a distributor violates any applicable laws or engages in unauthorized or unethical practices, such as false advertising or misrepresentation of the company’s products, it could expose the company to significant reputational harm, legal liabilities, and regulatory penalties. These violations could also lead to lawsuits, fines, or sanctions against the company, even if it was not directly responsible for the misconduct. Any such issues could impair customer trust, reduce market demand for the company’s products, and damage its relationships with other distributors or business partners. If these compliance issues arise, they could have a material and adverse effect on our business, financial condition, and results of operations.

We depend on the performance of our distributor network, and any disruption in their sales or operations could harm our business and financial performance.

While the company does not depend on any individual distributor, it relies on the collective performance of its entire distributor network to achieve its revenue goals and market presence. Distributors are subject to contractual minimum purchase requirements and sales targets; however, there is no guarantee that all distributors will meet these obligations. If distributors fail to achieve their targets or terminate their agreements unexpectedly, the company may face revenue shortfalls and disruptions in market coverage. Additionally, recruiting, onboarding, and training new distributors to replace underperforming or lost distributors can be time-consuming and costly, further delaying the recovery of lost revenue. Economic downturns, changes in market conditions, or increased competition could also negatively affect distributors’ ability or willingness to promote and sell the company’s products. These challenges could reduce the company’s ability to expand its market share, maintain existing customer relationships, and sustain financial stability. If disruptions in the distributor network occur, they could have a material and adverse effect on our business, financial condition, and results of operations.

We have limited control over the operations of our distributors, which could result in reputational harm or lost sales if they fail to meet our standards.

The company’s distributors operate independently and are responsible for their own business strategies, marketing efforts, and customer interactions. While the company establishes contractual guidelines to protect its brand integrity and ensure compliance with relevant laws, it has limited control over the day-to-day operations of its distributors. If a distributor engages in unethical practices, such as misleading marketing, poor customer service, or selling competing products, it could harm the company’s reputation and weaken customer trust in its products. Furthermore, differences in operational priorities or cultural misunderstandings could exacerbate these risks, particularly in international markets. The inability to directly oversee distributor operations also limits the company’s ability to respond quickly to emerging issues or market dynamics. Any such challenges could lead to customer dissatisfaction, loss of sales, and reputational damage. If these operational risks materialize, they could have a material and adverse effect on our business, financial condition, and results of operations.

We may face challenges in enforcing our distribution agreements, particularly in foreign jurisdictions, which could limit our ability to protect our business interests.

The company’s distribution agreements contain provisions designed to protect its interests, including terms related to compliance, exclusivity, intellectual property usage, and product handling. However, enforcing these provisions can be challenging, particularly when disputes arise with distributors operating in foreign jurisdictions where legal systems, enforcement mechanisms, and cultural norms differ significantly. The company may incur significant costs and face delays in pursuing legal remedies to enforce its contractual rights. In some cases, the company may be unable to compel compliance or recover damages due to jurisdictional or practical limitations. Additionally, prolonged disputes with distributors could disrupt the company’s supply chain and harm its relationships with other distributors or customers. If the company fails to enforce its distribution agreements effectively, it could lose competitive advantages, experience financial losses, and suffer reputational harm. If enforcement challenges occur, they could have a material and adverse effect on our business, financial condition, and results of operations.

We rely on our distributors for inventory and supply chain management, and inefficiencies in these areas could disrupt our operations and financial performance.

The company’s distributors are responsible for managing their inventory levels and placing orders in line with contractual commitments. However, inaccurate demand forecasting, poor inventory management, or delays in placing orders by distributors could disrupt the company’s production planning and supply chain. For example, overstocking by distributors could lead to outdated or unsold inventory, while understocking could result in product shortages and lost sales opportunities. These issues may be exacerbated by external factors such as supply chain disruptions, transportation delays, or shifts in consumer demand. The company’s financial performance could also be adversely affected if distributors negotiate reduced orders or delay payments due to financial difficulties or declining market conditions. Such inefficiencies in inventory and order management could impair the company’s ability to meet customer expectations and achieve its revenue targets. If these supply chain challenges occur, they could have a material and adverse effect on our business, financial condition, and results of operations.

We face risks related to the cancellation of distributor orders and fluctuations in demand.

CFI Group relies on distributors to market and sell our healthy food products to end consumers. Distributors may cancel orders for reasons beyond our control, including changes in demand, economic conditions, or shifts in consumer preferences. Cancellations could also occur if we face delays in fulfilling orders due to supply chain disruptions or production inefficiencies.

The time lag between receiving distributor orders and fulfilling them can further impact demand, as market conditions or preferences may change during this period. If a significant number of distributor orders are canceled, it could reduce sales volumes, harm our relationships with distributors, and adversely affect our business.

We have grown rapidly and expect to continue to expand our business in the future. If we fail to manage our growth or execute our growth strategies, our business and results of operations may be materially and adversely affected.

Since our inception in 2023, we have experienced steady growth. Going forward, we expect to continue to expand our business and geographic coverage. We may not succeed in executing our growth strategies due to a number of factors, such as:

•        We may fail to develop products which respond to market changes and meet customers’ demands and other factors;

•        We may not be successful to effectively market our products in new markets or promote new products in existing markets; and

•        We may fail to achieve the benefits we expect from our expansion.

If we fail to successfully execute our growth strategies, our business, financial performance and prospects may be materially and adversely affected. In addition, our past performance and is not necessarily indicative of our financial condition, results of operations and changes in liquidity and capital resources in the future.

We may face challenges in maintaining or increasing the prices of our products due to competitive market dynamics and customer expectations.

Our results of operations are significantly influenced by the pricing strategies we implement for our products and services. Our ability to maintain or adjust pricing will depend on various factors, including prevailing market conditions, competitive pressures, and customer preferences. We generally set our prices based on cost structures, perceived value, and reference to competing products and services. Additionally, our ability to maintain current pricing or implement price increases is closely tied to our ability to deliver consistent quality, innovate rapidly, and meet customer expectations for both performance and service.

In particular, market perception of our products and services, including those provided through our distributors and third-party partners, plays a crucial role in sustaining customer demand and willingness to pay premium prices. If market conditions shift unfavorably, such as through intensified competition, economic downturns, or changes in customer preferences, we may be forced to lower our prices to remain competitive, which could erode our profit margins. Moreover, if we fail to deliver new products or technologies in a timely manner or experience disruptions in our distribution channels, customers may turn to alternative suppliers, further impacting our pricing power.

If we are unable to maintain or increase the prices of our products and services, it could have a material and adverse effect on our business, financial condition, and results of operations.

We rely on third-party OEM suppliers for raw materials and finished products, and disruptions to their operations could adversely affect our ability to meet demand.

CFI Group does not currently have in-house production capabilities and depends entirely on OEM suppliers for sourcing raw materials and manufacturing finished products. While this approach allows efficient scaling without significant upfront production costs, it also exposes us to risks associated with supplier disruptions. If any OEM suppliers experience production delays, shortages of raw materials, or operational inefficiencies, we may be unable to meet customer demand or maintain product quality. Furthermore, for the nine months ended September 30, 2024, four suppliers accounted for a total of 78.1% of our procurement, with individual contributions of 24.9%, 24.0%, 19.1% and 10.1%, , respectively, heightening our exposure to risks from supplier concentration.

The transition to in-house production, involving advanced agricultural and processing facilities owned by our controlling person, Mr. Zhenjun Jiang, is expected to mitigate these risks. However, these facilities are not anticipated to be operational until mid-2025. Until then, we remain reliant on third-party OEM suppliers, and any disruptions to their operations could materially and adversely affect our business, financial condition, and results of operations.

We face risks associated with maintaining product quality and regulatory compliance through third-party OEM suppliers, which could harm our reputation and expose us to liabilities.

Our reliance on OEM suppliers limits our direct control over the manufacturing process, creating risks related to quality and regulatory compliance. While suppliers are contractually obligated to meet stringent quality standards and adhere to regulations, lapses in quality control or compliance could result in defective products, regulatory penalties, or recalls.

These risks are particularly acute during our transition to in-house production, as operational oversight remains limited to supplier-managed processes until the planned facilities become operational. The new production facilities, developed by Mr. Jiang and expected to be leased or purchased by CFI Group, are anticipated to provide greater control over quality and compliance upon their completion in 2025. However, delays or complications in this transition could prolong our exposure to these risks. If suppliers fail to meet quality standards or comply with regulations, it could materially and adversely affect our business, financial condition, and results of operations.

Our dependency on a concentrated supplier base increases our exposure to procurement risks, which could disrupt operations or increase costs.

For the nine months ended September 30, 2024, four suppliers have each contributed over 10% of the Group’s total procurement, with individual contributions of 24.9%, 24.0%, 19.1% and 10.1%, respectively. This high degree of supplier concentration increases our vulnerability to supply chain disruptions. If any of these suppliers encounter financial instability, operational disruptions, or terminate their relationship with us, it may be difficult to find alternative sources in a timely and cost-effective manner.

Although we are transitioning to in-house production capabilities, this process remains in its early stages, and the facilities are not expected to be operational until mid-2025. Until these facilities are functional, we remain reliant on our current supplier base. Any disruptions in supplier relationships could have a material and adverse effect on our business, financial condition, and results of operations.

Our plans to transition from reliance on third-party OEM suppliers to in-house production face significant risks and uncertainties.

CFI Group is pursuing a strategic initiative to establish in-house production capabilities through facilities under construction by Mr. Jiang. These facilities, designed for the cultivation, processing, and distribution of staple grains, are expected to be completed by the first quarter of 2025 and operational by the second quarter. However, the success of this initiative depends on finalizing collaborative arrangements with Mr. Jiang, such as leasing or acquisition agreements.

There is no assurance that these arrangements will be agreed upon or executed on favorable terms or finalized at all. Disagreements regarding ownership, operational priorities, or financial terms could delay or derail the transition. Additionally, even if arrangements are concluded, the facilities may face construction delays, higher-than-expected costs, or operational inefficiencies during the ramp-up phase.

During this transition, we remain reliant on third-party OEM suppliers, and any disruptions to their operations could exacerbate associated risks. If we are unable to finalize these arrangements, integrate the facilities effectively, or overcome challenges in establishing in-house production, it could materially and adversely affect our business, financial condition, and results of operations.

Our reliance on collaborative arrangements for production facilities may limit our control over operations and increase risks during our transition to in-house production.

CFI Group’s potential in-house production capabilities will rely on collaborative arrangements with Mr. Jiang for the use of these advanced agricultural and production facilities. These arrangements, potentially involving leasing or acquisition agreements, are critical to achieving direct control over production processes and aligning operational priorities with strategic goals.

Disputes or delays in finalizing these agreements could limit our control over these facilities or delay their operational readiness. The success of the transition also depends on the effective integration of these facilities into our supply chain, which may face challenges related to scaling production, workforce training, and ensuring regulatory compliance. If we encounter difficulties in implementing or managing these collaborative arrangements, it could materially and adversely affect our business, financial condition, and results of operations.

We may be compelled to undertake product recalls or other actions, which could adversely affect our brand image, financial condition, results of operations, and growth prospects.

As of the date of this proxy statement/prospectus, no products sold by us have been recalled. If our products are subject to recalls in the future, we may be subject to adverse publicity, damage to our brand, and liability for costs. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our products, including any systems or parts sourced from our suppliers, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary, could involve significant expense and could adversely affect our brand image in our target markets, as well as our business, financial condition, results of operations, and growth prospects.

Our revenues and financial results may be adversely affected by economic slowdowns in China or broader global economic conditions influenced by U.S.-China relations under the new Presidential administration.

The success of our business ultimately depends on consumer spending and overall economic conditions in China, where all of our current operations are based. Our revenues and financial results are directly impacted by economic activity in China, which faces both domestic challenges and external global pressure. A slowdown in China’s economy, whether due to internal factors or external influences, could significantly reduce demand for our products, including those in the healthy food market, and materially impact our business.

While we do not currently sell our products into the United States, we intend to expand our global reach, including potential future entry into the U.S. market. Changes in U.S.-China relations, including policies under the new Trump administration, could have indirect effects on our business through their broader impact on the Chinese economy. During the previous Trump administration, policies such as tariffs, trade restrictions, and increased scrutiny of Chinese businesses contributed to economic pressures on China. A return to such policies, or the introduction of new measures, could slow China’s economic growth, reduce consumer purchasing power, and impact overall business confidence in the market.

China’s economic conditions are also influenced by broader global macroeconomic trends. Geopolitical tensions, such as conflicts in Ukraine and the Asia-Pacific region, could disrupt global trade flows and increase energy and commodity prices, adding pressure to China’s economy. Additionally, uncertainty regarding the long-term effects of monetary policies enacted by major global economies, including the United States, could indirectly affect China’s financial and economic stability.

As a company currently operating solely within China, our business remains sensitive to domestic economic and political policies and global economic conditions. Any severe or prolonged economic slowdown in China, or significant disruptions to the global economy that indirectly affect China, could materially and adversely affect our business, results of operations, and financial condition.

Shifts in consumer preferences and retail dynamics could negatively impact our sales and operations.

CFI Group primarily supplies products to traditional retail and mass merchandiser channels while also leveraging e-commerce platforms and livestreaming sales (直播卖货) to reach consumers. However, the retail landscape is rapidly evolving, with alternative models such as subscription services and direct-to-consumer brands reshaping market dynamics. The increasing dominance of e-commerce retailers and changing consumer preferences, including demand for natural or organic products, environmental sustainability, and reduced brand loyalty, continue to influence purchasing habits and pricing strategies.

While our integration of e-commerce and livestreaming platforms positions us to address some of these shifts, our sales could be impacted if traditional retail partners experience challenges or if we are unable to keep pace with rapidly changing market trends. If we fail to adapt effectively to evolving consumer preferences and retail dynamics, our business, financial condition, and results of operations could be materially and adversely affected.

We face intense competition in the health and wellness products industry, which could adversely affect our business.

CFI Group operates in a highly competitive health and wellness products industry, where we face significant competition from both established companies and emerging brands. Many of our competitors have greater financial resources, advanced product development capabilities, and well-established brand recognition, enabling them to respond more effectively to changes in consumer preferences and market conditions. Competitors may leverage their resources to expand production capacity, enhance marketing efforts, improve product quality, and develop innovative substitutes for our offerings. They may also strategically locate production facilities to optimize costs and distribution efficiency or recruit experienced personnel to strengthen their competitive advantage.

Competition in this industry is driven by factors such as pricing, product quality, packaging, innovation, brand awareness, promotional strategies, and the effectiveness of distribution channels, including e-commerce and livestreaming platforms, which we actively utilize. Competitors may attempt to gain market share by implementing aggressive pricing strategies, offering significant discounts, or conducting high-profile promotions. These strategies could pressure us to reduce our prices, negatively impacting our margins, or risk losing market share. Larger competitors with greater financial strength may be better positioned to withstand such price competition, further challenging our ability to compete effectively.

The health and wellness industry also sees frequent new entrants or expansions by existing competitors, adding further competitive pressure. These competitors may seek to differentiate their products through innovation or may engage in practices that undermine consumer confidence in our brand or products. Our ability to compete effectively depends on maintaining the strength of our brand, implementing successful marketing and product innovation strategies, ensuring the quality and diversity of our product offerings, and achieving operational efficiency in areas such as order fulfillment and delivery.

We cannot predict the timing, scale, or strategies of our competitors, nor can we guarantee that we will be able to respond effectively to these competitive pressures. If we fail to compete effectively, adapt to changing market conditions, or sustain consumer trust in our products and brand, it could materially and adversely affect our business, financial condition, and results of operations.

We may experience delays or interruptions in the shipments of our products due to factors outside of our control, and such delays or interruptions could lead to lost revenue and customer satisfaction.

We rely on third-party shipping companies and their services to transport our products to our warehouses and customers. Such services could become disrupted by adverse weather conditions, natural disasters, ground logistics issues, and other interruptions. Any delays in shipping services could result in untimely delivery of our products or provision of our services to our customers. If we are unable to deliver our products or provide our services in a timely manner, our revenues could be negatively impacted and our reputation with our customers could suffer, resulting in materially adverse impact to our business operations, financial position, and results of operations.

Our success depends on the retention of our highly skilled and experienced management team, and the loss of key personnel could adversely impact our business.

CFI Group benefits significantly from the expertise of its highly skilled and experienced management team, which has been instrumental in driving the company’s growth and strategic initiatives. Our management team possesses deep industry knowledge, strong relationships with key stakeholders, and a track record of navigating complex operational challenges. Their leadership is critical to maintaining our competitive advantage, overseeing our transition to in-house production, and executing our long-term business strategies.

However, competition for experienced and skilled management professionals is intense, particularly in the health and wellness industry. The loss of any key members of our management team, whether due to resignation, retirement, or competing offers, could disrupt our operations, delay strategic initiatives, and hinder our ability to adapt to changing market conditions. Additionally, attracting and retaining suitable replacements with comparable expertise may require significant time and expense, and there is no assurance that we will be successful in doing so.

If we are unable to retain our highly skilled management team or attract qualified replacements, it could have a material and adverse effect on our business, financial condition, and results of operations.

Our lack of general liability insurance coverage and other commercial insurance policies exposes us to risks of incurring substantial costs and expenses for repair, recovery, and potential legal liabilities in the event of unforeseen events.

We maintain only social security insurance for our employees, as required by PRC law, and do not have general liability insurance coverage or other commercial insurance policies, including product liability insurance for the pre-packaged foods we purchase from other suppliers. For example, we do not have general liability insurance coverage which covers all risks of physical loss, destruction or damage to our facilities, the inventory of our products and our fixed assets for our other subsidiaries, nor do we maintain property insurance, business disruption insurance or cyber-security insurance or insurance against breaches or loss of data or personal private information of our customers. Accordingly, our insurance coverage is insufficient to protect us against various types of losses that we may incur in operating our business. Further, there are certain types of losses, such as losses from war, acts of terrorism, outbreak of diseases, earthquakes, typhoons, flooding and other natural disasters, for which we cannot obtain insurance at a reasonable cost or at all. See “Information about CFI Group — Insurance”. If we experience events for which we are not insured, we would incur the resulting financial losses, and such losses may be substantial, particularly if our products and services are found to cause widespread injury, illness or death. Moreover, the absence of commercial insurance policies places our company at risk of incurring substantial costs and expenses for repair, recovery, and potential legal liabilities in the event of unforeseen events, and could materially and adversely affect our business, financial condition and results of operations.

Our limited operating history raises uncertainties about our ability to scale production, meet customer demand, and achieve sustainable growth..

CFI Group operates under a relatively new business structure, which includes multiple subsidiaries established in recent years. While certain operating entities have a longer history, our current structure and integrated strategy were formalized as part of a reorganization completed in early 2024, resulting in limited historical data to assess our ability to meet demand, scale production, and achieve profitability. Given our limited operating history, we face challenges in predicting future revenues, budgeting expenses accurately, and identifying emerging trends that may impact our business.

The sustainability of our business depends heavily on our ability to execute our plans to develop, market, and distribute high-quality wellness products at scale. However, due to our limited operational experience as an integrated group, we cannot guarantee that we will achieve our targeted production volumes on a timely basis or at all. Our ability to scale production and grow effectively is subject to risks, including:

•        delays in the development of our products;

•        lack of necessary funding to support expansion;

•        disruptions or inefficiencies in our supply chain;

•        deficiencies in quality control during production;

•        challenges adapting to market changes and managing growth;

•        noncompliance with applicable regulations, including environmental and workplace safety standards; and

•        cost overruns during production and expansion initiatives.

Additionally, we rely heavily on third-party OEM suppliers for raw materials and finished products. If these suppliers experience operational disruptions, delays, or shortages, we may face difficulties in meeting customer demand. As we work to transition to in-house production through new facilities under development, delays in construction or operational challenges could exacerbate these risks.

Any failure to develop, produce, and distribute products in a timely manner, or any missteps in scaling our operations, could harm our reputation, erode customer trust, and materially and adversely affect our growth prospects. These risks, individually or collectively, could materially and adversely affect our business, financial condition, and results of operations.

We may experience net losses and may not achieve or sustain profitability in the future.

CFI Group cannot guarantee sufficient sales levels to sustain growth or maintain profitability. As we continue to grow, we expect our costs and expenses to increase, which could negatively impact our results of operations if revenue does not grow accordingly. We anticipate incurring higher costs related to sales and marketing efforts to drive growth, introducing new products, and compliance expenses associated with scaling our operations and being a public company. Additionally, the construction and integration of in-house production facilities may require significant capital investment and operational costs, which may not immediately translate into revenue growth or cost efficiencies.

The pressure to achieve and sustain profitability is compounded by contractual obligations, including capital commitments, operating leases, borrowings, and debts. Furthermore, we face risks related to unforeseen expenses, increased competition, and operational challenges as we scale our business. If revenue growth does not offset our increased operating expenses, we may incur significant losses, which could materially and adversely affect the value of our business and securities.

We may require additional liquidity to support our growth plans and ensure sufficient funding for operations. Our strategies to secure funding include external financing in conjunction with the Business Combination, additional loans from banks or related parties, and raising external capital. However, there is no assurance that we will successfully obtain the necessary liquidity on favorable terms or at all. If we cannot secure external financing, we may implement cost-control measures and efficiency improvements to generate positive cash flow, but the feasibility and success of these plans depend on factors beyond our control and are difficult to predict.

We may also seek additional equity or debt financing to address capital needs, respond to unforeseen challenges, or support growth opportunities. However, there is no assurance that such financing will be available on acceptable terms or in sufficient amounts. If we are unable to secure adequate funding, it may significantly affect our ability to operate and execute our growth strategies.

Our continued investment in product development, research and development, and operational expansion carries inherent risks, as these efforts may not result in revenue growth or positive cash flow on a timely basis or at all. Any inability to generate sufficient revenues or control costs effectively could result in significant net losses, materially and adversely affecting our business, financial condition, and results of operations.

We may be unable to adequately control the costs associated with our operations.

CFI Group has devoted significant capital to developing and expanding its business, including broadening its product line, increasing its marketing efforts, and establishing new distribution channels. As we transition to in-house production capabilities through the construction of new manufacturing facilities, we expect to incur significant costs related to construction, equipment installation, and workforce training. Additionally, introducing new products, expanding production capacity, and meeting compliance obligations as a public company will increase our expenses.

External factors such as currency fluctuations, tariffs, or shortages of raw materials could further drive up costs. Our profitability will depend on our ability to control these costs while successfully marketing and distributing our products. If we fail to manage these expenses effectively or encounter inefficiencies in manufacturing or supply chain management, our margins, profitability, and prospects could be materially and adversely affected.

Our results of operations may fluctuate significantly due to variations in operating costs and other factors.

CFI Group’s results of operations may vary significantly from period to period as we continue to grow and scale our business. We anticipate increasing costs related to developing new products, expanding production capabilities through our own manufacturing facilities, and enhancing sales and marketing efforts to grow our brand presence. These fluctuations in operating expenses could make period-to-period comparisons of our financial performance less meaningful and unreliable as indicators of future performance.

External challenges such as market competition, evolving consumer preferences, and macroeconomic conditions may further exacerbate these variations. Additionally, if our results fail to meet the expectations of analysts or investors, it could lead to significant volatility or a decline in the trading price of our securities.

We face risks associated with strategic alliances and collaborative arrangements.

CFI Group has entered into, and may continue to pursue strategic alliances or collaborative arrangements with third parties, such as the collaborative agreements with our controlling person, Mr. Zhenjun Jiang, for the development and use of new production facilities. These collaborations, while essential to achieving our strategic goals, expose us to risks, including potential disputes over terms, misalignment of priorities, or non-performance by third parties.

We may also face challenges in monitoring or controlling the actions of our collaborators. If any third party faces reputational harm or legal issues, our association with them could negatively impact our brand. Furthermore, increased costs and delays in realizing expected synergies could materially and adversely affect our financial performance.

Future acquisitions and integrations may negatively impact our business and financial results.

CFI Group may explore acquisitions of assets, technologies, or businesses complementary to its operations to remain competitive and achieve growth. However, acquisitions expose us to risks, including integration challenges, diversion of management attention, and increased operational complexity. There is no assurance that acquired businesses will generate the expected synergies or financial performance.

Acquisitions may also involve increased debt or equity financing, leading to higher financial obligations or dilution of shareholder interests. Regulatory hurdles, including obtaining approvals in China, could delay or even derail potential acquisitions. Additionally, acquired businesses may come with unknown liabilities or legacy legal issues for which we may not be fully indemnified.

The integration of new assets or businesses may strain our existing resources, and any failure to achieve the intended benefits could materially and adversely affect our business, financial condition, and results of operations.

If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud, and investor confidence in our company and the market price of our securities may be adversely affected.

Prior to the consummation of the Business Combination, we have been a private company with limited accounting personnel and other resources with which to address our internal controls over financial reporting. Our failure to discover and address any material weaknesses or significant deficiencies in our system of internal controls over financial reporting could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud.

Upon consummation of the Business Combination, we will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report beginning with our first annual report following the consummation of the Business Combination. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our securities. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Failure or security breach of our information technology systems may disrupt our operations.

We increasingly rely on information technology systems to process, transmit and store information in relation to our operations. For example, all of our production facilities, production processes and inventory management systems utilize information technology to maximize efficiencies and minimize costs. Our information technology systems may be vulnerable to interruption due to a variety of events beyond our control, including but not limited to, natural disasters, telecommunications failures, computer viruses, hacking and other security issues. Any such interruption to our information technology systems could disrupt our operations and negatively impact our production capacity and ability to fulfill sales orders, which could have an adverse effect on our business, financial condition and results of operations.

Food safety and food-borne illness incidents or other safety concerns may materially adversely affect our health food business by exposing us to lawsuits, product recalls or regulatory enforcement actions, increasing our operating costs and reducing demand for our health food product offerings.

Selling food for human consumption involves inherent legal and other risks, and there is increasing governmental scrutiny of and public awareness regarding food safety. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents caused by products we sell could result in the discontinuance of sales of these products, or otherwise result in increased operating costs, regulatory enforcement actions or harm to our reputation. Such incidents could also expose us to product liability, negligence or other lawsuits, including consumer class action lawsuits.

The occurrence of food-borne illnesses or other food safety incidents could also adversely affect the price and availability of affected ingredients and raw materials, resulting in higher costs, disruptions in supply and a reduction in our sales. Furthermore, any instances of food contamination or regulatory noncompliance, whether or not caused by our actions, could compel us and our suppliers to conduct a recall in accordance with the laws and regulations in the jurisdictions in which we operate our business. Food recalls could result in significant losses due to their associated costs, the destruction of product inventory, lost sales due to the unavailability of the product for a period of time and potential loss of existing distributors or customers and a potential negative impact on our ability to attract new customers and maintain our current customer base due to negative consumer experiences or because of an adverse impact on our brand and reputation.

We are subject to risks of health claims under a series of complex and changing food labeling and food safety regulations.

We are subject to a series of complex and changing food labeling and food safety regulations. These regulations could impact the way consumers view our products. On November 10, 2019, the State Administration for Market Regulation issued the Naming Guidelines for Health Food (2019 version), which, for purposes of avoiding misleading consumption, such new labeling regulations require us to list our certain ingredients by specific names that could confuse our consumers into thinking we may use different types of ingredients than they originally thought or that the quality of our ingredients is different to what they anticipated. Although we believe we have a rigorous quality control process, there can be no assurance that our products will always comply with the standards set for our products.

Non-compliance with existing and future health, safety and environmental policies, laws, rules and regulations may lead to imposition of fines, penalties and other liabilities and our compliance costs may increase if health, safety or environmental protection laws become more onerous.

Our operations are subject to the health, safety and environmental policies, laws, rules and regulations of each local jurisdiction where we operate. For instance, applicable PRC laws and regulations, among other things, require manufacturers to ensure that the production plants and facilities meet the requirements of the relevant production safety laws, regulations and standards, conduct an environmental impact assessment before engaging in new construction projects, receive approval and pass environmental acceptance check before the commencement of production, pay fees in connection with activities that discharge waste materials, properly manage and dispose of hazardous substances, and impose fines and other penalties on activities that threaten or contaminate the environment. Currently, all of our production facilities are located in the PRC, but we may still be required to comply with environmental laws in relation to the waste discharge of countries where we operate our warehouses. For instance, in European Union countries, we may be subject to stricter environmental laws and regulations, including specific requirements regarding methods and location for waste discharge and disposal of hazardous substances.

Any violation of applicable health, safety and environmental policies, laws, rules or regulations may result in orders of corrections, fines, shutdown of production and obligation to take corrective measures. In addition, any violation which is criminal in nature may result in criminal sanctions. Moreover, violations of health, safety and environmental policies, laws, rules and regulations or other related incidents may result in our liabilities to third parties. Consequently, any non-compliance incidents could materially and adversely affect our business, financial condition and results of operations.

Further, there can be no assurance that any local government will not change existing laws or adopt more stringent practices as to the enforcement of health, safety and environmental regulations. Due to the uncertainty of regulatory developments and interpretation of laws and regulations, and the amount of related expenditures we may need to incur beyond those currently anticipated, we also cannot assure you that we will be in full compliance with the health, safety and environmental regulations at all times. If such costs become prohibitively expensive, we may be forced to adjust, limit or cease certain aspects of our business operations.

Certain joint statements by the SEC and the PCAOB, rule changes by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our operations.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors. On October 4, 2021, the SEC approved Nasdaq’s revised proposal for the rule changes.

On May 20, 2020, the Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the Holding Foreign Companies Accountable Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the Holding Foreign Companies Accountable Act, including the listing and trading prohibition requirements described above. In May 2021, the PCAOB issued for public comment a proposed rule related to the PCAOB’s responsibilities under the Holding Foreign Companies Accountable Act, which, according to the PCAOB, would establish a framework for the PCAOB to use when determining, as contemplated under the Holding Foreign Companies Accountable Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule was adopted by the PCAOB in September 2021, pending the final approval of the SEC to become effective.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of New CFI and the prohibition of trading in its securities if the PCAOB is unable to inspect its accounting firm at such future time.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which became effective on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. For example, on December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The Board made these determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCA Act.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our Common Stock to lose confidence in our audit procedures and reported financial information and the quality of its financial statements.

Our auditor, CT International LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this proxy statement/prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in San Francisco, California, and it is subject to PCAOB inspections to assess its compliance with the applicable professional standards. The PCAOB currently has access to inspect the working papers of our auditor and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. However, the recent developments would add uncertainties to the closing of Business Combination and there is no assurance whether Nasdaq or regulatory authorities would apply additional and more stringent criteria us since we are an emerging growth company and our operations are conducted in China. Furthermore, if the PCAOB is unable to inspect our accounting firm in the future, the HFCA Act, which requires that the PCAOB be permitted to inspect an issuer’s public accounting firm within two years, as amended, will prohibit trading in its securities, and, as a result, an exchange may determine to delist our securities and trading in such securities could be prohibited.

On August 26, 2022, the CSRC, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of accounting firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

However, because we have substantial operations within the PRC, the audit workpapers prepared by our independent registered public accounting firm for auditing us might not be inspected by the PCAOB without the approval of the Chinese authorities. If the lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China, our investors would be deprived of the benefits of such PCAOB inspections. Such inability of the PCAOB to conduct inspections of auditors in China could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Furthermore, the Holding Foreign Companies Accountable Act, which requires that the PCAOB be permitted to inspect the issuer’s public accounting firm within three years, may result in the delisting of our Company in the future if the PCAOB is unable to inspect our accounting firm at such future time.

The SEC may propose additional rules or guidance that could impact us if our auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued the Report on Protecting United States Investors from Significant Risks from Chinese Companies to the then President of the United States. This report recommended that the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfil its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the Holding Foreign Companies Accountable Act. However, some of the recommendations were more stringent than the Holding Foreign Companies Accountable Act. For example, if a company was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff are preparing a consolidated proposal for the rules regarding the implementation of the Holding Foreign Companies Accountable Act to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The SEC has also announced amendments to various annual report forms to accommodate the certification and disclosure requirements of the Holding Foreign Companies Accountable Act. There could be additional regulatory or legislative requirements or guidance that could impact us if our auditor is not subject to PCAOB inspection. The implications of this possible regulation or guidance in addition to the requirements of the Holding Foreign Companies Accountable Act are uncertain.

If for whatever reason the PCAOB is unable to conduct full inspections of our auditor, such uncertainty could cause the market price of our Common Stock to be materially and adversely affected, and our securities could be delisted or prohibited from being traded “over-the-counter”. If our securities were unable to be listed on another securities exchange by then, such a delisting or prohibition from trading would substantially impair your ability to sell or purchase our Common Stock when you wish to do so, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of our Common Stock.

We face risks related to natural disasters, health epidemics, and other outbreaks of disease, which could disrupt our operations, supply chain, and demand for our healthy food products.

CFI Group, which began operations in 2023, has not been directly affected by the COVID-19 pandemic. However, the global disruptions caused by the pandemic highlight the potential risks posed by health epidemics and other large-scale crises to businesses like ours. As a company focused on healthy food products, our operations rely heavily on agricultural raw materials and an efficient supply chain. Future outbreaks of diseases, such as H1N1 or avian flu, could lead to quarantines, transportation restrictions, and labor shortages, which may disrupt the sourcing, production, and delivery of our products.

Our reliance on third-party suppliers and distributors compounds these risks, as their operations may be similarly affected by health crises. Disruptions to their ability to supply raw materials or deliver finished products could result in delays, reduced inventory, and an inability to meet customer demand. Health crises that shift consumer spending priorities or reduce disposable income could also impact demand for our healthy food products.

Natural disasters and extreme weather events, such as floods, typhoons, or droughts, also pose significant risks to our business. As our planned in-house production facilities will focus on cultivating, processing, and distributing staple grains like rice, wheat, and corn, they are particularly susceptible to such events. Any damage to these facilities or delays in their completion due to natural disasters could disrupt our supply chain and hinder our ability to scale operations as planned.

Government restrictions during health crises or natural disasters, such as limits on transportation or bans on in-person promotional activities, could further disrupt our marketing and distribution efforts. Such disruptions could reduce consumer access to and demand for our healthy food products, harming our reputation and financial performance.

If we experience prolonged disruptions from natural disasters or health epidemics in the future, it could materially and adversely affect our business, financial condition, and results of operations.

Uncertainties are inherent in prospective financial projections, and our actual performance may differ materially from our projections.

CFI Group’s prospective financial projections are based on assumptions and analyses developed by management that inherently involve significant uncertainties. These projections, included under “The Business Combination Proposal — Unaudited Prospective Financial Information of CFI Group,” reflect management’s expectations at the time they were prepared and are not audited, reviewed, or examined by independent accountants. As such, no assurance can be given that the projections will align with our actual operating results.

CFI Group began operating in 2023, and as a result, has a limited operating history on which to base its forecasts. Factors such as fluctuating demand for healthy food products, changing consumer preferences, supply chain disruptions, and macroeconomic conditions in China and globally could materially impact our ability to meet revenue and profitability targets. Additionally, our reliance on distributors and the broader retail market introduces variability in product demand and sales volumes, further complicating projections.

The projections also assume successful execution of our growth strategies, including scaling production through new in-house facilities and expanding our sales channels. However, unforeseen challenges, such as construction delays, cost overruns, or supply chain inefficiencies, may impact these plans. Given the uncertainties inherent in multi-year financial forecasts, shareholders and investors should not place undue reliance on these projections as indicators of future performance.

Our future growth and financial performance depend on accurate assumptions in our forecasts, which may not reflect actual results.

CFI Group’s forecasts and projections rely on assumptions about market demand for healthy food products, sales volumes, supply chain efficiency, and the successful implementation of our growth strategies. These assumptions include our ability to manage raw material costs, maintain distributor relationships, and scale production through the completion of in-house production facilities. However, factors outside our control, such as economic conditions, regulatory changes, and competition, may significantly impact these assumptions and lead to results that differ materially from our projections.

Our business depends on demand from distributors and retailers, which can be affected by changing consumer preferences, pricing dynamics, and external factors such as inflation or geopolitical tensions. Additionally, fluctuations in operating costs, the effectiveness of our marketing efforts, and the competitive landscape may introduce further variability in our financial performance.

If the assumptions underlying our forecasts prove inaccurate, our financial performance may not meet expectations, and the value of our business could be adversely affected. Investors are cautioned not to rely on these forecasts as guarantees of future performance.

Our growth depends on maintaining confidence in our business among distributors, suppliers, and other stakeholders.

As a relatively new business with a limited operating history, CFI Group’s success depends on establishing and maintaining confidence in our ability to deliver quality products and execute our growth strategies. Distributors, suppliers, and other stakeholders may hesitate to commit resources or form long-term partnerships if they perceive uncertainties about our business prospects. Negative perceptions, even if unfounded, could undermine our relationships and harm our ability to grow.

Factors such as delays in scaling production, supply chain disruptions, or heightened competition could weaken stakeholder confidence in our business. Additionally, external factors, including economic instability or geopolitical tensions, may further complicate these dynamics. If we fail to build and maintain trust among key stakeholders, it could materially and adversely affect our business, financial condition, and results of operations.

We may not have sufficient capital to meet future growth needs, and raising additional funding could dilute shareholders or restrict operations.

CFI Group requires significant capital to expand production capacity, enhance supply chain efficiency, and grow its distribution network. As we complete the construction of our in-house production facilities and scale operations, we anticipate increased costs related to property maintenance, equipment, and workforce expansion. However, as a new business, we have limited historical data on demand, making future capital requirements uncertain.

To fund growth, we may need to seek additional financing through equity or debt offerings. The issuance of equity securities could dilute existing shareholders, while debt financing could increase our debt service obligations and impose restrictive covenants on our operations. If sufficient funding is not available on acceptable terms, we may need to delay or reduce investments in growth initiatives, which could materially and adversely impact our business prospects.

We face risks related to compliance with evolving cybersecurity, data protection, and privacy laws, which could impact our operations and reputation.

CFI Group collects and stores certain business and operational data, including information about its distributors and suppliers. While we do not collect consumer or retail customer data, we remain subject to data protection and cybersecurity laws and regulations applicable in China and any other jurisdictions where we operate. These laws govern the collection, storage, use, and security of data and impose significant compliance obligations.

Although we implement data security measures to protect sensitive business information and comply with applicable laws, our systems may still be vulnerable to cyberattacks, such as hacking, malware, or phishing attempts, that could result in unauthorized access, data breaches, or disruptions to our operations. Cyberattacks on our contractors or third-party service providers could further expose us to risks of data loss or misuse.

Data protection regulations in China and globally are becoming increasingly stringent and complex, with new requirements regularly introduced, such as China’s Personal Information Protection Law (PIPL) and Data Security Law. Non-compliance with these or other evolving data protection laws could result in significant fines, penalties, or restrictions on our operations, as well as reputational harm.

Compliance with these laws requires ongoing investments in security infrastructure, training, and monitoring. Additionally, future changes in data protection regulations, such as enhanced requirements for data retention, transfer, or storage, could impose additional costs or operational adjustments. If we fail to comply with these laws, it could lead to investigations, enforcement actions, or restrictions on our ability to collect and use data, which could harm our business, financial condition, and results of operations.

While we strive to maintain compliance with applicable data protection laws, uncertainties in interpretation and enforcement of such laws, as well as potential cybersecurity risks, may negatively impact our operations and reputation. Any significant data breach or failure to comply with data protection laws could materially and adversely affect our business.

We may be subject to anti-corruption, anti-bribery, anti-money laundering and similar laws, and noncompliance with such laws can subject us to administrative, civil, and criminal penalties, collateral consequences, remedial measures, and legal expenses, all of which could adversely affect our business, results of operations, financial condition, and reputation.

We may be subject to anti-corruption, anti-bribery, anti-money laundering and similar laws and regulations in various jurisdictions in which we conduct activities, including the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-corruption laws and regulations. The FCPA prohibits us and our officers, directors, employees, and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing, or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records, and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect our business, reputation, financial condition, and results of operations.

We have direct or indirect interactions with officials and employees of government agencies and state-owned affiliated entities in the ordinary course of business. We also have business collaborations with government agencies and state-owned affiliated entities. These interactions subject us to an increasing level of compliance-related concerns. We are in the process of implementing policies and procedures designed to ensure compliance by us and our directors, officers, employees, consultants, agents, and business partners with applicable anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions, and similar laws and regulations. However, our policies and procedures may not be sufficient and our directors, officers, employees, consultants, agents, and business partners could engage in improper conduct for which we may be held accountable.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or similar laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures, and legal expenses, all of which could materially and adversely affect our business, reputation, financial condition, and results of operations.

Risks Relating to Doing Business in the PRC

Failure to meet the PRC government’s complex regulatory requirements on and significant oversight over our business operation could result in a material adverse change in our operations and the value of our securities.

Our facilities are situated in the PRC, which necessitates compliance with various governmental and regulatory requirements specific to our operating locations, including those enforced through diverse local and municipal agencies and subdivisions of government. The PRC government possesses considerable authority to influence and intervene in the operations of offshore holding companies, such as New CFI. Consequently, our business, financial position, operational outcomes, and future prospects may be significantly affected by the broader political, economic, and social conditions prevailing in China. The economic structure of China diverges from that of most developed nations across multiple dimensions, including the degree of government involvement, level of development, growth rates, foreign exchange controls, and resource allocation. While the Chinese government has instituted measures aimed at promoting market-driven economic reforms, divesting state ownership of productive assets, and enhancing corporate governance, a substantial proportion of productive assets in China remains under government ownership. Additionally, the Chinese government continues to play a prominent role in shaping industrial development through the enforcement of industrial policies. It also maintains significant control over the Chinese economy by allocating resources, regulating the payment of foreign currency-denominated obligations, setting monetary policy, and extending preferential treatment to specific industries or companies. Furthermore, certain administrative measures regulating (i) our operations and (ii) overseas offerings and foreign investment in China-based issuers could profoundly restrict or entirely obstruct our capacity to offer or continue to offer securities to investors, resulting in a severe depreciation or total loss of value of such securities.

Moreover, the Chinese government wields considerable control over numerous sectors of the Chinese economy through regulation and state ownership. Our operational capacity within China is susceptible to significant disruptions arising from legislative and regulatory changes, encompassing those related to securities regulation, data protection, cybersecurity, taxation, foreign investment limits, mergers and acquisitions, among other issues.

The central and local governments of the PRC may implement new, more stringent regulations or reinterpret existing ones, necessitating additional expenditures and efforts on our part to ensure compliance with such directives or interpretations. Thus, we may find ourselves subject to a multitude of government and regulatory requirements in the provinces where we operate in China and could face oversight from various political and regulatory entities, including numerous local and municipal agencies and government subdivisions. We may incur increased costs associated with compliance with existing and newly enacted laws and regulations, or we may face penalties for any failure to comply. Should the Chinese government seek to impose greater oversight and control over overseas offerings and/or foreign investment in China-based issuers, such actions could drastically restrict or altogether impede our ability to offer or continue to offer securities to investors, resulting in substantial depreciation or total loss of the value of such securities.

The Chinese economy has witnessed substantial growth over the past several decades; however, this growth has been uneven across different geographical regions and various sectors of the economy. The Chinese government has instituted a range of measures aimed at fostering economic growth and strategically allocating resources. While some of these measures may offer benefits to the broader Chinese economy, they may simultaneously exert negative impacts on our operations. A slowdown in the Chinese economy could lead to a diminished demand for our products, resulting in significant and adverse consequences for our business and operational outcomes.

Uncertainties with respect to the legal system and changes in laws and regulations in mainland China could adversely affect us.

We conduct our business primarily through our mainland China subsidiaries. Our operations in mainland China are governed by laws and regulations of mainland China. Our mainland China subsidiaries are subject to laws and regulations applicable to foreign investment in mainland China. The legal system of mainland China is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

The laws and regulations of mainland China have significantly enhanced the protections afforded to various forms of foreign investments in mainland China for the past decades. However, because certain recently enacted laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.

Furthermore, the legal system of mainland China is based in part on government policies, some of which are not published or not published on a timely basis, and can change quickly with little advance notice. As a result, we may not be aware of our potential violation of such policies and rules.

The PRC government has complex regulatory requirements on the conduct of our business and it has recently promulgated certain regulations and rules to exert more oversight over offerings that are conducted overseas and/or foreign investment in mainland China-based issuers. Such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline.

The PRC government has also recently published new policies that significantly affect certain industries and there is no assurance that it will not in the future release regulations or policies that could adversely affect our business, financial condition, and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas such as corporate social responsibilities or environmental protection, we may incur increased compliance costs or become subject to additional restrictions in their operations.

Additional disclosure requirements may be adopted by, and regulatory scrutiny from, the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.

On July 30, 2021, in response to the recent regulatory developments in China and actions adopted by the PRC government, the Chairman of the SEC issued a statement asking the SEC staff to seek additional disclosures from offshore issuers associated with China-based operating companies before their registration statements will be declared effective. As such, the offering of our securities may be subject to additional disclosure requirements and review that the SEC or other regulatory authorities in the United States may adopt for companies with China-based operations, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.

We conduct our business in a highly regulated environment and are subject to extensive regulations in China which affect our operations, and which could result in material changes in our operations and the value of our Common Stock.

We operate in a highly regulated environment. Specifically, our operations are subject to extensive regulations in China, including but not limited to regulations relating to healthy food products, regulations on compulsory product certification, regulations on the recall of defective products, and regulations on product liability and consumer protection. Several PRC regulatory authorities oversee different aspects of our operations, including but not limited to:

•        compulsory product certification;

•        product liabilities;

•        environmental protection system; and

•        work safety and occupational health requirements.

We are obligated to secure a comprehensive array of government approvals, licenses, permits, and registrations in relation to our operations, as well as to adhere to various mandatory standards and norms in our manufacturing processes and products. However, the interpretation of these regulations may evolve, and new regulations may be enacted, which could potentially disrupt or restrict our operations, undermine our competitiveness, or result in significant compliance costs. Certain filings with government agencies are required. As we expand our sales and distribution network and establish additional retail stores in China, we cannot assure you that we will be able to complete these filings promptly. Should any of our current or future branches fail to make the necessary filings, such branch may face orders to rectify the non-compliance immediately or incur fines of up to RMB10,000. We cannot guarantee that we have satisfied or will continue to satisfy all applicable laws, rules, and regulations in a timely manner or at all. Moreover, the PRC government imposes restrictions on foreign ownership.

Consequently, future government actions, including any decisions to intervene or influence our operations at any point, or to exert control over offerings of securities conducted overseas and/or foreign investment in China-based issuers, may compel us to make substantial alterations to our operations, may restrict or entirely obstruct our ability to offer or continue to offer securities to investors, and/or may lead to a significant decline in the value of such securities or render them worthless.

The approval and filing with the CSRC or other PRC government authorities are mandatory in connection with this Business Combination, the proxy statement/prospectus, or our listing under the laws of mainland China. However, we cannot ascertain whether or when we will secure such approval or finalize such filing. Even if we do obtain such approval, it remains susceptible to rescission. Any failure or delay in obtaining such approval or in adhering to filing requirements related to the offering, or a rescission of such approval, may expose us to sanctions imposed by the CSRC or other PRC government authorities.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, commonly referred to as the M&A Rules, enacted by six different PRC regulatory authorities in 2006 and amended in 2009, ostensibly require offshore special purpose vehicles controlled by PRC companies or individuals, formed for the specific purpose of pursuing a public listing on an overseas stock exchange through the acquisition of PRC domestic companies or assets, to secure approval from the China Securities Regulatory Commission (CSRC) prior to the public listing of their securities on an overseas stock exchange. The interpretation and application of these regulations remain ambiguous, and our offshore offerings may ultimately necessitate approval from the CSRC. Should CSRC approval be required, we face uncertainty regarding our capacity to obtain such approval and the duration it may take. Furthermore, even with CSRC approval, such approval could be rescinded. Any failure to obtain, or delays in obtaining, CSRC approval for our listing, or a rescission of such approval, may subject us to sanctions imposed by the CSRC or other PRC regulatory authorities. These sanctions could manifest as fines and penalties affecting our operations in China, restrictions or limitations on our ability to distribute dividends outside of China, and other forms of sanctions that may materially and adversely impact our business, financial condition, and operational results.

Furthermore, the PRC government has recently sought to exert more oversight and control over offerings that are conducted overseas or foreign investment in China-based issuers. The Opinions (defined below), among others, emphasizes the need to strengthen cross-border regulatory cooperation and the administration and supervision of China-based issuers, and to establish a comprehensive regulatory system for the application of PRC capital market laws and regulations outside China. On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Filing Rules, which became effective on March 31, 2023. According to the Overseas Listing Filing Rules, the offering or listing of shares, depository receipts, convertible corporate bonds, or other equity-like securities by a PRC domestic company in an overseas stock market, whether directly or indirectly through an offshore holding company, should be filed with the CSRC. If a PRC domestic company intends to complete a direct or indirect overseas (i) initial public offering and listing, or (ii) listing of shares in the name of an overseas enterprise on the basis of the equity, assets, income or other similar rights of the relevant PRC domestic company through a single or multiple acquisitions, share swaps, shares transfers or other means, the issuer (if the issuer is a PRC domestic company) or its designated major PRC domestic operating entity (if the issuer is an offshore holding company), in each applicable event, the reporting entity, shall complete the filing procedures with the CSRC within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The determination of whether any offering or listing is “indirect” will be made on a “substance over form” basis. An offering or listing of an issuer will be considered as an overseas indirect offering or listing by PRC domestic companies if both of the following conditions are met with respect to such issuer: (i) the revenues, profit, total assets, or net assets of PRC domestic companies in the most recent fiscal year constitute more than 50% of the relevant line item in the issuer’s audited consolidated and combined financial statements for that year; and (ii) the majority of the senior management personnel responsible for its business operations and management are PRC citizens or have their ordinary residence in China, or if its main place of business is in China or if its business operation is primarily conducted in China. In addition, according to the Overseas Listing Filing Rules and a set of Q&A published on the CSRC’s official website in connection with the release of the Overseas Listing Filing Rules, if it is explicitly required (in the form of institutional rules) by any regulatory authority having jurisdiction over the relevant industry and field that regulatory procedures should be performed prior to the overseas listing of a PRC domestic company, such company must obtain the regulatory opinion, approval and other documents from and complete any required filing with such competent authority before submitting a CSRC filing. The reporting entity shall make a timely report to the CSRC and update its CSRC filing within three business days after the occurrence of any of the following material events, if any of them occurs after obtaining its CSRC filing and before the completion of the offering and/or listing: (i) any material change to principal business, licenses or qualifications of the issuer; (ii) a change of control of the issuer or any material change to equity structure of the issuer; and (iii) any material change to the offering and listing plan. Once listed overseas, the reporting entity will be further required to report the occurrence of any of the following material events within three business days after the occurrence and announcement thereof to the CSRC: (i) a change of control of the issuer; (ii) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the issuer; (iii) change of the listing status or transfer of the listing board; and (iv) the voluntary or mandatory delisting of the issuer. In addition, the completion of any overseas follow-on offerings by an issuer in the same overseas market where it has completed its public offering and listing would necessitate a filing with the CSRC within three business days thereafter. Failure to comply with the applicable filing requirements may result in fines being imposed on the relevant PRC domestic companies and their controlling shareholders and other responsible person.

Based on the Overseas Listing Filing Rules, the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies published by the CSRC on February 17, 2023, or the Notice on the Overseas Listing Filing, and the set of Q&A published on the CSRC’s official website, we are required to complete the filing procedures with the CSRC in connection with this Business Combination as required by the Overseas Listing Filing Rules prior to the listing of its securities on Nasdaq. As of the date of this proxy statement/prospectus, we have not completed the filing procedures with the CSRC. We cannot assure you that we can complete the filing procedures in a timely manner or at all.

Additional Regulations under PRC Law Relating to Data Security and Confidentiality and Archives Management may subject us to additional compliance requirements in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council of the PRC (the “State Council”) jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. The Opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection.

On February 24, 2023, the CSRC and several other administrations jointly released the revised Provisions on Strengthening Confidentiality and Archiving Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which came into effect on March 31, 2023. The Archives Rules apply to both overseas direct offerings and overseas indirect offerings. The Archives Rules provides that, among other things, (i) in relation to the overseas listing activities of PRC domestic enterprises, the PRC domestic enterprises are required to strictly comply with the relevant requirements on confidentiality and archives management, establish a sound confidentiality and archives system, and take necessary measures to discharge their confidentiality and archives management responsibilities; (ii) if a PRC domestic enterprise is required to publicly disclose or provide to any securities companies or other securities service providers or overseas regulators or individuals, any materials that contain state secrets or government work secrets (where there is ambiguity or dispute on whether it is state secret or government work secret, a request shall be submitted to the competent government authority for determination), during the course of its overseas offering or listing, the PRC domestic enterprise shall apply for approval from competent authorities and file with the secrecy administrative department at the same level; and (iii) working papers produced in China by securities companies and other securities service institutions, who provide such PRC domestic enterprises with securities services during their overseas issuance and listing, should be stored in the PRC, and the transmission of any such working papers to recipients outside China must be approved following the applicable PRC regulations.

Any failure or perceived failure by PRC domestic companies to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business.

On December 28, 2021, the Cyberspace Administration of China, or the CAC and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the Revised Review Measures, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the CAC in connection with the issuance of the Revised Review Measures, an official of the CAC indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. After the receipt of all required application materials, the authorities must determine, within ten business days thereafter, whether a cybersecurity review will be initiated, and issue a written notice to the relevant applicant of its determination. If a review is initiated and the authorities conclude after such review that the listing will affect national security, the listing of the relevant applicant will be prohibited. Given the recency of the issuance of the Revised Review Measures, there is a general lack of guidance and substantial uncertainties exist with respect to its interpretation and implementation.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (the “CIIOs”) that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

Additionally, the PRC Cybersecurity Law requires companies to implement certain organizational, technical and administrative measures and other necessary measures to ensure the security of their networks and data stored on their networks. Specifically, the Cybersecurity Law provides that China adopts a multi-level protection scheme (“MLPS”), under which network operators are required to perform obligations of security protection to ensure that the network is free from interference, disruption or unauthorized access, and prevent network data from being disclosed, stolen or tampered. Under the MLPS, entities operating information systems must have a thorough assessment of the risks and the conditions of their information and network systems to determine the level to which the entity’s information and network systems belong-from the lowest Level 1 to the highest Level 5 pursuant to a series of national standards on the grading and implementation of the classified protection of cybersecurity. The grading result will determine the set of security protection obligations that entities must comply with. Entities classified as Level 2 or above should report the grade to the relevant government authority for examination and approval.

On November 14, 2021, the CAC released the Regulations on Network Data Security Management (draft for public comments), which provide that if a data processor that processes personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Pending the finalization, adoption, enforcement and interpretation of these new measures and regulations, we cannot rule out the possibility that the measures and regulations may be enacted, interpreted or implemented in ways that will negatively affect us.

The PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress, or the SCNPC, on June 10, 2021 and took effect on September 1, 2021, imposes data security and privacy obligations on entities and individuals carrying out data activities. Further, the PRC Data Security Law introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information. On July 30, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect on November 1, 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

As of the date of this proxy statement/prospectus, we have not received any notice from any authorities identifying us as a critical information infrastructure operator or requiring us to go through cybersecurity review or network data security review by the CAC. We do not believe that our operations and listing are expected to be affected by, or subject to, cybersecurity review by the CAC under the Cybersecurity Review Measures, given that we are not (i) a network platform operator engaging in data processing activities that affect or may affect national security; (ii) a critical information infrastructure operator purchasing cyber products or services that affect or may affect national security; or (iii) a network platform operator with personal information data of more than one million users. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on it. We cannot guarantee, however, that we will not be subject to cybersecurity review and network data security review in the future. During such reviews, we may be required to suspend our operations or experience other disruptions to their operations. Cybersecurity review and network data security review could also result in negative publicity with respect to us and diversion of our managerial and financial resources, which could materially and adversely affect its business, financial conditions, and results of operations.

Further, if (i) we do not receive or maintain any required permission, or fail to complete any required review or filing, (ii) we inadvertently conclude that such permission, review or filing is not required, or (iii) applicable laws, regulations, or interpretations change such that it becomes mandatory for us to obtain any permission, review or filing in the future, we may have to expend significant time and costs to comply with these requirements. If we are unable to do so, on commercially reasonable terms, in a timely manner or otherwise, we may become subject to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, complete the Business Combination, or list on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected. Further, New CFI’s ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and the value of its securities may significantly decline.

It is uncertain whether we can, or how long it will take us to, obtain such approval or complete such filing procedures and any such approval could be rescinded. Any failure to obtain or delay in obtaining clearance of such approval or completing such filing procedures for this Business Combination or our listing, or a rescission of any such approval if obtained by us, would subject us to regulatory actions or other sanctions by the CSRC, CAC or other PRC regulatory authorities for failure to seek required governmental authorization in respect of the same. These governmental authorities may impose fines, restrictions and penalties on our operations in China, such as revocation of our licenses or shutting down part or all of our operations, limit our ability to pay dividends outside of China, limit our operating privileges in China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The PRC governmental authorities may also take actions requiring us, or making it advisable for us, to suspend this Business Combination or our listing before settlement and delivery. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. All of these could have a material adverse effect on the trading price of our securities and could significantly limit or completely hinder our ability and the ability of any holder of our securities to offer or continue to offer such securities.

PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We may transfer funds to our PRC subsidiary or finance our PRC subsidiary by means of shareholders’ loans or capital contributions after completion of this offering. Any loans to our PRC subsidiary, which are foreign-invested enterprises, cannot exceed a statutory limit, and shall be filed with the State Administration of Foreign Exchange, or SAFE, or its local counterparts. Furthermore, any capital contributions we make to our PRC subsidiary shall be registered with the PRC State Administration for Market Regulation or its local counterparts and filed with the Ministry of Commerce (“MOFCOM”) or its local counterparts.

On March 30, 2015, SAFE promulgated the Circular on Reforming the Administration Measures on Conversion of Foreign Exchange Registered Capital of Foreign-invested Enterprises, or SAFE Circular 19. SAFE Circular 19, however, allows foreign invested enterprises in China to use their registered capital settled in RMB converted from foreign currencies to make equity investments, but the registered capital of a foreign invested company settled in RMB converted from foreign currencies remains not allowed to be used, among other things, for investment in the security markets, or offering entrustment loans, unless otherwise regulated by other laws and regulations. On June 9, 2016, SAFE further issued the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, which, among other things, amended certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign invested company is regulated such that Renminbi capital may not be used for purposes beyond its business scope or to provide loans to non-affiliates unless otherwise permitted under its business scope. On October 23, 2019, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-Border Trade and Investment, or SAFE Circular 28, which removes the restrictions on domestic equity investments by non-investment foreign-invested enterprises with their capital funds, provided that certain conditions are met. The applicable foreign exchange circulars and rules may limit our ability to transfer the net proceeds from this offering and the concurrent private placements to our PRC subsidiary and convert the net proceeds into RMB, which may adversely affect our business, financial condition, and results of operations.

Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations and affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and the remittance of currency out of China. We receive substantially all of our revenue in Renminbi. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiary. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiary to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements. However, approval from or registration or filings with competent government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Pursuant to SAFE Circular 19, a foreign-invested enterprise may convert up to 100% of the foreign currency in its capital account into Renminbi on a discretionary basis according to the actual needs. The SAFE Circular 16 provides for an integrated standard for conversion of foreign exchange under capital account items on a discretionary basis, which applies to all enterprises registered in China. In addition, SAFE Circular 16 has narrowed the scope of purposes for which an enterprise must not use the Renminbi funds so converted, which include, among others, (i) payment for expenditure beyond its business scope or otherwise as prohibited by the applicable laws and regulations, (ii) investment in securities or other financial products other than banks’ principal-secured products, (iii) provision of loans to non-affiliated enterprises, except where it is expressly permitted in the business scope of the enterprise, and (iv) construction or purchase of non-self-used real properties, except for real estate developers. The PRC government may at its discretion further restrict access to foreign currencies for current account transactions or capital account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency needs, we may not be able to pay dividends in foreign currencies to our shareholders. Further, there is no assurance that new regulations will not be promulgated in the future that would have the effect of further restricting the remittance of Renminbi into or out of China.

Fluctuations in exchange rates could result in foreign currency exchange losses.

The value of Renminbi against the U.S. dollar and other currencies fluctuates, is subject to changes resulting from the PRC government’s policies and depends to a large extent on domestic and international economic and political developments as well as supply and demand in local markets. In July 2005, the PRC government changed its decades-old policy of pegging the value of Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC, or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

Any depreciation of the Renminbi may adversely affect the value of, and any dividends payable on, our shares in foreign currency. In addition, there are limited instruments available for us to reduce our foreign currency risk exposure at reasonable costs. All of these factors could materially and adversely affect our business, financial condition, results of operations, and prospects, and could reduce the value of, and dividends payable on, our shares in foreign currency terms.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and results of operations.

The SCNPC enacted the Labor Contract Law in 2008 and amended it on December 28, 2012. The Labor Contract Law introduced specific provisions related to fixed-term employment contracts, part-time employment, probationary periods, consultation with labor unions and employee assemblies, employment without a written contract, dismissal of employees, severance, and collective bargaining to enhance previous PRC labor laws. Under the Labor Contract Law, an employer is obligated to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. Further, if an employee requests or agrees to renew a fixed-term employment agreement that has already been entered into twice consecutively, the resulting contract, with certain exceptions, must have an unlimited term, subject to certain exceptions. With certain exceptions, an employer must pay severance to an employee where a labor contract is terminated or expires. In addition, the PRC governmental authorities have continued to introduce various new labor-related regulations since the effectiveness of the Labor Contract Law.

Under the PRC Social Insurance Law and the Administrative Measures on Housing Fund, employees are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance, and housing funds and employers are required, together with their employees or separately, to pay the social insurance premiums and housing funds for their employees. If we fail to make adequate social insurance and housing fund contributions, we may be subject to fines and legal sanctions, and our business, financial conditions and results of operations may be adversely affected.

These laws designed to enhance labor protection tend to increase our labor costs. In addition, as the interpretation and implementation of these regulations are still evolving, our employment practices may not be at all times be deemed in compliance with the regulations. As a result, we could be subject to penalties or incur significant liabilities in connection with labor disputes or investigations.

China’s M&A Rules and certain other regulations establish more complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

A number of PRC laws and regulations, including the M&A Rules, the Anti-monopoly Law promulgated by the Standing Committee of the National People’s Congress in August 2007 and amended in June 2022, the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the Ministry of Commerce in August 2011, and the Measures for the Security Review of Foreign Investment promulgated by the National Development and Reform Commission of the PRC, or NDRC and the Ministry of Commerce in December 2020 have established procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. These include requirements in some instances that the approval from the Ministry of Commerce be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions involving an industry that implicates national security to be subject to merger control review or security review.

In the future, we may further grow our business by acquiring complementary businesses. Complying with the requirements of the relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce or its local counterparts may delay or inhibit our ability to complete such transactions which could affect our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

It may be difficult for overseas regulators to conduct investigations or collect evidence within China.

Shareholder claims or regulatory investigations that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of New CFI’s securities, including that it could cause the value of such securities to significantly decline.

Following the consummation of the Business Combination, New CFI will indirectly hold the equity of the five PRC operating subsidiaries of the CFI Group. Although the PRC government has an increasingly open attitude towards absorbing foreign investment in general, it still implements the Special Administrative Measures for Access of Foreign Investments (the “Negative List”). Under the Negative List, the foreign invested enterprise would not be allowed to make investments in prohibited industries set out in the “Negative List” while a foreign invested enterprise must satisfy certain conditions stipulated in the “negative list” for investment in restricted industries. As of the date of this proxy statement/prospectus, none of our PRC subsidiaries or affiliates are currently subject to foreign investment restrictions as set forth in the presently effective Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the 2021 Negative List. If any part of our business operations falls within the scope of the “Negative List” or if the interpretation and implementation of the 2019 PRC Foreign Investment Law and any future “Negative List” mandates further actions, such as market entry clearance granted by the PRC Ministry of Commerce, we face uncertainties as to whether such clearance can be obtained in a timely manner, or at all. We cannot assure you that the relevant governmental authorities will not interpret or implement the 2019 PRC Foreign Investment Law in the future in a way that will materially impact the viability of our current corporate governance and business operations.

On July 4, 2014, SAFE issued the SAFE Circular 37, which requires PRC residents, including PRC individuals and institutions, to register with SAFE or its local branches in connection with their direct establishment or indirect control of an offshore special purpose vehicle, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. In addition, such PRC residents must update their foreign exchange registrations with SAFE or its local branches when the offshore special purpose vehicles in which such residents directly hold equity interests undergo material events relating to any changes of basic information (including changes of such PRC individual shareholders, names, and operation terms), increases or decreases in investment amount, share transfers or exchanges, or mergers or divisions. As of the date of this proxy statement/prospectus, all of our shareholders have completed SAFE Circular 37 Registration and are in compliance. We will attempt to comply and ensure that, following the consummation of the Business Combination, shareholders who are subject to these rules comply with the relevant requirements. However, New CFI may not be fully informed of the identities of all their shareholders or beneficial owners who are PRC residents, and therefore, may not be able to identify all their shareholders or beneficial owners who are PRC residents to ensure their compliance with the SAFE Circular 37 or other related rules. In addition, there is no assurance that all such shareholders and beneficial owners who are PRC residents will comply with a request to make, obtain, or update any applicable registrations or comply with other requirements required by the SAFE Circular 37 or other related rules in a timely manner. Even if such shareholders and beneficial owners who are PRC residents comply with such request, there is no assurance that they will successfully obtain or update any registration required by the SAFE Circular 37 or other related rules in a timely manner. Failure to comply with the registration procedures set forth in the SAFE Circular 37 may result in restrictions on foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities, and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under foreign exchange administration regulations of mainland China.

Furthermore, if future laws, administrative regulations, or provisions mandate further actions to be taken by New CFI or CFI Group with respect to their existing corporate structure, New CFI may face substantial uncertainties as to whether it can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect New CFI’s corporate structure, resulting in a material change in its operations and/or a material change in the value of New CFI’s Common Stock, including that it could cause the value of New CFI’s Common Stock to significantly decline or become worthless.

We may be materially adversely affected if our shareholders and beneficial owners who are PRC entities fail to comply with the PRC overseas investment regulations.

On December 26, 2017, the NDRC promulgated the Administrative Measures on Overseas Investments, which took effect as of March 1, 2018. According to this regulation, non-sensitive overseas investment projects are subject to record-filing requirements with the local branch of the NDRC. On September 6, 2014, the Ministry of Commerce promulgated the Administrative Measures on Overseas Investments, which took effect as of October 6, 2014. According to this regulation, overseas investments of PRC enterprises that involve non-sensitive countries and regions and non-sensitive industries are subject to record-filing requirements with a local branch of Ministry of Commerce. According to the Circular of the State Administration of Foreign Exchange on Issuing the Regulations on Foreign Exchange Administration of the Overseas Direct Investment of Domestic Institutions, which was promulgated by SAFE on July 13, 2009, and took effect on August 1, 2009, PRC enterprises must register for overseas direct investment with a local SAFE branch. The shareholders or beneficial owners who are PRC entities are required to be in compliance with the related overseas investment regulations. If they fail to complete the filings or registrations required by overseas direct investment regulations, the relevant authority may order them to suspend or cease the implementation of such investment and make corrections within a specified time.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, replacing earlier rules promulgated in 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas-listed company, and complete certain other procedures. We and our executive officers and other employees who are PRC citizens or who reside in China for a continuous period of not less than one year and who have been granted options will be subject to these regulations when our company becomes an overseas-listed company upon the completion of this offering. Failure to complete SAFE registrations may subject them to fines and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’s ability to distribute dividends to us.

The approval of relevant PRC regulatory authorities and compliance procedures may be required in connection with this Business Combination, and, if required, we cannot predict whether we will be able to obtain such approval.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. Moreover, on December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures which took effect on February 15, 2022, and replaced the original Cybersecurity Review Measures promulgated on April 13, 2020. In accordance with the Cybersecurity Review Measures, network platform operators holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad.

On November 14, 2021, the National Internet Information Office issued the “Regulations on Network Data Security Management (Draft for Solicitation of Comments),” or the Draft for Comment. The Draft for Comment requests data processors, Internet platform operators and large-scale network operators to comply with the obligation of cybersecurity protection when carrying out data processing activities. A data processor identified in the Draft for Comment refers to an individual and an organization that independently decides the processing purpose and method in data processing activities. In accordance with the Draft for Comment, an Internet platform operator refers to a data processor that provides users with Internet platform services such as information release, social interaction, transaction, payment, audio-visual and so on, while large-scale Internet platform operators refer to those who have more than 50 million users, handle a large amount of personal information and important data, and have strong social mobilization ability and market dominance. Meanwhile, the Draft for Comment also provides that if data processors handling personal information of more than one million people intend to become listed overseas, they shall abide by the relevant regulations and apply for cybersecurity review. In the opinion of Jingsh & H Y Leung, our business operations do not currently involve data processing and therefore do not fall under the definition of “data processors.” We also do not fall under the definition of Internet platform operator and large-scale network operator. Jingsh & H Y Leung has advised us that we are not required to conduct cybersecurity review even after the Draft for Comment coming into effectiveness.

However, there remain uncertainties as to when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us. If we inadvertently conclude that the Cybersecurity Review Measures do not apply to us, or applicable laws, regulations, or interpretations change and it is determined in the future that Cybersecurity Review Measures become applicable to us, we may be subject to review when conducting data processing activities and may face challenges in addressing its requirements and make necessary changes to our internal policies and practices. We may incur substantial costs in complying with the Cybersecurity Review Measures, which could result in material adverse changes in our business operations and financial position. If we are not able to fully comply with the Cybersecurity Review Measures, our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered, and our securities may significantly decline in value.

As the aforementioned policies evolve and any related implementation rules are enacted, we may be subject to additional compliance requirement in the future. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all.

Under the PRC Enterprise Income Tax Law, New CFI may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to New CFI and its non-PRC shareholders and have a material adverse effect on its results of operations and the value of your investment.

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which became effective in January 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In April 2009, the State Administration of Taxation (the “SAT”) issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the Actual Standards of Organizational Management, or “SAT Circular 82,” which was amended in December 2017. SAT Circular 82 specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation, and management; financial and personnel decision-making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. In addition to SAT Circular 82, the SAT issued the Measures for the Administration of Enterprise Income Tax of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises (for Trial Implementation), or “SAT Bulletin 45,” which took effect in September 2011 and was amended in April 2015, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

If the PRC tax authorities determine that the actual management body of New CFI is within the territory of China, it may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, New CFI will be subject to the uniform 25% enterprise income tax on its worldwide income, which could materially reduce its net income. In addition, New CFI will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by New CFI to its investors and gains on the sale of its shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of New CFI would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that itis treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in New CFI Common Stock. Although up to the date of this proxy statement/prospectus, neither New CFI or CFI Group has been notified or informed by the PRC tax authorities that they have been deemed to be resident enterprises for the purpose of the EIT Law, there is no assurance that they will not be deemed to be resident enterprises in the future.

Uncertainties with respect to the interpretation and implementation of the PRC Foreign Investment Law and Implementation Regulations may affect our corporate governance.

On January 1, 2020, the PRC Foreign Investment Law (the “Foreign Investment Law”) and the Regulations for Implementation of the Foreign Investment Law (the “Implementation Regulations”), came into effect and replaced the trio of prior laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law, and the Wholly Foreign-invested Enterprise Law, together with their implementation rules. Since the Foreign Investment Law and the Implementation Regulations are relatively new, uncertainties still exist in relation to its interpretation and implementation. The Foreign Investment Law and the Implementation Regulations may affect our relevant corporate governance practices and increase our compliance costs. For instance, the Foreign Investment Law and the Implementation Regulations require that foreign-invested enterprises established before the Foreign Investment Law became effective have five years to complete the necessary adjustments to their organization form, governance structure, and other required matters to comply with the PRC Company Law, the Partnership Enterprise Law, and other laws. The PRC Company Law significantly differs from the Sino-foreign Equity Joint Venture Enterprise Law and the Sino-foreign Cooperative Joint Venture Enterprise Law. These differences include, but are not limited to, an enterprise’s highest authority, minimum number of directors, quorum, term of directors, voting mechanisms, profit distributions and equity transfer restrictions. According to the Implementation Regulations, the provisions regarding equity interest transfer and distribution of profits or remaining assets may remain the same as previously provided in the contracts among the joint venture parties of a foreign-invested enterprise. Uncertainties still exist with respect to the specific adjustments foreign-invested enterprises must make. The local branch of the State Administration for Market Regulation of the PRC (the “SAMR”) may, at its discretion, require us to make necessary adjustments to our articles of association and other filing documents to comply with the PRC Company Law and the Partnership Enterprise Law, as applicable.

In addition, the Foreign Investment Law and the Implementation Regulations impose information reporting requirements on foreign investors and foreign-invested enterprises. Any foreign investors or foreign-invested enterprises found to be non-compliant with these reporting obligations may be subject to fines or administrative liabilities.

We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors. In February 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises or Bulletin 7. Pursuant to Bulletin 7, an “indirect transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

On October 17, 2017, the State Administration of Taxation issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or Bulletin 37, which came into effect on December 1, 2017. Bulletin 37 further clarifies the practice and procedure of the withholding of nonresident enterprise income tax.

We face uncertainties on the reporting and consequences of past or future private equity financing transactions, share exchanges or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation and request our PRC subsidiaries to assist in the filing. As a result, we and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Bulletin 7 and Bulletin 37, and may be required to expend valuable resources to comply with them or to establish that we and our non-resident enterprises should not be taxed under these regulations, which may have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities have the discretion under Bulletin 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. If the PRC tax authorities make adjustments to the taxable income of the transactions under Bulletin 7, our income tax costs associated with such transactions will be increased, which may have an adverse effect on our financial condition and results of operations. We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing obligations on us or require us to provide assistance to them for the investigation of any transactions we were involved in. Heightened scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our PRC subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

We are a holding company and we may rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. Current regulations of mainland China permit our PRC subsidiaries to pay dividends to us only out of their accumulated after-tax profits upon satisfaction of relevant statutory conditions and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain reserve funds until the total amount set aside reached 50% of its registered capital. Furthermore, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements. Due to these restrictions and additional restrictions that may be imposed under new PRC laws and regulations that may come into effect in the future, cash and/or non-cash assets held by our PRC subsidiaries may not be available to fund our foreign currency needs or any foreign operations that we may have in the future or for other uses outside of the PRC.

Tensions in international trade and investment and rising political tensions, particularly between the United States and China, may adversely impact our business, financial condition, and results of operations.

Government regulations and policies restricting international trade, such as export controls or tariffs, may affect the demand for our products. If any new tariffs, legislation, or regulations are implemented, or if existing trade agreements are renegotiated, such changes could adversely affect our business, financial condition, and results of operations. Recently, there have been heightened tensions in international economic relations, such as that between the United States and China, but also as a result of the conflict in Ukraine and sanctions on Russia.

The U.S. government has imposed, and has proposed to impose additional, new, or higher tariffs on certain products imported from China to penalize China for what it characterizes as unfair trade practices. China has responded by imposing, and proposing to impose additional, new, or higher tariffs on certain products imported from the United States. Rising political tensions could reduce levels of trade, investment, technological exchange, and other economic activities between the United States and China, which would have a material adverse effect on global economic conditions and the stability of global financial markets as well as our business, prospects, financial condition, and results of operations.

Risks Relating to Intellectual Property, Information Technology and Legal Proceedings

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business have not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. From time to time in the future, we may be subject to legal proceedings, claims or penalties relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability and penalties for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

We may not be able to prevent others from making unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-compete agreements with our employees and others, to protect our proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. For example, we regularly file applications to register our trademarks in China, but these applications may not be timely or successful and may be challenged by third parties. As China has adopted a “first to file” trademark registration system and there are trademarks similar to ours which have been registered in the same categories, we may not be able to successfully register our trademarks in such categories and may be exposed to the risk that we are held to be infringing third-party trademark rights. Moreover, for our trademarks unregistered in China, we may not be able to prevent a third-party from using our brand. There are others using trademarks similar to our trademarks. We believe our trademarks are vital to our business. We are in the process of filing cancellation requests for certain incumbent trademarks held by third parties on the basis of lack of sufficient usage. However, we cannot assure you that such requests would be successful, or that we can successfully register our trademarks at all.

If any third-party brings trademark infringement against us in connection with our use of any of the unregistered trademarks, we may face civil and administrative liabilities under the PRC Trademark Law. We may also be ordered to abandon any product alleged or held to infringe upon third parties’ legal interests or redesign our products or processes to avoid assertion of infringement and compensate for losses of such third parties up to RMB5 million and may be ordered to eliminate any negative impact. In addition, we may be subject to various administrative liabilities including, among others, imposition of fines with a maximum of five times of illegal turnover if such illegal turnover exceeds RMB50,000, or RMB250,000 if such illegal turnover is less than RMB50,000. Any of these liabilities may disrupt our business operations and materially and adversely affect our reputation, financial condition and operating results. Even if we are successful in defending against such claims, legal proceedings could result in substantial costs and be a distraction to our management.

Meanwhile, intellectual property protection is still a developing legal sector in China. We cannot predict the effect of future developments in this legal sector, including the promulgation of new laws and changes to existing laws or the interpretation thereof. As a result, we may not be able to adequately protect our intellectual property rights, which could adversely affect our turnover and competitive position.

It is often difficult to maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to adequately obtain or maintain our proprietary and intellectual property rights in our data or technology.

We cannot guarantee our employees, consultants, or other parties will comply with confidentiality, non-disclosure, or invention assignment agreements or that such agreements will otherwise be effective in controlling access to and distribution of our products, or certain aspects of our products, and proprietary information. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, claims alleging that our agreements with employees or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity. We rely on work-for-hire provisions to effectuate our ownership of intellectual property created by our employees; however, certain types of intellectual property could require separate documentation to validly assign ownership to us.

As our patents may expire and may not be extended, our patent applications may not be granted, and our patent rights may be contested, circumvented, invalidated, or limited in scope, our patent rights may not protect us effectively. In particular, we may not be able to prevent others from developing or exploiting competing technologies, which could materially and adversely affect our business, financial condition, and results of operations.

As of the date of this proxy statement/prospectus, we had 31 registered patents in mainland China, 63 registered trademarks and registered copyrights to 4 software programs. Even if our patent applications are granted and we are issued patents accordingly, it is still uncertain whether these patents will be contested, circumvented, or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. The claims under any patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others could bar us from licensing and exploiting our patents. Numerous patents and pending patent applications owned by others exist in the fields where we have developed and are developing our products. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing patents or pending patent applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Our success depends in part on our ability to obtain, maintain, expand, enforce, and defend the scope of our intellectual property. The patent prosecution process is expensive and time-consuming, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patents or patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we may not be able to protect our proprietary rights at all. Any failure to obtain or maintain patent and other intellectual property protection with respect to our products could harm our business, financial condition, and results of operations.

In addition to patented products and technologies, we rely on our unpatented proprietary products and technologies, trade secrets, processes, and know-how.

We rely on proprietary information, such as trade secrets, know-how, and confidential information, to protect intellectual property that may not be patentable, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into confidentiality agreements, or consulting, services, or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors, scientific advisors, and third parties. However, we cannot guarantee that we have entered into such agreements with every party that has or may have had access to our trade secrets or proprietary information and, even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure, third-party infringement or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. We have limited control over the protection of trade secrets used by our third-party manufacturers and suppliers and could lose future trade secret protection if any unauthorized disclosure of such information occurs. In addition, our proprietary information may otherwise become known or be independently developed by our competitors or other third parties. To the extent that our employees, consultants, contractors, and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our proprietary information could adversely affect our competitive business position. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that trade secret to compete with us. If any of our trade secrets were to be disclosed, whether lawfully or otherwise, to or independently developed by a competitor or other third party, it could have a material adverse effect on our business, operating results, and financial condition.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot guarantee that these security measures provide adequate protection for such proprietary information or will never be breached. There is a risk that third parties may obtain unauthorized access to and improperly utilize or disclose our proprietary information, which would harm our competitive advantages. We may not be able to detect or prevent the unauthorized access to or use of our information by third parties, and we may not be able to take appropriate and timely steps to mitigate the damages, or the damages may not be capable of being mitigated or remedied.

Furthermore, others may independently discover our trade secrets and proprietary information. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing, misappropriating, or violating other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in the markets of interest. During trademark registration proceedings, we may receive rejections of our applications. Although we are given an opportunity to respond to such rejections, we may be unable to overcome them. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. In addition, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, which may not survive such proceedings. Furthermore, in many countries, owning and maintaining a trademark registration may not provide an adequate defense against a subsequent infringement claim asserted by the owner of a senior trademark. Some trademarks are used elsewhere in the world and are not registered in China. If we inadvertently use these trademarks in China, we might be subject to litigation or claims, which could result in substantial costs, negative publicity, and diversion of resources and management attention.

We may not be able to obtain, protect or enforce our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, misappropriation, dilution, or other claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Our efforts to obtain, enforce or protect our proprietary rights related to trademarks, trade names, domain name or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, results of operations, and prospects.

We depend on information technology to conduct our business. Any significant disruptions to our information technology systems or facilities, or those of third parties with which we do business, such as disruptions caused by cyber-attacks, could adversely impact our business.

Our ability to keep our business operating effectively depends on the functional and efficient operation of information technology systems and facilities, both internally and externally. We rely on these systems to, among other things, make a variety of day-to-day business decisions as well as to record and process transactions, billings, payments, inventory, and other data, in many currencies, on a daily basis, and across numerous and diverse markets and jurisdictions. Our systems, as well as those of our customers, suppliers, partners, and service providers, also contain sensitive confidential information or intellectual property and are susceptible to interruptions, including those caused by systems failures, cyber-attacks, and other natural or man-made incidents or disasters, which may be prolonged or go undetected. Cyber-attacks, both domestically and abroad, are increasing in their frequency, sophistication, and intensity, and have become increasingly difficult to detect. Although we have and continue to take precautions to prevent, detect, and mitigate such events, a significant or large-scale interruption of our information technology systems or facilities could adversely affect our ability to manage and keep our operations running efficiently and effectively, and could result in significant costs, fines or litigation. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Even if identified, we may be unable to adequately investigate or remediate incidents or breaches due to attackers increasingly using tools and techniques that are designed to circumvent controls, to avoid detection, and to remove or obfuscate forensic evidence. While we strive to maintain reasonable preventative and data security controls, it is not possible to prevent all cybersecurity threats to our information technology systems and information and those of our third-party service providers, over which we exert less control. An incident that results in a wider or sustained disruption to our business or products could have a material adverse effect on our business, financial condition, and results of operations.

We may increasingly be the target of cyber threats, including computer viruses or breaches due to misconduct of employees, contractors, or others who have access to our networks and systems, or those of third parties with which we do business. Although we have designed and implemented security measures to prevent and detect such unauthorized access or cyber threats from occurring, we cannot assure you that vulnerabilities will not be identified in the future, or that our security efforts will be successful. Any unauthorized access to our components could adversely affect our brand and harm our business, prospects, financial condition, and operating results. Further, maintaining and updating these systems may require significant costs and often involves implementation, integration, and security risks, including risks that we may not adequately anticipate the market or technological trends or that we may experience unexpected challenges that could cause financial, reputational, and operational harm. However, failing to properly respond to and invest in information technology advancements may limit our ability to attract and retain customers, prevent us from offering similar products as those offered by our competitors or inhibit our ability to meet regulatory or other requirements.

To date, we have not experienced a system failure, cyber-attack or security breach that has resulted in a material interruption in our operations or material adverse effect on our financial condition. While we continuously seek to expand and improve our information technology systems and maintain adequate disclosure controls and procedures, we cannot assure you that such measures will prevent interruptions or security breaches that could adversely affect our business.

We may fail to maintain an effective quality control system and may be subject to claims by our customers in respect of product quality and compliance with relevant health and safety standards.

The quality of our products is vital to the success of our business in the industry. Our quality control depends significantly on the effectiveness of our quality control system, which, in turn, depends on a number of factors, including the design of the products, the machines and equipment used, quality of our staff and related training programs and our ability to ensure that our employees adhere to our quality control policies and guidelines.

We may at times be involved in litigation or other legal proceedings during our ordinary course of business related to, among other things, product or other types of liability, labor disputes or contractual disputes that could have a material and adverse effect on our financial condition. If we become involved in any litigation or other legal proceedings in the future, the outcome of such proceedings could be uncertain and could result in settlements or outcomes which negatively impact our reputation and our financial condition. In addition, any litigation or legal proceedings could incur substantial legal expenses as well as significant time and attention of our management, diverting their attention from our business and operations.

Since our inception, there have been no material product recalls, product returns, product liability claims or customer complaints that adversely affected our business. There can be no assurance that our quality control system will continue to be effective. Any significant failure in or deterioration of the efficacy of our quality control system could damage our product quality and have an adverse effect on our reputation in the market among our existing or prospective customers. It will, in turn, lead to reduced orders or loss of customers in the future, thus severely harming our business, financial condition, results of operations and prospects. The end-users of our products may have the right to bring an action under the law of the PRC and relevant jurisdictions.

There is no assurance that we would not be named as a defendant in a lawsuit or proceedings brought by end consumers in the future in respect of our products in the event that our products are found to be harmful for or detrimental to human health, resulting in illnesses or deaths of any persons. A successful claim against us in respect of our products or a material recall of our products may result in (i) significant financial costs to be incurred and management efforts to be spent in defending against such claim or other adverse allegations or rectifying such defects or making payment for damages; (ii) deterioration of our brand and corporate image; and (iii) material adverse effect on our business, financial condition and results of operations.

Recent litigation and negative publicity surrounding China-based companies listed in the United States may negatively impact the trading price of our Common Stock.

We believe that recent litigation and negative publicity surrounding companies with operations in China that are listed in the United States have negatively impacted stock prices of these companies. Certain politicians in the United States have publicly warned investors to shun China-based companies listed in the United States. The SEC and the Public Company Accounting Oversight Board (United States), or the PCAOB, also issued a joint statement on April 21, 2020, reiterating the disclosure, financial reporting and other risks involved in the investments in companies that are based in emerging markets, and the limited remedies thereof. Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Many of these companies are subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on New CFI, its business, and the price of New CFI Common Stock. If New CFI becomes the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, it will have to expend significant resources to investigate such allegations and/or defend itself. This situation will be costly and time-consuming and could distract New CFI’s management from developing its business. If such allegations are not proven to be groundless, New CFI and its business operations will be severely affected and you could sustain a significant decline in the value of its Common Stock.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, financial condition, results of operations, and prospects. The healthy food industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our products do not perform as expected or malfunction resulting in property damage, personal injury, or death. Our risks in this area are particularly pronounced given we have limited field experience in the operation of our products. A successful product liability claim against us could require us to pay substantial monetary compensation. Moreover, a product liability claim could generate substantial negative publicity about our products, services and business and inhibit or prevent commercialization of our future products, which would materially and adversely affect our brand, business, prospects, and results of operations. Our insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages may materially and adversely affect our reputation, business, financial condition, and results of operations.

We may be subject to legal proceedings in the ordinary course of our business. If the outcomes of such proceedings are adverse to us, it could have a material adverse effect on our business, results of operations, and financial condition.

We may be subject to legal proceedings from time to time in the ordinary course of our business, which could have a material adverse effect on our business, results of operations, and financial condition. Claims arising out of actual or alleged violations of law could be asserted against us by our customers, our competitors, governmental entities in civil or criminal investigations and proceedings, or other entities. These claims could be asserted under a variety of laws, including but not limited to product liability laws, consumer protection laws, intellectual property laws, labor and employment laws, securities laws, tort laws, contract laws, property laws, data compliance laws, and employee benefit laws. There is no guarantee that we will be successful in defending ourselves in legal and administrative actions or in asserting our rights under various laws. Even if we are successful in our attempt to defend ourselves in legal and administrative actions or to assert our rights under various laws, enforcing our rights against the various parties involved may be expensive, time-consuming, and ultimately futile. Such actions could also expose us to negative publicity and to substantial monetary damages and legal defense costs, injunctive relief, and criminal, civil, and administrative fines and penalties.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in the prospectus based on foreign laws.

We conduct all of our operations in China. In addition, all our directors and executive officers reside within China for a significant portion of the time and a majority of them are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process within the United States or elsewhere outside China upon us, our directors and executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Moreover, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. The recognition and enforcement of foreign judgments are basically provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have written treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States, the British Virgin Islands or many other countries and regions. Therefore, recognition and enforcement in China of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment if it is decided as having violated the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and to what extent a PRC court would enforce a judgment rendered by a court in the United States or the British Virgin Islands. The SEC, U.S. Department of Justice and other U.S. authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Legal and other obstacles to obtaining information needed for investigations or litigation or to obtaining access to funds outside the United States, lack of support from local authorities, and other various factors make it difficult for the U.S. authorities to pursue actions against non-U.S. companies and individuals, who may have engaged in fraud or other wrongdoings. Additionally, public shareholders investing in the securities have limited rights and few practical remedies in emerging markets where we operate, as shareholder claims that are common in the United States, including class actions under securities law and fraud claims, generally are difficult or impossible to pursue as a matter of law or practicality in many emerging markets, including China. As a result of all of the above, you may have more difficulties in protecting your interests in your emerging market investments.

Risks Related to Ownership of New CFI Common Stock

The market price and trading volume of the New CFI Common Stock may be volatile and could decline significantly following the Business Combination.

The stock markets, including Nasdaq on which the shares of New CFI Common Stock of to be issued in the Business Combination are expected to be traded, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid, and orderly trading market develops and is sustained for the New CFI Common Stock following the Business Combination, the market prices of shares of New CFI Common Stock may be volatile and could decline significantly. In addition, the trading volumes in shares of the New CFI Common Stock may fluctuate and cause significant price variations to occur. If the market prices of New CFI Common Stock decline significantly, you may be unable to resell your shares of New CFI Common Stock at or above the market price of the shares of New CFI Common Stock as of the date immediately following the consummation of the Business Combination. There can be no assurance that the market prices of shares of New CFI Common Stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•        the realization of any of the risk factors presented in this proxy statement/prospectus;

•        actual or anticipated differences in our estimates, or in the estimates of analysts, for New CFI’s revenues, results of operations, cash flows, level of indebtedness, liquidity, or financial condition;

•        actual or anticipated variations in our quarterly operating results;

•        announcements by New CFI or its competitors of significant business developments;

•        New CFI’s ability to obtain adequate working capital financing;

•        loss of any strategic relationships;

•        actions by New CFI’s stockholders (including transactions in shares of New CFI Common Stock);

•        changes in applicable laws or regulations, court rulings, enforcement, and legal actions;

•        sale of shares of New CFI Common Stock or other securities in the future;

•        changes in market valuations of similar companies and general market conditions in our industry;

•        publication (or lack of publication) of research reports about New CFI;

•        the trading volume of shares of New CFI Common Stock;

•        additions or departures of key management personnel;

•        speculation in the press or investment community;

•        continuing increases in market interest rates, which may increase New CFI’s cost of capital;

•        changes in our industry;

•        actual, potential, or perceived control, accounting, or reporting problems;

•        changes in accounting principles, policies, and guidelines;

•        other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics (including but not limited to COVID-19) natural disasters, war, acts of terrorism, or responses to these events;

•        Our ability to execute New CFI’s business plan; and

•        general economic and market conditions.

In addition, the securities markets have periodically experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of the New CFI Common Stock. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If New CFI were involved in any similar litigation it could incur substantial costs and its management’s attention and resources could be diverted from running the business and implementing its business plan.

New CFI will issue shares of New CFI Common Stock as Closing Consideration in the Business Combination and may issue additional shares of New CFI Common Stock or other equity or convertible debt securities without approval of the holders of New CFI Common Stock, which would dilute then-existing ownership interests and may depress the market price of the New CFI Common Stock.

We anticipate that, following the Business Combination, (i) Seller will own approximately 80.0% of the outstanding shares of New CFI Common Stock, (ii) former Iron Horse Public Stockholders will own approximately 16.2% of the outstanding shares of New CFI Common Stock, and (iii) the Initial Stockholders will own approximately 3.8% of the outstanding shares of New CFI Common Stock. These percentages assume a [•], 2024 Closing Date, and that none of the Public Shares are redeemed. If the actual facts differ from these assumptions, these percentages will differ.

New CFI may continue to require capital investment to support its business and may issue additional shares of New CFI Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of its stockholders in certain of circumstances.

New CFI’s issuance of additional shares of New CFI Common Stock or other equity or convertible debt securities would have the following effects: (i) New CFI’s existing stockholders’ proportionate ownership interest in New CFI would decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding shares of New CFI Common Stock may be diminished; and (iv) the market price of New CFI Common Stock may decline.

There will be material differences between your current rights as a holder of Iron Horse Common Stock and the rights you will have as a holder of New CFI Common Stock, some of which may adversely affect you.

Upon completion of the Business Combination, Iron Horse stockholders will be stockholders of New CFI. There will be material differences between the current rights of Iron Horse stockholders and the rights that you will have as a holder of the shares of New CFI Common Stock, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of Iron Horse stockholders and the New CFI stockholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Stockholder Rights.”

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research, or cease publishing research about New CFI, its share price and trading volume could decline significantly.

The trading market for New CFI Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about New CFI or its business. New CFI may be unable to sustain coverage by well-regarded securities and industry analysts. If either no or only a limited number of securities or industry analysts maintain coverage of New CFI, or if these securities or industry analysts are not widely respected within the general investment community, the demand for New CFI Common Stock could decrease, which might cause its share price and trading volume to decline significantly. In the event that New CFI obtains securities or industry analyst coverage or, if one or more of the analysts who cover New CFI downgrade their assessment of New CFI or publish inaccurate or unfavorable research about New CFI’s business, the market price and liquidity for New CFI Common Stock could be negatively impacted.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our Common Stock.

The Inflation Reduction Act of 2022, which, among other things, imposes a 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022 (the “Excise Tax”), subject to certain exceptions. If applicable, the amount of the Excise Tax is generally 1% of the aggregate fair market value of any stock repurchased by the corporation during a taxable year, net of the aggregate fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. The Biden administration has proposed increasing the Excise Tax rate from 1% to 4%; however, it is unclear whether such a change will be enacted and, if enacted, how soon it could take effect.

Because we are a Delaware corporation and because our securities trade on Nasdaq, we are a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any redemptions of our Common Stock after December 31, 2022, including redemptions in connection with the Business Combination, unless an exemption is available. Generally, issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination), as well as any other issuances of securities not in connection with an initial business combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. On June 28, 2024, the Treasury finalized certain of the proposed regulations (those relating to procedures for reporting and paying the Excise Tax). The remaining regulations (largely relating to the computation of the Excise Tax) remain in proposed form. The Treasury intends to finalize these proposed regulations at a later date and, until such time, taxpayers may continue to rely on the proposed regulations. In addition, the Excise Tax would be payable by us, and not by the redeeming holder. Finally, subject to certain exceptions, the Excise Tax should not apply in the event of our complete liquidation.

Future resales of shares of New CFI Common Stock issued to CFI stockholders and other significant stockholders may cause the market price of the New CFI Common Stock to drop significantly, even if New CFI’s business is doing well.

Pursuant to the Business Combination Agreement, immediately after Closing Seller will hold approximately 80.0% of the outstanding shares of New CFI Common Stock, approximately [•]% of which will be eligible for sale immediately after the consummation of the Business Combination. These percentages assume a [•], 2024 Closing Date, and the no redemption scenario. If the actual facts differ from these assumptions, these percentages will differ. Pursuant to the Lock-Up Agreement, Seller will be restricted, subject to certain exceptions, from selling any of the New CFI Common Stock that they receive in or hold at the Effective Time, which restrictions will expire and therefore additional shares of New CFI Common Stock will be eligible for resale [six] months after the Effective Time. See “Proposal 1 — The Business Combination Proposal — Certain Related Agreements.”

Subject to the Lock-Up Agreement, Seller may sell New CFI Common Stock pursuant to Rule 144 under the Securities Act (“Rule 144”), when and if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because Iron Horse is currently a shell company, waiting until one year after New CFI’s filing with the SEC of Form 10-type information reflecting the Business Combination.

Upon expiration of the Lock-Up Period, and upon effectiveness of the registration statement that New CFI files pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144, certain former Iron Horse stockholders and certain other significant stockholders of New CFI may sell large amounts of New CFI Common Stock in the open market or in privately-negotiated transactions, which could have the effect of increasing the volatility in New CFI’s share price or putting significant downward pressure on the price of the New CFI Common Stock.

We do not expect that New CFI will pay dividends in the foreseeable future after the Business Combination.

We expect that New CFI will retain most, if not all, of its available funds and any future earnings after the Business Combination to fund its operations and the development and growth of its business. As a result, we do not expect that New CFI will pay any cash dividends on the New CFI Common Stock in the foreseeable future.

Following completion of the Business Combination, New CFI’s board of directors will have complete discretion as to whether to distribute dividends. Even if the board of directors decides to declare and pay dividends, the timing, amount, and form of such dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by New CFI from its subsidiaries, New CFI’s financial condition, contractual restrictions, and other factors deemed relevant by the board of directors. There is no guarantee that the shares of New CFI Common Stock will appreciate in value after the Business Combination or that the trading price of the shares will not decline. Holders of the New CFI Common Stock should not rely on an investment in shares of New CFI Common Stock as a source for any future dividend income.

The existence of indemnification rights to New CFI’s directors, officers, and employees may result in substantial expenditures by New CFI and may discourage lawsuits against its directors, officers, and employees.

The Amended Charter and Iron Horse’s bylaws, which will become the bylaws of New CFI, contain indemnification provisions for its directors, officers, and employees. Such indemnification obligations could result in New CFI incurring substantial expenditures to cover the cost of settlement or damage awards against its directors, executive officers, and employees, which it may be unable to recoup. These provisions and resultant costs may also discourage New CFI from bringing a lawsuit against its directors and executive officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by its stockholders against its directors and officers even though such actions, if successful, might otherwise benefit New CFI and its stockholders.

If New CFI fails to develop or maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in its financial reporting.

CFI is, and New CFI may be, subject to the risk that its independent registered public accounting firm could communicate to its board of directors that it has deficiencies in its internal control structure that they consider to be “significant deficiencies.” A “significant deficiency” is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is more than a remote likelihood that a material misstatement of the entity’s financial statements will not be prevented or detected by the entity’s internal controls.

Effective internal control is necessary to provide reliable financial reports and effectively prevent fraud. If New CFI cannot provide reliable financial reports or prevent fraud, it could be subject to regulatory action or other litigation and its operating results could be harmed.

CFI’s, and thereby New CFI’s, intended business, operations, and accounting are expected to be substantially more complex than CFI’s has been to date. It may be time consuming, difficult, and costly for New CFI to develop and implement the internal control and reporting procedures required by the Exchange Act. New CFI may need to hire additional financial reporting, internal control, and other finance personnel in order to develop and implement appropriate internal control and reporting procedures. If New CFI is unable to comply with the internal control over financial reporting requirements of the Exchange Act, then it may not be able to obtain the required independent accountant certifications, which may preclude it from keeping its filings current with the SEC.

Further, a material weakness in the effectiveness of internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce New CFI’s ability to obtain financing, and require additional expenditures to comply with these requirements, each of which could have a material adverse effect on its business, results of operations, and financial condition.

If New CFI is unable to implement and maintain effective internal control over financial reporting, including as applicable standards governing internal control are modified, supplemented, or amended from time to time, New CFI may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could cause New CFI to face regulatory action and cause investors to lose confidence in its reported financial information, either of which could adversely affect the value of the New CFI Common Stock.

Risks Related to Iron Horse’s Business and the Business Combination

Iron Horse will be forced to liquidate the Trust Account if it cannot consummate an initial business combination by March 29, 2025 or, if such period is extended, within such extended period. In the event of a liquidation, Iron Horse’s Public Stockholders will receive $10.00 per Public Share and the Warrant and the Right included in each Unit will expire worthless.

If Iron Horse is unable to complete a business combination by March 29, 2025 or, if such period is extended, within such extended period, and is forced to liquidate, the per-share liquidation distribution will be $[•]. Furthermore, any Warrants and Rights will expire worthless.

You must tender your Public Shares in order to validly seek redemption at the Iron Horse Special Meeting.

In connection with tendering your Public Shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your Public Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Iron Horse Special Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against Iron Horse, the proceeds held in trust could be reduced and the per Public Share liquidation price received by Iron Horse’s Public Stockholders may be less than $10.00.

Iron Horse’s placing of funds in trust may not protect those funds from third party claims against Iron Horse. Although Iron Horse has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Iron Horse’s Public Stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of Iron Horse’s Public Stockholders. If Iron Horse liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its Public Stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, Iron Horse cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 per Public Share due to such claims.

Additionally, if Iron Horse is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Iron Horse’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Iron Horse may not be able to return $10.00 to our Public Stockholders.

We may be deemed a “foreign person” under the regulations relating to CFIUS and our failure to obtain any required approvals within the requisite time period may require us to liquidate.

We do not believe that either we or the Sponsor constitute a “foreign person” under CFIUS rules and regulations. However, if CFIUS considers us to be a “foreign person” and believes that the business of an initial business combination target may affect national security, we could be subject to foreign ownership restrictions and/or CFIUS review. If a potential business combination falls within the scope of applicable foreign ownership restrictions, we may be unable to consummate an initial business combination. In addition, if a potential initial business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with an initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination.

Although we do not believe we or the Sponsor are a “foreign person”, CFIUS may take a different view and decide to block or delay a potential initial business combination, impose conditions to mitigate national security concerns with respect to a potential initial business combination, order us to divest all or a portion of a U.S. business of the potential combined company if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any potential foreign ownership by the Sponsor. As a result, the pool of potential targets with which we could complete an initial business combination may be limited due to such regulatory restrictions. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our Public Stockholders may only receive $10.00 per share, and our Warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a potential initial business combination and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Any distributions received by Iron Horse stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Iron Horse was unable to pay its debts as they fell due in the ordinary course of business.

Upon completion of the IPO, Iron Horse’s Certificate of Incorporation provided that it will continue in existence only until March 29, 2025 (subject to Iron Horse’s ability to extend the deadline in accordance with its provisions). If Iron Horse is unable to consummate an initial business combination transaction within the required time period, upon notice from Iron Horse, the trustee of the Trust Account will distribute the amount in the Trust Account to its Public Stockholders. Concurrently, Iron Horse shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although Iron Horse cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $[__] of cash held outside of the Trust Account as of [__], 2024, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes.

However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

If Iron Horse’s due diligence investigation of CFI was inadequate, then stockholders of Iron Horse following the Business Combination could lose some or all of their investment.

Even though Iron Horse conducted a thorough due diligence investigation of CFI, it cannot be sure that this diligence uncovered all material issues that may be present inside CFI or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of CFI and its business and outside of its control will not later arise.

Because the post-combination company will be a publicly traded company by virtue of an acquisition as opposed to an underwritten initial public offering, the process does not use the services of one or more underwriters, which could result in less diligence being conducted.

In an underwritten initial public offering, underwriters typically conduct due diligence on the company being taken public in order to establish a due diligence defense against liability claims under federal securities laws. Because Iron Horse is already a publicly traded company, an underwriter has not been engaged. While the Sponsor may have an inherent conflict of interest because its shares of Common Stock and Warrants will be worthless if Iron Horse does not complete the Business Combination, management and the board of directors of the acquirer, as well as private investors, undertake a certain level of due diligence. However, this due diligence is not necessarily the same level of due diligence undertaken by an underwriter in a traditional initial public offering. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm Iron Horse’s operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against Iron Horse, whether or not resolved in Iron Horse’s favor, could result in substantial costs and divert Iron Horse’s management’s attention from other business concerns, which could adversely affect Iron Horse’s business and cash resources and the ultimate value Iron Horse’s stockholders receive as a result of the Business Combination.

The Initial Stockholders who own shares of Common Stock and Private Warrants will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Stockholders owned an aggregate of 1,967,000 shares of Common Stock and 2,457,000 Private Warrants. They have waived their right to redeem any Founder Shares in connection with a stockholder vote to approve a proposed initial business combination or sell any Founder Shares to Iron Horse in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Founder Shares upon the liquidation of the Trust Account if Iron Horse is unable to consummate a business combination. Based on a market price of $[•] per share of Common Stock on [•], 2024 the value of the Founders Shares was $[•] and based on the $[•] per Warrant on [•], 2024, the value of the Warrants was $[•]. The Private Warrants (including underlying securities) and Founder Shares will be worthless if Iron Horse does not consummate a business combination. Consequently, our directors’ discretion in identifying and selecting CFI as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in Iron Horse’s Public Stockholders’ best interest.

Iron Horse is requiring stockholders who wish to redeem their Public Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

Iron Horse is requiring stockholders who wish to redeem their Public Shares to either tender their certificates to Continental or to deliver their Public Shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Iron Horse Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is Iron Horse’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because Iron Horse does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While Iron Horse has been advised that it takes a short time to deliver Public Shares through the DWAC System, Iron Horse cannot assure you of this fact. Accordingly, if it takes longer than Iron Horse anticipates for stockholders to deliver their Public Shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Public Shares.

Iron Horse will require its Public Stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If Iron Horse requires Public Stockholders who wish to redeem their Public Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, Iron Horse will promptly return such certificates to its Public Stockholders. Accordingly, investors who attempted to redeem their Public Shares in such a circumstance will be unable to sell their securities after the failed acquisition until Iron Horse has returned their securities to them. The market price of Public Shares may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

If Iron Horse’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of Iron Horse’s securities.

Iron Horse’s Initial Stockholders are entitled to make a demand that it register the resale of their Founder Shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the holders of the Founder Shares and the Private Warrants are entitled to demand that Iron Horse register the resale of the Private Warrants and any other securities Iron Horse issues to them (and the underlying securities) commencing at any time after Iron Horse consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 1,967,000 shares of Common Stock and 2,457,000 Warrants (and underlying securities) eligible for trading in the public market. The presence of these additional shares of Common Stock and Warrants (and underlying securities) trading in the public market may have an adverse effect on the market price of Iron Horse’s securities.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of Iron Horse’s securities may decline.

The market price of Iron Horse’s securities may decline as a result of the Business Combination if:

•        Iron Horse does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

Iron Horse’s directors and officers may have certain conflicts in determining to recommend the acquisition of CFI, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a stockholder.

Iron Horse’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a stockholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of Common Stock and Private Warrants (including the underlying securities) owned by Iron Horse’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and Iron Horse otherwise fails to consummate a business combination prior to March 29, 2025 or, if such period is extended, within such extended period. See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 77 for additional information.

Iron Horse and CFI have incurred and expect to incur significant costs associated with the Business Combination. Whether or not they complete the Business Combination, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by Iron Horse if the Business Combination is completed or by Iron Horse if the Business Combination is not completed.

Iron Horse and CFI have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, Iron Horse expects to incur approximately $[•] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by Iron Horse if the Business Combination is completed or by Iron Horse if the Business Combination is not completed.

Iron Horse has incurred and will incur significant transaction costs in connection with transactions contemplated by the Business Combination Agreement.

Iron Horse has incurred and will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, Iron Horse may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what New CFI’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of Public Shares are redeemed, the Common Stock may become less liquid following the Business Combination.

If a significant number of Public Shares are redeemed, Iron Horse may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New CFI may be limited and your ability to sell your shares in the market could be adversely affected. New CFI intends to apply to list its shares on Nasdaq, and Nasdaq may not list the Common Stock, which could limit investors’ ability to make transactions in Iron Horse’s securities and subject Iron Horse to additional trading restrictions.

New CFI will be required to meet the initial listing requirements to be listed on Nasdaq. However, New CFI may be unable to maintain the listing of its securities in the future.

If New CFI fails to meet the continued listing requirements and Nasdaq delists its securities, Iron Horse could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for New CFI; and

•        a decreased ability to issue additional securities or obtain additional financing in the future

Iron Horse and/or CFI may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

Iron Horse and/or CFI may agree to waive, in whole or in part, one or more of the conditions to their respective obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, Iron Horse has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to Iron Horse’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination, however, if the Board determines that any such order or injunction is not material to the business of CFI, then the Board may elect to waive that condition without stockholder approval and close the Business Combination.

Iron Horse’s stockholders will experience immediate dilution as a consequence of the issuance of Common Stock as Consideration Shares in the Business Combination. Having a minority share position may reduce the influence that Iron Horse’s current stockholders have on the management of Iron Horse.

We anticipate that upon completion of the Business Combination, assuming no redemptions of the 6,900,000 Public Shares, Iron Horse’s Public Stockholders will retain an ownership interest of approximately 16.2% in New CFI, Seller will own approximately 80.0% of New CFI and the Initial Stockholders will own approximately 3.8% of New CFI. If all 6,900,000 of the Public Shares are redeemed, Iron Horse’s stockholders will retain an ownership interest of approximately 2.7% in New CFI, Seller will own approximately 93.5% of New CFI and the Initial Stockholders will own approximately 3.8% of New. The ownership percentages with respect to New CFI do not take into account the issuance of any additional shares of Common Stock underlying the Warrants but do take into account the issuance of 1,380,000 shares of New CFI Common Stock pursuant to the Rights. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the Iron Horse stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to the New CFI Common Stock and the Securities Market

New CFI’s stock price may fluctuate significantly.

The market price of the New CFI Common Stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our results of operations due to factors related to its business;

•        success or failure of its business strategies;

•        competition and industry capacity;

•        changes in interest rates and other factors that affect earnings and cash flow;

•        its level of indebtedness, its ability to make payments on or service its indebtedness and its ability to obtain financing as needed;

•        its ability to retain and recruit qualified personnel;

•        its quarterly or annual earnings, or those of other companies in its industry;

•        announcements by us or its competitors of significant acquisitions or dispositions;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        the failure of securities analysts to cover, or positively cover, the New CFI Common Stock after the Business Combination;

•        changes in earnings estimates by securities analysts or its ability to meet those estimates;

•        the operating and stock price performance of other comparable companies;

•        investor perception of the company and its industry;

•        overall market fluctuations unrelated to its operating performance;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting its business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for the New CFI Common Stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on stock price volatility.

Should the market price of our shares drop significantly, stockholders may institute securities class action lawsuits against us. A lawsuit against New CFI could cause New CFI to incur substantial costs and could divert the time and attention of its management and other resources.

An active, liquid trading market for the New CFI Common Stock may not develop, which may limit your ability to sell your shares.

An active trading market for shares of New CFI Common Stock may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither New CFI nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the New CFI Common Stock. An inactive market may also impair New CFI’s ability to raise capital to continue to fund operations by issuing shares and may impair New CFI’s ability to acquire other companies or technologies by using New CFI’s shares as consideration.

Risks Related to U.S. and International Taxation Generally and in Connection with the Business Combination

Changes in tax laws or exposure to additional income tax liabilities could affect CFI’s future profitability.

Factors that could materially affect CFI’s future effective tax rates include but are not limited to:

•        changes in tax laws or the regulatory environment;

•        changes in accounting and tax standards or practices;

•        changes in the composition of operating income by tax jurisdiction; and

•        CFI’s operating results before taxes.

Because CFI does not have a long history of operating at its present scale and it has significant expansion plans, CFI’s effective tax rate may fluctuate in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in the composition of earnings in countries with differing tax rates, changes in deferred tax assets and liabilities, or changes in tax laws.

THE IRON HORSE SPECIAL MEETING

General

Iron Horse is furnishing this proxy statement/prospectus to the Iron Horse stockholders as part of the solicitation of proxies by the Board for use at the Iron Horse Special Meeting of Iron Horse stockholders to be held on [•], 2025 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•] in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Iron Horse Special Meeting.

Date, Time and Place

The Iron Horse Special Meeting will be held virtually at [•] [•].m., Eastern Time, on [•] and conducted exclusively via live webcast at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Iron Horse Special Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and Iron Horse. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Iron Horse Special Meeting and submit questions during the Iron Horse Special Meeting via a live webcast available at [•].

Virtual Iron Horse Special Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of the Common Stock.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to [•], enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Iron Horse Special Meeting.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to [_____]. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual Iron Horse Special Meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Virtual Iron Horse Special Meeting Webcast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-___-_____ or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

Iron Horse has fixed the close of business on [•], 2025, as the record date for determining those Iron Horse stockholders entitled to notice of and to vote at the Iron Horse Special Meeting. As of the close of business on [•], 2024, there were [•] shares of Common Stock issued and outstanding and entitled to vote, of which [•] are Public Shares and [•] are Founder Shares held by the Initial Stockholders. Each holder of shares of Common Stock is entitled to one vote per share on each proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with the IPO, we entered into certain letter agreements pursuant to which the Initial Stockholders agreed to vote any shares of Common Stock owned by them in favor of our initial business combination. The Initial Stockholders also entered into the Letter Agreement, pursuant to which they are obligated to, among other things, vote in favor of the Business Combination Proposal and the other proposals. As of the date of this proxy statement/prospectus, the Initial Stockholders hold approximately ____% of the outstanding Common Stock.

Quorum and Required Vote for Stockholder Proposals

A quorum of Iron Horse stockholders is necessary to hold a valid meeting. A quorum will be present at the Iron Horse Special Meeting if a majority of the shares of Common Stock issued and outstanding is present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Business Combination Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting or any adjournment thereof. Approval of the Charter Amendment Proposal will require the approval of a majority of the issued and outstanding shares of Common Stock. Attending the Iron Horse Special Meeting either by virtual attendance or represented by proxy and abstaining from voting and a broker non-vote will have the same effect as voting against the Charter Amendment Proposal.

Along with the approval of the Charter Amendment Proposal, the Nasdaq Proposal, and the approval of the Business Combination Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2, Proposals 3A–3C, and Proposal 4. If the Charter Amendment Proposal or the Nasdaq Proposal are not approved, unless waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Iron Horse Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

Voting Your Shares

Each share of Common Stock that you own in your name entitles you to one vote on each proposal to be presented to stockholders at the Iron Horse Special Meeting. Your proxy card shows the number of shares of Common Stock that you own.

There are two ways to ensure that your shares of Common Stock are voted at the Iron Horse Special Meeting:

•        You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Board. The Board recommends voting “FOR” each of the Proposals. If you hold your shares of Common Stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Iron Horse Special Meeting.

•        You can participate in the virtual Iron Horse Special Meeting and vote during the Iron Horse Special Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Iron Horse can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, [___], in writing before the Iron Horse Special Meeting that you have revoked your proxy; or

•        you may participate in the virtual Iron Horse Special Meeting, revoke your proxy, and vote during the virtual Iron Horse Special Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Common Stock, you may contact [___], our proxy solicitor as follows:

[___]

[___]

[___]

Toll Free: [___]

Collect: [___]

Email: [___]

No Additional Matters May Be Presented at the Iron Horse Special Meeting

The Iron Horse Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Proposals, the Nasdaq Proposal and the Adjournment Proposal. Under our Certificate of Incorporation, other than procedural matters incident to the conduct of the Iron Horse Special Meeting, no other matters may be considered at the Iron Horse Special Meeting if they are not included in the notice of the Iron Horse Special Meeting.

Approval of the Business Combination Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting or any adjournment thereof.

Redemption Rights

Pursuant to our Certificate of Incorporation, a holder of Public Shares may demand that Iron Horse redeem such Public Shares for cash in connection with a business combination. You may not elect to redeem your Public Shares prior to the completion of a business combination.

If you are a Public Stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your Public Shares for cash no later than [•] [•].m., Eastern Time on [•], 2025 (at least two business days before the Iron Horse Special Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the Public Shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: [•]
Email: [•]

You must tender the Public Shares for which you are electing redemption at least two business days before the Iron Horse Special Meeting by either:

•        Delivering certificates representing the Public Shares to Continental, or

•        Delivering the Public Shares electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Iron Horse Special Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Iron Horse Special Meeting.

Public stockholders may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of Public Shares as of the Record Date. Any Public Stockholder who holds Public Shares of Iron Horse on or before [•], 2025 (at least two business days before the Iron Horse Special Meeting) will have the right to demand that his, her or its Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your certificates to Continental or deliver your Public Shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Iron Horse Special Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your Public Shares through the DWAC system. Delivering Public Shares physically may take significantly longer. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is Iron Horse’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. Iron Horse does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Stockholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their Public Shares before exercising their redemption rights and thus will be unable to redeem their Public Shares.

In the event that a stockholder tenders his/her/its Public Shares and decides prior to the consummation of the Business Combination that it does not want to redeem his/her/its Public Shares, the stockholder may withdraw the tender. In the event that a stockholder tenders Public Shares and the Business Combination is not completed, these Public Shares will not be redeemed for cash and the physical certificates representing these Public Shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. Iron Horse anticipates that a stockholder who tenders Public Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such Public Shares soon after the completion of the Business Combination.

If properly demanded by Iron Horse’s Public Stockholders, Iron Horse will redeem each Public Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of September 30, 2024, this would amount to approximately $10.29 per Public Share. If you exercise your redemption rights, you will be exchanging your Public Shares for cash and will no longer own the Public Shares.

Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares.

If too many Public Stockholders exercise their redemption rights, we may not be able to meet Nasdaq listing standards, and as a result, may not be able to proceed with the Business Combination. Iron Horse may enter into agreements with holders of Public Shares in which the holders agree to not redeem their Public Shares. The Sponsor or one of its affiliates may purchase Public Shares in the open market or in privately negotiated transactions for the purpose preventing such shares from being redeemed. In such circumstances, the Sponsor or its affiliates will not purchase any Public Shares at a price higher than the price offered through the redemption process. Iron Horse represents that:

(i)     any Public Shares purchased by the Sponsor or its affiliates will not be voted in favor of approving the Business Combination transaction;

(ii)    the Sponsor and its affiliates will not possess any redemption rights with respect to the Public Shares purchased or, if they possess redemption rights, they waive such rights; and

(iii)   Iron Horse will disclose in a Form 8-K, prior to the Iron Horse Special Meeting, the following:

(a)     the amount of Public Shares purchased outside of the redemption offer by the Sponsor or its affiliates, along with the purchase price;

(b)    the purpose of the purchases by the Sponsor or its affiliates;

(c)     the impact, if any, of the purchases by the Sponsor or its affiliates on the likelihood that the Business Combination will be approved;

(d)    the identities of security holders who sold to the Sponsor or its affiliates (if not purchased on the open market) or the nature of such security holders (e.g., 5% security holders); and

(e)     the number of Public Shares for which Iron Horse has received redemption requests in connection with the approval of the Business Combination

Proxies and Proxy Solicitation Costs

Iron Horse is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. Iron Horse and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. Iron Horse will bear the cost of solicitation. [___], a proxy solicitation firm that Iron Horse has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $[__] and be reimbursed out-of-pocket expenses.

Iron Horse will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Iron Horse will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL

Iron Horse is asking its stockholders to adopt the Business Combination Agreement and approve the Business Combination. Iron Horse stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Business Combination Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Business Combination Agreement. We also urge Iron Horse stockholders to read carefully the Business Combination Agreement in its entirety before voting on this proposal. The following is a summary of the material terms of the Business Combination Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

The Business Combination Agreement

On September 27, 2024, Iron Horse entered into the Business Combination Agreement which was subsequently amended and restated effective December 18, 2014, by and among Iron Horse, Rosy Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”) and Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (“CFI”) and a wholly owned subsidiary of Seller. The following is a summary of the material changes that were included in the amended and restated Business Combination Agreement: (i) including CFI as a party to the Business Combination, which included CFI making the representations and warranties; (ii) including compensation to the Sponsor in the amount of $2,000,000 to be paid at the Closing; and (iii) updating Section 11.6 to include the additional Acquiror expenses that will be paid by CFI at the Closing and to include that the Acquiror Financing Note will remain outstanding if the Closing does not occur due to a Terminating Acquiror Breach, that is not cured, or regulatory action.

Pursuant to the terms of the Business Combination Agreement, Iron Horse will purchase from Seller the ordinary shares of CFI in exchange for shares of Common Stock of Iron Horse, as a result of which CFI will become a wholly owned subsidiary of Iron Horse. In connection with the acquisition, Iron Horse will change its name to “CN Healthy Food Tech Group Corp.” The board of directors of Iron Horse has unanimously (i) approved and declared advisable the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement and Additional Agreements, and (ii) resolved to recommend approval of the Business Combination Agreement and related matters by the stockholders of Iron Horse once the Registration Statement has been declared effective. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Business Combination Agreement.

Assuming that Iron Horse’s public stockholders elect to redeem all such eligible shares of Common Stock, Iron Horse will issue to Seller 47,888,000 shares of Common Stock (the “Consideration Shares”) pursuant to the Business Combination Agreement. The number of shares of Common Stock constituting the Consideration Shares will be reduced on a one-for-one basis by the number of shares of Common Stock that remain in the trust account immediately prior to the closing of the Business Combination (the “Closing”), such that if no eligible shares are redeemed, the number of shares of Common Stock constituting the Consideration Shares will be 40,988,000.

Representations and Warranties; Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type including representations and warranties with respect to CFI made by Seller. In addition, the parties agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of Iron Horse and CFI and its subsidiaries during the period between the execution of the Business Combination Agreement and the Closing. Each of Seller and Iron Horse also agreed to use reasonable best efforts to obtain all material consents and approvals of third parties that the parties are required to obtain in order to consummate the Transactions, and to take or cause such other action as may be reasonably necessary or as the other party may reasonably request to consummate the Transactions as soon as practicable. Additionally, the parties have agreed not to facilitate, negotiate or enter into competing transactions, as further provided in the Business Combination Agreement.

Iron Horse and Seller also agreed, among other things, that during the period between the execution of the Business Combination Agreement and the Closing, to the extent permitted by applicable law, they will, and will cause their subsidiaries to, allow the other party and its representatives to continue to conduct due diligence investigations and examinations of CFI and its subsidiaries (on the part of Iron Horse) or Iron Horse (on the part of Seller), and cooperate with the other party and its representatives regarding all other due diligence matters, including document requests.

Iron Horse agreed to take all action within its power so that immediately following the Closing, Iron Horse’s board of directors will consist of no fewer than five individuals, two of whom may be designated by Iron Horse’s sponsor, and a majority of whom must qualify as independent directors under applicable stock exchange regulations, and that shall comply with all diversity requirements under applicable law. Seller agreed to take all action within its power so that immediately following the Closing, the board of directors of CFI and each subsidiary thereof consist of directors designated in writing by Iron Horse and that complies with applicable law.

Non-Solicitation Restrictions

Each of Iron Horse and CFI has agreed that from the date of the Agreement to the earlier of the Closing and the termination of the Agreement, neither CFI, on the one hand, nor Iron Horse, on the other hand, will (and will cause their respective Representatives not to) directly or indirectly:

•        enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any Alternative Transaction,

•        enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or

•        commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Such exclusivity provisions terminate immediately upon the earlier of (i) the Closing, or (ii) the termination of the Agreement.

Conditions to Closing

Under the Business Combination Agreement, the obligations of Iron Horse to consummate the Transactions are subject to the satisfaction or waiver of certain closing conditions, including, without limitation:

•        the Stockholders’ Approval having been obtained;

•        all regulatory approvals, consents, actions, inactions, or waivers necessary or advisable to lawfully complete the Transactions having been obtained, expired or terminated, as applicable;

•        the registration statement containing the proxy statement/prospectus to be filed by Iron Horse with the Securities and Exchange Commission (the “SEC”) relating to the shares of Common Stock to be issued pursuant to the Business Combination Agreement (the “Registration Statement”) becoming effective under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement having been issued, and no proceeding seeking such a stop order having been threatened or initiated by the SEC and not withdrawn;

•        the Common Stock to be issued in connection with the Transactions having been approved for listing on The Nasdaq Stock Market LLC;

•        no order or law having been issued by any governmental entity, securities exchange or similar body that is then in effect or pending and that has the effect of making the Transactions illegal or that otherwise prevents or prohibits consummation of the Transactions;

•        the representations and warranties of Seller being true and correct, subject to the materiality standards contained in the Business Combination Agreement;

•        material compliance by Seller with its pre-closing covenants;

•        the absence of a Company Material Adverse Effect (as defined in the Business Combination Agreement);

•        Seller having executed the Shareholder Support Agreement and the Lock-Up Agreement (each as defined below); and

•        Iron Horse having completed and being reasonably satisfied with its due diligence review of CFI.

Under the Business Combination Agreement, the obligations of Seller to consummate the Transactions are subject to the satisfaction or waiver of certain closing conditions, including, without limitation:

•        the representations and warranties of Iron Horse being true and correct, subject to the materiality standards contained in the Business Combination Agreement;

•        material compliance by Iron Horse with its pre-closing covenants; and

•        the absence of an Acquiror Material Adverse Effect (as defined in the Business Combination Agreement).

Termination

The Business Combination Agreement provides that it may be terminated, and the Transactions abandoned, under certain customary and limited circumstances, including, without limitation:

•        upon the mutual written consent of Seller and Iron Horse;

•        by either Seller or Iron Horse if any governmental entity, court, securities exchange or similar body shall have issued an order that has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions and such order shall have become final and nonappealable;

•        by Seller within 10 business days after Iron Horse changes its recommendation with respect to the Transaction Proposals;

•        by either Seller or Iron Horse if Iron Horse holds the Stockholder Meeting and the Stockholders’ Approval is not received;

•        by Iron Horse if Seller has not delivered required audited and unaudited financial statements of CFI by certain dates;

•        by either Seller or Iron Horse if the other is in breach of any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement such that certain conditions to the Closing cannot be satisfied and such breach is not capable of being cured or is not cured within 30 days after receipt of notice of such breach; or

•        by either Seller or Iron Horse if the Closing has not occurred on or before September 1, 2025.

Neither Seller nor Iron Horse is required to pay a termination fee or reimburse the other for its expenses as a result of a termination of the Business Combination Agreement. Each of them will, however, remain liable for willful and material breaches of the Business Combination Agreement prior to termination.

Other Agreements

Shareholder Support Agreement

The Business Combination Agreement provides that, subsequent to the execution and delivery of the Business Combination Agreement, Seller, Iron Horse and CFI will enter into a voting and support agreement pursuant to which, among other things, Seller will agree that it will not transfer and will vote its ordinary shares of CFI in favor of the Business Combination Agreement (including by execution of a written consent) and the Transactions, and that it will take such other actions as may be necessary to further its performance of the Business Combination Agreement and the consummation of the Transactions.

Sponsor Support Agreement

The Business Combination Agreement provides that, subsequent to the execution and delivery of the Business Combination Agreement, Seller, Iron Horse and Iron Horse’s sponsor will enter into a voting support agreement pursuant to which, among other things, the sponsor will agree that it will not transfer and will vote its shares of Common Stock and Iron Horse’s preferred stock, or any additional shares of Common Stock or Iron Horse’s preferred stock that it acquires prior to the Stockholder Meeting, in favor of the Business Combination Agreement and the Transactions and each of the Transaction Proposals.

Lock-Up Agreement

The Business Combination Agreement provides that, subsequent to the execution and delivery of the Business Combination Agreement, Seller will enter into lock-up agreements with Iron Horse pursuant to which, among other things, Seller will agree that it will not sell, for the period set forth therein, the shares of Common Stock it receives under the Business Combination Agreement.

Registration Rights Agreement

The Business Combination Agreement provides that Iron Horse and Seller will at the Closing enter into a registration rights agreement pursuant to which, among other things, Iron Horse will agree to provide Seller with certain rights relating to the registration for resale of the shares of Common Stock it receives under the Business Combination Agreement.

Background of the Business Combination

The terms of the Business Combination are the result of arm’s length negotiations between representatives of Iron Horse and Rosy Sea. The following is a brief description of the background of these negotiations, the Business Combination Agreement and the related transactions.

Iron Horse is a blank check company incorporated in Delaware on November 23, 2021 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On December 27, 2023, Iron Horse closed its IPO of 6,100,000 Units at a price of $10.00 per Unit, each Unit consisting of one share of Common Stock, one Public Warrant, with each whole Public Warrant to purchase one share of Common Stock at a purchase price of $11.50 per share, and one right entitling the holder to receive one-fifth (1/5th) of one share of Common Stock upon consummation of the initial business combination.

Simultaneous with the closing of the IPO on December 27, 2023, the SPAC consummated the sale of 2,457,000 private placement warrants (the “Private Warrants”), at a purchase price of $1.00 per Private Warrant, of which 2,457,000 Private Warrants were sold to Bengochea SPAC Sponsors I, LLC (the “Sponsor”), generating gross proceeds to Iron Horse of $2,457,000. The net proceeds from the IPO and the Private Placement were deposited in the Trust Account.

The underwriter’s over-allotment option was partially exercised on December 27, 2023, and Iron Horse closed the issuance of an additional 800,000 Units at a price of $10.00 per Unit on December 29, 2023. On December 29, 2023, simultaneously with the sale of the additional units, Iron Horse consummated the sale of an additional 76,500 Private Warrants to the Sponsor at $1.00 per additional Private Warrant (the “Additional Private Warrants”), generating additional gross proceeds of $76,500. A total of $2,533,500 of the net proceeds from the sale of the Additional Units and the Additional Private Warrants was deposited in a trust account established for the benefit of Iron Horse’s public stockholders (the “Trust Account”), with Continental Stock Transfer & Trust Company acting as trustee, bringing the aggregate proceeds put in the Trust Account to $69,000,000.

Prior to the consummation of the IPO, neither Iron Horse, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with SPAC.

Upon the consummation of the IPO, Iron Horse’s management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, Board of Directors, and the Sponsor, representatives of Iron Horse contacted, and representatives of Iron Horse were contacted by, a number of individuals, including financial advisors, investment banks, and other entities who offered to present ideas for business combination opportunities.

During this search process, Iron Horse evaluated approximately 59 business combination opportunities across a broad range of sectors including media, entertainment, live events, sports, health & fitness, AI, gaming, music, online gambling, fashion, consumer products, and more. These targets represented opportunities in North America as well as in Asia and in Europe.

Of the companies it had evaluated, Iron Horse executed non-disclosure agreements and entered into substantive discussions with approximately 23 potential target businesses and/or substantial stockholders thereof. Upon further discussions, we sent non-binding LOIs to 10 of these companies and signed non-binding LOIs with two companies. The potential valuations discussed for these potential targets ranged from $50 million to $1 billion.

The decisions not to pursue the alternative acquisition targets were generally the result of one or more of the following factors: (i) a difference in valuation expectations between Iron Horse, on the one hand, and the target, on the other hand; (ii) Iron Horse’s assessment of the target company’s ability to execute, scale its business, and achieve its targeted financial projections; (iii) the long-term viability of the target business or its industry or the target’s ability to compete long-term; (iv) the amount of capital that would need to be raised in connection with the closing of a business combination to support the target’s business over the near-term and the likelihood of raising such capital at a valuation mutually agreeable to Iron Horse and the target; (v) material negative items surfacing during extensive due diligence efforts; or (vi) Iron Horse’s assessment of limited interest from institutional investors in the target or relevant industry. Iron Horse had either terminated discussions with each of these potential targets prior to meeting with CFI or prior to its decision to focus exclusively on the business combination with CFI. During the course of this process, Iron Horse management team kept the members of the Iron Horse Board apprised of the various target businesses, the discussions with such businesses during periods when exclusivity restrictions had lapsed, and the status thereof to discuss material issues as they arose.

In January 2024, Iron Horse began discussion with a target company in the entertainment industry, which we refer to as Company A. The Parties were introduced through Iron Horse’s CEO who had a relationship with the President of Company A. Iron Horse conducted in-depth management meetings and site visits along with financial and industry due diligence on Company A. Company A’s capital plan required a significant amount of capital to be raised for asset acquisitions and operational viability post business combination. The amount of capital added both transactional risk as well as long term operational risk for Iron Horse. Due to information obtained during due diligence, Iron Horse decided not to pursue the Company A opportunity.

In March 2024, Iron Horse began discussions with a target company in the health/live-events industry, which we refer to as Company B. The parties were introduced by Company B’s financial advisor who reached out to Iron Horse’s CEO. Iron Horse conducted in-depth management meetings and site visits along with financial and industry due diligence on Company B. Company B’s capital plan required a significant amount of capital to be raised to pay out shareholders and noteholders as well as invest in their operating assets. This amount of capital added both transactional risk as well as long term operational risk for this business. Business combination discussions ultimately failed due to the complexities of Company B’s balance sheet and capital structure, including disagreements on strategy among Company B’s shareholders and other disagreements on transaction terms.

In May 2024, Iron Horse began discussions with a target company in the AI industry, which we refer to as Company C. Iron Horse was introduced to Company C through an investor in Company C. Iron Horse conducted in-depth management, advisor and industry meetings along with financial and industry due diligence on Company C. Iron Horse and its advisors began to conduct extensive due diligence on Company C discussions ultimately failed due to the complexities of Company C’s capital structure, including disagreements on strategy among Company C’s shareholders and management and other disagreements on transaction terms.

In June 2024, Iron Horse began discussions with a target company in the AI infrastructure/datacenters industry, which we refer to as Company D. The parties were introduced by Company D’s financial advisor. Iron Horse conducted in-depth management, advisor and industry meetings along with financial and industry due diligence on Company D. Company D and Iron Horse entered into a non-exclusive, non-binding LOI on July 2; however, upon further diligence, Company D’s capital plan required a significant amount of capital raised to finance sufficient add-on acquisitions to reach proper go-public scale. This amount of capital added both transactional risk as well as long term operational risk for this business. Company D’s financial statements also did not meet the Board’s threshold on revenue metrics, causing Iron Horse to terminate the LOI.

On July 29, 2024, an advisor to the Target e-mailed William Caragol, Iron Horse’s Chief Operating Officer, regarding an opportunity for a potential target in the consumer products industry in Asia for a business combination and spoke to both our CEO and COO that day. Iron Horse’s management then discussed the opportunity and circulated its standard non-disclosure agreement to Target to allow for an expanded discussion. The parties entered into a non-disclosure agreement on July 31, 2024 and Iron Horse shared a detailed due diligence request list with Target Management.

On July 31, 2024, Target provided Iron Horse with access to a virtual data room (the “Data Room”) and provided the requested initial due diligence materials.

Between July 31, 2024 and August 9, 2024, Iron Horse and the Target team had several virtual meetings to discuss Target’s business and revenue streams. These discussions included a valuation framework, due diligence questions and follow up, current and future business plans, current and post transaction financing needs and structural and procedural items related to the merger process. Ultimately, these discussions led to the signing of a non-binding letter of intent for Iron Horse to acquire Target in a share exchange transaction. Broad valuation metrics were applied with the expectation that valuation would be determined through further financial analysis of the Target’s business model, financial projections, and results.

During the period from August 9, 2024 through September 25, 2024, representatives of Iron Horse and Target discussed various aspects of a potential business combination, including, among other things, valuation, process considerations applicable to transactions with special purpose acquisition companies (for example, with respect to required approvals, typical due diligence process and investor outreach), public company readiness and related topics, Target’s capital structure, financing options, and the de-SPAC transaction structure. During those meetings, representatives of Target presented an independent valuation analysis, which valued the Target at over $1.6 billion, which Target believed to be consistent with its public and private peer group. During this time period Iron Horse reviewed the underlying assumptions and projections based upon those assumptions of Target’s business.

In performing its valuation analysis, Iron Horse considered the independent valuation report prepared by Dalian Daxin Asset Appraisal Co., Ltd. and provided by the Target, which was based on a discounted cash flow analysis, as well as a comparable analysis using public company comparisons. Iron Horse’s analysis included consultations with its investment bankers, CPAs and attorneys. Given the Target’s limited operating history and the sharp revenue and profit ramp projected in its business plan, it was necessary to look to 2025 projected revenue and EBITDA to measure the base valuation, to which we then applied a risk discount to take account of both the time value and the execution and timing risk.

In reviewing the business plan for the Target we identified revenue in 2025 of approximately $262 million and EBITDA of approximately $72 million applying public market multiples of 3.0X revenue and 18.0X EBTIDA, the enterprise value would be between $786 million and $1.3 billion. Focusing on project revenue and applying an 8% time value discount and between 32.5% and 42.2% risk discount rendered a valuation of between $418 million and $488 million. At the midpoint of $453 million this results in a discount to the DCF valuation and EBITDA multiple of 72% and 62%, respectively.

During the evaluation process, Iron Horse reviewed public company comparables (the “Publicly Traded Comparable Companies”) to help assist Iron Horse’s management in determining enterprise value for Target. These comparables included by were not limited to:

•        General Mills, Inc. (“GIS”)

•        Celsius Holdings, Inc. (“CELH”)

•        The Vita Coco Company, Inc. (“COCO”)

•        Lamb Weston Holdings, Inc. (“LW”)

•        The J.M. Smucker Company (“SJM”)

•        Utz Brands, Inc. (“UTZ”)

Chiefly among these, Iron Horse management and Board examined parallels between CELH and COCO, as both CELH and COCO offer a consumer product with a health angle similar to the Target’s product. The average of these two Publicly Traded Comparable Companies was a revenue multiple of 3.9X and EBITDA multiple of 23X, which was higher than the multiple ultimately utilized, but nonetheless reflected that an even larger premium for the Target was possible than that which Iron Horse negotiated.

Furthermore, in determining the valuation, Iron Horse analyzed unique facts surrounding the CPG market in Hong Kong and mainland China. As per Statista, the Food & Beverage market in China reached approximately $1.67 trillion at the end of 2023. In contrast, the US Food & Beverage market, as per the same source, is only roughly $825 billion, highlighting a much larger marketplace opportunity present for the Target by virtue of its geographic location than if the Target operated domestically in the US.

In addition, HSBC Global Research’s China Consumer report indicated 6% growth in this sector for 2024, showing the market opportunity for the Target would only continue to grow. These facts were only further bolstered by unique industry attributes existing abroad, primarily, as per the HSBC report, strong inelastic demand in Chinese markets for certain Food & Beverage products, resilient growth due to product loyalty in the marketplace, and overall sentiment that the Food & Beverage space in China is a flourishing segment outperforming all other CPG categories in terms of growth.

The Iron Horse team also saw the potential for revenue enhancement via licensing opportunities, such as licensing of various popular IP in Asia with the Target’s product. In Asia, for instance, unlike in America, it is extremely common for items in the Food & Beverage space to contract with popular animated Intellectual Property franchises to create special packages for the product. Pokémon, for instance, has a long-standing partnership Tokyo Banana. Thus far, the Target has not undergone attempts at any such licensing, which such potential was actively discussed as a variable that would ensure the Target continued to grow.

After discussions with its management team, Board of Directors, and legal advisors, Iron Horse ultimately determined to pursue a business combination with Target due to, among other things, (1) Target’s position in a large consumer market, with an experienced management team; (2) the belief that Target has the ability to grow sustainably and gain broader market share in Target’s region post-combination; (3) Target’s ability to leverage its success in its home market to expand in Asia and beyond; (4) Target’s potential to grow organically and through its vast and expanding distributor network; (5) the potential benefit to Target from the capabilities of the Sponsor and its affiliates and Iron Horse’s management team to help Target position itself as a compelling investment opportunity in U.S. capital markets; and (6) Iron Horse’s management’s and certain of the Sponsor’s affiliates’ familiarity with the Target streams from traditional resources that could enhance the value of Target post-transaction.

As with each potential target that had been reviewed previously, there were drawbacks and risks to investigate with Target. These included:

•        Limited Operating History — Target has a limited operating history having been formed in 2023

•        No History of Profits — Since formation in 2023, Target had had a low or negative operating margin on its operations.

•        Lack of familiarity with U.S. capital markets — the management team, based in China has limited experience with running a U.S. public company

•        Aggressive growth plans requiring a significant distributor recruiting, marketing and advertising effort and investment

•        Risk of scaling its operations — the company currently has a plant under construction that is expected to be completed in the first quarter of 2025, its ability to bring manufacturing capabilities online to meet its growing demand will be an operational challenge

•        Dependence on a large number of distributors — the Target’s use of a broad distributor network creates a management and scale challenge. As of November 30, 2024, the Target has established a network of 13,600 distributors domestically and internationally, with plans to significantly expand that network in 2025 and 2026

•        Deflationary Risk — profit margins in the Chinese Food & Beverage marketplace is sometimes undercut by general price deflation that is triggered either by currency changes or new lower cost competitors

In addition to the drawbacks, there were many points of Target that make it an attractive target. Target has a business plan dedicated both to near term cash flow, as well as, long-term growth and has emphasized the following as part of its strategy:

•        Target revenue growth — Target’s focus is not limited to a single geography but plans to expand its product across Asia and penetrate new markets. Through expansion of its distributor network it has demonstrated early success in growing its revenue streams; further, given the breadth of its distribution network, the Target is diversifying its potential customer base and thereby reducing its reliance on any small group of customers;

•        Significant deal flow — Through its management team, growing distribution network, advisors and contacts across multiple industries, Target has achieved significant growth since its inception with its products; and

•        Initial investments made for near term cash flow — Since inception, Target has been focused on investing in near term revenue streams in an effort to generate cash flow to be used for business growth. Based on examination of Target’s financial progress to date, it has a business model, that with successful revenue growth, it will generate profits early in its growth cycle.

Compared to Target, Iron Horse and its advisors did not consider the other alternative business combination targets to be as compelling when taking into consideration their business prospects, strategy, management teams, structure, likelihood of execution and valuation considerations.

On September 25, 2024, Iron Horse began drafting the agreement for the business combination (the “Business Combination Agreement”) The valuation for the Target equity was set at $418 million to $488 million, depending on the level of Trust redemptions, rendering a post-merger valuation of $522.6 million. This valuation was determined based upon review and discussion of the financial projections, discussion with industry experts, review of publicly traded comparable companies and industry trends discussed above.

Since Rosy Sea Holdings Limited (“Rosy Sea”), was the only shareholder of the Target, the Business Combination Agreement was set up as a share exchange between Iron Horse and Rosy Sea. The Business Combination Agreement provided for material terms of the business combination, including but not limited to: (1) consideration in connection with the share exchange, (2) representations and warranties of Rosy Sea and Iron Horse, and (3) covenants and conditions to obligations of Rosy Sea and Iron Horse.

Target’s management discussed the Business Combination Agreement internally as well as with its legal counsel and financial advisor and provided a revised draft of the letter of intent to Iron Horse on September 27, 2024. The revised draft (1) confirmed the number of shares issuable to Rosy Sea in connection with the share exchange, (2) clarified the scheme of consideration adjustment in connection with Iron Horse’s pre-closing share redemption, and (3) modified the representations and warranties of Rosy Sea and Iron Horse.

Iron Horse’s management discussed the revised draft of the Business Combination Agreement internally on September 28, 2024. Iron Horse’s management decided to submit the Business Combination Agreement to the Iron Horse Board for review and approval.

On September 29, 2024, the Iron Horse Board held a meeting to review and discuss the terms of the Business Combination Agreement. The Iron Horse Board unanimously authorized Iron Horse’s management to continue discussions with Target regarding the proposed business combination, to conduct more intensive due diligence on Target and to enter into the Business Combination Agreement, including the qualifier that the Business Combination Agreements was subject to ongoing diligence by Iron Horse and its auditors and lawyers. On the same date, Iron Horse and Rosy Sea, entered into the Business Combination Agreement.

Subsequent to the execution of the Business Combination, the parties determined to make certain amendments to the agreement. The material changes that were included in the amended and restated Business Combination Agreement: (i) including CFI as a party to the Business Combination, which included CFI making the representations and warranties; (ii) including compensation to the Sponsor in the amount of $2,000,000 to be paid at the Closing; and (iii) updating Section 11.6 to include the additional Acquiror expenses that will be paid by CFI at the Closing and to include that the Acquiror Financing Note will remain outstanding if the Closing does not occur due to a Terminating Acquiror Breach, that is not cured, or regulatory action.

On December 17, 2024, the Board approved entering into the Amended and Restated Business Combination Agreement which was executed on December 18, 2024.

Iron Horse’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “Background of the Business Combination” above, in evaluating the Business Combination, the Iron Horse Board consulted with Iron Horse’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, considered a range of factors, including but not limited to, the factors discussed below. In light of the complexity of those factors, the Iron Horse Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Iron Horse Board may have given different weight to different factors. Certain information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision to approve the transaction and the Business Combination Agreement, the Iron Horse Board reviewed the results of the preliminary due diligence conducted by its management, the Sponsor, and Iron Horse’s advisors, which included:

•        Hiring of Malone Bailey, Iron Horse’s auditors, to perform an on-the-ground diligence in China, which included canvassing the Target’s distribution and sales network, verifying the reliability and accuracy of the Target’s reported revenues, interviews with management and distributors, and verifying the Target’s physical assets;

•        Engaging _________ as PRC Counsel to advise Iron Horse on PRC-related matters;

•        Extensive meetings and calls with the management team and advisors of Target regarding, among other things, operations and forecasts;

•        Initial review of material contracts and other material matters;

•        Financial, tax, legal, insurance, accounting, operational, business and other due diligence; including Iron Horse hiring audit firm Malone Bailey’s Asian branch to conduct on the ground diligence of various Target company assets and distributors in Asia;

•        Consultation with Iron Horse’s management and its legal counsel and financial advisors;

•        Review of historical financial performance of Target and Target’s management projections for its business; and

•        Financial and valuation analyses of Target and the Business Combination.

The officers and directors of Iron Horse have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background, enabled such officers and directors of Iron Horse to make the necessary analyses and determinations regarding the Business Combination.

Based on its review of the industry data and the operational, financial and other relevant information related to its business which Target provided and presented to the Iron Horse Board, the factors considered by the Iron Horse Board included, but were not limited to, the following:

•        Target revenue growth — Target’s focus is not limited to a single geography but plans to expand its product across Asia and penetrate new markets. Through expansion of its distributor network it has demonstrated early success in growing its revenue streams; further, given the breadth of its distribution network, the Target is diversifying its potential customer base and thereby reducing its reliance on any small group of customers;

•        Significant deal flow — Through its management team, growing distribution network, advisors and contacts across multiple industries, Target has achieved significant growth since its inception with its products; and

•        Initial investments made for near term cash flow — Since inception, Target has been focused on investing in near term revenue streams in an effort to generate cash flow to be used for business growth. Based on examination of Target’s financial progress to date, it has a business model, that with successful revenue growth, it will generate profits early in its growth cycle.

The Target also provided its financial projections, including but not limited to the following:

•        By the end of 2025, 2026, and 2027, the amounts of Target’s distributors will increase to 18,630, 27,013, and 41,000, respectively; and

•        In 2025, 2026, and 2027, Target’s minimum guaranteed business revenue is expected to be approximately RMB 1.89 billion, RMB 2.74 billion, and RMB 4.15 billion.

The material assumptions used in review of the financial projections of Target include the following criteria which may pose risk or adversely affect the business:

The projections included both current and future revenue streams. There is inherent risk in any forward-looking projections and the Iron Horse Board considered the risks of results of ongoing contracts and those of future revenue generating contracts. The projections also included cost forecasts which are susceptible to unknown increases or decreases in future years.

The projections were constructed and viewed under currently and anticipated regulatory frameworks. If these frameworks change or new frameworks are instituted actual results may vary from projected results.

The projections were constructed and viewed under current market conditions. If these conditions change actual results may vary from the projected results.

The financial projections were constructed and viewed given underlying assumptions of capital resources available to Target. If these capital resources are not available or become more costly, the actual results may vary from the projected results.

The Iron Horse Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Development Stage Company.    Target’s status as a growth stage company, and the risk that it may not be able to execute on its business plan;

•        Macro-economic Risks.    Macro-economic uncertainty and the effects it could have on the Combined Company’s revenues;

•        Redemption Risk.    The potential that a significant number of Iron Horse’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Iron Horse’s existing charter, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;

•        Stockholder Vote.    The risk that Iron Horse’s or Target’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        SPAC’s Stockholders Receive a Minority Position.    The fact that Iron Horse’s stockholders will hold a minority position in the Combined Company;

•        Potential Conflicts of Interest of SPAC’s Directors and Officers.    The potential conflicts of interest of the SPAC Board and officers in the Business Combination (see “— Interests of Iron Horse’s Directors and Officers in the Business Combination”); and

•        Other Risks Associated With the Business Combination.    Various other risks associated with the business of Target, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The Iron Horse Board also considered the Business Combination in light of the investment criteria set forth in Iron Horse’s final prospectus for its IPO including, without limitation, that based upon Iron Horse’s analyses and due diligence, Target has the potential to be a market leader and has substantial future growth opportunities, all of which the Iron Horse Board believes have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.

The above discussion of the material factors considered by the Iron Horse Board is not intended to be exhaustive, but does set forth the principal factors considered by the Iron Horse Board.

Satisfaction of 80% Test

Nasdaq rules require that the business or assets acquired in Iron Horse’s initial business combination have a fair market value equal to at least 80% of Iron Horse’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account), which we refer to the “80% test,” at the time of the execution of a definitive agreement for such initial business combination. As of September 29, 2024, the date of the execution of the Business Combination Agreement, the fair value of marketable securities held in the Trust Account was approximately $71.7 million and 80% thereof represents approximately $57.4 million. In reaching its conclusion that the Business Combination meets the 80% test, the Board reviewed the pre-money valuation of between $418 million to $488 million, depending on the level of Trust redemptions. In determining whether the pro forma total enterprise value described above represents the fair market value of CFI, the Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement” and that the pre-money valuation of between $418 million to $488 million, depending on the level of Trust redemptions was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and the other proposals, you should keep in mind that Iron Horse’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        The Initial Stockholders have waived their right to redeem any Public Shares in connection with a stockholder vote to approve a proposed initial business combination or sell any Public Shares to Iron Horse in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any Public Shares upon the liquidation of the Trust Account if Iron Horse is unable to consummate a business combination. This waiver was made at the time that the Founder Shares were purchased for no additional consideration. If Iron Horse does not complete an initial business combination, such as the Business Combination, by March 29, 2025 or, if such period is extended, within such extended period, Iron Horse will be required to dissolve and liquidate. In such event, the 1,967,000 Founder Shares currently held by the Initial Stockholders, which they acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The Initial Stockholders purchased the Founder Shares for an aggregate purchase price of $25,000, or approximately $0.01 per share. Accordingly, the Initial Stockholders will receive a positive rate of return so long as the market price of the Common Stock is at least $0.01 per share, even if Public Stockholders experience a negative rate of return in New CFI.

•        If Iron Horse does not complete an initial business combination, such as the Business Combination, by March 29, 2025, the 2,457,000 Private Warrants the Initial Stockholders purchased for a total purchase price of $2,457,000 will be worthless. The Initial Stockholders purchased the Private Warrants at a price of $1.00 per Warrant. The Warrants had an aggregate market value of approximately $[•] based on the closing price of the Warrants on Nasdaq as of December __, 2024.

•        If the Business Combination closes, pursuant to a Transition Services Agreement to be entered into the CEO and CFO will each be entitled to receive 500,000 shares of New CFI Common Stock.

•        If the Business Combination closes, the Sponsor will be entitled to receive a payment of $2.0 million.

•        The exercise of Iron Horse’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Other than as described above, Iron Horse’s officers and directors and their respective affiliates have no interest in, or affiliation with CFI.

CFI’s directors and officers also have interests in the Business Combination that are in addition to and apart from their interests as stockholders of CFI. The CFI Board was aware of these interests and considered them in approving the Business Combination Agreement and the Business Combination. These interests consist of:

Appraisal and Dissenters’ Rights

There are no appraisal rights available to Iron Horse stockholders in connection with the Business Combination.

Total Shares of New CFI Common Stock Outstanding Upon Consummation of the Business Combination

We anticipate that, upon the consummation of the Business Combination, assuming no redemption of the Public Shares, Iron Horse’s stockholders will retain an ownership interest of approximately 16.2% in New CFI, Seller will own approximately 80.0% of the outstanding New CFI Common Stock, and the Initial Stockholders will own approximately 3.8% of the outstanding New CFI Common Stock. If all 6,900,000 Public Shares that remain outstanding are redeemed in the Maximum Redemption Scenario, then we anticipate that Iron Horse’s Public Stockholders will retain an ownership interest of approximately 2.7% in New CFI, Seller will own approximately 93.5% of New CFI, the Initial Stockholders will own approximately 3.8% of New CFI. The ownership percentages with respect to New CFI do not take into account (the issuance of any additional shares of Common Stock underlying the Warrants but do take into account the issuance of 1,380,000 shares of New CFI Common Stock pursuant to the Rights. If the actual facts are different from these assumptions (which they are likely to be), these ownership percentages will be different.

The following summarizes the pro forma ownership of New CFI Common Stock as of September 30, 2024, including Common Stock underlying Units that have not yet been separated, following the Business Combination under the no redemption and maximum redemption scenarios:

The following table illustrates varying ownership levels of New Iron Horse immediately following the Business Combination(1):

	Assuming No Redemptions Scenario		Assuming Maximum Redemptions Scenario
Equity Capitalization Summary	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	40,988,000	80.0%	47,888,000	93.5%
Iron Horse’s Public Stockholders	8,280,000	16.2%	1,380,000	2.7%
Sponsor	1,967,000	3.8%	1,967,000	3.8%
Total common stock	51,235,000	100.0%	51,235,000	100.0%

____________

(1)      This table does not include the 6,900,000 shares underlying the Public Warrants or the 2,457,000 shares underlying the Private Warrants.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and, with respect to the determination of the “maximum redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Iron Horse will acquire all of the outstanding equity interests of Zhong Guo Liang Tou in the Business Combination, Iron Horse will be treated as the “acquired” company and Zhong Guo Liang Tou will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Zhong Guo Liang Tou issuing stock for the net assets of Iron Horse, accompanied by a recapitalization. The net assets of Iron Horse will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Zhong Guo Liang Tou.

Redemption Rights

Pursuant to our Certificate of Incorporation, holders of Public Shares may elect to have their Public Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding Public Shares. As of September 30, 2024, this would have amounted to approximately $10.29 per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a)     hold Public Shares, or

(b)    hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares, Warrants and Rights prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to [•] p.m., Eastern Time, on [•], 2025, (a) submit a written request to Continental that Iron Horse redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying Public Shares prior to exercising redemption rights with respect to the Public Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the Public Shares from the Units.

If a holder exercises his, her or its redemption rights for all of such holder’s Public Shares, then such holder will be exchanging his, her or its Public Shares for cash and will no longer own securities of New CFI other than the shares received in connection with the Rights. Such a holder will be entitled to receive cash for his, her or its Public Shares only if he, she or it properly demands redemption and delivers his, her or its Public Shares (either physically or electronically) to Continental in accordance with the procedures and by the deadline described herein. Please see the section titled “The Iron Horse Special Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Vote Required for Approval

Along with the approval of the Charter Amendment Proposal and the Nasdaq Proposal, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to Proposal 2, Proposals 3A–3B, and Proposal 4. If the Charter Amendment Proposal and the Nasdaq Proposal are not approved, unless the condition is waived, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Iron Horse Special Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.

The Business Combination Proposal (and consequently, the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting vote “FOR” the Business Combination Proposal.

Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Initial Stockholders holding an aggregate of 1,967,000 shares (or 22% of the outstanding shares) of Common Stock have agreed to vote their respective shares of Common Stock in favor of each of the Proposals. As a result, only 2,466,501 shares of Common Stock held by the Public Stockholders will need to be present by virtual attendance or by proxy to satisfy the quorum requirement for the Iron Horse Special Meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of Common Stock to constitute a quorum is present, only 2,466,501 shares of Common Stock, or approximately 36% of the outstanding shares of the Common Stock held by the Public Stockholders, must vote in favor of the Business Combination Proposal for it to be approved.

Board Recommendation.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE BUSINESS COMBINATION/PROPOSAL 1.

PROPOSAL 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

We are asking Iron Horse’s stockholders to adopt the Amended Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the Board, is necessary to adequately address the needs of New CFI. The following is a summary of the key amendments effected by the Amended Charter, but this summary is qualified in its entirety by reference to the full text of the Amended Charter:

•        change Iron Horse’s name to “CN Healthy Food Tech Group Corp.”;

•        increase the number of shares of capital stock that New CFI is authorized to issue from 51,000,000 shares to 200,000,000 shares, consisting of 160,000,000 shares of New CFI Common Stock and 40,000,000 shares of preferred stock;

•        remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause; and

•        remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) that will no longer be applicable after the consummation of the Business Combination, including the elimination of Article VI (which generally set forth the requirements of an initial business combination).

This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Amendment Proposal

The Board’s reasons for proposing each of these amendments to the Current Charter is set forth below.

•        Amending the Current Charter to change Iron Horse’s name to “CN Healthy Food Tech Group Corp.”    Iron Horse’s name is currently “Iron Horse Acquisitions Corp.” The Board believes that the name of the post-Business Combination company should align with the name of the post-Business Combination operating business.

•        Amending the Current Charter to increase the number of shares.    The Current Charter authorizes 51,000,000 shares of stock not divided into classes. The Amended Charter provides that the post-Business Combination company will be authorized to issue 200,000,000 shares, consisting of 160,000,000 shares of Common Stock and 40,000,000 shares of preferred stock. The Board believes that it is important for the post-Business Combination company to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

•        Amending the Current Charter to remove the various provisions applicable only to special purpose acquisition companies (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).    The Current Charter would be amended and replaced in its entirety with the Amended Charter. This includes approval of all other changes in the Amended Charter and related clean up changes, as well as the removal of provisions of the Current Charter that will no longer be relevant in connection with replacing the Current Charter with the Amended Charter, including the elimination of certain provisions related to Iron Horse’s status as a special purpose acquisition company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the post-Business Combination company if an initial business combination is not completed within a certain period of time and will allow the post-Business Combination company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the customary period of existence for corporations and the Board believes that it is the most appropriate period for the post-Business Combination company. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

Assuming that a quorum is present at the Iron Horse Special Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of Common Stock on this Proposal 2 is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote online during the Iron Horse Special Meeting or by proxy, a broker non-vote, or an abstention will have the same effect as a vote “AGAINST” Proposal 2.

This proposal is conditioned on the approval or waiver, to the extent legally permissible, of the other Condition Precedent Proposals. If any of the Condition Precedent Proposals is not approved, Proposal 2 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 2 is a condition to completion of the Business Combination under the Business Combination Agreement, if this Proposal 2 is not approved by Iron Horse’s stockholders, the Business Combination will not occur unless Iron Horse and CFI waive the applicable closing condition, to the extent legally permissible.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE CHARTER PROPOSAL.

PROPOSALS 3A – 3C — THE ADVISORY PROPOSALS

Overview

We are also asking our stockholders to vote on three separate proposals with respect to certain governance provisions in the Amended Charter, which are separately being presented in order to give Iron Horse stockholders the opportunity to present their separate views on important corporate governance provisions. These separate votes are not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal and will be voted upon on a non-binding advisory basis. Accordingly, the stockholder votes regarding the Advisory Proposals are advisory votes and are not binding on Iron Horse or the Board (separate and apart from the approval of the Charter Amendment Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Proposals, Iron Horse intends that the Amended Charter will take effect upon the Closing (assuming approval of the Charter Amendment Proposal).

The following summary of the material changes to the Current Charter that will be effected by the Amended Charter is qualified in its entirety by reference to the full text of the Amended Charter:

(a)     increase the number of shares of Common Stock that New CFI is authorized to issue from 51,000,000 shares to 200,000,000 shares, consisting of 160,000,000 shares of New CFI Common Stock and 40,000,000 shares of preferred stock;

(b)    remove the requirement of an affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to remove any or all of the directors at any time for cause; and

(c)     change Iron Horse’s name to “CN Healthy Food Tech Group Corp.” and remove the various provisions applicable only to special purpose acquisition companies.

The subsection below entitled “— Reasons for the Advisory Proposals” summarizes the principal, material changes proposed to be made between the Current Charter and the Amended Charter and the Board’s reasons for proposing each change. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. We encourage all Iron Horse stockholders and CFI Securityholders to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Advisory Proposals

The Board’s reasons for proposing each of these amendments to the Current Charter is set forth below.

Proposal No. 3A: Increase in Authorized Shares — Amending the Current Charter to increase the number of shares of common stock that the post-Business Combination company is authorized to issue from 51,000,000 shares to 200,000,000 shares, consisting of 160,000,000 shares of New CFI Common Stock and 40,000,000 shares of preferred stock.

The Board believes that the increase in authorized shares of common stock is necessary in order for New CFI to have sufficient authorized common stock to issue to the CFI Securityholders pursuant to the Business Combination Agreement and the Business Combination. The Board also believes that it is important for New CFI to have available for issuance a number of authorized shares of common stock and preferred stock that is sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares of New CFI Common Stock to be authorized would be issuable as consideration for the Business Combination and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends, or issuances under any future stock incentive plans. The shares of preferred stock to be authorized would be issuable for any proper corporate purpose, including future acquisitions and capital-raising transactions.

Proposal 3B: Removal of Supermajority Voting Provision

Proposal No. 3C: Name Change and Removal of SPAC Provisions — Amending the Current Charter to change Iron Horse’s name to “CN Healthy Food Tech Group Corp.” and to remove the various provisions applicable only to special purpose acquisition companies that will no longer be applicable after the consummation of the Business Combination, including the elimination of Article ____ (which generally set forth the requirements of an initial business combination).

The Board believes that changing the post-Business Combination corporate name from “Iron Horse Acquisitions Corp.” to “CN Healthy Food Tech Group Corp.” is desirable to reflect the Business Combination and to align its name with the post-Business Combination company’s operating business.

Furthermore, the Board has determined that it is in the best interest of Iron Horse to eliminate provisions specific to its status as a special purpose acquisition company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the post-Business Combination company if Iron Horse does not complete an initial business combination within a certain period of time and will allow the post-Business Combination company to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the customary period of existence for corporations and the Board believes that it is the most appropriate period for the post-Business Combination company.

Vote Required for Approval

The Advisory Proposals will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by teleconference or represented by proxy and entitled to vote at the Iron Horse Special Meeting vote “FOR” the Advisory Proposals.

The Business Combination is not conditioned upon the approval of the Advisory Proposals.

As discussed above, a vote to approve each of the Advisory Proposals is an advisory vote, and therefore, is not binding on Iron Horse, CFI or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, Iron Horse and CFI intend that the Amended Charter, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing, assuming approval of the Charter Amendment Proposal (Proposal 2).

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF THE ADVISORY PROPOSALS.

PROPOSAL 4 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and, due to the present or potential issuance of common stock (or securities convertible into or exercisable for common stock), (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Business Combination Agreement, assuming that Iron Horse’s public stockholders elect to redeem all such eligible shares of Common Stock, we anticipate that we will issue to the CFI Securityholders as consideration in the Business Combination 47,888,000 Consideration Shares. The number of shares of Common Stock constituting the Consideration Shares will be reduced on a one-for-one basis by the number of shares of Common Stock that remain in the trust account immediately prior to the Closing, such that if no eligible shares are redeemed, the number of shares of Common Stock constituting the Consideration Shares will be 40,988,000. See “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement.” Because the number of shares of Common Stock that we anticipate issuing as consideration in the Business Combination (i) will constitute more than 20% of the outstanding Common Stock and more than 20% of outstanding voting power prior to such issuance and (ii) will result in a change of control of Iron Horse, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, Iron Horse would issue shares representing more than 20% of the outstanding shares of Common Stock in connection with the Business Combination. The issuance of such shares would result in significant dilution to Iron Horse stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of Iron Horse. If the Nasdaq Proposal is adopted, assuming that 47,888,000 shares of New CFI Common Stock are issued to the Seller as consideration in the Business Combination, we anticipate that Seller will hold 93.5% of the outstanding shares of New CFI Common Stock, the current Iron Horse public stockholders will hold 2.7% of the outstanding shares of New CFI Common Stock and the Initial Stockholders will hold 3.8% of the outstanding shares of New CFI Common Stock. These percentages assume that no shares of Common Stock are redeemed in connection with the Business Combination and do not take into account any Warrants to purchase Common Stock that will be outstanding following the Business Combination.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, Iron Horse would be in violation of Nasdaq Listing Rules 5635(a) and (b), which could result in the delisting of our securities from Nasdaq. If Nasdaq delists our securities, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Vote Required for Approval

Assuming that a quorum is present at the Iron Horse Special Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting is required to approve the Nasdaq Proposal.

This Proposal is conditioned on the approval of the other Condition Precedent Proposals. If any of the Condition Precedent Proposals is not approved, unless the condition is waived, Proposal 4 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 4 is a condition to completion of the Business Combination under the Business Combination Agreement, if this Proposal 4 is not approved by our stockholders, the Business Combination will not occur unless we, Seller and CFI waive the applicable closing condition.

Board Recommendation

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL 4.

PROPOSAL 5 — THE DIRECTOR ELECTION PROPOSAL

At the Special Meeting, seven (7) directors will be elected to be the directors of New CFI upon the closing of the Business Combination. If the nominees are elected, the members of New CFI’s board of directors will consist of the following members: Zhenjun Jiang (Chairman), Lili Zhang, Pan Hu, John L. Suprock, Lydia Bergamasco, Donghai Li, and Jinyu Huang, serving until their respective successors are elected and qualified. Biographical information about the nominees can be found in “Directors and Executive Officers of New CFI After the Business Combination” below.

Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

Required Vote

Under Delaware law, the election of a director requires the vote of a plurality of the shares of the Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. Abstentions and broker non-votes will have no effect with respect to the election of directors. Following the closing of the Business Combination, the election of directors of New CFI will be governed by the Amended Charter and the laws of the State of Delaware.

The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal and Closing. If the Business Combination Proposal is not approved, the Director Election Proposal will have no effect even if approved by our stockholders.

Board Recommendation

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL UNDER PROPOSAL 5.

PROPOSAL 6 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Iron Horse Special Meeting to a later date, if necessary in the discretion of the chairman including, if necessary to permit further solicitation of proxies if there are insufficient votes received at the time of the Iron Horse Special Meeting to approve the Condition Precedent Proposals.

Required Vote

This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of Common Stock present by virtual attendance or represented by proxy and entitled to vote at the Iron Horse Special Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 6.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of Public Shares and (ii) following the business combination, of the ownership and disposition of New CFI Common Stock received in the business combination.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the business combination or as a result of the ownership and disposition of Public Shares. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Public Shares.

Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the business combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold Public Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received Public Shares through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding Public Shares, or, after the business combination, the issued New CFI Common Stock (excluding treasury shares);

•        holders holding Public Shares as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/information statement/prospectus, the term “U.S. Holder” means a beneficial owner of Public Shares that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of Public Shares that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Public Shares, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the exercise of redemption rights, the business combination, and the subsequent ownership and disposition of New CFI Common Stock received in the business combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION OR THE OWNERSHIP AND DISPOSITION OF NEW CFI COMMON STOCK. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF PUBLIC SHARES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF PUBLIC SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, AND OF THE OWNERSHIP AND DISPOSITION OF NEW CFI COMMON STOCK AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the Public Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Public Shares redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the Public Shares may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

Redemption Treated as Sale or Exchange

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Public Shares treated as held by the U.S. Holder (including any Public Shares constructively owned by the U.S. Holder as a result of owning public warrants) relative to all of the Public Shares outstanding both before and after the redemption. The redemption of shares of Public Shares generally will be treated as a sale or exchange of the Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in Iron Horse or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Public Shares actually owned by the U.S. Holder, but also Public Shares that is constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities, including those in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Public Shares which could be acquired pursuant to the exercise of the public warrants.

In order to meet the substantially disproportionate test, the percentage of Iron Horse’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of the Public Shares must be less than 80% of the percentage of Iron Horse’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of the outstanding Public Shares (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including through constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of stock of Iron Horse entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Public Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Public Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other shares of Public Shares. The redemption of the Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Iron Horse. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Iron Horse will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

Redemption Treated as Corporate Distribution

If the redemption does not qualify as a sale or exchange of Public Shares, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Iron Horse’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Public Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Public Shares pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Public Shares as a sale or exchange under Section 302 of the Code or a distribution under Section 301 of the Code with respect to shares of Public Shares will generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Public Shares, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of Public Shares that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Public Shares redeemed, and either (A) shares of Public Shares are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Public Shares. There can be no assurance that shares of Public Shares will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Public Shares generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the business combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, Iron Horse will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Public Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Public Shares, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THESE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES, IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

IRON HORSE’S BUSINESS

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “the Company” or “Iron Horse” refer to Iron Horse Acquisition Corp. prior to the consummation of the Business Combination.

General

Iron Horse Acquisitions Corp. (“we,” “us,” “our,” “Iron Horse” or the “Company”) is a Delaware corporation incorporated as a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We have not selected any specific business combination target and we have not, nor has anyone on our behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with us.

Overview

Iron Horse initially focused on media & entertainment targets or targets where our management team’s expertise could help a company achieving their full growth potential. Iron Horse, for instance, planned to analyze celebrity-owned studios and production houses with robust content pipelines seeking enhanced scale; new media entities (e.g., podcast, music rights and IP aggregators, e-sports) looking for capital to continue their growth trajectory; undervalued talent-facing companies with solid business fundamentals, such as large agencies and PR firms; and non-traditional business divisions, such as virtual reality or animated digital production houses, trapped within traditional media companies.

Business Strategy

Our team has a mixture of seasoned public-company executives, Hollywood insiders, media operators, media investors, and individuals with ample public markets and M&A experience. Our team has demonstrated an extensive track record of successful acquisitions, value creation, and value enhancement in media & entertainment industry and has access to proprietary opportunities globally that can be leveraged to drive value. Our team’s proprietary connections include touchpoints to, for example, celebrity-owned studios and brands, family entertainment media, animation, talent management, and music, including direct relationships with many celebrities.

Our team’s track record extends to successful experiences negotiating deals with numerous studios, franchises, agencies, distributors and streamers, as well as experience working directly with talent and production studios, navigating M&E companies through acquisition transactions (as both acquiror and acquiree), expanding product ranges for existing businesses, and providing strategic guidance to develop revenue and commercial opportunities.

Furthermore, we believe our team’s diversity is especially attractive to prospective targets and a key competitive advantage to achieving higher value. The U.S. M&E sector is one of the least diverse of all industries, with 92% of film executives, for instance, being white, according to a 2021 McKinsey & Company report. The same report found this has translated into substantial loses for the industry, with an estimated minimum $10 billion in revenue lost due to a lack of representation.2

Given the wealth of data supporting the reality that diverse teams outperform non-diverse counterparts, our diverse management team represents a core advantage for our company; we believe our team’s diversity will make us more attractive to M&E targets, both in terms of addressing diversity gaps and in terms of helping prospective targets achieve higher returns once public.

Management Team

Our management team has a long history of value creation in the private and public markets, with a strong track record of creating value for stockholders including through acquiring and operating successful businesses within our target sectors. In particular, many of the companies our team has invested in or operated have been affiliated with celebrity partners, and several members of our team have become trusted partners with celebrities and business

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2        “Race in the workplace: The Black experience in the US private sector” McKinsey & Company.

owners. We believe this unique network of relationships and extensive experience sourcing and executing transactions will enhance our ability to complete a successful business combination and accelerate the growth trajectory and profitability of the acquired business post-business combination.

We believe that we are well positioned to identify attractive acquisition opportunities first in the M&E industry, in particular because our team will utilize their access to industry contacts and proprietary deal flow to generate business combination opportunities while also having sufficient networks to branch out to other industries to examine various opportunities.

The networks and experiences of our other members are discussed in more detail elsewhere herein and we believe each individual member of our team features a comparably strong mixture of experiences and networks which we feel constitutes a strong advantage to successfully consummating a deal. The Chair of our Board, Mr. Turner, for example, was formerly Chair of the Board of Microvision, Inc. (NASDAQ: MVIS), a public company in the LIDAR space, and was formerly the company’s Audit Committee chair. He has served on numerous public and private companies boards of directors as well. Mr. Turner was the Chief Financial Officer of Coinstar Inc. from 2003 until June 2009 and was CFO when the company acquired Redbox. He also previously served as Senior Vice President of Operations, Chief Financial Officer, and Treasurer of Real Networks, Inc., a digital media and technology company.

Similarly, our Chief Executive Officer Mr. Bengochea has extensive experience. Mr. Bengochea is currently Founder and Chief Executive Officer of Bengochea Capital LLC, an investment firm founded in 2020 to pursue frontier asset classes and, through Mr. Bengochea’s network of connections to various industry executives and celebrities, to examine global opportunities in media and entertainment. Bengochea Capital has been present at the Cannes Film Festival, among other prestigious events, and was a registered media entity with the Recording Academy for the 2023 Grammy Awards, and is a registered media entity with the Recording Academy for the upcoming 2024 Grammy Awards. Prior to founding Bengochea Capital, Mr. Bengochea worked for Sony’s Global Business Development team in Los Angeles and, before that, practiced law as a corporate attorney at the law firm of Jenner & Block in New York City. Mr. Bengochea holds an A.B. summa cum laude from Harvard University, a J.D. from Harvard Law School, and an M.B.A. from Harvard Business School.

Mrs. Waxman also represents a wealth of media experience. Throughout her 30-year tenure at 20th Century Fox, Mrs. Waxman served in a variety of roles within the finance organization. Most notably, as Executive Vice President and Deputy CFO, she was responsible for driving strategic priorities, setting financial priorities, policies and procedures and controls for the global finance organization. She also provided financial leadership and guidance to over 300 employees in all finance divisions including film production, theatrical, home entertainment and television marketing and distribution, financial reporting, accounting, corporate compliance, and strategic sourcing. Before joining 20th Century Fox, Ms. Waxman was a Senior Auditor at Ernst & Young.

Commitment to Diversity

As a first generation American and native Spanish speaker, Mr. Bengochea is a passionate advocate for greater Hispanic and general diversity in entertainment, media, and in the public markets, and for promoting more people of color in executive leadership level.

Several members of our team also champion diversity of leadership and investment. This is a statistical rarity in both the public markets and in the SPAC space, and that the team believes there is high demand to remedy this disparity in both in the public markets and in the media and entertainment industry.

Acquisition Strategy

Our team will leverage its skills, expertise and strong networks to identify attractive target companies and provide guidance on the benefits of being a publicly-traded entity, including broader access to capital, increased liquidity for potential acquisitions, expanded branding opportunities in the marketplace, and reputational and consumer confidence gains, and on the process of transitioning from a private company to a public registrant. We will also be able to source potential targets from our team’s contacts within private equity, with celebrities, with M&E investors, and with various industry leaders.

Consistent with this strategy, we have identified parameters and criteria that we think are important and relevant in evaluating prospective target businesses. We will apply these parameters in evaluating prospects, even though we may ultimately decide to execute our initial business combination with a fundamentally strong company that may not match all of our initial parameters:

•        Growth Prospects:    We intend to seek companies with high growth trajectories within the M&E industry that are driven by competitive advantages that can be accelerated or magnified through a partnership with us and access to the public markets.

•        Earnings Potential:    We intend to acquire one or more businesses that have multiple and diverse potential drivers of revenue and earnings growth and that have the potential to generate strong and stable free cash flow.

•        M&E Focus:    We intend to prioritize entities within our team’s core spheres of expertise and from among our team’s proprietary connections, such as celebrity content producers and brands, family entertainment, animation, gaming, and music businesses which we believe have benefited from the evolving M&E ecosystem, as well as businesses that while not traditionally in the M&E space could benefit from M&E touchpoints, such as with IP licensing. This also includes businesses in entertainment for which AI-based technologies can enhance cash flows by improving efficiency or output or reduce costs.

•        Diversity:    We intend to seek targets that can benefit from our team’s diversity and relationships including prospective targets who can enhance their existing business and generate value by working with individual members of our team or becoming part of our team’s network; targets who are minority owned-or-operated; and targets who wish to increase or highlight their executive diversity.

•        Public Advantages:    We intend to seek target companies that are public market ready and whose leadership teams have the vision to take advantage of and appreciate the benefits of becoming a publicly-traded entity.

•        Evolving Circumstance:    We intend to seek companies which are capitalizing on industry shifts and trends created by various factors such as changing demographics or new.

•        Valuations:    We consider ourselves to be rigorous, disciplined and valuation-centric investors, with a keen understanding of market value and successful track record. We intend to seek companies with a respectable market share and growth potential in the segments in which they operate. We expect that ongoing market turbulence observed in recent years have continued to disrupt a number of companies within various industries that may also be available at a discount.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines, as well as other considerations, factors and criteria deemed relevant by our management in effecting our initial business combination consistent with our business objectives. In the event that we decide to enter into our initial business combination with a target business that does not meet any of the above criteria and guidelines, we will disclose that the target business does not meet any of the above criteria in our stockholder communications related to our initial business combination. In evaluating a prospective target business, we expect to conduct a due diligence review which may encompass, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspections of facilities, as well as reviewing financial and other information which will be made available to us.

Our management team’s existing M&E connections are expected to position us favorably as a business partner with a number of prospective industry targets. We are not prohibited from pursuing a business combination with a company that is affiliated with our sponsor, officers or directors. In the event that we seek to complete a business combination with a business that is affiliated with our sponsor, officers or directors, we, or a committee of independent directors, expect to obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions that our business combination is fair to our stockholders from a financial point of view. In the event that we seek such a business combination, we expect that the independent members of our Board of Directors would be involved in approving the transaction.

Sources of Target Businesses

While we have not yet selected a target business with which to consummate our initial business combination, we believe based on our management’s business knowledge and past experience that there are numerous potential candidates. We expect that our principal means of identifying potential target businesses will be through the extensive contacts and relationships of our initial stockholders, officers and directors. While our officers and directors are not required to commit any specific amount of time in identifying or performing due diligence on potential target businesses, our officers and directors believe that the relationships they have developed over their careers will generate a number of potential business combination opportunities that will warrant further investigation. We also anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including investment bankers, venture capital funds, private equity funds, leveraged buyout funds, management buyout funds and other members of the financial community. Target businesses may be brought to our attention by such unaffiliated sources as a result of being solicited by us through calls or mailings. These sources may also introduce us to target businesses they think we may be interested in on an unsolicited basis, since many of these sources will have read our Prospectus and know what types of businesses we are targeting.

Our officers and directors must present to us all target business opportunities that have a fair market value of at least 80% of the assets held in the trust account (net of deferred underwriting commissions and taxes payable) at the time of our prospective entry into the agreement with respect to the would-be initial business combination target, subject to any fiduciary or contractual obligations. While we have not engaged the services of any professional firms or other individuals that specialize in business acquisitions on any formal basis, we may in the future engage the services of professional firms or other individuals that specialize in business acquisitions, in which event we may pay a finder’s fee, consulting fee or other compensation to be determined in an arm’s length negotiation based on the terms of the transaction, with such fee potentially coming from the $12,000 per month fee we have allocated for various management services as discussed throughout this Annual Report.

Our audit committee will review and approve all reimbursements and payments made to our initial stockholders, officers, directors or our or their respective affiliates, with any interested director abstaining from such review and approval.

Selection of a Target Business and Structuring of a Business Combination

Subject to our management team’s fiduciary obligations and the limitations that a target business have a fair market value of at least 80% of the balance in the trust account (net of deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for our initial business combination, as described below in more detail, and that we must acquire a controlling interest in the target business, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not established any specific attributes or criteria (financial or otherwise) for prospective target businesses. In evaluating a prospective target business, our management may consider a variety of factors in addition to those parameters, including:

•        financial condition and results of operation;

•        growth potential;

•        brand recognition and potential;

•        experience and skill of management and availability of additional personnel;

•        capital requirements;

•        competitive position;

•        barriers to entry;

•        stage of development of the products, processes or services;

•        existing distribution and potential for expansion;

•        degree of current or potential market acceptance of the products, processes or services;

•        proprietary aspects of our tangible and intangible assets and the extent of intellectual property or other protections for our products, formulas, brands or media;

•        impact of regulation on the business;

•        regulatory environment of the industry;

•        costs associated with effecting the business combination;

•        industry leadership, sustainability of market share and attractiveness of industries in which a target business participates; and

•        macro competitive dynamics in the industry within which the company competes.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management team in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which is made available to us. This due diligence review will be conducted either by our directors, officers, and/or strategic advisors, our professional advisors (such as lawyers, accountants, and financial advisors), and by unaffiliated third parties we may engage or that our sponsor may engage on our behalf pursuant to our administrative services agreement with our sponsor.

The time and costs required to select and evaluate a target business and to structure and complete our initial business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

Fair Market Value of Target Business

NASDAQ listing rules require that the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (net of deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for our initial business combination. Notwithstanding the foregoing, if we are not then listed on NASDAQ for whatever reason, we would no longer be required to meet the foregoing 80% fair market value test.

We currently anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure our initial business combination where we merge directly with the target business or a newly formed subsidiary or where we acquire less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but we do not intend to complete such business combination unless the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, we could acquire a 100% controlling interest in the target; however, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% of trust account balance test.

The fair market value of the target will be determined by our Board of Directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The proxy solicitation materials or tender offer documents used by us in connection with any proposed transaction will provide public stockholders with our analysis of the fair market value of the target business, as well as the basis for our determinations. If our Board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm, or another independent entity that commonly renders valuation opinions, with respect to the satisfaction of such criteria. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our Board of Directors independently determines that the target business complies with the 80% threshold.

Lack of Business Diversification

We may seek to effect a business combination with more than one target business, although we expect to complete our business combination with just one business. Therefore, at least initially, the prospects for our success may be entirely dependent upon the future performance of a single business operation. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•        subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•        result in our dependency upon the performance of a single operating business or the development or market acceptance of a single or limited number of products, processes or services.

If we determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

Limited Ability to Evaluate the Target Business’ Management

Although we intend to scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the management team will have the necessary skills, qualifications or abilities to manage a public company. Furthermore, the future role of our officers and directors, if any, in the target business following a business combination cannot presently be stated with any certainty. While it is possible that some of our key personnel will remain associated in senior management or advisory positions with us following a business combination, it is unlikely that they will devote their full-time efforts to our affairs subsequent to a business combination. Moreover, they would only be able to remain with the company after the consummation of a business combination if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for them to receive compensation in the form of cash payments and/or our securities for services they would render to the company after the consummation of the business combination. While the personal and financial interests of our key personnel may influence their motivation in identifying and selecting a target business, their ability to remain with the company after the consummation of a business combination will not be the determining factor in our decision as to whether or not we will proceed with any potential business combination. Additionally, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers we do recruit will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Stockholders May Not Have the Ability to Approve an Initial Business Combination

In connection with any proposed business combination, we will either (1) seek stockholder approval of our initial business combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination or don’t vote at all, into their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), or (2) provide our stockholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), in each case subject to the limitations described herein and in our amended and restated certificate of incorporation. The decision as to whether we will seek stockholder approval of a proposed business combination or will allow stockholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek stockholder approval. If we determine to engage in a tender offer, such tender offer will be structured so that each stockholder may tender all of his, her or its shares rather than some pro rata portion of his, her or its shares. In that case, we will file tender offer documents with the SEC which will contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules. Whether we seek stockholder approval or engage in a tender offer, we will consummate our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination. We have no specified maximum percentage threshold for redemptions in our amended and restated certificate of incorporation and even those public stockholders who vote in favor of our initial business combination have the right to convert their public shares. As a result, this may make it easier for us to consummate our initial business combination.

If we seek to consummate an initial business combination with a target business that imposes any type of working capital closing condition or requires us to have a minimum amount of funds available from the trust account upon consummation of such initial business combination, this may force us to seek third party financing which may not be available on terms acceptable to us or at all. As a result, we may not be able to consummate such initial business combination and we may not be able to locate another suitable target within the applicable time period, if at all. Public stockholders may therefore have to wait 12 months (or up to 18 months, if we extend the time to complete a business combination as described in this Annual Report) from the closing of our IPO in order to be able to receive a pro rata share of the trust account.

Our initial stockholders, officers and directors have agreed (1) to vote any shares of common stock owned by them in favor of any proposed business combination, (2) not to convert any shares of common stock in connection with a stockholder vote to approve a proposed initial business combination and (3) not sell any shares of common stock in any tender in connection with a proposed initial business combination.

None of our officers, directors, initial stockholders or their affiliates has indicated any intention to purchase units or shares of common stock from persons in the open market or in private transactions. However, if we hold a meeting to approve a proposed business combination and a significant number of stockholders vote, or indicate an intention to vote, against such proposed business combination or that they wish to convert their shares, our officers, directors, initial stockholders or their affiliates could make such purchases in the open market or in private transactions in order to reduce the number of redemptions. Notwithstanding the foregoing, our officers, directors, initial stockholders and their affiliates will not make purchases of shares of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act, which are rules designed to stop potential manipulation of a company’s stock.

Redemption Rights (a/k/a Conversion Rights)

At any meeting called to approve an initial business combination, public stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination or do not vote at all, into their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination, less any taxes then due but not yet paid. Alternatively, we may provide our public stockholders with the opportunity to sell their shares of our common stock to us through a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid. The per-share amount we will distribute to investors who properly convert their shares will not be reduced by the deferred underwriting commissions we will pay to EF Hutton.

Our initial stockholders and our officers and directors will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly, whether acquired prior to the IPO or purchased by them in the IPO or in the aftermarket. Additionally, the holders of founder’s shares will not have redemption rights with respect to the Representative Shares (as defined in our Prospectus).

We may require public stockholders, whether they are a record holder or hold their shares in “street name,” to either (i) tender their certificates to our transfer agent or (ii) deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case prior to a date set forth in the proxy materials sent in connection with the proposal to approve the business combination.

There is a nominal cost associated with the above-referenced delivery process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker a nominal amount and it would be up to the broker whether or not to pass this cost on to the holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

However, in the event we require stockholders seeking to exercise redemption rights prior to the consummation of the proposed business combination and the proposed business combination is not consummated this may result in an increased cost to stockholders.

Any proxy solicitation materials we furnish to stockholders in connection with a vote for any proposed business combination will indicate whether we are requiring stockholders to satisfy such certification and delivery requirements. Accordingly, a stockholder would have from the time the stockholder received our proxy statement up until the vote on the proposal to approve the business combination to deliver his or her shares if he or she wishes to seek to exercise his or her redemptions rights. This time period varies depending on the specific facts of each transaction. However, as the delivery process can be accomplished by the stockholder, whether or not he is a record holder or his shares are held in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting delivery of his shares through the DWAC System, we believe this time period is sufficient for an average investor. However, we cannot assure you of this fact. Please see the risk factor in our Prospectus titled “In connection with any stockholder meeting called to approve a proposed initial business combination, we may require stockholders who wish to convert their shares in connection with a proposed business combination to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights.” for further information on the risks of failing to comply with these requirements.

Any request to convert such shares once made, may be withdrawn at any time up to the vote on the proposed business combination or the expiration of the tender offer. Furthermore, if a holder of public shares delivered his or her certificate in connection with an election of their redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, he or she may simply request that the transfer agent return the certificate (physically or electronically).

If the initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to convert their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any shares delivered by public holders.

Liquidation if No Business Combination

Our amended and restated certificate of incorporation provides that we will have only 12 months from the closing of our IPO to complete an initial business combination.

However, we may extend the period of time to consummate a business combination up to two times, each by an additional three months (for a total of 18 months to complete a business combination). In order to extend the time available for the Company to consummate a business Combination, without the need for a separate stockholder vote, our sponsor must, upon five days’ advance notice prior to the application deadline, deposit into the trust account $229,770 ($0.0333 per unit), or an aggregate of $459,540, for each three-month extension, on or prior to the date of the application deadline. In the event that the stockholders, or affiliates or designees, elect to extend the time to complete the Company’s initial business combination and deposit the applicable amount of money into trust, the initial stockholders will receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Such note would be paid upon consummation of the Company’s initial business combination.

If we have not completed an initial business combination by such date and stockholders have not otherwise amended our charter to extend this date, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including any interest not previously released to us but net of taxes payable and up to $100,000 of interest income that may be released to us for liquidation expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board of Directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Our initial stockholders, officers and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would affect our public stockholders’ ability to convert or sell their shares to us in connection with a business combination as described herein or affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination within 12 months (or up to 18 months, if we extend the time to complete a business combination as described in this Annual Report) from the closing of our IPO unless we provide our public stockholders with the opportunity to convert their shares of common stock upon such approval at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest not previously released to us but net of franchise and income taxes payable, divided by the number of then outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by our initial stockholders, executive officers, directors or any other person.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our outstanding public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. It is our intention to redeem our public shares as soon as reasonably possible following our 12-month anniversary (or up to 18 months, if we extend the time to complete a business combination as described in this Annual Report), and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent ten years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our current and former vendors (such as lawyers, auditors investment bankers, etc.) or prospective target businesses.

We are required to seek to have all third parties (including any vendors or other entities we may engage) and any prospective target businesses enter into agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the trust account to our public stockholders. Nevertheless, MaloneBailey, LLP, our independent registered public accounting firm, and the underwriters of the offering, will not execute agreements with us waiving such claims to the monies held in the trust account. Furthermore, there is no guarantee that other vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the trust account. Bengochea SPAC Sponsors I LLC, an entity affiliated with Mr. Bengochea, has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but we cannot assure you that it will be able to satisfy its indemnification obligations if it is required to do so. We have not independently verified whether Bengochea SPAC Sponsors I LLC has sufficient funds to satisfy its indemnity obligations, we have not asked it to reserve for such obligations and we do not believe it has any significant liquid assets. Accordingly, we believe it is unlikely that it will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement Bengochea SPAC Sponsors I LLC entered into specifically provides for two exceptions to the indemnity given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims for indemnification by EF Hutton against certain liabilities, including liabilities under the Securities Act. As a result, if we liquidate, the per-share distribution from the trust account could be less than $10.00 due to claims or potential claims of creditors.

We anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after our 12-month anniversary (or up to 18 months, if we extend the time to complete a business combination as described in this Annual Report) and anticipate it will take no more than 10 business days to effectuate such distribution. The holders of the founder’s shares have waived their rights to participate in any liquidation distribution from the trust account with respect to such shares. There will be no distribution from the trust account with respect to our Rights or Warrants, which will expire worthless. We will pay the costs of any subsequent liquidation from our remaining assets outside of the trust account. If such funds are insufficient, we will use the up to $100,000 of interest earned on the funds held in the trust account that may be released to us for our liquidation expenses.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, or any increase as a result of our extending the time to consummate a business combination as described herein, the initial per-share redemption price would be $10.00. As discussed above, the proceeds deposited in the trust account could become subject to claims of our creditors that are in preference to the claims of public stockholders.

Our public stockholders shall be entitled to receive funds from the trust account only in the event of our failure to complete a business combination within the required time period, if the stockholders seek to have us convert or purchase their respective shares upon a business combination which is actually completed by us or upon certain amendments to our amended and restated certificate of incorporation prior to consummating an initial business combination. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $10.00 per share.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after 12 months (or up to 18 months, if we extend the time to complete a business combination as described in this Annual Report) from the closing of our IPO, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our Board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Amended and Restated Certificate of Incorporation

Our amended and restated certificate of incorporation contains certain requirements and restrictions relating to our operations that will apply to us until the consummation of our initial business combination. These provisions cannot be amended without the approval of a majority of our stockholders. If we seek to amend any provisions of our amended and restated certificate of incorporation that would affect our public stockholders’ ability to convert or sell their shares to us as described herein or affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination within 12 months (or up to 18 months, if we extend the time to complete a business combination as described in this Annual Report) from the closing of our IPO, we will provide public stockholders with the opportunity to convert their public shares in connection with any such vote. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by any executive officer, director, initial stockholder, or any other person. Our initial stockholders, officers and directors have agreed to waive any redemption rights with respect to any founder’s shares and any public shares they may hold in connection with any vote to amend our amended and restated certificate of incorporation. Specifically, our amended and restated certificate of incorporation provides, among other things, that:

•        we shall either (1) seek stockholder approval of our initial business combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination or don’t vote at all, into their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), or (2) provide our stockholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), in each case subject to the limitations described herein and in our amended and restated certificate of incorporation;

•        we will consummate our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination;

•        if our initial business combination is not consummated within 12 months (or up to 18 months, if we extend the time to complete a business combination as described in this Annual Report) from the closing of our IPO, then we will redeem all of the outstanding public shares and thereafter liquidate and dissolve our company;

•        we may not consummate any other business combination, merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar transaction prior to our initial business combination; and

•        prior to our initial business combination, we may not issue additional stock that participates in any manner in the proceeds of the trust account, or that votes as a class with the common stock sold in our IPO on an initial business combination.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there may be numerous potential target businesses that we could acquire with the net proceeds of our IPO, our ability to compete in acquiring certain sizable target businesses may be limited by our available financial resources.

The following also may not be viewed favorably by certain target businesses:

•        our obligation to seek stockholder approval of a business combination or engage in a tender offer may delay the completion of a transaction;

•        our obligation to convert or repurchase shares of common stock held by our public stockholders may reduce the resources available to us for a business combination; and

•        our outstanding Warrants, as well as the Rights to one-fifth (1/5) of one share of Common Stock upon consummation of our initial business combination included within our Units, and the potential future dilution they represent.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately held entities having a similar business objective as ours in acquiring a target business with significant growth potential on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business, including from companies that may be subject to less stringent disclosure and other securities law requirements as the surviving company in our business combination and that therefore may have a competitive advantage. We cannot assure you that, subsequent to a business combination, we will have the resources or ability to compete effectively.

Financial Position

With funds available for an initial business combination initially in the amount of $66,481,500 assuming no redemptions before non-reimbursable fees and expenses associated with our initial business combination and after payment of $2,518,500 of deferred underwriting fees and any offering costs, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt or leverage ratio. Because we are able to complete our initial business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third party financing and there can be no assurance it will be available to us.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations for an indefinite period of time following the IPO. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the private placement of the Private Warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to backstop agreements we may enter into following the consummation of the IPO or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing. We may seek to complete our initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, which would subject us to the numerous risks inherent in such companies and businesses.

We will either (1) seek stockholder approval of our initial business combination at a meeting called for such purpose at which stockholders may seek to convert their shares, regardless of whether they vote for or against the proposed business combination or don’t vote at all, into their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), or (2) provide our stockholders with the opportunity to sell their shares to us by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount equal to their pro rata share of the aggregate amount then on deposit in the trust account (net of taxes payable), in each case subject to the limitations described herein and in our amended and restated certificate of incorporation. The decision as to whether we will seek stockholder approval of our proposed business combination or allow stockholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek stockholder approval. If we decide to allow stockholders to sell their shares to us in a tender offer, we will file tender offer documents with the SEC which will contain substantially the same financial and other information about the initial business combination as is required under the SEC’s proxy rules. If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of common stock are voted in favor of the initial business combination. We have no specified maximum percentage threshold for redemptions in our amended and restated certificate of incorporation and even those public stockholders who vote in favor of our initial business combination have the right to convert their public shares. As a result, this may make it easier for us to consummate our initial business combination.

We will have up to 12 months from the closing of our IPO to consummate an initial business combination. In addition, if we anticipate that we may not be able to consummate our initial business combination within 12 months, our sponsor may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of up to 18 months to complete a business combination), provided that, pursuant to the terms of our amended and restated certificate of incorporation and the trust agreement to be entered into between us and Continental Stock Transfer & Trust Company on the date of this Annual Report, the only way to extend the time available for us to consummate our initial business combination in the absence of a charter amendment, is for our insiders or their affiliates or designees, upon at least five days’ advance notice prior to the applicable deadline, to deposit into the trust account $229,770 ($0.0333 per unit), or an aggregate of $459,540, for each three-month extension, on or prior to the date of the applicable deadline. In the event that they elected to extend the time to complete a business combination and deposited the applicable amount of money into trust, the insiders would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that we are unable to close a business combination unless there are funds available outside the trust account to do so. Such notes would either be paid upon consummation of our initial business combination, or, at the lender’s discretion, at closing of our IPO. Our stockholders have approved the issuance of the Private Warrants upon conversion of such notes, to the extent the holder wishes to so convert such notes at the time of the consummation of our initial business combination. In the event that we receive notice from our insiders five days prior to the applicable deadline of their intent to effect an extension, we intend to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, we intend to issue a press release the day after the applicable deadline announcing whether or not the funds had been timely deposited. Our insiders and their affiliates or designees are not obligated to fund the trust account to extend the time for us to complete our initial business combination. To the extent that some, but not all, of our insiders, decide to extend the period of time to consummate our initial business combination, such insiders (or their affiliates or designees) may deposit the entire amount required. If we are unable to consummate an initial business combination within such time period, we will redeem 100% of our outstanding public shares for a pro rata portion of the funds held in the trust account, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us for taxes as described herein (and less up to $100,000 of interest which can be used for liquidation expenses), divided by the number of then outstanding public shares, subject to applicable law and as further described herein, and then seek to dissolve and liquidate. We expect the pro rata redemption price to be approximately $10.00 per share of common stock, without taking into account any interest earned on such funds or any increase as a result of our extending the time to consummate a business combination as described herein. However, we cannot assure you that we will in fact be able to distribute such amounts as a result of claims of creditors which may take priority over the claims of our public stockholders.

NASDAQ listing rules require that our initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the trust account at the time of the agreement to enter into the initial business combination (excluding deferred underwriting commissions and taxes payable). The fair market value of the target or targets will be determined by our Board of Directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). Although our Board of Directors will rely on generally accepted standards, our Board of Directors will have discretion to select the standards employed. In addition, the application of the standards generally involves a substantial degree of judgment. Accordingly, investors will be relying on the business judgment of the Board of Directors in evaluating the fair market value of the target or targets. The proxy solicitation materials or tender offer documents used by us in connection with any proposed transaction will provide public stockholders with our analysis of the fair market value of the target business, as well as the basis for our determinations. If our Board is not able independently to determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, with respect to the satisfaction of such criteria. Notwithstanding the foregoing, if we are not then listed on NASDAQ for whatever reason, we would no longer be required to meet the foregoing 80% fair market value test.

We currently anticipate structuring a business combination to acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure our initial business combination where we merge directly with the target business or a newly formed subsidiary or where we acquire less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but we intend to only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, we could acquire a 100% controlling interest in the target; however, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% fair market value test.

Employees

We have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process the company is in. Accordingly, once a suitable target business has been located, management may spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than had been spent prior to locating a suitable target business. We presently expect our executive officers to devote such amount of time as they reasonably believe is necessary to our business. We do not intend to have any full-time employees prior to the consummation of a business combination.

INFORMATION ABOUT CFI GROUP

The following discussion contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this section, the terms “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” “anticipate,” “seek,” “future,” “strategy,” “likely,” or the negative of these terms, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these or any other forward-looking statements. These risks and uncertainties include, but are not limited to, those risks set forth under “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectations and reflect management’s opinions only as of the date hereof. These forward-looking statements speak only as of the date of hereof. CFI expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based.

Unless the context otherwise requires, references in this “Information about CFI” section to “we,” “us,” “our,” and similar first-person terms, as well as references to “CFI Group,” the “company,” or the “group” are intended to mean Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (“CFI” or “Zhong Guo Liang Tou”)and its consolidated subsidiaries taken as a whole (collectively, the “group” or “CFI group”) prior to the Business Combination. CFI and its direct wholly owned subsidiary, Zhong Liang Tou Holdings Limited (Hong Kong), an entity organized under the laws of Hong Kong (“CFI HK”), are all holding companies without substantive operations. The group’s business operations are conducted solely through its operating indirect subsidiaries in the PRC, as described below. Therefore, references to CFI’s or the group’s business and operations pertain strictly to those of such operating subsidiaries. The discussion of CFI’s or the group’s business and the markets in which it competes, as presented below, is qualified by, and should be read in conjunction with, the discussion of the risks related to the operating subsidiaries and the industry detailed elsewhere in this proxy statement/prospectus.

Overview

Zhong Guo Liang Tou Group Limited, or CFI, was established on April 18, 2024 under the laws of the British Virgin Islands. It is wholly owned by Rosy Sea Holdings Limited, or Rosy Sea, an entity organized under the laws of the British Virgin Islands on April 18, 2024. Rosy Sea is 100% owned by Mr. Zhengjun Jiang, a citizen and resident of the People’s Republic of China. CFI directly holds 100% ownership interest in Zhong Liang Tou Holdings Limited (Hong Kong), or CFI HK, an entity organized under the laws of Hong Kong. Rosy Sea, CFI and CFI HK are all holding companies without substantive operations and the group’s business operations are conducted through its operating indirect subsidiaries in the PRC, including

•        Heilongjiang Zhongneng Liangke Agricultural Science and Technology Co., Ltd. (黑龙江中能粮科农业科技有限公司), a wholly owned subsidiary of CFI HK and a limited liability company organized under the laws of the PRC (“OpCo 1”),

•        Harbin Kangliang Technology Innovation Co., Ltd. (哈尔滨康粮科创有限公司), a wholly owned subsidiary of OpCo 1 and a limited liability company organized under the laws of the PRC (“OpCo 2”),

•        Harbin Beikang Biotechnology Co., Ltd. (哈尔滨蓓康生物科技有限公司), a wholly owned subsidiary of OpCo 1 and a limited liability company organized under the laws of the PRC (“OpCo 3”),

•        Harbin Nongke Internet Technology Co., Ltd. (哈尔滨农科互联网科技有限公司), a wholly owned subsidiary of OpCo 1 and a limited liability company organized under the laws of the PRC (“OpCo 4”), and

•        Zhuhai Hengqin Liangke Biotechnology Co., Ltd. (珠海横琴粮科生物科技有限公司), a wholly owned subsidiary of OpCo 1 and a limited liability company organized under the laws of the PRC (“OpCo 5).

CFI Group operates within the health and wellness food industry or holistic health food industry (大健康食品行业), focusing on distributing natural, grain-based health foods that support preventative health and wellness. Positioned as a premium provider in this high-growth market, CFI Group offers products that cater to the rising demand for safe, high-quality nutritional options, blending modern technology with traditional Chinese medicine. Key products include Shangshan Suyang Porridge (上膳素养粥), plant-based essential oils (植物精油), collagen peptide prebiotics (胶原蛋白肽益生元), natto compound gummy supplements (纳豆复配凝胶糖果), and slimming biscuits (魅瘦饼干).

Product Sourcing and Development

CFI Group does not currently have in-house production capabilities; instead, it sources raw materials and finished products through OEM suppliers. This approach allows efficient scaling without upfront production facility costs, while carefully selected suppliers maintain quality standards. To enhance control over production and reduce reliance on third parties, CFI Group is in the process of establishing its own production capabilities through a strategic initiative involving key facilities currently owned and controlled by Mr. Zhenjun Jiang, the group’s controlling person. This is also part of the group’s growth strategies to enhance its production capacity by transitioning from reliance on third-party manufacturers to internal production for tis designed and formulated wellness and food products. Please refer to “Overview — Business Model and Growth Strategies” on page 111 for more details of the group’s plans to establish in-house production capacities.

In product development, the group collaborates with the National Coarse Grains Research Center, a leading Chinese research institution, to leverage advanced food science and traditional Chinese medicine expertise, boosting innovation and credibility in the health food sector.

Distribution and Sales Channels

Through its operating subsidiaries, the group distributes products through an extensive network of authorized distributors across key regions. The company also supports its distributors with digital marketing via e-commerce and live-streaming platforms, generating consumer engagement and demand that drives sales for its wholesale partners. The group further strengthens distributor relationships through large-scale training programs and sales conferences, enhancing their sales capabilities and loyalty.

Revenue Generation and Profitability

The group’s revenue is generated through two main channels:

Product Sales via Distributors:    The majority of the group’s revenue — approximately 89% — comes from wholesale product sales made through its extensive distributor network. Distributors are contractually obligated to meet specific minimum purchase requirements, ensuring a steady flow of sales throughout the year. The Group supports its distributors with marketing and promotional resources to strengthen their market presence and drive higher sales volumes.

E-commerce and Live-streaming Sales:    Around 11% of the company’s revenue comes from online sales, primarily through live-streaming platforms such as Douyin (TikTok) and Kuaishou. This digital strategy enables the Group to reach a broader audience and capitalize on the growing trend of e-commerce in China.

Combining traditional wholesale distribution with modern digital sales strategies, the Group maintains a diversified revenue stream while equipping its distributors with tools for success. This hybrid model positions the company for ongoing growth in both domestic and international markets.

The group commenced its substantive operations through its operating subsidiaries in May 2024. Our revenue for the nine months ended September 30, 2024 was $5,254,161, with net income being $1,924,250 and net cash flows generated from operating activities being $19,070,000, for the same period, respectively.

As part of its growth strategy, the Group is expanding its distribution network domestically and internationally, with a focus on Asia. Although domestic sales make up the majority of revenue, international expansion remains central to CFI’s five-year plan to reach over 50,000 wholesale distribution outlets globally.

Competitive Strengths

We believe our major competitive advantages are the keys to maintaining steady growth. We believe the following competitive strengths are essential for our success and differentiate us from our competitors:

•        Product Competitiveness with Technical Barriers:    One of the company‘s flagship products, Shudian Shangshan Suyang Porridge(上膳素养粥), was developed by experts from the National Coarse Grains Center. Using 28 processes, 4 pounds of raw materials are condensed into a 42-gram packet of nutritionally complete vegetarian porridge, a unique product with no equivalent on the market. Its excellent market feedback and high customer repurchase rate underscore its competitive edge.

•        Extensive Sales Network:    The group’s distributors have established thousands of physical stores selling its products. With a well-developed store management system and a replicable profitable store model, the company ensures the profitability of its physical outlets and drives product sales.

•        Innovative Marketing Methods and Tools:    The Company has introduced innovative in-store experiences, such as energy pods and soothing heat therapy sets, to increase foot traffic. Leveraging social media platforms with over 700 million active users in China, the group operates local lifestyle accounts to attract targeted customers to its stores.

•        Robust Organizational Structure and Operations System:    Through talent recruitment policies, the group has attracted a large pool of industry experts and established a mature distributor network. The group enters into a distribution agreement with each distributor which contains strict legal compliance and performance requirements. As part of the group’s standard operating procedure, the group swiftly provides new distributors with training to master the group’s profitable business models, legal compliance requirements and operational standards.

Market Reach and Growth Strategies

Currently, CFI has established an extensive network of distributors. As of November 2024, the group has over 13,600 distributors domestically and overseas. Under the group’s five tiers of distribution agreements, distributors without physical stores are required to open physical stores within 12 months of signing the distribution agreement. The group plans to expand to over 54,000 distributors worldwide within five years, including integration with platforms like Douyin’s cloud retail chain to achieve over 60% global market coverage. Since its inception, the group has hosted two successful large-scale distributor conferences with tens of thousands of distributors attending, generating a large scale of sales. The group plans to host such large-scale conferences annually. Please refer to “Information About CFI Group — Customers, Distributors, and Distribution” on page 115 for more details of the group’s distribution network and arrangements with distributors.

To accomplish our goals, we plan to implement the following growth strategies:

•        Production Capability Enhancement Strategy

•        AI-driven marketing strategy.

•        Tencent video live streaming strategy.

•        Traditional Chinese medicine (TCM) clinic strategy.

•        Merger and acquisition strategy.

Please refer to “Information about CFI — Business Model and Growth Strategies” on page 111 for more details of the group’s growth strategies.

Corporate History and Structure

Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (“CFI” or “Zhong Guo Liang Tou”), was established on April 18, 2024. On April 26, 2024, CFI established Zhong Liang Tou Holdings Limited under the laws of Hong Kong (“CFI HK”) to serve as the holding entity of the group’s five (5) operating subsidiaries.

Rosy Sea, established on April 18, 2024, is the ultimate parent company within the CFI group. Rosy Sea is wholly owned by Mr. Jiang Zhenjun, our Chairman and Chief Executive Officer. On April 26, 2024, CFI established Zhong Liang Tou Holdings Limited under the laws of Hong Kong (“CFI HK”) to serve as the holding entity of the group’s five (5) operating subsidiaries:

•        OpCo 1:    Heilongjiang Zhongneng Liangke Agricultural Science and Technology Co., Ltd. (黑龙江中能粮科农业科技有限公司), a wholly owned subsidiary of CFI HK and a limited liability company organized under the laws of the PRC in Mulan, Heilongjiang Province on August 14, 2023. By May 2024, it was restructured into a “Wholly Foreign-Owned Enterprise” or “WFOE” under the PRC law as a wholly owned subsidiary of CFI HK.

•        OpCo 2:    Harbin Kangliang Technology Innovation Co., Ltd. (哈尔滨康粮科创有限公司), a wholly owned subsidiary of OpCo 1 and a limited liability company organized under the laws of the PRC in Mulan, Heilongjiang Province on April 3, 2024 (“OpCo 2”),

•        OpCo 3:    Harbin Beikang Biotechnology Co., Ltd. (哈尔滨蓓康生物科技有限公司), a wholly owned subsidiary of OpCo 1 and a limited liability company organized under the laws of the PRC in Mulan, Heilongjiang Province on March 21, 2024 (“OpCo 3”),

•        OpCo 4:    Harbin Nongke Internet Technology Co., Ltd. (哈尔滨农科互联网科技有限公司), a wholly owned subsidiary of OpCo 1 and a limited liability company organized under the laws of the PRC in Mulan, Heilongjiang Province on April 3, 2024 (“OpCo 4”), and

•        OpCo 5:    Zhuhai Hengqin Liangke Biotechnology Co., Ltd. (珠海横琴粮科生物科技有限公司), a wholly owned subsidiary of OpCo 1 and a limited liability company organized under the laws of the PRC in Zhuhai, Guangdong Province on March 18, 2024 (“OpCo 5).

The diagram below illustrates our corporate structure as of the date of this proxy statement/prospectus:

Mr. Zhenjun Jiang
100%
Rosy Sea Holdings Limited
(BVI)
100%
Zhong Guo Liang Tou Group Limited
(BVI)
100%
Zhong Liang Tou Holdings Limited
(Hong Kong)
100%
Heilongjiang Zhongneng Liangke Agricultural Science and Technology Co., Ltd.
(黑龙江中能粮科农业科技有限公司)
(PRC)
100%
Harbin Kangliang Technology Innovation Co., Ltd.
(哈尔滨康粮科创有限公司)
(PRC)
100%
Harbin Beikang Biotechnology Co., Ltd.
(哈尔滨蓓康生物科技有限公司)
(PRC)
100%
Harbin Nongke Internet Technology Co., Ltd.
(哈尔滨农科互联网科技有限公司)
(PRC)
100%
Zhuhai Hengqin Liangke Biotechnology Co., Ltd.
(珠海横琴粮科生物科技有限公司)
(PRC)

The operating subsidiaries’ primary business activities include:

Retail and Distribution:    OpCo 2 handles the distribution of the group’s grain products, including international distribution. It operates through a network of third-party distributors, with whom it has signed extensive agreements, while supporting them with robust marketing and promotional strategies to reach both domestic and international markets.

Research and Development:    OpCo 3 focuses on the development of high-end agricultural products, including premium grain varieties and health-focused foods, mainly through collaboration with third party research institutions and research scientists.

Digital Marketing and E-Commerce:    OpCo 4 is expected to be responsible for marketing and selling the group’s products through digital platforms, particularly through live-streaming, which OpCo 4 is in the process of planning to launch as part of the group’s growth strategies.

Technology and Digital Services:    OpCo 5 handles the retail of the group’s products and provides technology services, including digital asset management and live-streaming traffic acquisition, supporting the group’s e-commerce activities.

Production:    The group does not currently have in-house production capabilities. It is in the process of establishing in-house production capabilities through a strategic initiative involving key facilities currently owned by the group’s controlling person, Mr. Zhenjun Jiang. These advanced agricultural planting, integrated production, and research bases are under construction, with completion expected by the first quarter of 2025 and operational readiness by the second quarter of 2025. Upon completion, they are expected to be operated by OpCo 1 under collaborative arrangements between Mr. Jiang and the group, potentially through leasing or acquisition and will be used for the cultivation, processing, and distribution of staple grains such as rice, wheat, and corn. This initiative aligns with the group’s goal to transition from reliance on third-party manufacturing to in-house production, enhancing production capacity, ensuring product quality, and improving supply chain control. These efforts support a scalable, sustainable growth model in the health and wellness sector.

Business Model and Growth Strategy

The group utilizes major online media platforms to direct targeted traffic to its physical stores, where distributors receive training in product knowledge and sales techniques. Large-scale offline investment conferences attract franchisees, driving rapid store expansion and increased product sales.

In the next 3-5 years, the group will focus on expanding product lines, boosting customer loyalty, reaching new markets, and significantly investing in research, development, and acquisitions. The funds raised will support these priorities, helping to diversify products, meet customer demands, and enhance product competitiveness through R&D and production upgrades. Acquisitions of industry peers are also planned to scale operations, grow market share, and strengthen the group’s competitive edge.

As of November 30, 2024, the group has established a network of over 13,600 distributors domestically and internationally, with each distributor that does not maintain a physical store being required to establish a physical store within 12 months of signing the distribution agreement with the group. Within the next 3-5 years, it aims to grow to over 54,000 distributors globally, with more than 10,000 integrated into Douyin’s cloud retail chain, covering over 60% of global regions. Since its inception, the group has hosted two successful large-scale distributor conferences with tens of thousands of distributors attending, generating a large scale of sales. The group plans to host such large-scale conferences annually.

The group’s growth strategy includes the following initiative:

•        Production Capability Enhancement Strategy:    The group is in the process of establishing its own production capabilities through a strategic initiative involving key facilities currently owned and controlled by Mr. Zhenjun Jiang, the group’s controlling person and the CEO and Chairman of New CFI. These advanced agricultural planting, integrated production, and research bases are under construction in Mulang County, Harbin, Helongjiang Province, with completion expected by the first quarter of 2025 and operational readiness by the second quarter of 2025. Mr. Jiang and the group plan to enter into collaborative arrangements, potentially through leasing or selling these facilities to the group. This initiative aligns with the group’s objective of transitioning from third-party manufacturing reliance to in-house production for its wellness and food products. The shift is expected to bolster production capacity, ensure product quality, and improve supply chain control, supporting a scalable and sustainable growth model in the health and wellness sector.

•        AI-Driven Marketing Strategy:    By 2025, the group will deploy AI-powered digital avatars to represent distributors, creating personalized, scalable marketing efforts through a high volume of promotional videos across digital platforms. Integrating AI-driven customer service will further enhance sales efficiency, automate responses to customer queries, and provide tailored product recommendations. This strategy aims to increase brand reach, streamline sales support, and foster customer loyalty, contributing to sustainable revenue growth and increased customer retention.

•        Tencent Video Live Streaming Strategy:    The group plans to leverage Tencent Video for a live-streaming campaign to engage distributors and customers, promoting a wide range of household and lifestyle products. By offering curated product selections in an interactive setting, the group aims to secure repeat customers and annual household commitments. This approach not only expands direct sales but also builds a loyal, high-engagement customer base, enhancing brand presence and driving continuous demand for the group’s products.

•        Traditional Chinese Medicine (TCM) Clinic Strategy:    In 2025, the group will launch its TCM clinic franchise project under the Guoyantang TCM Clinic brand, inviting distributors with Traditional Chinese Medicine resources to join the network. Licensed for professional TCM practice, the clinics will provide health services and products, tapping into the growing demand for alternative medicine and wellness. This strategy expands the group’s footprint in health services, adds a trusted healthcare brand to its portfolio, and strengthens its presence in the wellness sector, aligning with consumer trends and supporting long-term growth.

•        Merger and Acquisition Strategy:    To further consolidate its market position, the group plans to acquire high-quality suppliers and companies within the same industry, both upstream and downstream. This approach enables greater control over the supply chain, optimizes production costs, and expands the group’s product offerings, creating synergies that enhance operational efficiency. By integrating complementary businesses, the group aims to diversify its revenue streams and establish itself as a leading conglomerate in the health and wellness industry, fostering accelerated growth and increased market influence.

Our Products

Existing products

The group specializes in premium health foods made from natural grains, offering safe and reliable nutrition for health-conscious consumers. These products are primarily distributed through offline channels. Below are some of the group’s bestselling flagship products:

•        Shangshan Suyang Porridge (上膳素养粥):    Developed by the National Coarse Grains Research Center, this natural, non-GMO, additive-free porridge provides balanced nutrition while being delicious and healthy. Made from 78 carefully selected ingredients, the porridge helps consumers maintain a balanced diet and improve overall health. It is rich in 30 trace elements, 18 amino acids, and contains 100 micrograms of selenium per 100 grams. With no artificial flavors, colors, preservatives, or sugar, it is a convenient and nutritious option that suits a wide range of consumers.

•        Plant Essential Oil (植物精油):    This sprayable skin oil combines ancient Chinese medicine with modern technology. It contains over 28 natural herbs such as ginseng, danshen, and tianma, and is crafted using advanced extraction methods to ensure over 95% efficacy of the ingredients. The oil is quickly absorbed by the skin, providing relief and improving circulation without any hormones or harmful chemicals. It is ideal for office workers, the elderly, and manual laborers.

•        Collagen Peptide Prebiotic (胶原蛋白肽益生元):    This oral supplement features a plant-based formula designed to improve gut health, detoxify the body, and replenish nutrients. After 3,659 experiments and the screening of 257 original ingredients, this product breaks industry norms by avoiding addictive substances. It supports digestion, cleanses the body, and provides nutrition with ingredients like black truffle and ginseng, making it suitable for individuals managing weight, digestive issues, or immune deficiencies.

•        Natto Compound Gel Candy (纳豆复配凝胶糖果):    Inspired by the famous “2:30 Experiment,” this product is formulated to support vascular health. It combines natural ingredients like nattokinase, earthworm protein, and red yeast rice to lower blood lipids and dissolve plaque, improving circulation.

JNaQ™
匠纳清
太平洋保
CPIC
本产品由中国太平洋财产
股份有限公司承保产品责任
纳豆複配
纳豆复配凝胶糖果Natto Complex
纳豆激酶 红曲米 地龙蛋白
Nattokinase Red koji rice Earthworm Protein
4000FU
每粒添加纳豆激酶4000fu
Add 4000fu of nattokinase per capsule
国家发明专利
ZL 2023 1 0386949.9
ZL 2023 1 0044338.6
中国中医科学院
中医药科技合作中心
健康产业基地
净含量: 36g(0.6g/粒x60粒/瓶)
JIANGNAQING
纳豆複配
纳豆复配凝胶糖果Natto Complex
纳豆激酶 红曲米 地龙蛋白
Nattokinase Red koji rice Earthworm Protein
4000FU
每粒添加纳豆激酶4000fu
Add 4000fu of nattokinase per capsule
国家发明专利
ZL 2023 1 0386949.9
ZL 2023 1 0044338.6
中国中医科学院
中医药科技合作中心
健康产业基地
净含量:36g
(0.6g/粒x60粒/瓶)

•        Slimming Biscuits (魅瘦饼干):    These biscuits utilize fat-burning and fiber-based technologies to help consumers manage their weight in a safe and effective way. They contain a blend of essential nutrients and fibers that promote satiety and fat metabolism. The product has passed third-party certification for weight-loss efficacy and is ideal for those seeking healthy body management.

魅瘦®
PICC
中国人民保险承保
MEISHOU BISCUIT
中国中医科学院西苑医院（三甲医院）进行肥胖人群干预作用评测
中国药膳研究会审核配方
魅瘦®饼干
LIANGTOU
粮投集团
国企品质
黑龙江·哈尔滨粮投粮食集团有限公司荣誉出品
净含量:861克(41克*21块)
魅瘦®
PICC
中国人民保险承保
中国药膳研究会审核配方
中国中医科学院西苑医院（三甲医院）进行肥胖人群干预作用评测
MEISHOU BISCUIT
魅瘦®饼干
LIANGTOU
粮投集团
国企品质
黑龙江·哈尔滨粮投粮食集团有限公司荣誉出品
净含量:41克

Customers, Distributors, and Distribution

General

The Group sells products through distribution and retail. Our distributors, who are also our customers, purchase products from the Group to sell in the market. Distributors manage online stores on major e-commerce platforms and maintain physical stores to showcase our products, including prominent platforms like Douyin and Kuaishou. Revenues generated from the Group’s platform sales through OpCo 5 account for approximately 11% of the Group’s revenue.

To support expansion, the Group carefully reviews distributor candidates based on experience and established networks. Priority is given to seasoned professionals with over a decade in the industry and a record of quality distribution. As of November 2024, the Group has over 13,600 distributors domestically and overseas.

A key milestone was the global distributor ordering conference held in Fuzhou, China, on April 9, 2024, attended by thousands of distributors. Building on this success, the group hosted another major distributor conference in mid-November 2024, in Kunming, China. With thousands of distributors having attended, this event aimed to strengthen existing relationships, introduce new products, and expand our distributor network. The conference generated significant interest and additional prepayments, supporting our growth strategy and enhancing brand visibility in both domestic and international markets.

Distributor Network Structure

The Group has developed a structured distribution network, classifying distributors into five tiers based on business scale and purchase requirements, each with specific contractual obligations:

•        Type A (Individual Distributors):    Individuals without business licenses focused on local retail, with a minimum purchase of RMB 100,000 annually.

•        Type B (Licensed Sole Proprietors/Companies):    Licensed sole proprietors or companies managing larger-scale operations, requiring a minimum purchase of RMB 200,000 annually.

•        Type C (Brick-and-Mortar Stores):    Physical retail stores with an annual minimum purchase of RMB 300,000, providing a direct retail presence.

•        Type D (Larger Distributors):    Large-scale distributors covering multiple regions, with a minimum annual purchase of RMB 500,000.

•        Type E (Major Distributors):    Key distributors managing large-scale distribution, including international markets, with a minimum purchase of RMB 2 million annually.

Each category benefits from tailored pricing tiers based on purchase volume commitments. The Company maintains low concentration risk, with no single distributor contributing more than 3% of total revenue for the nine months ended September 30, 2024.

Arrangements with Distributors

OpCo 2 is the arm of the CFI group that manages the distribution of the group’s products and enters into distribution agreements with its distributors. Each distributor signs one of five levels of agreements with OpCo 2, depending on its distributor tier, under which it maintains storefronts to display products and uses online platforms as the primary channel to conduct sales. Tier A and Tier B distributors generally maintain only online stores when they initially become distributors of the Group and are required to open physical stores within 12 months. Tiers C, D, and E distributors already have established physical stores, as well as online stores, at the time they become distributors of the Group. Set forth below is a summary of the material terms and conditions of a typical distribution agreement that the Group, through OpCo 2, enters with its distributors:

OpCo 2 authorizes distributors to sell its products, including food, daily goods, and cosmetics, and requires minimum annual purchase volumes along with compliant physical store setups. Distributors must adhere to local laws, ensure transparency with customers, and uphold ethical sales practices. Distributors are strictly prohibited from engaging in activities such as pyramid selling, illegal fundraising, tax evasion, and false advertising and from selling the group’s products on unauthorized third-party platforms. While sales rights are non-exclusive, Tier C distributors are prohibited from selling products of competitors of the CFI Group and are expected to sell only OpCo 2’s products. Payments are processed through designated methods like checks, wire transfers or cash transfers, with limited refund options and the ability for OpCo 2 to offset fines against distributor payments. Bribery of employees is strictly prohibited, and confidential information must be protected, with unauthorized disclosures leading to termination. In cases of force majeure, parties must mitigate the effects of uncontrollable events impacting their obligations. Breaches entitle the non-breaching party to claim damages and impose additional penalties. The agreement is governed by PRC law, with disputes resolved at OpCo 2’s local court, and OpCo 2 retains the right to terminate the agreement for specific breaches. The term is generally one year, with an option for renewal.

Support for Distributors

To ensure the success of its distribution network, the Group provides substantial marketing and promotional support. This includes:

•        Online and offline advertising campaigns to boost product visibility.

•        Influencer collaborations and live-stream marketing through platforms like Douyin, helping drive traffic to physical stores and online outlets.

•        Comprehensive promotional strategies that are tailored to the needs of different distributor types, ensuring that each distributor can maximize their sales potential.

Distribution Strategy and Expansion Plans

The group’s distribution strategy focuses on expanding both the geographic reach of its physical retail presence and the scale of its online distribution channels.

•        The group aims to expand its distribution network to encompass 54,000 retail locations globally over the next five years. Expansion efforts target new regions, with a primary focus on markets demonstrating demand for health-related products. CFI plans to support distributors with co-branded marketing initiatives in alignment with local market needs.

•        Through its online distribution network, the group’s strategy includes engaging social media channels to drive awareness and sales. This integration allows the Company to target a broader online audience while guiding consumers to both online and offline channels, thereby supporting an omni channel distribution approach.

Our Supply Chain

Overview

Currently, the Group sources finished goods from suppliers, as it is in the process of establishing in-house production capabilities through a strategic initiative involving key facilities currently owned by the group’s controlling person, Mr. Zhenjun Jiang. This facility, part of a broader strategy to build in-house production capabilities, is expected to strengthen control over product quality, reduce costs, and enhance supply chain efficiency.

A majority of the products the group sells are procured from our suppliers. These items are developed to meet consumer wellness demands, while other health-focused products, such as plant-based essential oils, are crafted from diverse herbal extracts. These suppliers are vital to the Group’s supply chain, providing essential products that support the Group’s ongoing operations and growth. The Procurement Department rigorously evaluates suppliers through on-site assessments of their scale, technical capability, production capacity, and delivery timelines to ensure alignment with the Group’s quality standards.

For the nine months ended September 30, 2024, four suppliers have each contributed over 10% of the Group’s total procurement, with individual contributions of 24.9%, 24.0%, 19.1% and 10.1%, respectively.

Supplier Arrangements

The Group’s relationships with suppliers are formalized through structured one or three-year OEM agreements, including key provisions from the Supply Agreement. These agreements establish clear responsibilities regarding product specifications, production standards, delivery obligations, and quality assurances. Each supplier is required to provide essential certifications such as business licenses, tax registrations, food production permits, and product inspection certificates to confirm compliance with regulatory and quality standards.

Under the Supply Agreement, suppliers process orders based on specifications issued by the Group, including product type, quantity, quality standards, and delivery requirements. This approach ensures that each order aligns with the Group’s rigorous expectations. Suppliers are responsible for product packaging, labeling, and logistical arrangements for shipment to designated locations, where final inspection and acceptance by the Group occur.

Product quality is guaranteed through adherence to national safety and quality regulations, as outlined in the Supply Agreement. Suppliers must notify the Group immediately of any non-compliance with packaging or quality requirements, and they bear full responsibility for rectifying any defects due to production faults or non-compliance with approved formulas.

In cases of non-conformance, the agreement specifies corrective actions, including penalties and potential contract termination for repeated quality issues. Additionally, both parties have rights and responsibilities regarding order amendments, confidentiality obligations, and the resolution of disputes, which are subject to the jurisdiction of the supplier’s local court in the event of unresolved disagreements.

This structured approach ensures a reliable supply of products critical to the Group’s operations while mitigating potential disruptions. Upon completion of the Group’s in-house production facility in 2025, core product lines are expected to shift primarily to internal manufacturing, enhancing the Group’s control over quality, costs, and supply chain efficiency.

Research and Development

Current R&D Activities

The group has established its research and development (R&D) foundation, through collaborating with the National Coarse Grains Research Center and over 30 of its researchers. Key research projects focus on creating high-quality, non-GMO grain-based health products with high nutritional value, addressing growing consumer demand for natural health solutions.

Future R&D Plans

The group plans to invest around USD 1 million annually in R&D over the next five years. This investment will support expanding its product portfolio and enhancing product quality.

Technology

The Operating Subsidiaries leverage advanced technology across multiple areas, including product development, supply chain management, and marketing. Our ongoing investment in technological applications strengthens product quality, optimizes supply chain management, and enhances marketing effectiveness, creating a solid foundation for long-term growth and sustainability.

Product Development Technology

Nutritional Formula Design:    Our team of experienced nutritionists and food scientists uses advanced nutritional research to develop tailored health food formulations. These products are designed to meet the specific needs of various demographics, including seniors, children, and athletes, ensuring that our offerings align with consumers’ health and wellness goals.

Raw Material Selection:    We employ a rigorous supplier screening process to ensure raw material quality. Using advanced testing techniques such as high-performance liquid chromatography (HPLC), we conduct comprehensive assessments to verify that raw materials meet stringent safety and quality standards. This includes testing for nutritional content, pesticide residues, and heavy metals.

Production Process Innovation:    To enhance product quality and taste, we continuously innovate our production methods. Techniques such as low-temperature baking and vacuum freeze-drying help preserve the nutritional integrity of raw ingredients while minimizing processing impacts on product quality.

Supply Chain Management Technology

Inventory Management System:    Utilizing advanced inventory management software, we monitor stock levels in real time to ensure stable product supply. Data analytics and forecasting tools enable optimized purchasing and production schedules, preventing overstock or stock-out situations.

Logistics Tracking:    Through partnerships with logistics providers, we employ tracking systems to monitor the real-time status of shipments. This technology ensures accurate and timely product deliveries, enhancing customer satisfaction.

Supplier Management Platform:    Our supplier management platform facilitates information sharing and communication with our suppliers. We evaluate and manage supplier performance to maintain consistent quality and reliability in our raw material supply.

Marketing Technology

E-commerce Platform:    The Company has developed a robust e-commerce platform that allows consumers to conveniently purchase our products online. By enhancing website design and user experience, we attract more consumers and analyze purchase data to gain insights into consumer behavior and preferences, supporting targeted marketing efforts.

Social Media Marketing:    We actively engage in brand promotion and product marketing through social media platforms. By sharing valuable content and organizing interactive activities, we build brand awareness and loyalty. Additionally, targeted advertising on social media enables us to effectively reach key customer demographics.

Data Analytics for Marketing Decisions:    We gather and analyze market, consumer, and competitor data to inform marketing strategies. Data-driven insights into market trends, consumer demands, and competitive dynamics allow us to tailor our marketing strategies and enhance our competitive position.

Competition

General

The health and wellness food industry is highly competitive and innovation-driven, fueled by increasing consumer demand for health-focused, sustainable products. The Group operates in a dynamic landscape of established domestic and international players that leverage significant resources in technology, branding, and marketing to capture market share. As consumer expectations and technology evolve, companies continually adapt their strategies to meet the rising demand for personalized, eco-friendly, and accessible health solutions.

As of 2022, China’s nutrition and health food market was valued at 588.5 billion RMB, with projections exceeding 800 billion RMB by 2027. Within this market, natural grain-based processed health foods have emerged as a distinct segment, valued at 92.3 billion RMB. The Group’s flagship product, SuDian ShangShan Wellness Porridge (素典上膳素养粥), crafted from 78 natural ingredients through a 28-step process, combines nutrition with taste and has no direct market equivalent, positioning it as a unique offering.

Market Growth Drivers

Key factors driving growth in the industry include:

•        Rising Health Awareness:    increasing consumer focus on health has spurred demand for nutritious products.

•        Aging Population:    The growing elderly demographic has led to higher demand for health foods targeted to their needs.

•        Consumption Upgrades:    Rising quality-of-life standards have boosted demand for premium health foods.

Additionally, supportive policies like the Food Safety Law of the People‘s Republic of China (中华人民共和国食品安全法) and initiatives like the Healthy China 2030 Plan (健康中国2030规划纲要) provide a favorable regulatory environment that further encourages market expansion.

Competitive Landscape

The health and wellness food industry is a complex landscape shaped by a variety of competitors, each bringing unique strengths and facing distinct challenges.

•        Traditional Health Food Companies:    These companies benefit from strong brand recognition, broad product lines, and established sales channels, though they may lack speed in innovation and market responsiveness.

•        Emerging Brands:    Known for innovation, precise market targeting, and flexible strategies, emerging brands are agile but may face challenges in brand influence and financial capacity.

•        Foreign Companies:    With advanced R&D, strong brand reputation, and extensive international experience, foreign companies bring competitive advantages but often struggle with localized operations and insights into the Chinese market.

Industry Entry Barriers

Several barriers to entry reinforce the competitive environment, including:

•        Technical Barriers:    High-level expertise in R&D and production is essential, covering areas such as raw material selection, formulation, and manufacturing.

•        Capital Barriers:    Significant investments in product development, marketing, and distribution are necessary due to growing competition.

•        Brand Barriers:    Strong brand recognition is a key decision factor for health food consumers, making it challenging for new entrants to gain trust and loyalty.

•        Regulatory Barriers:    The health food industry faces stringent regulatory standards, requiring specific qualifications and certifications for market entry.

The Group currently leads in China’s grain-based biotech and health product sectors, targeting over 15% market share in the natural grain-based processed health food market.

Our Competitors

In this competitive landscape, the Group faces both international and domestic competitors:

International Competitors

•        Unilever:    A global leader in fast-moving consumer goods, Unilever maintains a strong presence in health foods with brands like Lipton and Wall’s, using product innovation and marketing to sustain its market share.

•        Nestlé:    As a top global food company, Nestlé offers a range of health and wellness products from infant nutrition to functional foods, leveraging R&D and brand influence to capture a significant share of the health food market.

•        GNC:    A U.S.-based dietary supplement leader, GNC’s extensive product line and distribution network, backed by technical expertise, position it as a global health food authority.

Domestic Competitors

•        Yili Group (伊利集团):    A major player in China’s dairy sector, Yili has entered the health food industry with functional dairy products and supplements, strengthening its competitive edge.

•        By-Health (汤臣倍健):    As a leading Chinese dietary supplement brand, By-Health’s diverse product line, including protein powders, vitamins, and minerals, has captured a large share of the market through innovation and effective marketing.

Additionally, other emerging brands in the health food sector gain traction by leveraging unique product positioning, innovative marketing, and strong distribution.

Competitive Impact on Our Business

The development of key competitors in the health and wellness food industry may impact the Group both positively and negatively. Below is an analysis of these potential effects:

Positive Impacts:    Competitor innovation can inspire our R&D efforts, encouraging us to develop more competitive products. A robust competitive landscape also expands market awareness, potentially benefiting the Group by attracting more consumers to the sector. In some instances, collaboration with competitors can promote industry growth through shared resources and data.

Negative Impacts:    Competitors may reduce the Group’s market share by offering more appealing products or pricing. Aggressive competition could trigger price wars, potentially squeezing margins, while malicious actions like misinformation could harm the Group’s brand reputation and erode consumer trust.

Our Response Strategies to Competition

To address the potential impacts of competition, the Group has developed a multi-faceted strategy to strengthen its market position and enhance resilience:

Continuous Innovation and R&D Investment:    Recognizing that product differentiation is critical to capturing consumer interest, we continually invest in research and development to create health and wellness products that align with evolving consumer needs. This includes customizing nutritional formulas and incorporating advanced processing methods that enhance product quality and health benefits. By fostering a culture of innovation, we aim to introduce new products more rapidly, meeting market demands and maintaining a competitive edge.

Strengthening Product Quality Control:    We implement stringent quality control measures throughout the production process to ensure our products meet the highest standards of safety and efficacy. These measures include regular audits of suppliers, comprehensive raw material testing, and adherence to industry standards in food safety and compliance. Our focus on quality assurance helps us build consumer trust and reduce risks associated with product recalls or quality concerns that might affect competitors.

Enhancing Brand Reputation and Consumer Trust:    Our marketing strategy emphasizes transparent communication with consumers to strengthen our brand’s reputation. We conduct consumer engagement initiatives, such as educational campaigns and community events, to highlight the health benefits and quality of our products. Additionally, we actively monitor our brand reputation and respond promptly to any potential issues, ensuring that any misinformation is quickly addressed. By maintaining transparency and integrity in our marketing efforts, we aim to build long-term loyalty and distinguish ourselves as a trusted brand.

Optimizing Supply Chain and Logistics:    To ensure continuity in our supply chain, we establish strong relationships with multiple, reliable suppliers for key raw materials. We also implement supply chain risk assessments to identify and mitigate potential disruptions, such as price fluctuations or shortages in essential components. Our logistics framework is designed for flexibility, allowing us to adjust quickly to changes in supply or demand. By maintaining a stable and resilient supply chain, we can better manage costs and provide consumers with a consistent product supply.

Expanding Market Channels and Consumer Reach:    Our distribution strategy focuses on expanding both online and offline market channels to increase product accessibility and market penetration. We leverage e-commerce platforms, social media, and digital marketing to reach a broader audience and engage directly with consumers. Additionally, we invest in enhancing the in-store experience for offline consumers, combining physical presence with digital touchpoints to create a seamless, omni-channel shopping experience. This approach helps us capture a larger share of the health-conscious consumer market. The group also plans to explore the integration of traditional Chinese medicine practices by establishing a chain of TCM (Traditional Chinese Medicine) health centers starting in 2025, which will support the group’s mission of health-focused food production and personalized wellness solutions. Also, the group plans to increase customer engagement through targeted research. Key initiatives in the pipeline include developing advanced digital tools, such as AI-driven marketing solutions to improve distribution efficiency. The group also aims to establish a digital customer service system in 2025 to improve customer satisfaction.

Adapting Market Strategies to Consumer Trends:    We closely monitor consumer preferences and market trends to refine our product offerings and pricing strategies. Our approach includes frequent market analysis and consumer feedback assessments, allowing us to respond quickly to shifts in demand and optimize our positioning within the health and wellness space. By continuously refining our market strategy, we aim to maintain relevance and appeal to a broad range of consumers.

Ensuring Robust Compliance and Risk Management:    To mitigate regulatory risks, we maintain a comprehensive compliance framework that ensures all operations adhere to relevant laws and regulations. This includes regular compliance audits, training programs for employees on regulatory standards, and a proactive approach to identifying and addressing potential legal challenges. Our strong commitment to compliance helps protect the Group from regulatory fines and builds consumer confidence in our brand’s integrity.

In summary, while competitor developments may impact the Group in various ways, our proactive strategies in product innovation, quality control, brand enhancement, supply chain resilience, market expansion, adaptive strategies, and compliance management provide a strong foundation for navigating the competitive landscape and achieving sustainable growth.

Competitive Trends

The health and wellness food industry is populated by a wide range of domestic and international competitors with strong advantages in areas like technology, brand influence, and marketing. These companies continually adapt their competitive strategies in response to shifting market demands and technological advances. As the industry continues to evolve, we believe several emerging competitive trends are shaping the market as follows:

Growing Demand for Personalization:    As consumers increasingly seek personalized health solutions, customization is becoming a key trend. Companies are focusing more on consumer research and analysis to develop products that meet individualized health needs.

Technology-Driven Innovation:    Advances in technology are opening up new opportunities for product development. Companies are using big data and artificial intelligence for precise consumer demand analysis and applying biotechnology to improve the efficacy and safety of health products.

Integration of Online and Offline Channels:    With the rise of e-commerce and shifting consumer shopping habits, companies are focusing on a seamless integration of online and offline channels. Businesses are investing in digital channels while enhancing in-store experiences to provide a cohesive customer journey.

Emphasis on Green and Sustainable Practices:    As environmental awareness grows, consumers are increasingly drawn to eco-friendly health products. Companies are prioritizing sustainability by offering products with green attributes and reducing their environmental impact to attract environmentally conscious customers.

Intellectual Property

We regard our patents, trademarks, service marks, domain names, trade secrets, and similar intellectual property as critical to our success. We rely on a combination of patent, copyright and trademark law, and confidentiality and non-disclosure agreements to protect our intellectual property rights. We also regularly monitor any infringement or misappropriation of our intellectual property rights.

As of the date of this proxy statement/prospectus, we hold the following patents and patent applications in the PRC:

Title	Type of Patent	Legal Status	Application No.	Application Date	Publication No.	Publication Date	Inventor(s)	Applicant (Patent Holder)
Health Porridge Composition, Preparation Method, and Health Porridge	Invention Publication	Substantive Examination	CN2024108 36643.3	6/26/2024	CN1185 92555A	9/6/2024	Jiang Zhenjun	Harbin Kangliang Technology Innovation Co., Ltd.
Lipid-Lowering Glyceride Composition and Preparation Method	Invention Publication	Substantive Examination	CN2024108 36645.2	6/26/2024	CN1185 92478A	9/6/2024	Jiang Zhenjun	Harbin Kangliang Technology Innovation Co., Ltd.
Probiotic Weight Loss Composition and Preparation Method	Invention Authorization	Authorized	CN2024103 51889.1	3/26/2024	CN1180 77902B	7/26/2024	Yang Qiaolin, Chen Yingjie	Harbin Kangliang Technology Innovation Co., Ltd.
High-Efficiency Pulping Machine for Easy Residue Removal	Utility Model	Authorized	CN2022201 38922.9	1/19/2022	CN2169 87881U	7/19/2022	Cao Lianjin	Harbin Kangliang Technology Innovation Co., Ltd.
Fully Automated Production Device for Goji Beef Patties	Utility Model	Authorized	CN2021217 04023.2	7/26/2021	CN2158 36819U	2/18/2022	Xu Qiuhong	Harbin Kangliang Technology Innovation Co., Ltd.

Title	Type of Patent	Legal Status	Application No.	Application Date	Publication No.	Publication Date	Inventor(s)	Applicant (Patent Holder)
Disposable Plastic Cup for Food Delivery	Utility Model	Authorized	CN2020227 58121.6	11/25/2020	CN2140 30028U	8/24/2021	Yu Huibo	Harbin Kangliang Technology Innovation Co., Ltd.
Rotatable Cleaning Device for Baby Food Formula Production Workshop	Utility Model	Authorized	CN2020201 11551.6	1/16/2020	CN2122 36526U	12/29/2020	Zhao Limin	Harbin Kangliang Technology Innovation Co., Ltd.
Compartmentalized Container with Lid for Low-Lactose, Partially Hydrolyzed Baby Food Formula	Utility Model	Authorized	CN2020200 89495.0	1/16/2020	CN2115 44553U	9/22/2020	Zhao Limin	Harbin Kangliang Technology Innovation Co., Ltd.
Rotating Baby Food Formula Processing Machine	Utility Model	Authorized	CN2020200 89602.X	1/16/2020	CN2115 32654U	9/22/2020	Zhao Limin	Harbin Kangliang Technology Innovation Co., Ltd.
Pine Pollen Fiber Biscuit and Production Method	Invention Authorization	Authorized	CN2014100 97536.X	3/18/2014	CN1039 31709B	8/26/2015	Gui Yuping	Harbin Kangliang Technology Innovation Co., Ltd.
Nutritious Mixed Grain Rice and Preparation Method	Invention Authorization	Authorized	CN2013104 48372.6	9/27/2013	CN1034 94114B	9/23/2015	Jiang Zhenjun	Harbin Beikang Biotechnology Co., Ltd.
Sleep-Enhancing Health Powder and Preparation Method	Invention Authorization	Authorized	CN2013107 12670.1	12/23/2013	CN1037 50337B	1/6/2016	Jiang Zhenjun	Harbin Beikang Biotechnology Co., Ltd.

As of the date of this proxy statement/prospectus, we hold the following registered trademarks and trademark applications in the PRC:

Trademark Design	Trademark Name	Trademark Status	Application/ Registration Number	Application Date	Registration Announcement Date
	七秒倍康 粮投集团优选店 粮投集团 LIVE A GREEN LIFE WITH SCIENTIFIC REGIMEN 绿色生活科技养生	Application Pending	80916519	9/13/2024	—
	粮投蓓康	Application Pending	80587029	8/27/2024	—
	七秒倍康	Application Pending	80462971	8/20/2024	—
	佗氏倍康	Preliminary Approval	79957548	7/23/2024	—
	七秒倍康	Application Pending	79741075	7/11/2024	—
	—	Application Pending	79746735	7/11/2024	—

Trademark Design	Trademark Name	Trademark Status	Application/ Registration Number	Application Date	Registration Announcement Date
	佗氏倍康	Preliminary Approval	79484135	6/27/2024	—
	佗氏倍康	Preliminary Approval	79479822	6/27/2024	—
	七秒倍康	Application Pending	79251607	6/17/2024	—
	粮投蓓康	Preliminary Approval	79258245	6/17/2024	—
	七秒倍康	Application Pending	78783674	5/23/2024	—
	七秒倍康	Application Pending	78773582	5/23/2024	—
	七秒倍康	Application Pending	78796680	5/23/2024	—
	七秒倍康	Application Pending	78782130	5/23/2024	—
	七秒倍康	Application Pending	78780179	5/23/2024	—
	七秒倍康	Application Pending	78796696	5/23/2024	—
	七秒倍康	Application Pending	78778946	5/23/2024	—
	七秒倍康	Application Pending	78777514	5/23/2024	—
	七秒倍康	Application Pending	78773567	5/23/2024	—
	七秒倍康	Application Pending	78783381	5/23/2024	—
	粮投蓓康	Registered	78433046	5/8/2024	10/20/2024
	粮投蓓康	Registered	78441260	5/8/2024	10/20/2024
	魅瘦饼干	Registered	53421551	6/10/2021	11/21/2021
	魅瘦	Registered	48387130	7/24/2020	3/21/2021
	魅瘦	Registered	30847030	5/11/2018	4/28/2019
	CFI	Application Pending	79035931	6/4/2024	—

As of the date of this proxy statement/prospectus, we hold the following registered copyrights in the PRC:

Name of the Work	Type of Work	First Publication Date	Date of Creation	Registration Number	Registration Date
七秒倍康	Artwork	—	7/3/2024	国作登字-2024-F-00252071	8/23/2024
七秒倍康绿色生活科技养生	Artwork	—	7/1/2024	国作登字-2024-F-00252072	8/23/2024
佗氏倍康	Artwork	—	7/4/2024	国作登字-2024-F-00252069	8/23/2024
CFI	Artwork	—	5/21/2024	国作登字-2024-F-00193698	7/5/2024

Facilities

Our principal administrative office is located at Room 2712, Zhuhai Center Building, No. 1663 Yinwan Road, Xiangzhou District, Zhuhai City, Guangdong Province, People’s Republic of China.

The table below sets out the details of our properties:

Location	Size	Purpose	Ownership/Rent	Lease Term
Duerbert Mongolian Autonomous County, Daqing City, Heilongjiang Province, Taikang Industrial Park	18,000 square meters of land; 4026.36 square meters of building	Industry/Office	owned by OpCo 1	N/A
Room 4, 27th Floor, Zhuhai Center Building, No. 1663 Yinwan Road, Xiangzhou District, Zhuhai City, Guangdong Province	149.63 square meters	Office	Lease	June 1, 2024 – December 31, 2024

Additionally, the Operating Subsidiaries are also granted by the local Mulan government to use the following properties as their office space for free for an unspecified term:

	Operating Entity/Use	Address	Size
OpCo 1	OpCo 1 office	Room 601, Mulan Economic Development Zone Management Committee, Group 27, Committee 7, Fumin Street, Mulan Town, Mulan County, Harbin City, Heilongjiang Province	141 square meters
OpCo 2	OpCo 2 office	Room 501, Mulan Economic Development Zone Management Committee, Group 27, Committee 7, Fumin Street, Mulan Town, Mulan County, Harbin City, Heilongjiang Province	134 square meters
OpCo 3	OpCo 3 office	Room 502, Mulan Economic Development Zone Management Committee, Group 27, Committee 7, Fumin Street, Mulan Town, Mulan County, Harbin City, Heilongjiang Province	112 square meters
OpCo 4	OpCo 4 Office	Room 512, Mulan Economic Development Zone Management Committee, Group 27, Committee 7, Fumin Street, Mulan Town, Mulan County, Harbin City, Heilongjiang Province	109 square meters

We believe that the facilities that we currently lease are adequate to meet our needs for the foreseeable future.

Employees and Management

As of the date of this proxy statement/prospectus, the Operating Subsidiaries employ a total of 114 full-time employees, nine of whom serve in executive management positions. Among the 114 full-time employees, 62 are based in Zhuhai, Guangdong Province, and 52 are based in Harbin, Heilongjiang Province.

We have entered into an employment agreement with each of our employees in accordance with the PRC law. We offer a range of employee benefits, including team-building activities, holiday leave, caregiving support, and contributions to social insurance and housing funds in compliance with legal requirements. We conduct regular training sessions on industry standards, health, safety, and role-specific skills. While our employees have not formed any labor unions, we are committed to fostering a positive, creative work environment with competitive compensation and supportive management practices. We believe that strong employee relationships are essential for our sustainable growth as a responsible company.

Insurance

In compliance with PRC regulations, we participate in various government-organized social security plans for our full-time employees, covering pension, unemployment, childbirth, work-related injury, medical, and housing insurance. PRC laws require us to contribute to these plans at specified rates based on employee salaries, bonuses, and certain allowances, up to limits set by local governments. We have met all required social security and housing fund contributions.

Additionally, we maintain specific insurance policies to protect against certain risks, including product liability insurance for our products and certain pre-packaged foods from suppliers. However, we do not carry general liability insurance covering all risks of physical loss, damage, or destruction of production facilities, inventory, and fixed assets for our other subsidiaries. We also do not maintain property insurance, business interruption insurance, cyber-security insurance, or insurance against data breaches. As a result, our insurance coverage is limited and may not fully protect us against potential losses. Furthermore, certain types of losses, such as those from war, terrorism, disease outbreaks, and natural disasters, may be uninsurable or prohibitively costly to insure

Seasonality

Since our inception, the Group’s operations and sales have not been subject to seasonality; demand remains strong throughout the year. We tailor marketing campaigns to align with seasonal wellness needs, offering targeted promotions to attract and engage customers year-round.

Legal Proceedings

We have a limited operating history. Currently, we are not involved in, nor are we aware of any threats of, legal or administrative proceedings that, in management’s opinion, would have a material adverse effect on our business, financial condition, cash flow, or operating results. However, as our business grows, we may from time to time become involved in legal or administrative proceedings in the ordinary course of business, including those related to intellectual property infringement, third-party license violations, contract disputes, and labor or employment claims. Any such proceedings, if significant, could have a material adverse effect on our business, financial condition, cash flow, or operating results.

Industry Overview and Market Trends

The health food industry, where CFI operates, is experiencing rapid growth driven by heightened health awareness, an aging population, evolving consumer needs, and supportive government policies. This expansion reflects global trends prioritizing health and wellness, as consumers increasingly seek products that not only meet basic nutritional needs but also offer specific health benefits. China’s health food market is particularly well-positioned for sustained expansion, supported by policy-driven health initiatives, technological advancements, and demographic shifts. We believe that the following are some of the primary factors driving this industry growth and the key market trends shaping opportunities for companies like CFI.

Key Factors Driving Industry Growth

Expanding Market Size and Economic Support:    China’s health food market has seen remarkable growth, reaching approximately 588.5 billion RMB in 2022, with further expansion anticipated. According to the China Commercial Industry Research Institute, the market size is projected to grow to 678 billion RMB by 2024, fueled by consistent consumer demand, increased disposable incomes, and supportive policy initiatives. This growth aligns with the “Healthy China 2030” initiative, a national effort promoting preventive healthcare and wellness across the country. The initiative has spurred investment and provided regulatory incentives for health-focused companies, creating a favorable business environment. The China Consumer Association projects total revenue for China’s health industry will reach 9 trillion RMB in 2024, offering substantial opportunities for companies to capture a share of this expanding market. However, to maintain consumer trust and competitive relevance, companies must focus on continuous innovation and adherence to high-quality standards.

Aging Population Increasing Demand for Health-Focused Products:    China’s rapidly aging population is a significant driver of demand for health-focused products. With over 18% of the population aged 60 or above, and this demographic expected to grow, there is a rising need for products addressing age-specific health issues such as immunity, cardiovascular health, joint mobility, and cognitive function. Older consumers are particularly interested in preventive health products that enhance quality of life, as well as targeted nutritional solutions that address age-related needs. This demographic shift has prompted companies to expand product lines with specialized health foods and supplements, often incorporating scientifically backed ingredients and formulations designed for healthy aging. The aging population not only underscores the demand for targeted health products but also calls for ongoing innovation to meet the evolving needs of this growing consumer segment.

Rising Health Consciousness and Demand for Preventive Solutions:    As health awareness grows, Chinese consumers are increasingly adopting preventive health measures and seeking products that support long-term wellness. This shift reflects a broader focus on self-care and proactive health maintenance, with consumers prioritizing products that promote immunity, energy levels, weight management, and mental well-being. This trend is further supported by the rise in lifestyle-related health issues and a strong preference for holistic wellness across age groups. Health food providers are developing products tailored to these specific needs, often using functional ingredients with scientifically validated benefits. Companies are also focusing on consumer education to highlight the benefits of preventive health, which helps to reinforce demand, foster brand loyalty, and expand the market.

Supportive Policy Environment and Regulatory Oversight:    The Chinese government actively supports the health food sector through a comprehensive regulatory framework aimed at ensuring product safety and consumer trust. Key legislation, such as the Food Safety Law of the People’s Republic of China, sets strict standards for production and marketing, promoting confidence in domestic health products. Additionally, the “Healthy China 2030” initiative offers tax incentives, funding, and regulatory support for businesses focused on wellness. This regulatory environment increasingly favors companies with robust compliance frameworks and transparent practices, as the government intensifies enforcement against misleading advertising and substandard products. This policy not only promotes high industry standards but also encourages long-term investment and market expansion for companies meeting these standards.

Market Trends Impacting CFI’s Competitive Strategy

The health food industry is evolving rapidly, shaped by trends in technology, consumer preferences, sustainability, and globalization. As these shifts redefine market dynamics, CFI is strategically positioning itself to leverage key trends that align with its mission to deliver high-quality, personalized health products to a growing, health-conscious consumer base. By investing in technological innovation, expanding product personalization, emphasizing eco-friendly practices, forming cross-industry partnerships, and building a robust international presence, CFI is not only responding to market demands but also proactively enhancing its competitive edge. The following trends underscore the factors driving CFI’s approach to sustaining growth, strengthening brand loyalty, and capitalizing on global opportunities in an increasingly competitive landscape.

Leveraging technological innovation to drive product development and consumer engagement:    As technology rapidly advances, CFI is capitalizing on biotechnology, nanotechnology, big data, and artificial intelligence (AI) to enhance product development, streamline production, and meet the highest standards of quality control. With consumer demand shifting towards personalized health solutions, CFI is adopting data-driven approaches to create nutritionally optimized, customized products that cater to individual health profiles. Biotechnology advancements, for example, enable CFI to develop functionally enriched foods, while AI and big data provide insights into consumer health trends, allowing CFI to tailor offerings more precisely. Additionally, CFI integrates online and offline channels to create a seamless, omni-channel experience that enhances brand loyalty and provides broader market reach.

Meeting rising demand for personalized health solutions through targeted product line:    With the increasing trend toward personalized wellness, CFI is focused on developing products that cater to specific health needs, such as immune support, antioxidant benefits, weight management, and age-specific nutrition. CFI’s R&D strategy is dedicated to creating products that align with diverse life stages and consumer health goals, leveraging scientific research and advanced formulation techniques. By investing in segmentation and offering customized health solutions, CFI is positioned to meet growing demand for personalized products, fostering consumer loyalty and setting itself apart from competitors in a crowded market.

Navigating an intensely competitive market with differentiated products and localized strategies:    CFI operates in a highly competitive market, with both established brands and new entrants competing aggressively for consumer attention. To maintain and grow its market share, CFI focuses on product differentiation, brand-building, and expanding its product lines. CFI also recognizes that health preferences vary regionally, and it tailors its offerings and marketing to resonate with local values and preferences, creating a nuanced approach that bolsters its competitive advantage. This strategy allows CFI to capture and retain consumer interest, ensuring brand relevance and adaptability in a dynamic market landscape.

Strengthening commitment to sustainability and green health initiatives:    With consumers increasingly prioritizing sustainability, CFI is integrating eco-friendly practices into its production processes, from sustainable sourcing to environmentally conscious packaging. CFI emphasizes the environmental benefits of its products, recognizing that sustainability is both a competitive advantage and a key consumer expectation. By focusing on green health initiatives, CFI attracts environmentally conscious consumers and aligns with broader market shifts towards sustainable practices in the wellness industry.

Forming strategic cross-industry partnerships to enhance supply chain integration and value creation:    To enhance its market presence and offer holistic wellness solutions, CFI is actively exploring partnerships with complementary sectors such as healthcare, fitness, and beauty. These cross-industry collaborations facilitate resource sharing and allow CFI to leverage its expertise alongside partners, creating synergies that benefit the entire value chain. Through close cooperation with upstream and downstream partners, CFI strengthens its supply chain integration, optimizes resource management, and enhances production efficiency, delivering value-added products to consumers.

Expanding globally while maintaining local relevance:    As international competition grows, CFI is refining its strategies to increase global competitiveness while staying attuned to local market needs. CFI’s distributor network spans multiple countries. This global presence reflects CFI’s commitment to balancing global expansion with local adaptation, allowing the company to cater to diverse consumer preferences across regions. By enhancing its brand influence internationally and leveraging strategic cross-border partnerships, CFI is positioned to capitalize on global growth opportunities while responding effectively to international market pressures, ensuring sustained relevance and competitive advantage across various markets.

Governmental Regulations

PRC Laws and Regulations

As we conduct our operations through our subsidiaries in the PRC, with our operations team, management, and facilities located in mainland China, we are subject to the laws and regulations of the PRC, including intellectual property, employment, social welfare, insurance, and taxation regulations. Below is a summary of the major PRC laws, rules, and regulations applicable to our current business.

Regulations Related to Food Industry

Food Safety in General

The Food Safety Law was promulgated by the SCNPC on February 28, 2009 and became effective on June 1, 2009, as most recently amended on April 29, 2021. The Food Safety Law is formulated for the purposes of ensuring food safety and safeguarding the physical health and life of members of the public. Persons engaging in food manufacturing and processing and food operation in China shall comply with this law. Under the Food Safety Law, food manufacturers and food business operators shall be accountable for the safety of food consumers, comply with food safety standards, and satisfy the specific requirements.

The Food Safety Law establishes a licensing system for food manufacturing and food business operations, which means persons engaging in food manufacturing, foodstuff sale, and food services shall obtain a license. Pursuant to the Implementing Regulations for the Food Safety Law of the PRC, which were promulgated by the State Council on July 20, 2009 and became effective on the same day, as most recently amended on October 11, 2019 and became effective on December 1, 2019, in the event of any breach of the Food Safety Law, relevant authorities may confiscate any illegal gains and food products, issue warnings and impose rectification orders and monetary penalties, as well as revoke the food production license and impose criminal liability in severe cases.

Food Production License

Pursuant to the Administrative Measures for Food Production License, which was promulgated by the China Food and Drug Administration (the “CFDA”) on August 31, 2015 and became effective on October 1, 2015, as most recently amended by the SAMR on January 2, 2020 and became effective on March 1, 2020, to engage in food production in China, an enterprise must obtain a food production license. When applying for the food production license, food manufacturers should have places for raw material handling, places for processing, packaging, and storage of food, and manufacturing equipment or facilities, compatible with the category and quantity of the food under production, and a reasonable equipment layout and production process, and other conditions required by laws and regulations. The food production license is valid for five years and application for renewal should be submitted thirty (30) business days prior to expiry.

Food Operation License

Pursuant to the Administrative Measures for Food Operation License were promulgated by the CFDA on August 31, 2015, as most recently amended on November 17, 2017, an enterprise shall obtain a food operation license prior to engaging in food sale and catering services within the territory of the PRC. When applying for the food operation license, food business operators should meet certain conditions in accordance with laws and regulations, including but not limited to requirements on places for food processing, storing, and selling, operational equipment and facilities, food safety management personnel, regulations and rules on food safety assurance, reasonable equipment layout, and technological processes. The food operation license is valid for five years, which may be renewed within thirty (30) business days prior to its expiry.

In May 2024, OpCo 1, OpCo 2, and OpCo 3 each received the Food Operation License.

Health Food Registration and Filing Management Measures

Health Food Registration and Filing Management Measures was promulgated by the State Food and Drug Administration on February 26, 2016, and effective from July 1, 2016. This measure clarifies the procedures and requirements for the registration and filing of health food. Applicants for health food registration shall submit relevant information such as product research and development reports, product formulas, production processes, safety and health function evaluation materials in accordance with regulations, and apply for a health food registration certificate. The filer needs to submit the product formula, production process, label, instructions, and materials indicating the product’s safety and health functions to complete the registration. At the same time, it stipulates the content that health food labels and instructions should contain, such as product name, raw materials, excipients, functional ingredients or iconic ingredients and content, suitable groups, unsuitable groups, health functions, consumption and consumption methods, specifications, storage Information such as methods, shelf life, precautions, etc., and the contents of labels and instructions must be true and must not involve disease prevention or treatment functions, and must not make false propaganda.

Measures for the Management of Health Food Raw Material Catalog and Health Function Catalog

It was promulgated by Order No. 13 of the State Administration for Market Regulation on August 2, 2019, and came into effect on October 1, 2019. This approach establishes a management system for the catalog of health food raw materials and the catalog of health functions. The catalog of health food raw materials should include the name of the raw materials, their dosage, their corresponding functional ingredients or iconic ingredients, the source of the raw materials, and suitable groups. The catalog of health care functions should clarify the names, explanations, suitable groups and unsuitable groups of health functions, etc. Raw materials included in the catalog of health food raw materials are allowed to be registered as health foods in accordance with the registration management methods; health functions included in the health function catalog are allowed to be registered as health foods in accordance with the registration management methods.

Health food labeling regulations

These regulations were promulgated and implemented by the Ministry of Health on July 18, 1996. This regulation regulates the labeling content and labeling form of health food labels. The content of the label should include the name of the health food, health functions, content of functional ingredients or iconic ingredients, suitable groups, unsuitable groups, consumption methods and consumption amounts, specifications, production date, shelf life, storage methods, precautions, approval number, production enterprise Name, address and other information. At the same time, it is stipulated that health food labels should be consistent with product quality requirements, health food labels must not be used fraudulently, and must not be confused with ordinary food or drug labels, and the labels should be clear, eye-catching, durable, and easy to identify and read.

Online Food Operation

Pursuant to the Measures on Investigation of Delinquency Actions for Online Food Safety, which was promulgated by the CFDA on July 13, 2016 and became effective on October 1, 2016, was latest amended by the SAMR on April 2, 2021 and became effective on June 1, 2021, food producers and distributors engaging in online food operation through its own online platform shall also file with the food and drug administrative department at or above the county level to acquire a filing number. If they fail to file with the food and drug administrative department at or above the county level, food producers and distributors may be ordered to make corrections and given a warning, and if they refuse to make corrections, they will be fined for not less than RMB5,000 but not more than RMB30,000.

Regulations Related to Green Food Certification

Pursuant to the Administrative Measures for Green Food Logo (2022), which was promulgated on January 13, 1993 and amended on July 30, 2012, April 25, 2019 and January 7, 2022, respectively, unless permitted by the CGFDC, no entity shall use the green food logo. The valid period of the permit is three years, and the user of the green food logo shall not continue to use the green food logo if the user fails to apply for renewal or the application for renewal fails to pass when the permit is expired. As of the date of this proxy statement/prospectus, we have not obtained a Green Food Certification on our own.

Regulations Related to Organic Product Certification

Pursuant to the Administrative Measures for Organic Product Certification, which was promulgated on November 5, 2004, and amended on November 15, 2013, August 25, 2015 and September 29, 2022, respectively, producers and processing entities of may voluntarily entrust a certification organization approved by the CCAA, to carry out certification of organic products. The certification organization shall issue to the producer or processing entity the organic product certification if the application satisfied the requirement for such certification, and allow such producer or processing entity to use the PRC organic product logo. The valid period of the Organic Product Certification is one year. No entity or individual can mark “organic” on the products, the smallest sale package of the products and their labels as well as written expressions and patterns which may mislead the public into believing that the products are organic products without the organic product certification or if the certified products have been re-processed, packaged, and segmented at premises other than the manufacturing and processing premises stated in the certification.

Organic Product Certification Management Measures

This regulation was promulgated by the General Administration of Quality Supervision, Inspection and Quarantine on November 5, 2004. It was revised and promulgated by Order No. 155 of the General Administration of Quality Supervision, Inspection and Quarantine on November 15, 2013. It will come into effect on April 1, 2014, and will be implemented in accordance with September 2022. On March 29, State Administration for Market Regulation Order No. 61 was revised for the second time. It details the procedures and requirements for organic product certification.

Organic product certification agencies shall audit the production and processing processes of organic products in accordance with certification rules, issue certification certificates, and conduct effective follow-up inspections of certified products. It is clarified that the validity period of the organic product certification certificate is 1 year. If the validity period of the certification certificate expires and it needs to be continued, the certification client shall apply to the certification agency for renewal of the certification certificate 3 months before the expiration date. It stipulates the rules for the use of organic product certification marks. Products that have not obtained organic product certification shall not be marked with the words “organic products” or “organic conversion products” on the products or product packaging and labels, and shall not use the corresponding certification marks.

Organic product production, processing, labeling and management system requirements” (GB/T 19630)

As a national standard, it was first released in 2005 and subsequently revised (the specific revision time can be updated according to the actual situation). This standard specifies general specifications and requirements for the production, processing, labeling and management system of organic products.

In terms of production, strict standards have been put forward for the site selection, soil management, fertilization, pest control and other aspects of organic agricultural production bases, requiring producers to follow natural laws and ecological principles and adopt sustainable agricultural technologies. In the processing link, the sources of raw materials, processing techniques, and use of additives during the processing of organic products are standardized to ensure that the processing process meets the quality requirements of organic products. In terms of labeling, the content, labeling methods and scope of use of organic product labels are stipulated to facilitate consumers to identify and choose organic products. At the same time, requirements are also put forward for the management system of organic product production and processing enterprises, including document management, internal inspection, traceability system, etc., to ensure the quality and traceability of organic products.

Green Food Label Management Measures

The Green Food Label Management Measures were revised and adopted by the Ministry of Agriculture on July 30, 2012, and came into effect on October 1, 2012. This approach regulates the use and management of green food labels. Products applying for the green food label must comply with relevant standards such as the Environmental Quality of Green Food Origins, Green Food Production Technical Guidelines, Green Food Product Standards, etc. After being reviewed and qualified by the China Green Food Development Center, a green food certificate will be issued. And permission to use the green food logo. It is stipulated that the validity period of the green food label is 3 years, and after the validity period, re-application for certification is required. In terms of logo use, enterprises are required to use green food logos in strict accordance with the prescribed graphics, colors, fonts and other specifications. They are not allowed to change the shape, color, proportion, etc. of the logo without authorization. They are not allowed to transfer or buy or sell green food logos. They are not allowed to use green food logos for Non-certified products or products that are inconsistent with certified products.

Environmental Quality of Green Food Producing Areas” (NY/T 391), “Green Food Production Technical Guidelines” (NY/T 393, NY/T 394 and other series of standards), “Green Food Product Standards” (NY/T 658, NY/T 743 and other series of standards

These standards are formulated and published by the Ministry of Agriculture (now the Ministry of Agriculture and Rural Affairs) (the specific release time varies according to different standards). They have comprehensively regulated green foods from the aspects of origin environment, production technology and product quality. The “Environmental Quality of Green Food Producing Areas” standard stipulates environmental indicators such as air quality, soil environmental quality, and farmland irrigation water quality in green food producing areas to ensure that the source environment of green food production meets the requirements. The “Green Food Production Technical Guidelines” series of standards cover production technical specifications in different fields such as planting, breeding, and processing industries, including restrictions and requirements on the use of fertilizers, pesticides, veterinary drugs, feed additives, etc., to guide producers Adopt green, environmentally friendly and sustainable production technology. The “Green Food Product Standards” series of standards target different types of green foods, such as grains, vegetables, fruits, livestock and poultry products, aquatic products, processed foods, etc., and stipulate quality requirements such as product appearance, physical and chemical indicators, and hygienic indicators to ensure green Food quality and safety.

Regulations Related to Importation and Exportation of Goods

The major PRC laws and regulations governing import and export of goods are Foreign Trade Law of the PRC (the “Foreign Trade Law”), Regulations of the PRC on the Administration of Import and Export of Goods (the “Regulations on Import and Export of Goods”), Customs Law of the PRC and Provisions of the Customs of the PRC on the Administration of Registration of Customs Declaration Entities.

In light of the Foreign Trade Law promulgated by the SCNPC on May 12, 1994, amended on April 6, 2004, November 7, 2016 and December 30, 2022, respectively, a legally registered foreign trade operator is entitled to act as other parties’ agent to handle foreign trade businesses within its business scope.

Pursuant to the Customs Law of the PRC amended on April 29, 2021, all inward and outward goods shall enter or leave the territory at a place where there is a Customs office, and those goods must be declared and duties on them paid by their sender or receiver or by representatives entrusted by the sender or receiver and approved by and registered with the Customs. To undergo customs declaration formalities, the consignees or consigners for imported or exported goods and the customs declaration enterprises should file with the customs offices in accordance with Provisions of the Customs of the PRC on the Administration of Registration of Customs Declaration Entities.

The General Administration of Customs (the “GAC”) promulgated the Administrative Provisions for Filing of Exported Food Production Enterprises on November 23, 2018. The Administrative Provisions for Filing of Exported Food Production Enterprises was replaced by the Administrative Measures of the PRC for Safety of Imported and Exported Food, which was promulgated by the GAC on April 12, 2021 and became effective on January 1, 2022, pursuant to which, any exported food production enterprise shall file with the local branch of the GAC.

Laws and Regulations Related to Product Quality and Product Liabilities

Product Quality

Pursuant to the Product Quality Law of the PRC, which was promulgated on February 22, 1993, became effective on September 1, 1993, and was subsequently amended on July 8, 2000, August 27, 2009 and December 29, 2018, respectively, producers are liable for the quality of the products they produce. Where anyone produces or sells products that do not comply with the relevant national or industrial standards safeguarding the health and safety of the persons and property, the relevant authority will order such person to suspend the production or sales, confiscate the products, impose a fine of an amount higher than the value of the products and less than three times of the value of the products, confiscate illegal gains (if any) as well as revoke the business license in severe cases. Where the activities constitute a crime, the offender will be prosecuted.

Product Liabilities

Manufacturers and distributors of defective products in the PRC may incur liability for losses and injuries caused by such products. Under the PRC Civil Code, which was promulgated by the National People’s Congress on May 28, 2020 and became effective on January 1, 2021, the manufacturers and distributors will be held liable for losses and damages suffered by consumers caused by the defective products manufactured or distributed by them.

Under the above-mentioned laws and regulations, we are required to ensure that products which we produce and sell meet the requirements for safeguarding human health and ensuring human and property safety. Failing to do so will lead to a series of penalties, including the suspension of production and sale, confiscation of the products and earnings, imposition of fines, revocation of business licenses, and/or even criminal liabilities. In addition, if the products cause personal injuries or other form of torts, the manufacturers and distributors of the products may be subject to tort liability.

The PRC has also established a food recall system under the requirement provided in the Food Safety Law of the PRC. The Administrative Measures for Food Recall, or the Food Recall Measures, was promulgated by the China Food and Drug Administration on March 11, 2015, which became effective on September 1, 2015 and was revised on October 23, 2020. According to the Food Recall Measures, food producers and distributors shall be the primary persons responsible for food safety and bear the obligations to recall and dispose of unsafe foods. Where any food producer or distributor finds that any of the foods it produced or sold is unsafe, it shall immediately cease the production or sale of such food and take necessary measures to prevent and control food safety risks. Where any food producer knows that any of the foods it produced is unsafe, it shall voluntarily recall such food. Based on the seriousness and urgency degree of food safety risks, food recall is divided into three levels.

Level I recall:    Where the food has caused or may cause serious health damages or death after consumption, the food producer shall initiate the recall within 24 hours upon learning the risks and report the recall plan to the local market supervision and administration departments at or above the county level.

Level II recall:    Where the food has caused or may cause ordinary health damages after consumption, the food producer shall initiate the recall within 48 hours upon learning the risks and report the recall plan to the local market supervision and administration departments at or above the county level.

Level III recall:    Where the food label or mark has false indications, the food producer shall initiate the recall within 72 hours upon learning the risks and report the recall plan to the local market supervision and administration departments at or above the county level. If the food with defective label or mark will not cause health damage after consumption, the food producer shall rectify and may voluntarily recall such food.

PRC Regulations Related to Companies and Foreign Investment

The establishment, operation, and management of corporate entities in China are governed by the PRC Company Law, which was promulgated on December 29, 1993 and last amended with immediate effect on October 26, 2018. Under the PRC Company Law, companies are generally classified into two categories: limited liability companies and limited companies by shares. The Company Law also applies to foreign-invested limited liability companies and companies limited by shares. According to the Company Law, the provisions otherwise prescribed by the laws on foreign investment shall prevail.

The Market Entrance Rules for Foreign Investment

Market entrance for investment activities in mainland China by foreign investors is mainly governed by the Guidance Catalogue of Encouraged Industries for Foreign Investment (2020 Version), or the Catalogue, which was promulgated by the Ministry of Commerce, or the MOFCOM, and the National Development and Reform Commission, or the NDRC, on December 27, 2020, and became effective on January 27, 2021, and the Special Administrative Measures (Negative List) for the Entrance of Foreign Investment (2021 Version), or the Negative List, which was promulgated by the MOFCOM and the NDRC on December 27, 2021 and became effective on January 1, 2022. The Catalogue lists the encouraged industries for foreign investment, and the Negative List identifies the prohibited and restricted industries for foreign investment. If the investment falls within an “encouraged” category in the Catalogue, such foreign investment can be conducted through the establishment of a wholly foreign-owned enterprise. If the investment falls within the “restricted” category on the Negative List, such foreign investment may be conducted through the establishment of a joint venture enterprise, with varying minimum shareholdings for the mainland China party, depending on the particular industry. If the investment falls within a “prohibited” category on the Negative List, no foreign investment of any kind is allowed. Any investment that occurs within an industry not falling into any of three categories mentioned above is classified as a permitted industry for foreign investment.

The Foreign Investment Law

On March 15, 2019, the National People’s Congress approved the Foreign Investment Law (the “Foreign Investment Law”), which took effect on January 1, 2020 and replaced the three governing laws on foreign investments in mainland China, namely, the PRC Sino-foreign Equity Joint Ventures Law, the PRC Sino-foreign Cooperative Enterprises Law and the PRC Wholly Foreign-owned Enterprises Law, together with their implementation rules and ancillary regulations. The Regulations for the Implementation of the Foreign Investment Law, which were promulgated by the State Council on December 26, 2019, and became effective on January 1, 2020, further clarified and elaborated the relevant provisions of the Foreign Investment Law. According to the Foreign Investment Law and the Implementation Regulations for the Foreign Investment Law, foreign investment refers to any investment activity directly or indirectly carried out by foreign natural persons, enterprises, or other organizations (the “foreign investors”) within the territory of the PRC, including the following circumstances: (i) a foreign investor establishes a foreign-funded enterprise within the territory of the PRC, either alone or together with any other investor; (ii) a foreign investor acquires shares, equities, property shares, or any other similar rights and interests of a PRC enterprise; (iii) a foreign investor invests in any new project within the territory of the PRC, either alone or together with any other investors; or (iv) a foreign investor invests in any other way as stipulated under the laws or administrative regulations or provided by the State Council. The Foreign Investment Law and its Implementation Rules embody an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic invested enterprises in mainland China, and establish the basic framework for the access of, and the promotion, protection and administration of foreign investments in view of investment protection and fair competition.

The Foreign Investment Law grants national treatment to foreign invested enterprises, or FIEs, except for those FIEs that operate in industries deemed to be either “restricted” or “prohibited” in the Negative List. The Foreign Investment Law provides that FIEs operating in foreign restricted industries will require market entry clearance and other approvals from relevant PRC authorities. If a foreign investor is found to invest in any prohibited industry as stipulated in the Negative List, such foreign investor may be required to, among other things, cease its investment activities, dispose of its equity interests or assets within a prescribed time limit or have its income confiscated. If the investment activity of a foreign investor is in breach of any special administrative measure for restrictive access provided for in the Negative List, the relevant competent department shall order the foreign investor to make corrections within a prescribed time limit and take necessary measures to meet the requirements of the special administrative measure for restrictive access. Moreover, legal liability may be imposed if foreign investors were found to be in violation with the provisions for the access of foreign investment under the Negative List.

In addition, the Foreign Investment Law also provides several protective rules and principles for foreign investors and their investments in mainland China, including, among others, that a foreign investor may freely transfer into or out of mainland China, in Renminbi or a foreign currency, its contributions, profits, capital gains, income from disposition of assets, royalties of intellectual property rights, indemnity or compensation lawfully acquired, and income from liquidation, among others, within mainland China; local governments shall abide by their commitments to foreign investors; governments at all levels and their departments shall enact local normative documents concerning foreign investment in compliance with laws and regulations and shall not impair legitimate rights and interests, impose additional obligations onto FIEs, set market access restrictions and exit conditions, or intervene with the normal production and operation activities of FIEs; except for special circumstances in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; and mandatory technology transfer is prohibited.

Furthermore, the Foreign Investment Law provides that FIEs established according to the previous PRC Sino-foreign Equity Joint Ventures Law, the PRC Sino-foreign Cooperative Enterprises Law and the PRC Wholly Foreign-owned Enterprises Law before the Foreign Investment Law was enacted may maintain their structure and corporate governance within five years commencing from January 1, 2020.

On December 30, 2019, the MOFCOM and the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce) jointly promulgated the Measures for Reporting of Foreign Investment Information, or the Foreign Investment Reporting Measures, which came into effect on January 1, 2020 and replaced the Interim Administrative Measures for the Record-filing of the Establishment and Modification of Foreign-invested Enterprises. The Foreign Investment Reporting Measures establish an online reporting system for foreign investment instead of the previous requirement of the MOFCOM filing and/or approval procedures. Pursuant to the Foreign Investment Reporting Measures, for foreign investment carried out directly or indirectly within mainland China, foreign investors or FIEs shall submit investment information for establishments, modifications and dissolution and annual reports of the FIEs through the online reporting system.

On December 19, 2020, the NDRC and the MOFCOM promulgated the Measures for Security Review of Foreign Investment, which became effective on January 18, 2021, pursuant to which, security review shall be conducted if foreign investments affecting or likely to affect national security. The Foreign Investment Security Review Mechanism in charge of organization, coordination and guidance of foreign investment security review is thereunder established. A working mechanism office shall be established under the NDRC and led by the NDRC and the MOFCOM to undertake routine work on the security review of foreign investment. According to the Measures for Security Review of Foreign Investment, foreign investment activities falling within the scope such as important cultural products and services, important information technologies and Internet products and services, important financial services, key technologies and other important fields that concern national security while obtaining the ultimate control over the enterprise invested in, a foreign investor or a party concerned in the PRC shall take the initiative to make a declaration to the working mechanism office prior to making the investment.

PRC Regulations on Foreign Exchange

General Administration of Foreign Exchange

Under the PRC Foreign Exchange Administrative Regulations promulgated on January 29, 1996 and last amended on August 5, 2008, and various regulations issued by the State Administration of Foreign Exchange of the PRC, or SAFE, and other relevant PRC government authorities, Renminbi is convertible into other currencies for current account items, such as trade-related receipts and payments and payment of interest and dividends. The conversion of Renminbi into other currencies and remittance of the converted foreign currencies outside China for capital account items, such as direct equity investments, loans, and repatriation of investment, requires prior approval from the SAFE or its local branch.

Payments for transactions that take place in China must be made in Renminbi. Unless otherwise approved, PRC domestic companies may not repatriate payments denominated in foreign currencies received from abroad or retain the same abroad. Foreign-invested enterprises may retain foreign currencies under the current account with designated foreign exchange banks subject to a limit set by the SAFE or its local branch. Foreign currencies under the current account may be either retained or sold to a financial institution engaged in the settlement and sale of foreign currencies pursuant to the relevant SAFE rules and regulations. For foreign currencies under the capital account, approval by the SAFE is generally required for the retention or sale of such foreign currencies to a financial institution engaged in settlement and sale of foreign currencies.

Pursuant to the Circular on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment promulgated by the SAFE on November 19, 2012 and last amended on December 30, 2019, or the SAFE Circular 59, approval of the SAFE is not required for opening a foreign exchange account and depositing foreign currencies into the accounts relating to direct investments. The SAFE Circular 59 also simplifies foreign exchange-related registration required for foreign investors to acquire the equity interest in PRC domestic companies and further improves the administration of foreign exchange settlement for foreign-invested enterprises. The Circular on Further Simplifying and Improving the Foreign Exchange Administration Policies for Direct Investment promulgated by the SAFE and effective on June 1, 2015 and last amended on December 30, 2019, or the SAFE Circular 13, cancels the administrative approvals of foreign exchange registration of direct domestic investment and direct overseas investment, and simplifies the procedure for foreign exchange-related registration. Pursuant to the SAFE Circular 13, investors must register with banks for direct domestic investment and direct overseas investment.

Pursuant to SAFE Circular 19 which became effective on June 1, 2015 and was last amended on December 30, 2019, a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to SAFE Circular 19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capital on a discretionary basis; a foreign-invested enterprise must truthfully use its capital for its own operating purposes within the scope of business; and where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the foreign-invested enterprise must first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement, pending payment with the foreign exchange administration or the bank at the place where it is registered.

The SAFE Circular 16, promulgated by the SAFE and effective on June 9, 2016, stipulates that PRC domestic companies may also convert their foreign debts denominated in foreign currencies into Renminbi on a self-discretionary basis. The SAFE Circular 16 also provides an integrated standard for conversion of foreign exchange under capital account items (including foreign exchange capital and foreign debts) on a self-discretionary basis, which applies to all PRC domestic companies.

According to the PRC Market Entities Registration Administrative Regulations promulgated by the State Council on July 27, 2021 and effective on March 1, 2022, and other laws and regulations governing foreign-invested enterprises and company registrations, the establishment of a foreign-invested enterprise and any capital increase and other major changes in a foreign-invested enterprise must be registered with the SAMR or its local counterparts, and must be filed via the foreign investment comprehensive administrative system, if such foreign-invested enterprise does not involve special market-entry administrative measures prescribed by the PRC government.

On October 23, 2019, the SAFE issued the Circular on Further Promoting Cross-Border Trade and Investment Facilitation. This circular allows foreign-invested enterprises whose approved business scopes do not contain equity investment to use their capital obtained from foreign exchange settlement to make domestic equity investment as long as the investment is real and complies with the foreign investment-related laws and regulations. In addition, this circular stipulates that qualified enterprises in certain pilot areas may use their capital income from registered capital, foreign debt, and overseas listing, for the purpose of domestic payments without providing authenticity certifications to the relevant banks in advance for those domestic payments. Payments for transactions that take place in China must be made in Renminbi. Income denominated in foreign currencies received by PRC domestic companies may be repatriated into China or retained outside of China in accordance with requirements and terms specified by the SAFE.

Pursuant to the foreign exchange laws and regulations, when setting up a new foreign-invested enterprise, the foreign-invested enterprise must register with a bank located at its place of registration after obtaining its business license, and if there is any change in capital or other changes relating to the basic information of the foreign-invested enterprise, including any increase in its registered capital or total investment, the foreign-invested enterprise must register such changes with the bank located at its place of registration after obtaining approval from or completing the filing with competent authorities. Pursuant to the relevant foreign exchange laws and regulations, the above-mentioned foreign exchange registration with the banks will typically take less than four weeks upon the acceptance of the registration application.

Loans by Foreign Companies to Their PRC Subsidiaries

A loan made by foreign investors as shareholders in a foreign-invested enterprise is considered foreign debt in China and is regulated by various laws and regulations, including the PRC Regulation on Foreign Exchange Administration, the Interim Provisions on the Management of Foreign Debts, the Statistical Monitoring of Foreign Debt Tentative Provisions, and the Administrative Measures for Registration of Foreign Debt. Under these rules and regulations, a shareholder loan in the form of foreign debt made to a PRC entity does not require the prior approval of SAFE. However, such foreign debt must be registered with and recorded by SAFE or its local branches within fifteen business days after the entering of the foreign debt contract. Pursuant to these rules and regulations, the balance of the foreign debts of a foreign-invested enterprise cannot exceed the difference between the total investment and the registered capital of the foreign-invested enterprise.

On January 12, 2017, the PBOC promulgated the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9. Pursuant to PBOC Notice No. 9, within a transition period of one year from January 12, 2017, foreign-invested enterprises may adopt the currently valid foreign debt management mechanism, or the mechanism as provided in PBOC Notice No. 9 at their own discretions. PBOC Notice No. 9 provides that enterprises may conduct independent cross-border financing in Renminbi or foreign currencies as required. Pursuant to PBOC Notice No. 9, the outstanding cross-border financing of an enterprise (the outstanding balance drawn, here and below) will be calculated using a risk-weighted approach and cannot exceed certain specified upper limits. PBOC Notice No. 9 further provides that the upper limit of risk-weighted outstanding cross-border financing for enterprises is 200% of its net assets, or the Net Asset Limits. Enterprises must file with SAFE in its capital item information system after entering into the relevant cross-border financing contracts and prior to three business days before drawing any money from the foreign debts.

Offshore Investment by PRC Residents

Under the Circular on Issues Concerning the Foreign Exchange Administration over the Overseas Investment and Financing and Round-Trip Investment by Domestic Residents via Special Purpose Vehicles issued by the SAFE and effective on July 4, 2014, or SAFE Circular 37, PRC residents are required to register with local branches of the SAFE in connection with their direct or indirect offshore investment in overseas special purpose vehicles directly established or indirectly controlled by PRC residents for offshore investment and financing with their legally owned assets or interests in PRC domestic companies, or their legally owned offshore assets or interests. Such PRC residents are also required to amend their registrations with the SAFE when there is a change to the basic information of the special purpose vehicles, such as changes of an individual PRC resident, the name or operating period of the special purpose vehicles, or when there is a significant change to the special purpose vehicles, such as changes of the individual PRC residents’ increase or decrease of the capital contribution in the special purpose vehicles, or any share transfer or exchange, merger, or division of the special purpose vehicles. At the same time, the SAFE issued the

Operation Guidance for Issues Concerning Foreign Exchange Administration over Round-Trip Investment regarding the procedures for SAFE registration under the SAFE Circular 37, which took effect on July 4, 2014, as an attachment to the SAFE Circular 37.

Under the SAFE Circular 13, PRC residents may register with qualified banks instead of the SAFE in connection with their establishment or control of an offshore entity established for the purpose of overseas direct investment. The SAFE and its branches will implement indirect supervision over foreign exchange registration of direct investment via the banks.

Failure to comply with the registration procedures set forth in the SAFE Circular 37 may result in restrictions on foreign exchange activities of the relevant onshore company, including the payment of dividends and other distributions to its offshore parent or affiliate, the capital inflow from the offshore entities, and settlement of foreign exchange capital, and may also subject relevant onshore company or PRC residents to penalties under foreign exchange administration regulations of mainland China.

Regulations on Outbound Direct Investment

On December 26, 2017, the NDRC promulgated the Administrative Measures on Overseas Investments of Enterprises, or NDRC Order No. 11, which took effect on March 1, 2018. According to NDRC Order No. 11, non-sensitive overseas investment projects are required to make record filings with the NDRC or its local branch. On September 6, 2014, MOFCOM promulgated the Administrative Measures on Overseas Investments, which took effect on October 6, 2014. According to such regulation, overseas investments of PRC enterprises that involve non-sensitive countries and regions and non-sensitive industries must make record filings with the MOFCOM or its local branch. The Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment was issued by SAFE on November 19, 2012 and last amended on December 30, 2019, under which PRC enterprises must register for overseas direct investment with local banks. The shareholders or beneficial owners who are PRC entities are required to be in compliance with the related overseas investment regulations. If they fail to complete the filings or registrations required by overseas direct investment regulations, the relevant authority may order them to suspend or cease the implementation of such investment and make corrections within a specified time.

Regulations on Dividend Distribution

The principal laws and regulations regulating the distribution of dividends by foreign-invested enterprises in mainland China include the PRC Company Law, as amended in 2004, 2005, 2013, and 2018, and the 2019 PRC Foreign Investment Law and its Implementation Regulations. According to the regulatory mechanism provided by the above-mentioned laws, a foreign-invested enterprise in mainland China may only pay dividends out of accumulated profits (if any) determined in accordance with PRC accounting standards and regulations. The PRC companies (including foreign-invested enterprises) are required to draw at least 10% of their after-tax profits into the statutory reserve fund until the relevant reserve fund reaches 50% of their registered capital, except as otherwise provided by the laws on foreign investment; and no profit shall be distributed before making up any loss in the previous fiscal year. Retained profits for previous fiscal years may be distributed together with distributable profits for the current fiscal year.

PRC Regulations relating to Taxation

Enterprise Income Tax

Pursuant to the EIT Law promulgated by the SCNPC on March 16, 2007, which became effective January 1, 2008 and was last amended on December 29, 2018, enterprises shall be classified into resident enterprises and non-resident enterprises. The income tax rate for resident enterprises is 25%, while the income tax rate for non-resident enterprises is 20%. According to the EIT Law and the Implementation Regulations for the Enterprise Income Tax Law of the PRC (the “Implementation Regulations for EIT Law”) issued by the State Council on December 6, 2007, which became effective January 1, 2008 and were last amended on April 23, 2019, enterprise income tax shall be payable by a resident enterprise for the income derived from or accruing in or outside the PRC. Enterprise income tax shall be payable by a non-resident enterprise with office or premises within the territory of the PRC for the income derived from or accruing in the PRC by its office or premises, and the income derived from or accruing outside the PRC for which its office or premises has a de facto relationship. Where the non-resident enterprise has no office or premises within the territory of the PRC or the income derived or accrued has no de facto relationship with its office or premises, enterprise income tax shall be payable by the non-resident enterprise for the income derived from or accruing in the PRC at a reduced rate of 10%.

Value-Added Tax

According to the PRC Provisional Regulations on Value-Added Tax last amended on November 19, 2017 and its implementation rules last amended on October 28, 2011, unless stipulated otherwise, taxpayers who sell goods, labor services, or tangible personal property leasing services, or import goods will be subject to a 17% tax rate; taxpayers who sell transport services, postal services, basic telecommunications services, construction services, or real property leasing services, sell real property or transfer land use rights will be subject to an 11% tax rate; and taxpayers who sell services or intangible assets will be subject to a 6% tax rate. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax, pursuant to which all enterprises and persons engaged in the sale of goods, provision of processing, repairing, and replacement services, sales of services, intangible assets, and real property, and the importation of goods into the territory of mainland China are VAT taxpayers.

According to the Announcement on Relevant Policies for Deepening Value-Added Tax Reform effective on April 1, 2019, the generally applicable value-added tax rates are simplified as 13%, 9%, 6%, and 0%, and the value-added tax rate applicable to small-scale taxpayers is 3%.

Dividend Withholding Tax

The PRC Enterprise Income Tax Law stipulates that an income tax rate of 10% applies to dividends declared to non-PRC resident investors that do not have an establishment or place of business in China, or that have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends are derived from sources within China.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income and other applicable laws of mainland China, if a Hong Kong resident enterprise is determined by the competent tax authority to have satisfied the relevant conditions and requirements, the 10% withholding tax rate on the dividends received by the Hong Kong resident enterprise from a PRC resident enterprise may be reduced to 5%. According to the Circular on Several Questions Regarding the Beneficial Owner in Tax Treaties, which was issued by the SAT on February 3, 2018 and took effect on April 1, 2018, when determining an applicant’s status as the beneficial owner regarding tax treatments in connection with dividends, interest, or royalties in the tax treaties, several factors are considered, including whether the applicant is obligated to pay over 50% of the income in twelve months to residents in a third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant any tax exemption on relevant incomes or levies tax at an extremely low rate, and such factors will be analyzed according to the actual circumstances of the specific cases.

Tax on Indirect Transfer

Pursuant to the Circular 7 issued by the SAT on February 3, 2015 and last amended on December 29, 2017, an indirect transfer of assets, including equity interest in a PRC resident enterprise, by non-PRC resident enterprises may be recharacterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a reasonable commercial purpose of the transaction arrangement, several factors are considered, including whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets, whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China, and whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have a real commercial nature that is evidenced by their actual function and risk exposure. The Circular 7 does not apply to sales of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular 37, which was amended by the Announcement of the State Administration of Taxation on the Revision to Certain Taxation Regulatory Documents issued by the SAT on June 15, 2018. The Circular 37 further elaborates the relevant implementing rules regarding the calculation, reporting, and payment obligations of the withholding tax by non-PRC resident enterprises. Nevertheless, there remain uncertainties as to the interpretation and application of the Circular 7. The Circular 7 may be determined by the tax authorities to be applicable to our offshore transactions or sale of our shares or those of our offshore subsidiaries where non-PRC resident enterprises, being the transferors, were involved.

Regulations on Mergers and Acquisitions and Overseas Listing

On August 8, 2006, six PRC governmental and regulatory authorities, including MOFCOM and CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, effective as of September 8, 2006 and later revised on June 22, 2009, which governs the mergers and acquisitions of domestic enterprises by foreign investors. The M&A Rules, among other things, requires that if an overseas company established or controlled by PRC companies or individuals intends to acquire equity interests or assets of any other PRC domestic company affiliated with such PRC companies or individuals, such acquisition must be submitted to MOFCOM for approval. The M&A Rules also requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC individuals or companies shall obtain the approval of the CSRC prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. After the 2019 PRC Foreign Investment Law and its Implementation Regulations became effective on January 1, 2020, the provisions of the M&A Rules remain effective to the extent they are not inconsistent with the 2019 PRC Foreign Investment Law and its Implementation Regulations.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, and five supporting guidelines, collectively the Overseas Listing Filing Rules, which became effective on March 31, 2023. According to the Overseas Listing Filing Rules, the offering or listing of shares, depository receipts, convertible corporate bonds, or other equity-like securities by a PRC domestic company in an overseas stock market, whether directly or indirectly through an offshore holding company, should be filed with the CSRC. The determination of whether any offering or listing is “indirect” will be made on a “substance over form” basis.

Under the Overseas Listing Filing Rules, the reporting entity shall submit filing materials including but not limited to a report to the CSRC within three business days after submitting listing applications to an overseas stock market. Once listed overseas, the reporting entity will be further required to report the occurrence of any of the following material events within three business days after the occurrence and announcement thereof to the CSRC: (i) a change of control of the issuer; (ii) the investigation, sanction or other measures undertaken by any foreign securities regulatory agencies or relevant competent authorities in respect of the issuer; (iii) change of the listing status or transfer of the listing board; and (iv) the voluntary or mandatory delisting of the issuer. In addition, the completion of any overseas follow-on offerings by an issuer in the same overseas market where it has completed its public offering and listing would necessitate a filing with the CSRC within three business days thereafter.

The CSRC also published the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies on February 17, 2023, or the Notice on the Overseas Listing Filing and the set of Q&A published on the CSRC’s official website, which are in connection with the release of the Overseas Listing Filing Rules. The CSRC clarifies that (i) on or prior to the effective date of the Overseas Listing Filing Rules, domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and must complete the filing before the completion of their overseas offering and listing; (ii) a transition period will be granted to domestic companies until September 30, 2023, which, prior to the effective date of the Overseas Listing Filing Rules, have already obtained the approval from overseas regulatory authorities or stock exchanges, but have not completed the indirect overseas listing; if domestic companies fail to complete the overseas listing prior to September 30, 2023, they shall file with the CSRC according to the requirements.

Based on the Overseas Listing Filing Rules, PRC domestic companies are primarily responsible for compliance with the rules. Violation of the Overseas Listing Filing Rules or the completion of an overseas listing in breach of the Overseas Listing Filing Rules may result in a warning and a fine ranging from RMB1,000,000 to RMB10,000,000. Furthermore, the directly responsible supervisors and other directly liable persons of the relevant PRC domestic companies may be subject to warning and a fine ranging from RMB500,000 to RMB5,000,000, and the controlling shareholders and actual controllers of the relevant PRC domestic companies may be subject to a fine ranging from RMB1,000,000 to RMB10,000,000.

On February 24, 2023, the CSRC issued Provisions on Strengthening Confidentiality and Archiving Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Archives Rules, which became effective on March 31, 2023 and specify that during the overseas issuance of securities and listing activities of domestic enterprises, domestic enterprises and securities companies and securities service institutions that provide relevant securities services shall, by strictly abiding by the relevant laws and regulations of mainland China and the requirements therein, establish sound confidentiality and file work systems, take necessary measures to implement confidentiality and file management responsibilities, and shall not leak national secrets and undermine national and public interests. Files such as the work manuscripts generated in the PRC by securities companies and securities service institutions that provide relevant securities services for overseas issuance and listing of securities by domestic enterprises shall be kept in the PRC. The transmission of any such working papers to recipients outside China must be approved in accordance with the applicable PRC regulations. Where files or copies thereof need to be transferred outside of the PRC, it shall be subject to the approval procedures in accordance with relevant regulations of mainland China.

PRC Regulations Related to Leasing

Pursuant to the Law on Administration of Urban Real Estate of the PRC, which was promulgated by the SCNPC on July 5, 1994, was last amended on August 26, 2019, and became effective on January 1, 2020, the lessor and lessee are required to enter into a written lease contract when leasing premises, which contains such provisions as the lease term, the use of the premises, the rental and repair liability, and other rights and obligations. Both the lessor and lessee are required to register the lease with the real estate administration department. If the lessor and lessee fail to go through the registration procedures, both lessor and lessee may be subject to fines.

According to the PRC Civil Code, the lessee may sublease leased premises to a third party, subject to the consent of the lessor. Where a lessee subleases the premises, the lease contract between the lessee and the lessor remains valid. The lessor is entitled to terminate the lease if the lessee subleases the premises without the consent of the lessor. In addition, if the lessor transfers the premises, the lease contract between the lessee and the lessor will remain valid.

On December 1, 2010, the Ministry of Housing and Urban-Rural Development promulgated the Administrative Measures for Leasing of Commodity Housing, which became effective February 1, 2011. According to such measures, the lessor and lease are required to enter into lease contracts which should generally contain specified provisions, and lease contracts should be registered with the relevant construction or property authorities at the municipal or county level within 30 days after the conclusion of lease contracts. If a lease contract is extended or terminated or if there is any change to the registered items, the lessor and the lease are required to effect alteration registration, extension of registration, or deregistration with the original relevant construction or property authorities within 30 days after the occurrence of such extension, termination, or alteration.

Regulations on Product Liability and Consumer Protection

On May 28, 2020, the National People’s Congress approved the PRC Civil Code, which took effect on January 1, 2021. According to the Civil Code, if defective products are identified after they have been put into circulation, their manufacturers or sellers must timely take remedial measures such as warning announcement and product recall. If damage arises from a defective product, the aggrieved party may seek compensation from either the manufacturer or the seller of the product. If the defect is caused by the seller, the manufacturer will be entitled to seek indemnification from the seller upon compensation of the aggrieved party. If the products are manufactured or sold with known defects causing deaths or severe health issues, punitive damages may be claimed in addition to compensatory damages.

Pursuant to the PRC Product Quality Law last amended on December 29, 2018, a manufacturer is prohibited from making or selling products that do not meet applicable standards and requirements for safeguarding human health and ensuring human and property safety. Products must be free from unreasonable dangers threatening human and property safety. Where a defective product causes physical injury to a person or property damage, the aggrieved party may claim compensation against the manufacturer or the seller of the product. Manufacturers and sellers of non-compliant products may be ordered to cease the manufacture or sale of the products and could be subject to confiscation of the products or fines. Income from sales in contravention of such standards or requirements may also be confiscated, and in severe cases, the business license may be revoked.

Our business is subject to a variety of consumer protection laws, including the PRC Consumer Rights and Interests Protection Law, which was amended in 2013 and took effect on March 15, 2014. This law imposes stringent requirements and obligations on business operators. For example, business operators should guarantee that the products and services they provide satisfy the requirements for personal or property safety, and provide consumers with authentic information about the quality, function, usage, and term of validity of the products or services. Failure to comply with these consumer protection laws could subject us to administrative sanctions, such as the issuance of a warning, confiscation of illegal income, imposition of fines, an order to cease business operations, or revocation of business licenses, as well as potential civil or criminal liabilities.

PRC Regulations Related to Intellectual Property

Copyright

Copyright is protected by (i) the Copyright Law of the PRC, promulgated by The Standing Committee of the National People’s Congress (the “SCNPC”) on September 7, 1990, last amended on November 11, 2020, and effective from June 1, 2021, and (ii) the Implementation Regulations of the Copyright Law of PRC, issued by the State Council on August 2, 2002 and last amended on January 30, 2013, which provided provisions on the classification of works and the obtaining and protection of copyright and the related rights.

The Computer Software Copyright Registration Measures, promulgated by the National Copyright Administration (the “NCA”) on February 20, 2002, regulate registrations of software copyright and exclusive licensing contracts for software copyright and transfer contracts. The NCA is the competent authority for the nationwide administration of software copyright registration, and the PRC Copyright Protection Center is designated as the software registration authority. The PRC Copyright Protection Center shall grant registration certificates to the Computer Software Copyrights applicants, which conform to the provisions of both the Computer Software Copyright Registration Measures and the Computer Software Protection Regulations.

Trademark

Pursuant to (i) the Trademark Law of the PRC, promulgated by the SCNPC on August 23, 1982, last amended on April 23, 2019, and effective from November 1, 2019 and (ii) the Implementation Regulations of the Trademark Law of the PRC, which were promulgated by the State Council on August 3, 2002, became effective on September 15, 2002, and were most recently amended on April 29, 2014, the validity period of registered trademarks is 10 years, commencing from the date of registration approval. A trademark registrant who intends to continue using the registered trademark upon the expiry of its validity period shall go through the formalities of renewal within 12 months before the expiry according to the relevant provisions. Registrants may be granted a grace period of six months if they fail to do so. The validity period of each renewal is 10 years, commencing from the day after the expiry date of the last validity period of the registered trademark. The trademark registration will be canceled if the renewal procedures are not completed within the grace period.

Patent

Patents are protected by (i) the PRC Patent Law, which was promulgated on March 12, 1984, was last amended on October 17, 2020, and became effective from June 1, 2021, and (ii) the Implementation Rules for the Patent Law of the PRC, which were promulgated by the State Council on June 15, 2001 and last amended on January 9, 2010. A patentable invention or utility model must meet three conditions: novelty, inventiveness, and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds, or substances obtained by means of nuclear transformation. The Patent Office under the National Intellectual Property Administration is responsible for receiving, examining, and approving patent applications. Except under certain specific circumstances provided by law, any third-party user must obtain consent or a proper license from the patent owner to use the patent, otherwise the use will constitute an infringement of the rights of the patent holder. Patents are divided into three types, namely “inventions,” “utility models,” and “designs.” An invention patent is valid for 20 years, a design patent is valid for 15 years, and a utility model patent is valid for 10 years.

Domain Names

Domain names are protected by (i) the Administrative Measures of Internet Domain Names, issued by the Ministry of Industry and Information Technology (the “MIIT”) on August 24, 2017 and effective from November 1, 2017, and (ii) the Implementing Rules on Registration of China Country Code Top-level Domain Names, issued by China Internet Network Information Center on June 18, 2019 and effective therefrom. The MIIT is the regulatory body responsible for the administration of PRC internet domain names. The China Internet Network Information Center is responsible for the administration of registration of China country code top-level domain names. Domain name registrations are processed by the domain name registration service agencies established pursuant to the relevant provisions. The applicants become domain name holders upon successful registration.

Trade Secrets

According to the PRC Anti-Unfair Competition Law promulgated by the SCNPC on September 2, 1993 and last amended on April 23, 2019, a “trade secret” refers to technical and business information that is unknown to the public, may create business interests or profits for its legal owners or holders, and is maintained as a secret by its legal owners or holders. Under the Anti-Unfair Competition Law, business operators are prohibited from infringing others’ trade secrets by: (i) obtaining the trade secrets from the legal owners or holders by any unfair methods such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (ii) disclosing, using, or permitting others to use the trade secrets obtained illegally under item (i) above; (iii) disclosing, using, or permitting others to use the trade secrets in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets confidential; or (iv) instigating, inducing, or assisting others to violate a confidentiality obligation or to violate a rights holder’s requirements on keeping the confidentiality of trade secrets, disclosing, using, or permitting others to use the trade secrets of the rights holder. If a third party knows or should have known the above-mentioned illegal conduct but nevertheless obtains, uses, or discloses trade secrets of others, the third party may be deemed to have misappropriated the others’ trade secrets.

Business operators who violate the provisions of the Anti-Unfair Competition Law and cause others to suffer damages shall bear civil liability, and where the legitimate rights and interests of a business operator are harmed by unfair competition, the business operator may file a lawsuit with a People’s Court. The amount of compensation for a business operator who suffer damages due to unfair competition shall be determined on the basis of the actual losses suffered as a result of the infringement; where it is difficult to ascertain the actual losses, the amount of compensation shall be determined in accordance with the benefits gained by the infringing party from the infringement. If a business operator maliciously commits an act of infringing trade secrets and the case is serious, the amount of compensation may be determined at not less than one time and not more than five times the amount determined in accordance with the foregoing method. The amount of compensation shall also include reasonable expenses paid by the business operator to stop the infringement. If it is difficult to ascertain the actual losses suffered or benefits gained, the People’s Court shall, in consideration of the extent of the infringement, award compensation of less than RMB5,000,000 to the rights holder. Additionally, government authorities shall stop any illegal activities which infringe upon trade secrets and confiscate the illegal income from the infringing parties, and impose a fine between RMB100,000 to RMB1,000,000 (or where the circumstances are serious, between RMB500,000 to RMB5,000,000).

Pursuant to the PRC Criminal Law promulgated by the National People’s Congress on July 1, 1979 and last amended on December 26, 2020, anyone that commits any of the following acts of trade secrets infringement, if the circumstances are serious, shall be sentenced to a fixed-term imprisonment of not more than 3 years and/or shall be fined; if the circumstances are especially serious, the infringing party shall be sentenced to a fixed-term imprisonment of not less than 3 years but not more than 10 years and shall be subject to fines: (i) obtaining trade secrets from their legal owners or holders through unfair methods such as theft, bribery, fraud, coercion, electronic intrusion, or any other illicit means; (ii) disclosing, using, or permitting others to use trade secrets obtained illegally under item (i) above; (iii) disclosing, using, or permitting others to use trade secrets in violation of any contractual agreements or any requirements of the legal owners or holders to keep such trade secrets confidential. Any person who has knowledge of the circumstances referred to above but nevertheless obtains, discloses, uses or allows others to use such trade secrets shall be deemed to have infringed upon trade secrets.

PRC Regulations Related to Employment and Social Welfare

The Labor Contract Law

According to the PRC Labor Law, promulgated on July 5, 1994 and last amended on December 29, 2018, enterprises and institutions shall establish and improve their system of workplace safety and sanitation, strictly abide by state rules and standards on workplace safety, and educate laborers in labor safety and sanitation in China. Labor safety and sanitation facilities shall comply with national standards. Enterprises and institutions shall provide laborers with safe workplace and sanitation conditions that are in compliance with state stipulations and the relevant articles of labor protection. The PRC Labor Contract Law, which was implemented on January 1, 2008 and amended on December 28, 2012, primarily governs the rights and duties of employees and employers, including the establishment, performance, and termination of labor contracts. Pursuant to the PRC Labor Contract Law, labor contracts shall be concluded in writing if labor relationships are to be or have been established between enterprises or institutions and the laborers. Enterprises and institutions are prohibited from forcing laborers to work beyond the stipulated work time limit, and employers shall pay laborers for overtime work in accordance with relevant laws and regulations. In addition, labor wages shall not be lower than local standards on minimum wages and shall be paid to laborers in a timely manner.

Social Insurance and Housing Fund

Pursuant to (i) the Regulation of Insurance for Labor Injury, enacted on January 1, 2004 and amended on December 20, 2010, (ii) the Provisional Measures for Maternity Insurance of Employees of Corporations implemented on January 1, 1995, (iii) the Decisions on the Establishment of a Unified Program for Basic Old-Aged Pension Insurance for Employees of Corporations of the State Council issued on July 16, 1997, (iv) the Decisions on the Establishment of the Medical Insurance Program for Urban Workers of the State Council promulgated on December 14, 1998, (v) the Unemployment Insurance Measures promulgated on January 22, 1999, and (vi) the Social Insurance Law of the PRC, implemented on July 1, 2011 and amended on December 29, 2018, enterprises are obliged to provide their employees in China with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, labor injury insurance, and medical insurance. These payments are made to local administrative authorities and any employer that fails to contribute may be fined and ordered to make up within a prescribed time limit.

In accordance with the Regulations on the Management of Housing Provident Funds, which was promulgated by the State Council on April 3, 1999 and last amended on March 24, 2019, enterprises must register at the competent managing center for housing provident funds and upon the examination by such managing center of housing provident funds, these enterprises are required to complete procedures for opening an account at the relevant bank for the deposit of employees’ housing provident funds. Enterprises are also required to pay and deposit housing provident funds on behalf of their employees in full and in a timely manner.

Regulations on Cyber Security and Privacy Protection

Internet Information and Data Security

Pursuant to the PRC Cybersecurity Law issued by the SCNPC on November 7, 2016 and implemented on June 1, 2017, the state shall implement the multi-level protection scheme for network cybersecurity. Network operators shall, according to the requirements of laws and requirements as well as the mandatory requirements of national and industry standard, develop internal security management mechanisms, take technical measures and other necessary measures to ensure network security and stable operation. Under the Cybersecurity Law of PRC, where network operators provide network access and domain registration services for users, handle network access formalities for fixed-line or mobile phone users, or provide users with information release services, instant messaging services and other services, they shall require users to provide true identity information, or otherwise, the network operators shall not provide them with relevant services. The PRC Cybersecurity Law also specifies that the network operators shall provide technical support and assistance to public security organs and state security organs for safeguarding national security and crime investigation activities. Network operators in violation of the provisions of this law may be subject to penalties, such as being ordered to make rectifications, given warnings or fines, confiscated of unlawful gains, ordered to a temporary suspension of operations, a suspension of business for corrections, closing down of websites, revocation of relevant operations permits, etc.

According to the PRC Data Security Law passed by the SCNPC on June 10, 2021 and implemented on September 1, 2021, the state establishes a classified and tiered system for data protection. When conducting data processing activities, one shall comply with laws and regulations, establish a sound, full-range data security and management system, organize and conduct data security education and training as well as take corresponding technical measures and other necessary measures to protect data safety. The use of the internet and other information networks to carry out data processing activities shall, on the basis of the multi-level protection scheme for network cybersecurity, fulfil the obligations of data security protection. The handlers of important data shall, in accordance with relevant provisions, carry out risk assessment on their data processing activities on a regular basis and submit risk assessment reports to the relevant competent authorities. Relevant organizations and individuals shall cooperate with public security departments or state security organs in obtaining data for the purpose of safeguarding state security or investigating crimes according to law. Those who fail to fulfil the obligations of data security protection and provide important data abroad in violation of the law will be ordered to correct, warned, fined, suspended with their business or suspended for rectification, or revoked of relevant business licenses.

According to the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, jointly issued by the General Office of the CPC Central Committee and the General Office of the State Council on July 6, 2021, China will strengthen the standard review in data security, cross-border data flow and confidential information management.

On December 8, 2022, the MIIT issued the Administrative Measures for Data Security in the Field of Industry and Information Technology, or the Data Security Measures in the IT Field, which took effect on January 1, 2023. Data Security Measures in the IT Field provide that all businesses which handle industrial and telecoms data in China are required to categorize such information into “general,” “important” and “core” and businesses processing “important” and “core” data shall comply with certain filing and reporting obligations. Industrial data refer to data produced and collected in the course of research and development design, manufacturing, operation and management, operating and maintenance, and platform operation in various sectors and fields of industry. Telecoms data refer to the data generated and collected in the course of telecommunications business operations. In accordance with the Data Security Measures in the IT Field, the industrial and telecommunication data handlers shall classify data firstly based on the data’s category and then based on its security level on a regular basis, to classify and identify data based on the industry requirements, business needs, data sources and purposes and other factors, and to make a data classification list. In addition, the industrial and telecommunication data handlers shall establish and improve a sound data classification management system, take measures to protect data based on the levels, carryout key protection of critical data, implement stricter management and protection of core data on the basis of critical data protection, and implement the protection with the highest level of requirement if different levels of data are processed at the same time. The Data Security Measures in the IT Field also impose certain obligations on industrial and telecommunication data handlers in relation to, among others, implementation of data security work system, administration of key management, data collection, data storage, data usage, data transmission, provision of data, publicity of data, data destruction, safety audit and emergency plans, etc.

The Administrative Provisions on Security Vulnerability of Network Products (Provisions) was jointly promulgated by the MIIT, the CAC and the MPC on July 12, 2021 and became effective on September 1, 2021. Network product providers, network operators as well as organizations or individuals engaging in the discovery, collection, release and other activities of network product security vulnerability are subject to the Provisions and shall establish channels to receive information of security vulnerability of their respective network products and shall examine and fix such security vulnerability in a timely manner. In response to the Cybersecurity Law, network product providers are required to report relevant information of security vulnerability of network products with the MIIT within two days and to provide technical support for network product users. Network operators shall take measures to examine and fix security vulnerability after discovering or acknowledging that their networks, information systems or equipment have security loopholes. According to the Provisions, the breaching parties may be subject to monetary fine as regulated in accordance with the Cybersecurity Law. Since the Provisions is relatively new, uncertainties still exist in relation to its interpretation and implementation.

According to the Regulations of Security Protection for Critical Information Infrastructure, or the CII Protection Regulations, issued by the State Council on July 30, 2021 and implemented on September 1, 2021, critical information infrastructure means network facilities and information systems in important industries and fields — such as public communication and information services, energy, transportation, irrigation, finance, public services, e-government, and science and technology industries for national defense — that may seriously endanger national security, national economy and people’s livelihood, and public interests in the event that they are damaged or lose their functions or their data are leaked. The Regulations emphasize that no individual or organization may engage in any activity of illegally hacking into, interfering with, or damaging any critical information infrastructure or endanger the critical information infrastructure security.

On April 13, 2020, the Measures for Cybersecurity Review was jointly promulgated by the CAC, the NDRC, the MIIT, the MPC, the Ministry of State Security, the MOF, the MOFCOM, the People’s Bank of China, or the PBOC, the SAMR, the National Radio and Television Administration, the National Administration of State Secrets Protection and the State Cryptography Administration, revised on December 28, 2021 by the aforementioned departments and the CSRC, and the Revised Measures for Cybersecurity Review was formally implemented on February 15, 2022. According to the Revised Measures for Cybersecurity Review, operators of online platforms with personal information of more than one million users must file a cybersecurity review with the Cybersecurity Review Office when they pursue listing in a foreign country. In the meantime, the governmental authorities have the discretion to initiate a cybersecurity review on any data processing activity if they deem such a data processing activity affects or may affect national security. The specific implementation rules on cybersecurity review are subject to further clarification by subsequent regulations.

On July 7, 2022, the CAC issued the Measures for the Security Assessment of Cross-border Data Transfer, effective and implemented on September 1, 2022. The Measures for the Security Assessment of Cross-border Data Transfer applies to the security assessment conducted by data handlers where they provide overseas parties with important data and personal information collected and generated during the operation in the PRC. Based on the Measures for the Security Assessment of Cross-border Data Transfer, data handlers shall apply for the security assessment of data cross-border transfer to the national cyberspace administration through the provincial cyberspace administration in the place where they operate if they provide data outside China and fall into one of the following conditions: a data handler shall apply to competent authorities for security assessment prior to transferring any data abroad if the transfer involves (i) important data; (ii) personal information transferred overseas by a CIIO and a data handler that has processed personal information of more than one million individuals; (iii) personal information transferred overseas by a data handler who has already provided personal information of 100,000 persons or sensitive personal information of 10,000 persons overseas since January 1 of the previous year; or (iv) other circumstances as requested by the CAC.

On November 14, 2021, the CAC issued the Regulations on Network Data Security Management (draft for public comments), data handlers who carry out the following activities, according to relevant regulations in China, shall apply for cybersecurity review: (i) the merger, reorganization or division of internet platform operators that have gathered a large amount of data resources related to national security, economic development and public interests, which affects or may affect national security; (ii) the data handlers who process personal information of at least one million users apply for listing in a foreign country; (iii) the data handlers’ listing in Hong Kong affects or may affect national security; (iv) other data processing activities that affect or may affect national security. Large internet platform operators who set up headquarters or operation centers or research and development centers overseas shall report to the national cyberspace administration and the competent authorities. As of the date of this proxy statement/prospectus, the Regulations have not been formally adopted.

Personal Privacy Protection

Under the Several Provisions on Regulating the Market Order of Internet Information Services issued by the MIIT on December 29, 2011 and effective on March 15, 2012, the Decision on Strengthening the Protection of Online Information issued by the SCNPC and implemented on December 28, 2012, the Order for the Protection of Telecommunications and Internet User Personal Information issued by the MIIT and implemented on July 16, 2013, and the Cybersecurity Law of the PRC issued by the SCNPC on November 7, 2016 and implemented on June 1, 2017, any collection and use of a user’s personal information must be legal, rational and necessary, and the user should be clearly notified the purposes, methods and scopes of collecting and using information, channels for enquiring and correcting information, and the consequence of refusal to provide information. An internet information service provider shall be prohibited from divulging, tampering or destroying any personal information, or selling or providing such information to other parties. Any violation of these laws and regulations may subject to warnings, fines, confiscation of illegal gains, revocation of licenses, cancelation of filings, closedown of websites or even criminal liabilities.

The Methods of Identifying Illegal Acts of Apps to Collect and Use Personal Information jointly promulgated and implemented by the CAC, the MIIT, the MPC and the SAMR on November 28, 2019 clarifies specific circumstances of illegal collection of information, including “failing to publish the rules on the collection and use of personal information”, “failing to explicitly explain the purposes, methods and scope of the collection and use of personal information”, “collecting and using personal information without the users’ consent”, “collecting personal information unrelated to the services it provides and beyond necessary principle”, “providing personal information to others without the users’ consent”, and “failing to provide the function of deleting or correcting the personal information according to the laws” or “failing to publish information such as ways of filing complaints and reports”.

Pursuant to the PRC Civil Code adopted by the National People’s Congress on May 28, 2020 and implemented on January 1, 2021, the personal information of natural persons is protected by law. Any organization or individual must legally obtain the relevant personal information of others and must ensure the security of the relevant information, and must not illegally collect, use, process or disseminate the personal information of others, nor illegally trade, provide or disclose the personal information of others.

According to the Personal Information Protection Law of the PRC adopted by the SCNPC on August 20, 2021 and implemented from November 1, 2021, the personal information of natural persons shall be protected by law. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s separate consent shall be obtained before operation of such individual’s sensitive personal information, e.g., biometric characteristics and individual location tracking, (ii) personal information operators operating sensitive personal information shall notify individuals of the necessity of such operations and the influence on the individuals’ rights, (iii) if personal information operators reject individuals’ requests to exercise their rights, individuals may file a lawsuit with a People’s Court.

The SAMR issued the Standard of Information Security Technology Personal Information Security Specification (2017 edition), which took effect in May 2018, and the Standard of Information Security Technology Personal Information Security Specification (2020 edition), which took effect in October 2020. Pursuant to these standards, any entity or person who has the authority or right to determine the purposes for and methods of using or processing personal information are seen as a personal data controller. Such personal data controller is required to collect information in accordance with applicable laws, and prior to collecting such data, the information provider’s consent is required.

Regulations Related to E-Commerce

On January 26, 2014, the SAIC (which is the predecessor of the SAMR), promulgated the Administrative Measures for Online Trading, which became effective on March 15, 2014, to regulate all operating activities for product sales and services offered via the internet (including mobile internet). It stipulates the obligations of online products operators and services providers and certain special requirements applicable to third-party trading platform operators. This regulation has been superseded by the Online Transactions Measures (as defined below) since May 1, 2021.

On January 6, 2017, the SAIC promulgated Interim Measures for Seven-day Unconditional Return of Online Purchased Goods, which became effective on March 15, 2017 and later amended on October 23, 2020. According to such measures, customers are entitled to return goods without reason, except for customized goods, fresh and perishable goods, audio-visual products, computer software and other digital products which are downloaded online or whose packages have been opened by consumers, and delivered newspapers or periodicals, and such other merchandize which is, as confirmed by the consumer at the time of purchase, not fit for the return policy by nature. Where the goods returned are intact, the online seller shall refund to the consumer the payments made for the goods within seven days upon receipt thereof.

On August 31, 2018, the SCNPC promulgated the E-Commerce Law of the PRC (the “E-Commerce Law”), which took effect on January 1, 2019. The promulgation of the E-Commerce Law established the basic legal framework for the development of China’s e-commerce business and clarified the obligations of the e-commerce business operators and the possible legal consequences if e-commerce business operators are found to be in violation of legal obligations. For example, pursuant to the E-Commerce Law, the e-commerce business operators shall disclose information about goods or services provided comprehensively, truthfully, accurately and promptly in order to protect the consumers’ rights to know and rights to choose. The e-commerce business operators shall not fabricate transactions or users’ comments to conduct false or misleading business promotions so as to defraud or mislead consumers. Violation of the provisions of the E-Commerce Law may result in being ordered to make corrections within a prescribed period of time, confiscation of illegally obtained gains, fines, suspension of business, inclusion of such violations in the credit records and possible civil liabilities.

On March 15, 2021, the SAMR promulgated the Measures for the Supervision and Administration of Online Transactions (the “Online Transactions Measures”), which came into effect on May 1, 2021. The Online Transactions Measures implements relevant legislative principles and purpose of the E-Commerce Law and refines a series of relevant laws and regulations. It further specifies the responsibilities of online trading platform operators and the requirements for protecting online consumers’ rights and interests.

Regulations on Electronic Signature

The SCNPC enacted the Electronic Signature Law on August 28, 2004, which was amended on April 24, 2015 and April 23, 2019, respectively. The parties to a contract or other document, document or other document in a civil activity may agree to use or not use an electronic signature or data message. An instrument in which the parties agree to use an electronic signature or data message may not be denied legal effect merely because it is in the form of an electronic signature or data message. The preceding paragraph does not apply to the following instruments:(1) involving personal relations such as marriage, adoption or inheritance; (2) involving the discontinuation of public utility services such as water supply, heat supply and gas supply; (3) other circumstances under which the provisions of laws and administrative regulations do not apply to electronic documents. An electronic signature shall be deemed to be a reliable electronic signature if it simultaneously meets the following conditions: (1) when the data used for the creation of an electronic signature is used in an electronic signature, it shall be exclusive to the electronic signer; (II) at the time of signature, the data relating to the creation of the electronic signature will be controlled only by the electronic signer; (III) any alteration to the electronic signature after signature can be discovered; (IV) any alteration to the content and form of the data message after it has been signed can be discovered. A party may also choose to use an electronic signature that meets the conditions for reliability agreed upon by the party. A reliable electronic signature shall have the same legal effect as a handwritten signature or seal.

Regulations Related to Customer Rights Protection

The PRC Customer Rights and Interests Protection Law, or Customer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the customers. Pursuant to this law, business operators must guarantee that the commodities they sell satisfy the requirements for personal or property safety, provide customers with authentic information about the commodities, and guarantee the quality, function, usage and term of validity of the commodities. Failure to comply with the Customer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, exchange of commodities, repairing, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of customers.

Regulations Related to Overseas Listing and M&A

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC. Although (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules; and (ii) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules; the interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

The M&A Rules, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011 and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011 and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

On July 6, 2021, the State Council and General Office of the CPC Central Committee issued the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies.

On February 17, 2023, the CSRC released the Trial Measures, which will come into effect on March 31, 2023. The Trial Measures will apply to overseas securities offerings and/or listings conducted by (i) companies incorporated in the PRC, or PRC domestic companies, directly and (ii) companies incorporated overseas with operations primarily in the PRC and valued on the basis of interests in PRC domestic companies, or indirect offerings. An equity or equity linked securities offering by an overseas company will be deemed an indirect offering if (i) more than 50% of such overseas company’s consolidated revenues, profit, total assets or net assets that are derived from its audited consolidated financial statements for the most recently completed fiscal year are attributable to PRC domestic companies, and (ii) any of the following three circumstances applies: key components of its operations are carried out in the PRC; its principal places of business are located in the PRC; or the majority of the senior management members in charge of operation and management are PRC citizens or residents. The determination will be made on the basis of “substance over form.” The Trial Measures requires (1) the filings of the overseas offering and listing plan by the PRC domestic companies with the CSRC under certain conditions, and (2) the filing of their underwriters with the CSRC under certain conditions and the submission of an annual report to the CSRC within the required timeline.

On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Overseas Filing, which, among others, clarifies that: (i) on or prior to the effective date of the Trial Measures, the PRC domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges may reasonably arrange the timing for submitting their filing applications with the CSRC, and should complete the filing before the completion of their overseas offering and listing; (ii) a six-month transition period will be granted to PRC domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges (such as the completion of registration in the market of the United States), but have not completed the indirect overseas listing; and follow-on offerings of such companies will need to comply with the Trial Measures.

On February 24, 2023, the CSRC, together with other PRC government authorities, released the Provisions on Strengthening the Confidentiality and Archives Administration Related to the Overseas Securities Offering and Listing by Domestic Enterprises (the “Confidentiality and Archives Administration Provisions”), which will come into effect on March 31, 2023. The Confidentiality and Archives Administration Provisions require, among others, that PRC domestic enterprises seeking to offer and list securities in overseas markets, either directly or indirectly, shall establish the confidentiality and archives system, and shall complete approval and filing procedures with competent authorities, if such PRC domestic enterprises or their overseas listing entities provide or publicly disclose documents or materials involving state secrets and work secrets of PRC government agencies to relevant securities companies, securities service institutions, overseas regulatory agencies and other entities and individuals. It further stipulates that providing or publicly disclosing documents and materials which may adversely affect national security or public interests, and accounting files or copies of important preservation value to the state and society shall be subject to corresponding procedures in accordance with relevant laws and regulations.

Regulations on Environmental Protection

Pursuant to the PRC Environmental Protection Law promulgated by the SCNPC on December 26, 1989, last amended on April 24, 2014 and implemented from January 1, 2015, any entity which discharges or will discharge pollutants during the course of operations or other activities must implement effective environmental protection safeguards and procedures to control and properly treat waste gas, waste water, waste residue, dust, malodorous gases, radioactive substances, noise, vibrations, electromagnetic radiation and other hazards produced during such activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IRON HORSE

The following discussion and analysis of Iron Horse’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to Iron Horse Acquisition Corp.

Overview

The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this report.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings.

Overview

We are a blank check company formed under the laws of the State of Delaware on November 23, 2021, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the Private Warrants (as defined below), our capital stock, debt or a combination of cash, stock and debt.

On December 29, 2023, we consummated our initial public offering (the “IPO”) of 6,900,000 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units, at $10.00 per Unit, generating gross proceeds of $69,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 2,457,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant, in a private placement to the sponsor, generating gross proceeds of $2,457,000.

Following the IPO and the sale of the Private Warrants, a total of $69,000,000 was placed in the Company’s Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”). We incurred $4,651,705 of transaction expenses in connection with the IPO and the sale of the Private Warrants, consisting of $586,500 of cash underwriting fees, $2,518,500 of deferred underwriting fees, and $1,546,705 of other offering costs.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

On September 29, 2024, the Company entered into a business combination agreement (the “Business Combination Agreement”), dated as of September 27, 2024, with Rosy Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”) and the owner of 100% of the issued and outstanding capital stock of Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (the “Target”), pursuant to which the Company will purchase from Seller the ordinary shares of the Target in exchange for shares of Common Stock, as a result of which the Target will become a wholly owned subsidiary of the Company. Depending on the number of shares of Common Stock that the holders elect to have the Company redeem in connection with the proposals presented at the Company’s meeting of stockholders to approve the Business Combination Agreement and the transactions contemplated thereby and by the related agreements and certain related matters (collectively, the “Transactions”), the Company will issue between 40,988,000 and 47,888,000 shares of Common Stock to Seller pursuant to the Business Combination Agreement.

The consummation of the Transactions is subject to the satisfaction of customary closing conditions, including the effectiveness of the registration statement that the Company is required to file with the SEC, required Nasdaq and regulatory approvals, and the approval of the Business Combination Agreement, the Transactions and other required shareholder proposals by the Company’s stockholders.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from November 23, 2021 (inception) through September 30, 2024 were organizational activities and those necessary to prepare for the IPO and, subsequent to the IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for an appropriate target for, and completing, a business combination.

For the three months ended September 30, 2024, we had net income of $465,533, which consists of interest earned on marketable securities held in the Trust Account of $915,956 and unrealized gain on marketable securities held in the Trust Account of $28,138, offset by formation and operating costs of $290,801 and provision for income taxes of $187,760.

For the nine months ended September 30, 2024, we had net income of $1,420,875, which consists of change in fair value of overallotment liability of $11,135, gain on lawsuit settlements of $295,000 and interest earned on marketable securities held in the Trust Account of $2,705,637, offset by formation and operating costs of $1,009,065, unrealized loss on marketable securities held in the Trust Account of $4,915 and provision for income taxes of $576,917.

For the three and nine months ended September 30, 2023, we had a net loss of $137,134 and $301,986, respectively, consisting solely of formation and operating costs.

Liquidity and Capital Resources

For the nine months ended September 30, 2024, cash used in operating activities was $515,317. Net income of $1,420,875 was affected by the change in fair value of the overallotment liability of $11,135, unrealized loss on marketable securities held in the Trust Account of $4,915, and interest earned on marketable securities held in the Trust Account of $2,705,637. Changes in operating assets and liabilities provided $775,665 of cash from operating activities.

For the nine months ended September 30, 2023, there was no cash used in operating activities. Net loss of $301,986 was affected by payment of office expenses made by the sponsor of $179,664. Changes in operating assets and liabilities, in particular, accrued offering costs, provided $122,322 of cash from operating activities.

As of September 30, 2024, we had $71,697,384 of cash held in the Trust Account. Through September 30, 2024, we have withdrawn $3,338 of interest earned from the marketable securities held in the Trust Account. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete a business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2024, we had cash of $3,084 outside the Trust Account. Until consummation of a business combination, we intend to use the funds held outside the Trust Account to fund our SEC and tax compliance and to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

Results of Operations for Years Ended December 31, 2023 and 2022

Our only activities from November 23, 2021 (inception) through December 31, 2023 were organizational activities, those necessary to prepare for the initial public offering, and subsequent to the initial public offering, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2023, we had a net loss of $308,792, which consists of formation and operating costs of $309,018, offset by the income tax benefit of $226.

For the year ended December 31, 2022, we had a net loss of $181,003, which consists of formation and operating costs.

We may need to raise additional funds in order to meet the expenditures required for operating our business. If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our consummation of a business combination. Moreover, we may need to obtain additional financing either to complete a business combination or because we become obligated to redeem a significant number of our public shares upon consummation of a business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that we do not complete a business combination, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Such loans may be convertible into Warrants to purchase common stock of the post-business combination entity at a price of $1.00 per Warrant, at the option of the lender. These warrants would be identical to the Private Warrants, including as to exercise price, exercisability and exercise period.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have determined that mandatory liquidation, should we not complete a business combination and an extension of our deadline to do so not be approved by the stockholders of the Company, and potential subsequent dissolution and the liquidity issue raise substantial doubt about the Company’s ability to continue as a going concern through March 29, 2025 (or June 29, 2025, if we extend the period of time to consummate a business combination as provided in our amended and restated certificate of incorporation), the scheduled liquidation date of the Company if it does not complete a business combination prior to such date. Management plans to complete a business combination before the mandatory liquidation date. However, there can be no assurance that we will be able to consummate any business combination by March 29, 2025 (or, if extended, June 29, 2024). These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of September 30, 2024.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. We are party to an administrative services agreement with the sponsor. The sponsor has agreed that until the Company consummates a business combination, it will make office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time.

The underwriters in the IPO were entitled to a deferred underwriting discount of 3.65% of the gross proceeds of the IPO, or $2,518,500, payable upon the closing of an initial business combination. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

Critical Accounting Estimates

The preparation of unaudited financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates as of September 30, 2024.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CFI

The following discussion and analysis of CFI’s financial condition and results of operations should be read in conjunction with our audited consolidated financial statements for the period from August 13, 2023 (inception) through December 31, 2023 and our unaudited consolidated financial statement for the nine months ended September 30, 2024 and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements”, “Risk Factors”, and elsewhere in this proxy statement/prospectus.

In this section, “we”, “us”, “our” and “CFI” refer to Zhong Guo Liang Tou Group Limited, a holding company, and its wholly owned subsidiaries.

Overview

CFI is a holding company incorporated in the British Virgin Islands (“BVI”) with no material operations of our own. Through our wholly-owned subsidiaries, CFI HK, OpCo 1, OpCo 2, OpCo 3, OpCo 4, and OpCo 5 (together with CFI, “the Company”), we operate within the health and wellness food industry or holistic health food industry, focusing on distributing natural, grain-based health foods that support preventative health and wellness. We offer products that cater to the rising demand for safe, high-quality nutritional options, blending modern technology with traditional Chinese medicine.

Our operations commenced in May 2024 and our key products at September 30, 2024 include Shangshan Suyang Porridge, plant-based essential oils, collagen peptide prebiotics, natto compound gummy supplements, and slimming biscuits. We manage our business in two operating segments: wholesale distribution and live-stream sales, which account for approximately 89% and 11%, respectively, of consolidated revenue for the nine months ended September 30, 2024. The whole sale distribution segment consists of product sales made through our extensive distributor network. The live-stream sales segment consists of digital coupon sales made through online platforms, primarily live-streaming platforms such a Douyin (TikTok), Meituan and Kuaishou.

OpCo 1, OpCo 2, OpCo 3, OpCo 4, and OpCo 5 are collectively referred to as the “PRC Subsidiaries”.

Recent Developments

Business Combination Agreement

In September 2024, the parent company of CFI, Rosy Sea Holdings Limited (“Rosy Sea”), entered into a definitive business combination agreement with Iron Horse Acquisitions Corp (“Iron Horse”). The purpose of this agreement is to enable CFI, through its ownership by Rosy Sea, to become a wholly owned subsidiary of Iron Horse, which will subsequently be renamed China Food Investment. This strategic merger aims to enhance market presence and capitalize on growth opportunities in the health and biotechnology food sector. The completion of this transaction is subject to certain constraints, including due diligence, regulatory approvals, and Nasdaq’s consent, with a target closure in the first quarter of 2025.

Development of Industrial Park

In August 2024, OpCo 3 entered into an agreement with a construction developer to develop an industrial park project (the “Project”) in the Mulan Economic Development Zone. The Project covers 130,000 square meters with a planned gross floor area of 168,497.45 square meters, incorporating warehouses, production plants, and office buildings. OpCo 3 committed to making RMB 1,000 million ($142.5 million at September 30, 2024) between 2025 and 2029.

In October 2024, OpCo 3, Rosy Sea’s stockholder, and the construction developer signed a tripartite agreement, whereby OpCo 3 transferred all responsibilities and capital commitments of the Project to Rosy Sea’s stockholder, Mr. Jiang, for no consideration. Consequently, OpCo 3 ceased to be a party to the Project. Upon completion, the industrial park is expected to be operated by OpCo 1 under collaborative arrangements between Mr. Jiang and OpCo 1, potentially through leasing or acquisition.

Components of Operating Results

Revenue

Revenue represents the sales of inventories and digital coupons to customers where our performance obligation to transfer a promised good or service to a customer is satisfied as of period end and is reported net of variable consideration, including applicable discounts, estimated returns, estimated allowances, estimated refunds, and estimated service fees.

Revenue from our wholesale distribution segment is comprised of sales of inventories to distributors. We have determined that distributor agreements that include a minimum purchase volume do not create a material right that gives right to a separate performance obligation as there are no discounts or other incentives provided to the distributor associated with the distribution agreement, or with the minimum purchase volume. As such, the Company will recognize any remaining revenue associated with a minimum purchase volume at the end of the distributor agreement term if the minimum purchase volume is not met.

Revenue from our live-stream sales segment is comprised of sales of digital coupons to customers for goods or services (or discounts on goods or services) to be provided by third-party merchants. We determined that we are the principal in these transactions as we have complete discretion in establishing the pricing of the digital coupons.

Cost of Revenues

Cost of revenue consists primarily of the cost of inventories where the performance obligation to transfer a promised good or service to the customer is satisfied as of period end.

Operating Expenses

Operating expenses consists of two components — selling expenses and general and administrative expenses.

Selling Expenses

Selling expenses are recorded when incurred and consists primarily of advertising costs on social networking sites and affiliate programs, offline marketing costs, such as television, and online marketing costs, such as search engine marketing. We evaluate selling expense as a percentage of gross profit because it gives us an indication of how well our marketing spend is driving gross profit performance.

General and Administrative Expenses

General and administrative expenses are recorded when incurred and consist primarily of compensation expense, including employee benefits, for employees involved in customer service, operations, technology, as well as general corporate functions, such as finance, legal, and human resources. Additional costs include depreciation and amortization, rent, utilities, professional fees, travel and entertainment, recruiting, maintenance, certain technology costs and other general corporate costs. We evaluate general and administrative expenses as a percentage of gross profit because it gives us an indication of our operating efficiency.

Other Income, net

Other income consists primarily of interest income from bank deposits.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. The foreign currency translation gain results from the translation of the financial statements expressed in RMB to USD is reported in other comprehensive income.

Key Factors Affecting Our Performance

Our results of operations and our ability to grow our business over time could be impacted by a number of factors and trends that affect our industry generally, as well as new offerings of products and services we may acquire or seek to acquire in the future. Additionally, our business is concentrated in certain markets, putting us at risk of region-specific disruptions such as adverse economic, regulatory, political, weather and other conditions. See “Risk Factors” elsewhere in this proxy statement/prospectus for further discussion of risks affecting our business. We believe the factors discussed below are key to our success.

Attracting and Retaining Customers

Our wholesale distribution segment depends on our ability to attract and retain individual distributors to comprise our entire distribution network. Recruiting, onboarding, and training new distributors can be time-consuming and costly, impacting our ability to replace distributors that are underperforming, expand our market share, maintain positive relationships with the end consumer of our products, and sustain financial stability.

Our live-stream sales segment depends on our ability to attract and retain local merchants who are willing to offer us digital coupons to the local merchants’ experiences. Merchants can cancel their unsold digital coupon offerings at any time, and their willingness to continue offering the digital coupons through our live-stream offerings depends on the effectiveness and reach of our live-stream offerings. We are focused on improving the live-stream offerings and merchant value proposition by exploring opportunities to better balance the needs of the local merchant partners, end customers, and CFI.

To grow our business, we must continue to acquire new distributors and local merchants and successfully engage and retain them, including assisting our distributors to engage and retain customers for the distributor’s business. Our marketing strategy aims to preserve liquidity and achieve profitability, while simultaneously attracting long-term customers to fuel a return to growth. We utilize both digital and offline channels to attract new visitors to our website and subsequently convert them into customers. Our marketing costs are largely composed of advertising. At any given time, our advertising efforts may include, social media marketing, keyword search campaigns, affiliate programs, partnerships, campaigns with celebrities and influencers, display advertising, television, radio, video, content, direct mail, email, mobile “push” communications, SMS, and search engine optimization. We expect our marketing expenses to vary from period to period.

Inventory Management

We do not currently have in-house production capabilities and depend entirely on OEM suppliers for sourcing raw materials and manufacturing finished products. We are exposed to risks associated with supplier disruptions, including production delays, shortages of raw materials, or operational inefficiencies, that may impact our ability to meet our distributors demand or maintain product quality. This can be exacerbated by our reliance on our distributors’ inventory and supply chain management protocols to plan our inventory and supply chain management needs. Inaccurate demand forecasting, poor inventory management, or delays in placing orders by distributors could disrupt our orders to the OEM suppliers. For example, overstocking by distributors could lead to outdated or unsold inventory that could adversely affect our business if distributors negotiate reduced orders or delay payments due to financial difficulties. Whereas, understocking by distributors could result in product shortages and lost sales opportunities. Such inefficiencies in inventory and order management could impair our ability to meet customer expectations and achieve our revenue targets.

Impact of Macroeconomic Conditions

We have been, and may continue to be, impacted by adverse consequences of the macroeconomic environment, including but not limited to, increasing inflation and interest rates, global economics and geopolitical uncertainty, higher labor costs, labor shortages, government regulations, trade restrictions and tariffs, supply chain challenges and resulting changes in consumer and merchant behavior. We cannot predict whether, or when, such circumstances may improve or worsen or what impact such circumstances could have on our business.

Increasing prices in the component materials for our inventories that we source from our suppliers may impact the availability, the quality and the price of our products, as suppliers search for alternatives to existing materials and increase the prices they charge. Our suppliers may also fail to provide consistent quality of products as they may substitute lower cost materials to maintain pricing levels.

Our operating expenses also reflect significant elements for freight, including fuel, which has significantly increased due to the effects of the coronavirus (COVID-19) pandemic, the Russia-Ukraine war and the conflicts in the Middle East. Rapid and significant changes in commodity prices such as fuel and plastic may negatively affect our profit margins if we are unable to mitigate any inflationary increases through various customer pricing actions and cost reduction initiatives.

A discrete event impacting a specific customer, industry or region in which we have a concentrated exposure could negatively impact our results of operations.

Foreign Currency Translation Risk

Our reporting currency is the U.S. dollar and our operations in the PRC use its local currency as the functional currency. Substantially all of our revenue and expenses are in the Chinese Renminbi (“RMB”). We are subject to the effects of exchange rate fluctuations with respect to any such currency. For example, the value of the RMB depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market.

The consolidated income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currencies denominated transactions results in reduced revenue, operating expenses and net income for our international operations.

Results of Operations:

The following table summarizes our results of operations for the nine months ended September 30, 2024 and the period from August 14, 2023 (inception) through September 30, 2023:

	Nine months ended September 30, 2024	Period from August 13, 2023 (inception) to September 30, 2023
Revenues, net	$5,254,161	$—
Cost of revenues	(1,786,842)	—
Gross profit	3,467,319	—
Total operating expenses	(794,850)	—
Operating income	2,672,469	—
Total other income, net	18,584	—
Income before income taxes	2,691,053	—
Income tax expense	(766,803)	—
Net income	$1,924,250	$—
Other comprehensive income	259,827	—
Comprehensive income	$2,184,077	$—

There were no results of operations for the period from August 13, 2023 (inception) to September 30, 2023 as our only transaction was a capital contribution from our stockholder as our operations did not commence until May 2024.

Revenues, net was approximately $5.3 million for the nine months ended September 30, 2024, of which approximately $4.7 million is attributable to sales transactions in the wholesale distributor segment and approximately $0.6 million is attributable to sales transactions in the live-streaming sales segment, which is net of less than $0.1 million of service fees incurred on the associated sales transactions.

Cost of revenues was approximately $1.8 million for the nine months ended September 30, 2024, and is attributable to the cost of inventories associated with revenues for the same period.

Total operating expenses was approximately $0.8 million for the nine months ended September 30, 2024, of which approximately $0.4 million is attributable to employee compensation, including benefits, approximately $0.2 million is attributable to office expenses and approximately $0.1 million is attributable to advertising expenses.

Liquidity and Capital Resources

Overview

Historically, our primary uses of cash have been to finance working capital needs and to make deposits with certain of our suppliers. We expect that we will be able to meet our needs to fund operations, capital expenditures and other commitments in the next 12 months primarily with our cash and cash equivalents, operating cash flows and bank borrowings.

We may, however, require additional cash resources due to changes in business conditions or other future developments. If these sources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could result in additional dilution to stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financial covenants that would restrict operations. Financing may not be available in amounts or on terms acceptable to us, or at all.

As of September 30,2024, we had cash and cash equivalents of approximately $19.5 million and a net working capital surplus of approximately $2.1 million. As of September 30, 2024, all of our cash and cash equivalents were held by our PRC Subsidiaries.

We believe our existing cash and cash equivalents will be sufficient to meet our working capital and capital expenditure needs over at least the next twelve months, though we may require additional capital resources in the future. Additionally, if the wholesale distribution segment and live-stream sales segment revenue mix changes, the operating cash flow generated from the wholesale distribution segment may not be sufficient to cover operating costs and additional capital resources may be required in the future. We may elect to raise additional capital through the sale of equity to fund our future needs beyond the next twelve months or through the acquisition of a debt facility.

Our net cash flows from operating, investing and financing activities for the nine months ended September 30, 2024 and the period from August 14, 2023 (inception) through September 30, 2023 were as follows:

Net cash provided by (used in):	Nine months ended September 30, 2024	Period from August 13, 2023 (inception) to September 30, 2023
Operating activities	$21,852,126	$—
Investing activities	(2,807,808)	—
Financing activities	—	1
Effect of exchange rates on cash and cash equivalents	461,765	—
Net change in cash and cash equivalents	19,506,083	1
Cash and cash equivalents, beginning of period	15	—
Cash and cash equivalents, end of period	$19,506,098	$1

Our cash flow for the period from August 13, 2023 (inception) to September 30, 2023 was nominal as we did not commence operations until May 2024.

Cash provided by operating activities of approximately $21.9 million is primarily attributable to approximately $1.9 million net income, adjusted primarily by an increase of approximately $22.5 million of advances from customers, approximately $0.8 million of accrued taxes, approximately $0.7 million of accounts payable and approximately $0.1 million of accrued expenses and other current liabilities, offset by an increase of approximately $1.7 million of prepayments from suppliers, approximately $1.6 million of inventories, and approximately $1.0 million of accounts receivable, and increased by noncash expense associated with depreciation and amortization of approximately $0.1 million.

Cash used in investing activities of $2.8 million is primarily attributable to a loan made to our construction developer for RMB 20 million (approximately $2.8 million at September 30, 2024).

Holding Company Structure

We face various risks and uncertainties relating to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on offshore offerings, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy, which may impact our ability to conduct certain businesses, accept foreign investments, or list and conduct offerings on a United States or other foreign exchange. These risks could result in a material adverse change in our operations and the value of our common stock, significantly limit or completely hinder our ability to continue to offer securities to investors, or cause the value of such securities to significantly decline. For a detailed description of risks relating to doing business in China, see “Risk Factors-Risks Related to Doing Business in the PRC.”

The PRC government’s significant discretion and authority in regulating our operations and its oversight and control over offerings conducted overseas by, and foreign investment in, China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. Implementation of industry-wide regulations in this nature may cause the value of our securities to significantly decline or become worthless. For more details, see “Risk Factors-Risks Relating to Doing Business in the PRC — Chinese regulatory authorities could disallow our holding company structure, which may result in a material change in our operations and/or a material change in the value of New CFI’s securities, including that it could cause the value of such securities to significantly decline.”

Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and cause our Common Stock to decrease in value or become worthless. For more details, see “Risk Factors-Risks Relating to Doing Business in the PRC — Uncertainties with respect to the legal system and changes in laws and regulations in mainland China could adversely affect us.”

Cash and Other Assets Transfers between the Holding Company and Its Subsidiaries

As of September 30, 2024, we had made no capital contributions to our PRC Subsidiaries, neither directly nor through intermediate holding companies.

To date, there have not been any dividends or other distributions from our PRC Subsidiaries to CFI HK or CFI, both of which are located outside of mainland China. CFI and CFI HK, as a holding company, may rely on dividends and other distributions on equity paid by its PRC Subsidiaries for its cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its stockholders, subject to our charter and M&A and BVI law or to service any expenses and other obligations it may incur.

Within our direct holding structure, the cross-border transfer of funds from CFI HK to its PRC Subsidiaries is permitted under laws and regulations of the PRC currently in effect. Specifically, CFI HK is permitted to provide funding to its PRC Subsidiaries in the form of shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements in China. There are no quantity limits on CFI HK’s ability to make capital contributions to its PRC Subsidiaries under the PRC law and regulations. However, the PRC Subsidiaries may only procure stockholder loans from CFI HK in an amount equal to the difference between its registered capital and total investment amount as recorded in the Chinese Foreign Investment Comprehensive Management Information System or 2.5 times of its net assets, at the discretion of such PRC Subsidiaries.

For additional information, see “Risk Factors-Risks Related to Doing Business in the PRC — PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

The PRC Enterprise Income Tax Law (the “EIT Law”) and its implementation rules provide that a withholding tax will be applicable to dividends payable by PRC companies at a rate of 10% to non-PRC-resident enterprises, unless reduced under treaties or arrangements between the PRC central government and the governments of other countries or regions where the non-PRC resident enterprises are tax resident. Pursuant to the tax agreement between mainland China and the Hong Kong Special Administrative Region, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10%.

However, if the relevant tax authorities determine that our transactions or arrangements are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future. Accordingly, there is no assurance that the reduced 5% withholding rate will apply to dividends received by CFI HK from our PRC Subsidiaries. This withholding tax will reduce the amount of dividends we may receive from our PRC Subsidiaries.

If CFI or CFI HK is classified as a PRC resident enterprise for PRC enterprise income tax purposes because the PRC tax authorities determined that either CFI or CFI HK has an actual management body located within the territory of China, we will be subject to a uniform 25% enterprise income tax rate on our worldwide income, which would materially reduce net income.

For additional information, see “Risk Factors-Risks Related to Doing Business in the PRC — Under the PRC Enterprise Income Tax Law, New CFI may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to New CFI and its non-PRC shareholders and have a material adverse effect on its results of operations and the value of your investment.”

There is no assurance that the PRC government will not intervene or impose restrictions on the ability of us or our PRC Subsidiaries to transfer cash. Most of our cash is in Renminbi, and the PRC government could prevent the cash maintained in our bank accounts in mainland China from leaving mainland China, could restrict deployment of the cash into the business of our subsidiaries and restrict the ability to pay dividends. For details regarding the restrictions on our ability to transfer cash between us, and our subsidiaries, see “Risk Factors-Risks Related to Doing Business in the PRC — Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations and affect the value of your investment.”

We currently do not have cash management policies that dictate how funds are transferred between our holding company and our subsidiaries.

Restrictions on Our Ability to Transfer Cash Out of the PRC and to U.S. Investors

Our PRC Subsidiaries ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our PRC Subsidiaries to pay dividends to its shareholders only out of its accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, under PRC law, our PRC Subsidiaries are required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If our PRC Subsidiaries incur debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to CFI HK.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC Subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of mainland China. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any.

For additional information, see “Risk Factors-Risks Related to Doing Business in the PRC — Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations and affect the value of your investment.”

Commitments and Contingencies

Legal Proceedings

The Company is periodically involved in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Commitments

Our contractual obligations consist of lease payments on a lease that terminates on December 31, 2024.

Off-Balance Sheet Financing Arrangements

As of September 30,2024, we did not have any off-balance sheet arrangements.

Related Party Transactions

On May 30, 2024, the stockholder of Rosy Sea contributed to the Company (i) a building with a gross floor area of 4,032.36 square meters and (ii) a land use right for 18,000 square meters that expire in September 2056, both of which are located in Deliger Industrial Park, Duerbot Mongolian Autonomous County, Daqing City, Heilongjiang Province. These building and land use rights (collectively, the “Contributed Assets”) were recorded on the contribution date at fair value of RMB 30,310,000 ($4,189,937 at May 30, 2024 and $4,318,832 at September 30, 2024, respectively) and RMB 19,860,000 ($2,745,369 and $2,829,826 at May 30, 2024 and September 30, 2024, respectively), respectively.

Critical Accounting Policies

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. For a description of our significant accounting policies, see Note 2 to our consolidated financial statements for the period from August 13, 2023 (inception) through December 31, 2023 and unaudited consolidated financial statements for the nine-months ended September 30, 2024 and the related notes thereto which are included elsewhere in this proxy statement/prospectus.

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires management to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this proxy statement/prospectus. When reviewing our financial statements, you should consider (i) our selection of critical accounting policies, (ii) the judgments and other uncertainties affecting the application of such policies and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied.

ASC 606 requires the use of a five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

In accordance to ASC 606, the Company recognizes revenue when it transfers its goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. The Company accounts for the revenue generated from sales of its products primarily to its customers in PRC, as the Company is acting as a principal in these transactions, is subject to inventory risk, has latitude in establishing prices, and is responsible for fulfilling the promise to provide customers the specified goods, which the Company has control of the goods and has the ability to direct the use of goods to obtain substantially all the benefits. All of the Company’s contracts have one single performance obligation as the promise is to transfer the individual goods to customers, and there is no separately identifiable other promises in the contracts. The Company’s revenue streams are recognized at a point in time when title and risk of loss passes and the customer accepts the goods, which generally occurs at the time of shipment for the wholesale distribution segment and the time of digital coupon redemption for the live-stream sales segment. The Company’s sales are net of value added tax (“VAT”) and business tax and surcharges collected on behalf of tax authorities in respect of product sales.

We make significant estimates related to revenue recognition including estimates for refund reserves for digital coupons that will be refunded as a result of customer dissatisfaction with goods or services received, services fees paid to the live-stream platforms for digital coupons redeemed, and an allowance for inventories that will be returned. We estimate refunds, service fees and returns allowance using historical refund, service fee, and redemption experience. We also consider trends when making those estimates that could be driven by changes to our policies, or in general, economic conditions that may impact customer behavior. We reevaluate our estimate as facts and circumstances change. These estimate rely on judgments regarding future expectations of customer behavior. While the basis of our estimates is historical data, customer behavior may not always be predictable. If actual refunds and returns differ from our estimates, the effects could be material to the consolidated financial statements.

Contract Assets and Liabilities

Payment terms are established based upon credit approvals. Contract assets are recognized for in related accounts receivable. Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The contract liability balance can vary significantly depending on the timing when an order is placed and when shipment, delivery, and digital coupon redemption occurs. As of September 30, 2024 and December 31, 2023, other than accounts receivable and advances from customers, the Company had no other material contract assets, contract liabilities or deferred contract costs recorded on its consolidated balance sheets. Costs of fulfilling customers’ purchase orders, such as shipping, handling and delivery, which occur prior to the transfer of control, are recognized in general and administrative expense when incurred.

The Company generally warrants that its products will substantially conform to the agreed-upon specifications. The Company’s liability is limited to either a credit equal to the purchase price or replacement of the defective part. Returns and refunds have historically been immaterial. As such, the Company does not record a specific return or refund reserve and does not consider activities related to such activities to be a separate performance obligation.

Inventories

Inventory consists of finished goods and is stated at the lower of cost or net realizable value. Cost is determined using a first-in, first-out (“FIFO”) methodology. The Company writes down excess and obsolete inventory to its estimated net realizable value based upon assumptions about future demand and market conditions. For finished goods, if the estimated net realizable value for an inventory item, which is the estimated selling price in the ordinary course of business, less reasonably predicable costs to disposal, is lower than its cost, the specific inventory item is written down to its estimated net realizable value. Provisions for inventory write-downs are included in the cost of revenues in the consolidated statements of income. Inventories are carried at this lower cost basis until sold or scrapped. There were no inventory write-offs recorded for the nine months ended September 30, 2024 or for the period from August 13, 2023 (inception) to September 30, 2023.

Valuation of Contributed Assets

The fair value of the Contributed Assets from the stockholder of Rosy Sea was determined by our board of directors, after considering a third-party valuation and input from management, as there is no public trading market for the Contributed Assets.

The cost approach was determined to be the most appropriate valuation methodology as relevant financial data, valuation information, and appraisal data for these Contributed Assets was readily available. The cost approach estimates fair value based on the expected cost to replace or reproduce the assets and relies on assumptions regarding the occurrence and extent of any physical, functional and/or economic obsolescence. The fair value is calculated by multiplying the replacement cost of the Contributed Assets by the condition rate

The replacement cost of the Contributed Assets considered the cost to reacquire the asset as of the contribution date, including all reasonable and necessary expenses, capital cost and profit.

The condition rate refers to the ratio obtained by substracting physical depreciation, functional depreciation, and economic depreciation from the asset’s replacement cost and then dividing that difference by the replacement cost, were:

•        Physical depreciation refers to the loss in value of an asset due to wear and tear and natural forces affecting the physical performance of the asset.

•        Functional depreciation is caused by technological advancements that make an asset’s functions relatively obsolete.

•        Economic depreciation refers to the loss in value due to external conditions causing the asset to become idle or decrease in earnings.

Income Taxes

We account for income taxes using the asset and liability method and assess whether it is more likely than not that the deferred tax assets will be realized. We are also subject to taxation in BVI, Hong Kong, and the PRC. Significant judgment is required in determining the worldwide provision for income taxes and recording the related income tax assets and liabilities.

To assess whether it is more likely than not that deferred tax assets will be realized and whether a valuation allowance needs to be recorded against them, we consider the following four sources of taxable income for each tax jurisdiction: (a) future reversals of existing taxable temporary differences, (b) projected future earnings, (c) taxable income in carryback years, and (d) tax planning strategies.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rate could be adversely affected by earnings being lower than anticipated in countries where it has lower statutory rates and higher than anticipated in countries where it has higher statutory rates, by changes in foreign currency exchange rates, by changes in the valuation of deferred tax assets and liabilities, by changes in the measurement of certain tax positions, by changes affecting transfer pricing or by changes in the relevant laws, regulations, principles and interpretations.

The Company’s operating subsidiaries in China are subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the period from August 13, 2023 (inception) through December 31, 2023 and unaudited consolidated financial statements for the nine-months ended September 30, 2024. The Company’s operations in the PRC commenced during 2024, and as such has not yet been required to file a tax return with PRC tax authorities.

Recently Issued Accounting Standards

See Note 2 to our consolidated financial statements for the period from August 13, 2023 (inception) through December 31, 2023 and unaudited consolidated financial statements for the nine-months ended September 30, 2024 included elsewhere in this proxy/statement/prospectus for a description of recent accounting pronouncements applicable to our consolidated financial statements for the year ended December 31, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Iron Horse and Zhong Guo Liang Tou, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Iron Horse has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2024, assumes that the Business Combination occurred on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024, and for the year ended December 31, 2023, assume that the Business Combination occurred on January 1, 2023.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations of the Post-Combination Company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Iron Horse was derived from the unaudited financial statements of Iron Horse as of and for the nine months ended September 30, 2024, and the audited financial statements of Iron Horse for the year ended December 31, 2023, included elsewhere in this proxy statement/prospectus. The historical financial information of Zhong Guo Liang Tou was derived from the unaudited consolidated financial statements of Zhong Guo Liang Tou as of and for the nine months ended September 30, 2024, and the audited consolidated financial statements of Zhong Guo Liang Tou for the period from August 14, 2023 (inception) through December 31, 2023, which are included elsewhere in this proxy statement/prospectus. This information should be read together with Iron Horse’s and Zhong Guo Liang Tou’s unaudited and audited financial statements, and related notes, the sections titled “Iron Horse Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Zhong Guo Liang Tou Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On September 29, 2024, Iron Horse entered into the Business Combination Agreement with Rosy Sea and Zhong Guo Liang Tou. The Business Combination Agreement provides, among other things, that Iron Horse will purchase from Rosy Sea the ordinary shares of Zhong Guo Liang Tou in exchange for shares of the common stock of Iron Horse, par value $0.0001 per share, as a result of which Zhong Guo Liang Tou will become a wholly owned subsidiary of Iron Horse. Assuming that holders of common stock eligible to have Iron Horse redeem all or a portion of their shares of common stock in connection with the proposals to be presented to the stockholders of Iron Horse at a meeting of such stockholders to approve the Business Combination Agreement and the transactions contemplated thereby and by the related agreements and certain related proposals for a pro rata share of the funds on deposit in the Trust Account of Iron Horse, in which Iron Horse has placed the proceeds of its IPO, elect to redeem all such eligible shares of common stock, Iron Horse will issue to Rosy Sea 47,888,000 shares of common stock pursuant to the Business Combination Agreement. The number of shares of common stock constituting the consideration will be reduced on a one-for-one basis by the number of shares of common stock that remain in the Trust Account immediately prior to the Closing of the Transactions, such that if no eligible shares are redeemed, the number of shares of common stock constituting the consideration will be 40,988,000.

The following table illustrates varying ownership levels of New Iron Horse immediately following the Business Combination(1):

Equity Capitalization Summary	Assuming No Redemptions Scenario		Assuming Maximum Redemptions Scenario
	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	40,988,000	80.0%	47,888,000	93.5%
Iron Horse’s Public Stockholders	8,280,000	16.2%	1,380,000	2.7%
Sponsor	1,967,000	3.8%	1,967,000	3.8%
Total shares of Common Stock	51,235,000	100.0%	51,235,000	100.0%

____________

(1)      This table does not include the 6,900,000 shares underlying the Public Warrants or the 2,457,000 shares underlying the Private Warrants but does reflect the 1,380,000 shares to be issued conversion of the Public Rights

The following table illustrates varying ownership levels of New Iron Horse immediately following the Business Combination on a fully diluted basis(1):

Equity Capitalization Summary	Assuming No Redemptions Scenario		Assuming Maximum Redemptions Scenario
	Shares	%	Shares	%
Stockholder of Zhong Guo Liang Tou	40,988,000	67.6%	47,888,000	79.0%
Iron Horse’s Public Stockholders	15,180,000	25.1%	8,280,000	13.7%
Sponsor	4,424,000	7.3%	4,424,000	7.3%
Total shares of Common Stock	60,592,000	100.0%	60,592,000	100.0%

____________

(1)      This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 6,900,000 shares underlying the Public Warrants and the 2,457,000 shares underlying the Private Warrants.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of Public Shares.

The following table shows the dilutive effect and the effect on the per share value of shares held by non-redeeming holders of Public Shares under a range of redemption scenarios and dilutive securities exercise scenarios:

	Assuming No Redemptions Scenario		Assuming Maximum Redemptions Scenario
	Shares	Value Per Share(1)	Shares	Value Per Share(2)
Base Scenario(3)	51,235,000	$1.44	51,235,000	$0.05
Excluding Sponsor Shares(4)	49,268,000	$1.49	49,268,000	$0.05
Exercising Public Warrants(5)(6)	58,135,000	$1.27	58,135,000	$0.05
Exercising Private Warrants(5)(6)	53,692,000	$1.37	53,692,000	$0.05
Exercising All Warrants(5)(6)	60,592,000	$1.22	60,592,000	$0.04

____________

(1)      Based on a post-transaction equity value of the Combined Company of $73.6 million.

(2)      Based on a post-transaction equity value of the Combined Company of $2.7 million.

(3)      Represents the post-Closing share ownership of the Combined Company assuming various levels of redemption by holders of Public Shares.

(4)      Represents the Base Scenario excluding the shares held by the Sponsor and excluding the Private Warrants held by Sponsor.

(5)      Represents the Base Scenario plus the full exercise of the Warrants. The Warrants are exercisable for up to 9,357,000 shares. Of these, the Public Warrants are exercisable for 6,900,000 shares, and the Private Warrants are exercisable for 2,457,000 shares. The Public Warrants and the Private Warrants are only exercisable after the consummation of the Business Combination.

(6)      Does not account for proceeds paid to the Combined Company, if any, in connection with payment of the exercise prices for Warrants, which may be exercisable, in the case of the Public Warrants, by payment either of an exercise price or on a cashless basis under certain circumstances.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Basis of Presentation and Glossary — Share Calculations and Ownership Percentages” and, with respect to the determination of the Assuming Maximum Redemptions Scenario in this section. Additionally, the relative percentages above assume the Business Combination was consummated on September 30, 2024. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Iron Horse will acquire all of the outstanding equity interests of Zhong Guo Liang Tou in the Business Combination, Iron Horse will be treated as the “acquired” company and Zhong Guo Liang Tou will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Zhong Guo Liang Tou issuing stock for the net assets of Iron Horse, accompanied by a recapitalization. The net assets of Iron Horse will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Zhong Guo Liang Tou.

Zhong Guo Liang Tou has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the Assuming No Redemptions Scenario and the Assuming Maximum Redemptions Scenario:

•        The stockholder of Zhong Guo Liang Tou will have the greatest voting interest in the Post-Combination Company;

•        The stockholder of Zhong Guo Liang Tou will have the ability to control decisions regarding election and removal of directors and officers of the Post-Combination Company;

•        Zhong Guo Liang Touo will comprise the ongoing operations of the Post-Combination Company; and

•        Zhong Guo Liang Tou’s existing senior management will be the senior management of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Iron Horse Public Shares:

•        Assuming No Redemptions Scenario: This presentation assumes that no Public Stockholders of Iron Horse will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account; and

•        Assuming Maximum Redemptions Scenario: This presentation assumes that 6,900,000 Public Shares are redeemed for aggregate redemption payments of $71.7 million, assuming a $10.29 per share redemption price. This scenario includes all adjustments contained in the “Assuming No Redemptions Scenario” and presents additional adjustments to reflect the effect of the “Assuming Maximum Redemptions Scenario”.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2024, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024, and for the year ended December 31, 2023, are based on the unaudited and audited historical financial statements of Iron Horse and Zhong Guo Liang Tou. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2024
(in thousands, except share and per share data)

	(1) Zhong Guo Liang Tou (Historical)	(2) Iron Horse (Historical)	Assuming No Redemptions			Assuming Maximum Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$19,506	$3	$71,697	(A)	$84,871	$(65,084)	(H)	$19,787
			(2,519)	(B)
			(3,258)	(C)
			(558)	(G)
Accounts receivable	997	—	—		997	—		997
Prepaid expenses	1,711	26	—		1,737	—		1,737
Inventories	1,599	—	—		1,599	—		1,599
Loan receivable	2,850	—	—		2,850	—		2,850
Other receivables	44	—	—		44	—		44
Prepaid insurance	—	42	45	(C)	87	(45)	(H)	42
Total Current Assets	26,707	71	65,407		92,185	(65,129)		27,056
Marketable securities held in Trust Account	—	71,697	(71,697)	(A)	—	—		—
Property, net	4,250	—	—		4,250	—		4,250
Land use right, net	2,785	—	—		2,785	—		2,785
Intangible asset, net	25	—	—		25	—		25
Total Assets	$33,767	$71,768	$(6,290)		$99,245	$(67,129)		$34,116

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$847	$310	$—		$1,157	$2,765	(H)	$3,922
Accrued offering costs	—	75	—		75	—		75
Advances from customers	23,031	—	—		23,031	—		23,031
Tax payable	770	577	—		1,347	—		1,347
Promissory note – related party	—	558	(558)	(G)	—	558	(H)	558
Total Current Liabilities	24,648	1,520	(558)		25,610	3,323		28,933

Deferred underwriting fee payable	—	2,519	(2,519)	(B)	—	2,519	(H)	2,519
Total Liabilities	24,648	4,039	(3,077)		25,610	5,842		31,452

Iron Horse common stock subject to possible redemption, $0.0001 par value, 6,900,000 shares at redemption value	—	70,971	(70,971)	(H)	—	—		—

Stockholders’ Equity (Deficit)
Iron Horse preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—		—	—		—
Iron Horse common stock, $0.0001 par value; 50,000,000 shares authorized; 1,967,000 shares issued and outstanding	—	—	4	(D)	5	1	(D)	5
			—	(E)		(1)	(H)
			1	(H)
Zhong Guo Liang Tou ordinary shares, $1 par value; 50,000 shares authorized; 1 share issued and outstanding	—	—	—	(D)	—	—		—
Additional paid-in capital	6,935	—	(448)	(C)	71,446	(1)	(D)	475
			(4)	(D)		(70,970)	(H)
			—	(E)
			(6,007)	(F)
			70,970	(H)
Retained earnings (accumulated deficit)	1,924	(3,242)	(2,765)	(C)	1,924	—		1,924
			6,007	(F)
Accumulated other comprehensive income	260	—	—		260	—		260
Total Stockholders’ Equity (Deficit)	9,119	(3,242)	67,758		73,635	(70,971)		2,664
Total Liabilities, and Stockholders’ Equity (Deficit)	$33,767	$71,768	$(6,290)		$99,245	$(65,129)		$34,116

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)    Derived from the unaudited consolidated balance sheet of Zhong Guo Liang Tou as of September 30, 2024.

(2)    Derived from the unaudited balance sheet of Iron Horse as of September 30, 2024.

(A)    Reflects the transfer of marketable securities held in the Trust Account to cash.

(B)    Reflects the settlement of the deferred underwriting commissions by cash upon the Closing of the Business Combination.

(C)    Represents preliminary estimated transaction costs expected to be incurred by Iron Horse and Zhong Guo Liang Tou of approximately $0.8 million and $0.8 million, respectively. These costs are accounted for a reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in the Post-Combination Company’s income beyond 12 months after the transaction.

         For the Iron Horse transaction costs, the amount of $0.8 million is reflected as an adjustment to accumulated losses. The Iron Horse estimated transaction costs exclude the deferred underwriting commissions included in (B) above. In addition, the parties have agreed to make a payment to the Sponsor at the Closing in the amount of $2.0 million.

         For the Zhong Guo Liang Tou transaction costs, $0.3 million have been paid as of the pro forma balance sheet date. The remaining amount of $0.5 million is included as an adjustment to additional paid-in capital.

(D)    Under no redemptions scenario, represents the issuance of 40,988,000 shares of Iron Horse common stock to the existing stockholder of Zhong Guo Liang Tou. Under maximum redemptions scenario, represents the issuance of 47,888,000 shares of Iron Horse common stock to the existing stockholder of Zhong Guo Liang Tou.

(E)    Represents the issuance of 1,380,000 Public Rights Shares upon the Closing of the Business Combination.

(F)    Reflects the elimination of Iron Horse’s historical accumulated deficit after recording the transaction costs as described in (C) above.

(G)    Reflects the repayment of related party promissory notes upon the Closing of the Business Combination.

(H)    Reflects the redemption of shares for cash by the Public Stockholders of Iron Horse upon the consummation of the Business Combination. Under no redemptions scenario, it assumes that no Public Stockholders will exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account. Under maximum redemptions scenario, it assumes that holders of 6,900,000 Public Shares redeem all of their Public Shares for approximately $10.29 per share, resulting in an aggregate redemption payment of $71.7 million. In addition, assuming 100% redemptions, Iron Horse would not have sufficient funds available to pay for the transaction cost, the deferring underwriting commissions, or the related party promissory notes, which would remain due and payable at the Closing of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024
(in thousands, except share and per share data)

	(1) Zhong Guo Liang Tou (Historical)	(2) Iron Horse (Historical)	Assuming No Redemptions			Assuming Maximum Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue, net	$5,254	$—	$—		$5,254	$—	$5,254
Cost of revenues	1,787	—	—		1,787	—	1,787
Gross profit	3,467	—	—		3,467	—	3,467
Operating expenses
Formation and operational costs	—	1,009	(106)	(BB)	903	—	903
Selling expenses	142	—	—		142	—	142
General and administrative expenses	653	—	—		653	—	653
Total operating expenses	795	1,009	(106)		1,698	—	1,698

Loss from operations	2,672	(1,009)	106		1,769	—	1,769

Other income (expense):
Change in fair value of over-allotment option liability	—	11	—		11	—	11
Gain on lawsuit settlements	—	295	—		295	—	295
Unrealized loss on marketable securities held in Trust Account	—	(5)	5	(AA)	—	—	—
Interest earned on marketable securities held in Trust Account	—	2,706	(2,706)	(AA)	—	—	—
Other income	12	—	—		12	—	12
Interest income	7	—	—		7	—	7
Total other income, net	19	3,007	(2,701)		325	—	325
Income before provision for income taxes	2,691	1,998	(2,595)		2,094	—	2,094
Provision for income taxes	(767)	(577)	577	(CC)	(767)	—	(767)
Net income	$1,924	$1,421	$(2,018)		$1,327	$—	$1,327
Basic and diluted earnings per share	$1,924,250
Basic and diluted net income per common share, redeemable shares		$0.16
Basic and diluted net income per common share, non-redeemable shares		$0.16
Weighted average number of common shares outstanding, basic and diluted					51,235,000		51,235,000
Net income per common share, basic and diluted					$0.03		$0.03

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)    Derived from the unaudited consolidated statement of operations of Zhong Guo Liang Tou for the nine months ended September 30, 2024.

(2)    Derived from the unaudited statement of operations of Iron Horse for the nine months ended September 30, 2024.

(AA) Represents an adjustment to eliminate interest earned and unrealized loss on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2023.

(BB) Represents an adjustment to eliminate administrative service fees that will cease at the Business Combination.

(CC) Represents an adjustment to eliminate income tax expense of Iron Horse after giving effect to the Business Combination as if it had occurred on January 1, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(in thousands, except share and per share data)

	(1) Zhong Guo Liang Tou (Historical)	(2) Iron Horse (Historical)	Assuming No Redemptions			Assuming Maximum Redemptions
			Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating expenses
Formation and operational costs	$—	$309	$(2)	(AA)	$307	$—	$307
General and administrative expenses	—	—	2,765	(BB)	2,765	—	2,765
Total operating expenses	—	309	2,763		3,072	—	3,072

Loss from operations	—	(309)	(2,763)		(3,072)	—	(3,072)

Income before provision for income taxes	—	(309)	(2,763)		(3,072)	—	(3,072)
Provision for income taxes	—	—	—		—	—	—
Net loss	$—	$(309)	$(2,763)		$(3,072)	$—	$(3,072)
Loss per share – basic and diluted	$—
Basic and diluted net loss per common share, redeemable shares		$(0.17)
Basic net loss per common share, non-redeemable shares		$(0.17)
Diluted net loss per common share, non-redeemable shares		$(0.17)
Weighted average number of common shares outstanding, basic and diluted					51,235,000		51,235,000
Net loss per common share, basic and diluted					$(0.06)		$(0.06)

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)    Derived from the audited consolidated statement of operations of Zhong Guo Liang Tou for the period from August 14, 2023 (inception) through December 31, 2023.

(2)    Derived from the audited statement of operations of Iron Horse for the year ended December 31, 2023.

(AA) Represents an adjustment to eliminate administrative service fees that will be ceased paying at the Business Combination.

(BB) Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in (C) above in the aggregate amount of $2.8 million, with $0.8 million for the direct, incremental costs of the Business Combination expected to be incurred by Iron Horse and a fee of $2.0 million owed to the Sponsor at closing of the Business Combination, assuming those adjustments were made as of the beginning of the fiscal year presented. As these costs are directly related to the Business Combination, they are not expected to recur in the income of the Post-Combination Company beyond 12 months after the Business Combination.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Zhong Guo Liang Tou has been determined to be the accounting acquirer, primarily due to the fact that Zhong Guo Liang Tou’s stockholder will continue to control the Post-Combination Company. Under this method of accounting, although Iron Horse will acquire all of the outstanding equity interests of Zhong Guo Liang Tou in the Business Combination, Iron Horse will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Zhong Guo Liang Tou issuing stock for the net assets of Iron Horse, accompanied by a recapitalization. The net assets of Iron Horse will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Zhong Guo Liang Tou.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024, assumes that the Business Combination and related transactions occurred on September 30, 2024. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2024, and for the year ended December 31, 2023, presents pro forma effect to the Business Combination as if it had been completed on January 1, 2023.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024, has been prepared using, and should be read in conjunction with, the following:

•        Iron Horse’s unaudited balance sheet as of September 30, 2024 and the related notes for the nine months ended September 30, 2024, included elsewhere in this proxy statement/prospectus; and

•        Zhong Guo Liang Tou’s unaudited consolidated balance sheet as of September 30, 2024 and the related notes for the nine months ended September 30, 2024, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024, has been prepared using, and should be read in conjunction with, the following:

•        Iron Horse’s unaudited statement of operations for the nine months ended September 30, 2024, and the related notes, included elsewhere in this proxy statement/prospectus; and

•        Zhong Guo Liang Tou’s unaudited consolidated statement of operations for the nine months ended September 30, 2024, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been prepared using, and should be read in conjunction with, the following:

•        Iron Horse’s audited statement of operations for the year ended December 31, 2023, and the related notes, included elsewhere in this proxy statement/prospectus; and

•        Zhong Guo Liang Tou’s audited consolidated statement of operations for the period from August 14, 2023 (inception) through December 31, 2023, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Iron Horse Public Shares:

•        Assuming No Redemptions Scenario: This presentation assumes that no Public Stockholders of Iron Horse will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account; and

•        Assuming Maximum Redemptions Scenario: This presentation assumes that 6,900,000 Public Shares are redeemed for aggregate redemption payments of $71.7 million, assuming a $10.29 per share redemption price. This scenario includes all adjustments contained in the “Assuming No Redemptions Scenario” and presents additional adjustments to reflect the effect of the “Assuming Maximum Redemptions Scenario”.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Iron Horse believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Iron Horse believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of the Post-Combination Company would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of Iron Horse and Zhong Guo Liang Tou.

Accounting Policies

Upon consummation of the Business Combination, management of the Post-Combination Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management of the Post-Combination Company may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management of the Post-Combination Company did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments and present the Management’s Adjustments. Iron Horse has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The unaudited and audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. Zhong Guo Liang Tou and Iron Horse have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statement of operations does not reflect a provision for income taxes or any amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of the Post-Combination Company as a result of the Business Combination. Since it is likely that the Post-Combination Company will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Post-Combination Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2023.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of Iron Horse Public Shares as of September 30, 2024:

(in thousands, except share and per share data)	As of September 30, 2024
	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Maximum Redemptions
Net income	$1,327	$1,327
Stockholders’ equity	73,635	2,664
Weighted average shares outstanding of common stock(1)	51,235,000	51,235,000
Net income per common share, basic and diluted	$0.03	$0.03
Book value per share	$1.44	$0.05

____________

(1)      For the purposes of calculating diluted earnings per share, all 6,900,000 Public Warrants and 2,457,000 Private Warrants should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted income per share.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE
FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for Iron Horse and Zhong Guo Liang Tou on a stand-alone basis and the unaudited pro forma combined share information for the nine months ended September 30, 2024 and for the year ended December 31, 2023, after giving effect to the Business Combination, assuming (i) no Public Stockholders of Iron Horse exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the Public Stockholders exercise their redemption rights with respect to a maximum of 6,900,000 Public Shares, or approximately $10.29 per share or $71.7 million. This scenario includes all adjustments contained in the “Assuming No Redemptions Scenario” and presents additional adjustments to reflect the effect of the “Assuming Maximum Redemptions Scenario”.

This information is only a summary and should be read together with the selected historical financial information summary of Iron Horse and Zhong Guo Liang Tou and the historical financial statements and related notes of each of Iron Horse and Zhong Guo Liang Tou, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of Iron Horse and Zhong Guo Liang Tou is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had Iron Horse and Zhong Guo Liang Tou consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Iron Horse and Zhong Guo Liang Tou would have been had Iron Horse and Zhong Guo Liang Tou consummated a business combination during the periods presented.

	Zhong Guo Liang Tou (Historical)	Iron Horse (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the Nine Months Ended September 30, 2024
Book value (deficit) per share(1)	$9,119,000	$(0.37)	$1.44	$0.05
Weighted average shares (Zhong Guo Liang Tou)/redeemable shares (Iron Horse) outstanding – basic and diluted	1	6,900,000	51,235,000	51,235,000
Net income per share (Zhong Guo Liang Tou)/ redeemable shares (Iron Horse) – basic and diluted	$1,924,250	$0.16	$0.03	$0.03
Weighted average shares outstanding of non-redeemable shares – basic and diluted		1,967,000
Net income per share, non-redeemable shares – basic and diluted		$0.16

____________

(1)      The book value (deficit) per share is equal to the total stockholders’ equity (deficit) divided by the total number of basic (or diluted) outstanding shares.

	Zhong Guo Liang Tou (Historical)	Iron Horse (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
For the Year Ended December 31, 2023
Weighted average shares (Zhong Guo Liang Tou)/redeemable shares (Iron Horse) outstanding – basic and diluted	1	71,429	51,235,000	51,235,000
Net loss per share (Zhong Guo Liang Tou)/redeemable shares (Iron Horse) outstanding – basic and diluted	$—	$(0.17)	$(0.06)	$(0.06)
Weighted average shares outstanding of non-redeemable shares – basic		1,709,423
Net loss per share, non-redeemable shares – basic		$(0.17)
Weighted average shares outstanding of non-redeemable shares – diluted		1,764,192
Net loss per share, non-redeemable shares – diluted		$(0.17)

IRON HORSE’S DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are as follows:

Name	Age	Title
Jose Antonio Bengochea	34	Chief Executive Officer and Director
William Caragol	57	Chief Financial Officer and Chief Operating Officer
Brian Turner	65	Chair
Ken Hertz	64	Director
Jane Waxman	59	Director
Scott Morris	66	Director

Below is a summary of the business experience of each of our executive officers and directors:

Jose Antonio Bengochea, Esq., is our company’s Founder and has served as our Chief Executive Officer since November 2021. Mr. Bengochea is also a member of our Board of Directors. Mr. Bengochea is the Founder and Chief Executive Officer of Bengochea Capital LLC, an investment firm founded in 2020 to pursue frontier asset classes and, through Mr. Bengochea’s network of connections to various industry executives and celebrities, to examine global opportunities in media and entertainment. Bengochea Capital has been present at the Cannes Film Festival, among other prestigious events, and was a registered media entity with the Recording Academy for the 2023 Grammy Awards and is a registered media entity for the upcoming 2024 Grammy Awards. Prior to founding Bengochea Capital, Mr. Bengochea was a part of Sony’s Global Business Development team in Los Angeles from 2018 to 2020. After graduating Harvard Law School and Harvard Business School with a J.D. and M.B.A. in 2017, Mr. Bengochea worked as a corporate attorney at the law firm Jenner & Block in New York City. Mr. Bengochea also holds an A.B. summa cum laude from Harvard University where he designed his own degree, entitled Comparative Imperial History, with a secondary degree in Archaeology.

Brian Turner, our Chair of the Board since inception, has served on numerous public and private companies Boards of Directors since July 2009. Mr. Turner was the Chief Financial Officer of Coinstar Inc. from 2003 until June 2009. Prior to Coinstar, from 2001 to 2003, he served as Senior Vice President of Operations, Chief Financial Officer, and Treasurer of Real Networks, Inc., a digital media and technology company. Prior to Real Networks, from 1999 to 2001, Mr. Turner was employed by Bsquare Corp., a software company, where he initially served as Senior Vice President of Operations, Chief Financial Officer, and Secretary, before being promoted to President and Chief Operating Officer. From 1995 to 1999, Mr. Turner was Chief Financial Officer and Vice President of Administration of Radisys Corp., an embedded software company. Mr. Turner’s experience also includes 13 years at PricewaterhouseCoopers LLP where he held several positions including Director of Corporate Finance. Mr. Turner was formerly Chairman of the Board of Microvision, Inc. (NASDAQ: MVIS), a public company in the lidar space, and was formerly the Chair of the Audit Committee for MVIS. Since October, 2024 Mr. Turner is a director of Aesthetic Revolution, Inc. Mr. Turner has also been a director for several private companies. Mr. Turner holds a Bachelors of Business Administration in Accounting and a Bachelors of Arts in Political Science from the University of Washington.

Ken Hertz, a member of our Board of Directors since inception, has served as a Senior Partner in the Los Angeles law firm of Hertz Lichtenstein Young & Polk LLP since 2007. Mr. Hertz and his partners specialize in representing talent, senior executives, entrepreneurs, agencies, and brands in entertainment, fashion, sports, media, and technology industries. Prior to forming the firm, Mr. Hertz had been a partner in Hansen Jacobson & Teller, since 1989. Before that, he was global head of music — business and legal affairs — for The Walt Disney Company. He is also a principal in memBrain — an entertainment marketing and strategy consulting firm that advises a number of C-Suite executives on their company’s entertainment related marketing strategies. memBrain has worked with Intel, McDonald’s, Hasbro, MillerCoors, Li & Fung and Logitech. Mr. Hertz has also been an active early-stage venture investor and advisor since 1997 and is a frequent speaker and commentator on the subjects of entertainment, marketing and convergence. He is often quoted in the New York Times, Los Angeles Times, and Wall Street Journal, has appeared on CNBC’s monthly newsmagazine “Business Nation,” has been an instructor at UCLA’s Anderson Graduate School of Management, Marshall School of Business, Stanford Business School, and an adjunct professor of law at USC. He graduated from UCLA with a J.D. in 1984 and U.C. Berkeley in 1981 with a B.S.

Jane Waxman, our Chief Financial Officer from inception through October 2024 and a director since inception, has extensive experience in the film entertainment industry with a diverse background in operations and financial management. Throughout her 30-year tenure at 20th Century Fox from 1990 to 2019, she served in a variety of roles within the finance organization. Most notably, as Executive Vice President and Deputy CFO, she was responsible for driving strategic priorities, setting financial priorities, policies and procedures and controls for the global finance organization. In her roles, she provided financial leadership and guidance to over 300 employees in all finance divisions including film production, theatrical, home entertainment and television marketing and distribution, financial reporting, accounting, corporate compliance, and strategic sourcing. Before joining 20th Century Fox, Ms. Waxman was a Senior Auditor at Ernst & Young. Ms. Waxman earned her bachelor’s degree from the University of California, Santa Barbara. She currently also serves on the board of Jonathan Jaques Children’s Cancer Center at Miller’s Children’s Hospital and served as sponsorship committee co-chair from 2010 to 2017.

William Caragol, our Chief Operating Officer since inception and our Chief Financial Officer since October 2024, has over thirty years of experience working with growth stage companies. In 2018, he founded and is the Managing Director of Quidem LLC, a corporate strategic and financial advisory firm. Since July 2021 he has been the Chief Financial Officer of Mainz Biomed N.V. (NASDAQ: MYNZ), a molecular genetics diagnostic company specializing in the early detection of cancer. Since 2015, Mr. Caragol has been Chairman of the Board of Thermomedics, Inc., a privately held medical diagnostic equipment company. Since July 2021, Mr. Caragol has served on the Board of Directors of Worksport Ltd. (NASDAQ: WKSP), a growth stage technology company. Since July 2023, Mr. Caragol has served on the Board of Directors of Janover, Inc. (NASDAQ: JNVR), a B2B fintech marketplace company. From 2021 to 2023, Mr. Caragol served on the Board of Directors and was Chairman of the Audit Committee of Greenbox POS (NASDAQ: GBOX) a financial technology company leveraging proprietary blockchain security to build customized payment solutions. Mr. Caragol earned a B.S. in business administration and accounting from Washington & Lee University and is a member of the American Institute of Certified Public Accountants.

Scott Morris, a member of our Board of Directors since inception, has been Chairman of Avista (NYSE: AVA) since 2008. Mr. Morris started his career at AVA in 1981. From 2008 to 2019, he served as the Company’s Chief Executive Officer and served as Avista’s President from 2008 to 2018. Prior to that, Mr. Morris was also the company’s Chief Operating Officer. His experiences include management positions in multiple industries, including construction, customer service, and utilities. He is a graduate of Gonzaga University and received his master’s degree from Gonzaga University in organizational leadership. He also attended the Stanford Business School Financial Management Program and the Kidder Peabody School of Financial Management. Mr. Morris serves on the boards of McKinstry Inc. and California Water Service. He is also a Trustee Emeritus of Gonzaga University. He has served on a number of Spokane nonprofit and economic development Boards.

Number of Officers and Directors

We have five directors on our Board of Directors. Our Board of Directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. Direction elections will be held at our annual meetings of stockholders.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our organizational documents as it deems appropriate. Our organizational documents provide that our officers may consist of a Chair of the Board (if such individual is also an officer), Vice Chairman of the Board (if such individual is also an officer), Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer. Our Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable.

Director Independence

Currently Brian Turner, Ken Hertz and Scott Morris are each considered an “independent director” under the NASDAQ listing rules, which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. The audit committee of our Board of Directors will review and approve all affiliated transactions with any interested director abstaining from such review and approval.

Committees of the Board of Directors

Our Board of Directors has four standing committees: an executive committee, an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, NASDAQ rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and subject to certain limited exceptions, NASDAQ rules require that the compensation committee and nominating committee of a listed company be comprised solely of independent directors. Our audit committee, a compensation committee and a nominating and corporate governance committee are each governed by a written charter. In addition, a copy of any or all of these charters will be provided by us without charge upon request.

The Board recently reconstituted committee membership given the recent resignation of one of its directors, and as part of its periodic examination of its size, is currently considering whether five directors is appropriate for the effectiveness of the Board or whether the Board should be expanded.

Executive Committee

The members of our executive committee are Ken Hertz, Brian Turner and Jose A. Bengochea. Ken Hertz is the chair of the executive committee. The executive committee has been formed for the purpose of broadening potential deal pipeline and sourcing targets from the networks of the executive committee members.

Audit Committee

The members of our audit committee are Brian Turner, Scott Morris, and Ken Hertz, each of whom is an independent director under NASDAQ’s listing standards. Brian Turner is the chair of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under NASDAQ’s listing standards. NASDAQ’s standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to NASDAQ that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that each of Brian Turner and Scott Morris qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee

The members of our nominating and corporate governance committee are Scott Morris, Ken Hertz, and Brian Turner, each of whom is an independent director under NASDAQ’s listing standards. Scott Morris serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee will be to assist the Board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•        developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating and Corporate Governance Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on our Board. The Nominating and Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The Nominating and Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

The members of the compensation committee of the Board of Directors are Ken Hertz, Brian Turner, and Scott Morris, each of whom is an independent director under NASDAQ’s listing standards. Ken Hertz is the chair of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. In addition, a copy of the Code of Ethics will be provided by us without charge upon request. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our Board of Directors.

Conflicts of Interest

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Our amended and restated certificate of incorporation provides that:

•        except as may be prescribed by any written agreement with us, we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue; and

•        our officers and directors will not be liable to our company or our stockholders for monetary damages for breach of any fiduciary duty by reason of any of our activities to the fullest extent permitted by Delaware law.

Our officers and directors are, and may in the future become, affiliated with other companies. In order to minimize potential conflicts of interest which may arise from such other corporate affiliations, each of our officers and directors has contractually agreed, pursuant to a written agreement with us, until the earliest of our execution of a definitive agreement for a business combination, our liquidation or such time as he or she ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us, subject to any fiduciary or contractual obligations he or she might have. The foregoing agreement does not restrict our officers from becoming affiliated with other companies in the future which could take priority over our company; however, we believe that such agreement still benefits us because our officers and directors are obligated to present suitable business opportunities to us to the extent that none of their other fiduciary or contractual obligations require them to present it to another entity.

The following table summarizes the relevant pre-existing fiduciary or contractual obligations of our officers and directors:

Name of Individual(s)	Name of Affiliated Company	Position at Affiliated Company
Jose Antonio Bengochea	Bengochea Capital, LLC Bengochea SPAC Sponsors I LLC	CEO, Founder CEO
Jane Waxman	None	None
William J. Caragol	Quidem LLC Mainz Biomed N.V. Janover, Inc. Worksport Ltd. Thermomedics Inc.	Managing Director CFO Director Director Chairman
Brian Virgil Turner	McKinstry Inc. Institute of Systems Biology Ecellix Inc. Aesthetic Revolution, Inc.	Director, Audit Chair Director, Audit Chair Director Director
Scott Lawrence Morris	Avista Gonzaga University McKinstry Inc. California Water Service	Chairman of the Board Trustee Emeritus Director Director
Ken Hertz	Hertz Lichtenstein Young & Polk LLP Membrain, LLC JUST Goods, Inc.	Partner Founder Director, Co-Founder

Potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•        Our sponsors, executive officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they hold in connection with the consummation of our initial business combination. Additionally, our sponsors, executive officers and directors have agreed to waive their redemption rights with respect to their Founder Shares if we fail to consummate our initial business combination within 12 months after the closing of the IPO, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement units will be used to fund the redemption of our public shares, and the private placement units will expire worthless. With certain limited exceptions, the Founder Shares will not be transferable, assignable or salable by our initial stockholders until the earlier of (1) 180 days after the completion of our initial business combination and (2) the date on which we consummate a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the Private Warrants and the securities underlying such units will not be transferable, assignable or salable by our initial stockholders until 180 days after the completion of our initial business combination. Since our initial stockholders and officers and directors may directly or indirectly own Common Stock and Warrants following the IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        Our initial stockholders, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our initial stockholders or an affiliate of our initial stockholders or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $250,000 of such loans may be, at the option of the lender, convertible into Warrants at a price of $1.00 per Warrant. Such Warrants would be identical to the Private Warrants, including as to exercise price, exercisability and exercise period. No such loans are outstanding as of ____________, 2024.

•        Our initial stockholders, officers and directors may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which would only be repaid if we complete an initial business combination.

The conflicts described above may not be resolved in our favor.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our initial stockholders, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that such an initial business combination is fair to our company from a financial point of view.

In the event that we submit our initial business combination to our Public Stockholders for a vote, our sponsors, executive officers, and directors have agreed to vote their Founder Shares and any public shares purchased in or after the IPO in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DIRECTORS AND EXECUTIVE OFFICERS OF NEW CFI AFTER THE
BUSINESS COMBINATION

Directors and Executive Officers

The following table sets forth certain information relating to the persons who will serve as executive officers and directors of New CFI immediately following the consummation of the Business Combination.

Name	Age	Title
Zhenjun Jiang	42	Chairman of the Board, Chief Executive Officer
Weihong Zhu	61	Chief Financial Officer
Lili Zhang	37	Director
Pan Hu	36	Director; Chief Operating Officer
John L. Suprock	61	Independent Director
Lydia Bergamasco	34	Independent Director
Donghai Li	67	Independent Director
Jinyu Huang	38	Independent Director

Pursuant to New CFI’s Amended Charter and bylaws, directors of New CFI will serve for a term of one year and until their successors are elected at its annual meeting of stockholders meeting and are qualified, subject to removal by the stockholders. Each executive officer will serve at the pleasure of the board of directors, for a term of one year and until his or her successor is elected at a meeting of the board of directors and is qualified.

Biographies of Executive Officers and Directors

Set forth below are brief accounts of the business experience during at least the past five years of each intended executive officer and director of New CFI.

Zhenjun Jiang.    Upon the consummation of the Business Combination, Mr. Jiang will serve as Chairman of the Board and Chief Executive Officer of New CFI. Mr. Jiang is qualified to serve in his positions with extensive leadership experience and deep industry knowledge. Mr. Jiang joined Zhonggu Group in 1999 and became Zhonggu Group’s Northeast Sales Leader in 2001. In 2003, Mr. Jiang was appointed Deputy General Manager of the Sales Department at Zhonggu Group and General Manager at Jihe Soybean Co., Ltd. From 2006 to 2023, he served as Managing Director of Zhonggu Group. In 2023, Mr. Jiang founded OpCo 1 and established the CFI Group. Mr. Jiang received his college degree in environmental engineering from the Beijing Institute of Economic and Technological Studies and was recognized as one of the “Outstanding Figures of China’s Reform and Opening-Up” in the past 40 years.

Weihong Zhu.    Upon the consummation of the Business Combination, Mr. Zhu will serve as Chief Financial Officer of New CFI. Mr. Zhu will bring over forty years of financial expertise to his role. From 1980 to 1983, Mr. Zhu worked at the People’s Bank of China, Nehe Branch. From 1986 to 2000, Mr. Zhu worked at the Industrial and Commercial Bank of China, Nehe Branch, where he held positions including Credit Officer and Deputy Branch Manager. From 2001 to 2022, Mr. Zhu worked at Zhonggu Group, where he held positions as Accountant of a subsidiary, Financial Officer of a subsidiary, and Chief Financial Manager of Zhonggu Group, in succession. In 2023, Mr. Zhu joined the CFI Group as OpCo 1’s Chief Financial Officer. Mr. Zhu holds professional qualifications as an Economist and an Accountant.

Lili Zhang.    Lili Zhang will serve as a Director of New CFI. Ms. Zhang’s technical expertise and managerial experience in the technology and social media industries are valuable to the Board. From 2009 to 2011, she worked as a Software Test Engineer at Harbin Langwei Electronic Technology Co., Ltd. From 2011 to 2012, she worked as a Website Project Developer at Harbin Yushi Technology Co., Ltd. From 2017 to 2023, Ms. Zhang worked at Jihe Group, where she worked as Manager of a subsidiary and Deputy General Manager of Jihe Group, in succession. In 2024, Ms. Zhang joined the CFI Group as General Manager of OpCo 4, focusing on social media management and traffic generation. Ms. Zhang graduated with a bachelor’s degree from Harbin Institute of Technology’s Huade College of Applied Technology in 2009.

Pan Hu.    Ms. Hu’s extensive experience in sales and corporate management makes her well-qualified to serve as a Director and Chief Operating Officer. From 2010 to 2012, she worked as a Sales Manager at Suning Appliance in Beijing. From 2012 to 2023, Ms. Hu served as Sales Department Manager of Zhonggu Group. In 2023, Ms. Hu joined the CFI Group as the General Manager of OpCo 2. Ms. Hu received her bachelor’s degree in business administration from the University of Science and Technology Beijing.

John L. Suprock.    Mr. Suprock is an experienced entrepreneur with extensive experience in mergers, acquisitions, and corporate management which makes him well-suited to serve as an Independent Director of New CFI. From 1998 to 2001, he was the Operations Director at High Noon Petroleum. From 2001 to 2005, he served as an Operations Consultant at Sheehan Majestic, where he led the development of trade exhibitions. In 2006, he co-founded PCS Advisors LLC, focusing on mergers and acquisitions in the oil and gas extraction sector. Since 2013, Mr. Suprock has managed Martin, McKeen & Goldfard LLC, a real estate portfolio company. Mr. Suprock received a bachelor’s degree in business administration from California State University, Long Beach.

Lydia Bergamasco.    Ms. Bergamasco will serve as an Independent Director of New CFI. Ms. Bergamasco’s diverse professional background in health, nutrition, and digital project coordination equips her with a unique perspective as an Independent Director. From 2013 to 2014, she worked as a Client Care Representative and Administrative Assistant at Rallye Acura. Since 2015, Ms. Bergamasco has been employed at Memorial Sloan Kettering Cancer Center, where she has held several roles, including her current position as Digital Product and Informatics Project Coordinator since 2021. Since July 2022, she has worked as a Nutritionist at the New York Sports Judo Club. Ms. Bergamasco received her bachelor’s degree in economics from the State University of New York, Old Westbury, and her master’s degree in exercise science and health from Liberty University.

Donghai Li.    Mr. Li will serve as an Independent Director of New CFI. Mr. Li’s nearly three decades of legal experience make him qualified to provide expertise in legal compliance, corporate governance, and risk management as an Independent Director. He has been working at Guangdong Xinyu Law Firm since 1995, where he worked as an Associate Attorney, Partner, and Managing Partner successively. Mr. Li obtained his Chinese lawyer qualification in 1994. Mr. Li received his bachelor’s degree in law from Sun Yat-sen University in 1997.

Jingyu Huang.    Ms. Huang’s extensive experience in financial management and professional qualifications in accounting qualify her to serve as an Independent Director. From 2013 to 2018, she served as Chief Financial Officer at Zhejiang Jiuling Early Childhood Education Technology Co., Ltd. From 2019 to 2020, Ms. Huang was Chief Financial Officer at Yiwu Junyi Trading Co., Ltd. From 2020 to 2022, Ms. Huang served as Chief Financial Officer at Zhonggu Group. Since 2022, Ms. Huang has served as Chief Financial Officer at Zhejiang Shengxuan Crafts Co., Ltd. Ms. Huang received her bachelor’s degree in accounting from Jiujiang University in 2009 and holds an Intermediate-Level Accountant qualification.

Family Relationships

There are no family relationships between or among any of the persons who will serve as directors or executive officers of New CFI.

No Classified Board of Directors

New CFI’s Board of Directors will have one class of directors, with each director being elected in each year and serving a one-year term.

Committees of the Board of Directors

The standing committees of Combined Company’s Board of Directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Business Combination is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the Business Combination will consist of John L. Suprock, Lydia Bergamasco, and Jingyu Huang, each of whom is an independent director and is “financially literate” as defined under the Nasdaq listing standards. Jingyu Huang, will serve as chairman of the Audit Committee. Our Board has determined that Jingyu Huang, qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties will be specified in an Audit Committee Charter.

Compensation Committee

Following the Business Combination, our Compensation Committee will consist of John L. Suprock and Jingyu Huang, each of whom is an independent director under Nasdaq’s listing standards. John L. Suprock will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Following the Business Combination, our Nominating and Corporate Governance Committee will consist of Donghai Li and Lydia Bergamasco, each of whom is an independent director under Nasdaq’s listing standards. Lydia Bergamasco will serve as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on the Board. The Nominating and Corporate Governance Committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, including nominees who will permit the Continuing Company to comply with applicable California and Nasdaq diversity standards, will be specified in a Nominating and Corporate Governance Committee Charter.

Code of Business Conduct and Ethics

We anticipate that, upon the consummation of the Business Combination, the New CFI Board of Directors will adopt CFI’s code of ethics, which applies to CFI’s employees, officers, and directors, as its own. A copy of such code of ethics is available upon written request to CFI.

Officer and Director Compensation Following the Business Combination

While we do not expect any material differences in the compensation of CFI’s current executive officers once they become executive officers of the New CFI, we have not determined whether and to what extent directors of New CFI and CFI will be paid for their service as directors.

Compensation of Directors and Executive Officers

The following table sets forth the compensation earned by CFI’s directors and executive officers who will continue to serve in such capacities for New CFI after consummation of the Business Combination for their services rendered in all capacities during the fiscal years ended December 31, 2023 and 2022.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(4)	All Other Compensation	Total

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Compensation of Directors

CFI does not compensate its directors for their service on the board of directors.

Stock Option Plans — Outstanding Equity Awards at Fiscal Year End

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of [•], 2024 pre-Business Combination and immediately after the consummation of the Business Combination by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by Iron Horse to be the beneficial owner of more than 5% of the shares of Common Stock as of [•], 2024 (pre-Business Combination) or of shares of Common Stock upon the Closing;

•        each of Iron Horse’s executive officers and directors;

•        each person who will become an executive officer or director of New CFI upon the Closing;

•        all of our current executive officers and directors as a group; and

•        all executive officers and directors of New CFI as a group upon the Closing.

As of the Record Date, there were _________ shares of Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Iron Horse believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. Any shares of Common Stock subject to options or Warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or Warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 51,235,000 shares of Common Stock to be outstanding upon consummation of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), these ownership percentages will be different.

The expected beneficial ownership of New CFI Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the Public Shares have been redeemed. The expected beneficial ownership of New CFI Common Stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes that all 6,900,000 Public Shares have been redeemed.

Name and Address of Beneficial Owner	Pre-Business Combination		Post-Business Combination
			Assuming No Redemptions		Assuming Maximum Redemptions
	Number of Shares	%	Number of Shares of Common Stock	%	Number of Shares of Common Stock	%
Directors and Executive Officers of Iron Horse(1)

All directors and executive officers prior to the Business Combination as a group (__ individuals)

Directors and Executive Officers of New CFI(2)

All directors and executive officers prior to the Business Combination as a group (__ individuals)
Five Percent Holders of Iron Horse

Five Percent Holders of New CFI

____________

*        Less than 1%.

(1)      The business address of each of the individuals is c/o Iron Horse Acquisitions Corp., P.O. Box 2506, Toluca Lake, CA 91610.

(2)      The business address of each of the individuals is c/o [__], _________, ________, ______, ______.

(3)      Bengochea SPAC Sponsors I LLC, a Delaware limited liability company, the Sponsor, is controlled by Mr. Jose Bengochea.

DESCRIPTION OF IRON HORSE’S SECURITIES

General

As of [__], 2024 (the “Record Date”), we are authorized to issue 50,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001. As of the Record Date, 8,867,000 shares of common stock are outstanding. No shares of preferred stock are currently outstanding.

The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our amended and restated certificate of incorporation, bylaw, warrant agreement, and rights agreement, each of which has been filed with the U.S. Securities and Exchange Commission (the “SEC”), and to the applicable provisions of Delaware law.

Units

Each Unit consists of one share of Common Stock, one Warrant and Right. Each Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $11.50 per share. Each Right entitles the holder to receive one-fifth (1/5) of one share of Common Stock upon consummation of our initial business combination.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our initial stockholders, as well as all of our officers and directors, have agreed to vote their respective shares of Common Stock in favor of the proposed business combination.

We will consummate our initial business combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the business combination.

Our Board of Directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Pursuant to our amended and restated certificate of incorporation, if we do not consummate an initial business combination by 12 months (or up to 18 months, if we extend the time to complete a business combination as described in our organizational documents) from the closing of our initial public offering, we will cease our corporate existence except for the purposes of winding up our affairs and liquidating. If we are forced to liquidate prior to an initial business combination, our public stockholders are entitled to share ratably in the trust account, based on the amount then held in the trust account.

Our initial stockholders, officers and directors have agreed to waive their rights to participate in any liquidation distribution from the trust account occurring upon our failure to consummate an initial business combination with respect to their Founder’s Shares. Our initial stockholders, officers and directors will therefore not participate in any liquidation distribution from the trust account with respect to such shares. They will, however, participate in any liquidation distribution from the trust account with respect to any shares of Common Stock they own that are not classified as Founder’s Shares (if applicable).

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock, except that public stockholders have the right to sell their shares to us in a tender offer or have their shares of Common Stock converted to cash equal to their pro rata share of the trust account in connection with the consummation of our business combination. Public stockholders who sell or convert their stock into their share of the trust account still have the right to exercise the Warrants and convert their Rights that they received as part of the Units, subject to the terms thereof.

Preferred Stock

There are no shares of preferred stock outstanding. Our amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

As of September 30, 2024, there were 6,900,000 Public Warrants and 2,457,000 Private Warrants outstanding. Each warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of an initial business combination. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on the fifth anniversary of our completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation of the trust account.

The private warrants, as well as any warrants underlying additional units we issue to our initial stockholders, officers, directors or their affiliates in payment of working capital loans made to us, are identical to the warrants underlying the units offered in our initial public offering.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the shares underlying the warrants have become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants will be issued in registered form under our warrant agreement with Continental Stock Transfer & Trust Company, as warrant agent. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of at least a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our Board of Directors, and in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any Founder’s Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our shares of common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the corresponding $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 10.1% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Rights included as part of Units

Except in cases where we are not the surviving company in a business combination, each holder of a right will automatically receive one-fifth (1/5) of one share of Common Stock upon consummation of our initial business combination, even if the holder of a Public Right redeemed all shares held by such holder in connection with the initial business combination. In the event we will not be the surviving company upon completion of our initial business combination, each holder of a right will be required to affirmatively convert such holder’s rights in order to receive the one-fifth (1/5) of one share of Common Stock underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive such holder’s additional shares upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of our common stock will receive in the transaction on an as-converted basis into common stock.

We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with applicable law. As a result, you must hold rights in multiples of 5 in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Additionally, in no event will we be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent, Warrant Agent and Rights Agent

The transfer agent for our securities, warrant agent for our warrants, and rights agent for our rights is Continental Stock Transfer & Trust Company1 State Street, 30th Floor, New York, New York 10004.

Listing of our Securities

Our units, shares of common stock, warrants, and rights are listed on the Nasdaq Global Market under the symbols “IROHU,” “IROH,” “IROHW” and “IROHR,” respectively.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and By-Laws

Staggered board of directors; board vacancies

Our amended and restated certificate of incorporation provides that our Board of Directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings. Additionally, in certain circumstances, when a vacancy on the Board of Directors arises due to the expansion of our board’s size or due to the resignation, death or removal of a director, our bylaws authorize the Board of Directors (rather than our stockholders) to fill the resulting vacancy, which may make it harder for stockholders to replace directors.

Stockholder action; special meeting of stockholders

Our bylaws provide that stockholders may not take action by written consent, but may only take action at an annual or special meetings of stockholders. Additionally, our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board of Directors, by our president or by our Chair or by our Secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Supermajority approval requirement

Under our bylaws, subject to certain exceptions and qualifications, the approval of holders representing at least two thirds (2/3rds) of the total voting power of the shares entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal our bylaws and certain provisions of our amended and restated certificate of incorporation.

Authorized but unissued shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum selection

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder and therefore bring a claim in another appropriate forum. Additionally, we cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our amended and restated certificate of incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Limitation on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

This section describes the material differences between the rights of Iron Horse stockholders before the consummation of the Business Combination and the rights of New CFI stockholders after the Business Combination. These differences in stockholder rights result from the differences between the respective governing documents of Iron Horse, on the one hand, and New CFI, on the other hand (and assumes the approval of the Amended Charter by Iron Horse’s stockholders. The governing documents of both New CFI and Iron Horse are subject to Delaware General Corporate Law (“DGCL”).

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. This summary is qualified in its entirety by reference to the full text of Iron Horse’s and New CFI’s governing documents as well as the relevant provisions of the DGCL.

Provisions	A&R Certificate of Incorporation (IROH)	Second A&R Certificate of Incorporation (New CFI)
Stockholder Approval of Business Combinations	Requires majority approval of common stockholders for certain business combinations.

Silent on stockholder approval of business combination thus DGCL rules apply, which generally require a simple majority approval of the outstanding stock entitled to vote on the matter, with various exceptions.

General Vote Required for Combinations with Interested Stockholders

Subject to Section 203 of the DGCL, which restricts certain business combinations with an “interested stockholder” (a person holding 15% or more of the voting stock) for three years unless:

•   The Board pre-approved the transaction before the stockholder became “interested.”

•   The business combination is approved by a supermajority (662/3%) of non-interested stockholders.

•   The interested stockholder owns at least 85% of the voting stock after the transaction, excluding certain shares (e.g., insider or affiliated shares). This provides strong protection against hostile takeovers but adds procedural barriers to certain transactions.

Opts out of Section 203 of the DGCL, allowing combinations with interested stockholders without requiring Board approval, supermajority stockholder approval, or the 85% ownership threshold. This increases flexibility for structuring transactions but reduces protections against potentially coercive takeovers.

Requirement for Quorum	A quorum requires the presence of stockholders holding a majority of voting shares unless specified otherwise in the bylaws.

A quorum requires the presence of stockholders holding not less than 33⅓% of the outstanding shares entitled to vote, represented in person or by proxy unless otherwise required under DGCL or specified in the bylaws.

Stockholder Consent to Action Without Meeting	Permitted by written consent of stockholders holding the required vote threshold, without the need for a meeting.	Permitted.

Provisions	A&R Certificate of Incorporation (IROH)	Second A&R Certificate of Incorporation (New CFI)
Appraisal Rights	Stockholders are entitled to appraisal rights in certain mergers or consolidations as provided by Delaware law.	Provides identical appraisal rights in line with Delaware law, ensuring continuity in stockholder protections during fundamental transactions.
Inspection of Books and Records	Stockholders may inspect the corporation’s books and records in accordance with Delaware law, provided they demonstrate a proper purpose.	The inspection rights remain consistent, requiring a proper purpose to ensure that stockholders’ access aligns with fiduciary and confidentiality obligations.
Number of Directors	The Board is divided into three classes (Class A, B, and C), with staggered terms; the number of directors is fixed by the Board as specified in the bylaws.

Moves to a single-class Board with annual elections, simplifying director governance; the number of directors is similarly set by the Board but with no staggered terms, enabling more regular stockholder influence on the Board composition.

Removal of Directors	Silent on stockholder ability to remove directors, leaving ambiguity in governance during disputes.	Stockholders holding at least 662/3% of the voting power may remove directors with or without cause, providing clear governance tools for stockholders to address Board composition concerns.
Voting Rights — Common Stock	Each share of Common Stock carries one vote on matters submitted to stockholders unless otherwise specified in the Certificate of Incorporation or law.	Retains the same one-vote-per-share structure but explicitly clarifies that Common Stock voting rights are subordinate to the rights of Preferred Stockholders when designated by the Board.
Preferred Stock Rights	The Board may issue Preferred Stock in series and set terms, voting rights, and preferences.

Similar provisions but with more detailed authority for the Board to define specific preferences, including conversion rights and liquidation preferences, allowing for greater customization of Preferred Stock rights.

Director Election	Directors are divided into three staggered classes, with elections held for one class annually, providing continuity and stability in Board governance.	All directors are elected annually in a single-class structure, increasing stockholder influence and accountability by allowing stockholders to vote on the entire Board composition each year.
Amendments to Certificate	Amendments to the Certificate of Incorporation require approval by a majority of voting stockholders unless otherwise specified by Delaware law.	Reserves the right for New CFI to amend, alter, or repeal any provision contained in the Certificate of Incorporation in accordance with the laws of the State of Delaware.
Indemnification	Provides indemnification to directors and officers to the fullest extent permitted by Delaware law.

Expands indemnification rights by explicitly stating that the corporation is the indemnitor of first resort and clarifying the relationship between corporate indemnity obligations and third-party indemnity obligations, enhancing director and officer protections.

Provisions	A&R Certificate of Incorporation (IROH)	Second A&R Certificate of Incorporation (New CFI)
Corporate Opportunity Doctrine	Silent on handling corporate opportunities, creating potential ambiguities regarding conflicts of interest for directors and officers.

Explicitly allows principal stockholders and non-employee directors and their affiliates to pursue corporate opportunities independently, renouncing corporate interest in certain overlapping business opportunities for the foregoing parties, while preserving rights for opportunities offered solely to directors in their corporate capacity.

Exclusive Forum	Designates the Court of Chancery of Delaware as the exclusive forum for internal corporate disputes.

Retains the Chancery Court designation unless New CFI consents to an alternative forum or if the Chancery Court lacks subject matter jurisdiction. The Chancery Court designation does not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Iron Horse Related Person Transactions

In November 2021, Iron Horse issued 5,750,000 shares of common stock to Bengochea SPAC Sponsors I LLC, for $25,000 in cash, at a purchase price of approximately $0.00435 per share, in connection with Iron Horse’s organization. In September 2022, the initial stockholders surrendered 2,875,000 shares of common stock, resulting in there being an aggregate of 2,875,000 founder’s shares outstanding. In September 2023, the initial stockholders surrendered 943,000 shares of common stock for no consideration, resulting in there being an aggregate of 1,967,000 founder’s shares outstanding shares of common stock. Bengochea SPAC Sponsors I LLC shall subsequently transfer, in connection with the consummation of Iron Horse’s initial business combination, certain of such shares to Iron Horse’s officers, directors and other individuals at the same price originally paid for such shares. Following the expiration date for the over-allotment option exercise described in Iron Horse’s Prospectus, Iron Horse’s initial stockholders forfeited an aggregate of 32,200 shares of common stock in proportion to the portion of the over-allotment option that was not exercised by the underwriters in Iron Horse’s IPO.

The holders of Iron Horse’s founder’s shares issued and outstanding on the date of this Annual Report, as well as the holders of the Representative Shares, private warrants and any warrants Iron Horse’s initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), will be entitled to registration rights pursuant to a registration rights agreement Iron Horse entered into on December 27, 2023. The holders of a majority of these securities are entitled to make up to two demands that Iron Horse register such securities. The holders of the majority of the founder’s shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, private warrants and warrants issued in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after Iron Horse consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to Iron Horse’s consummation of a business combination. Notwithstanding anything to the contrary, EF Hutton may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of which this Annual Report forms a part. In addition, EF Hutton may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement of which this Annual Report forms a part. Iron Horse will bear the expenses incurred in connection with the filing of any such registration statements.

Prior to the closing of the IPO, the sponsor agreed to loan us up to $1,500,000 to be used for a portion of the expenses of the IPO. As of December 31, 2023, Iron Horse had borrowed $557,781 (of up to $1,500,000 available to us) which remains outstanding after a partial repayment in connection with the Private Placement under the promissory note with Iron Horse’s sponsor, which was used to pay a portion of the expenses of Iron Horse’s IPO referenced in the line items above for SEC registration fee, FINRA filing fee, any non-refundable portion of the NASDAQ listing fee not covered by EF Hutton, a portion of the legal and audit fees and other offering expenses. This loan is non-interest bearing, unsecured and repayable upon the date on which the Company consummates its initial business combination or, at the holder’s discretion, if funds allow. The principal balance may be prepaid at any time.

Iron Horse will pay $12,000 per month to its sponsor in exchange for management support, administrative, office space, and other services. Iron Horse will cease paying these monthly fees 12 months from the date of the close of its IPO. See “Executive Compensation” for further information relating to this payment and the possibility that some portion of the amount may be paid by the sponsor to the Chief Executive Officer.

Iron Horse has entered into agreements with Iron Horse’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in Iron Horse’s amended and restated certificate of incorporation.

Other than the foregoing payments, no compensation or fees of any kind will be paid to Iron Horse’s initial stockholders, members of the management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the initial business combination (regardless of the type of transaction that it is).

However, such individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Iron Horse’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the trust account, such expenses would not be reimbursed by us unless Iron Horse consummates an initial business combination.

After Iron Horse’s initial business combination, members of its management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to Iron Horse’s stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.

All ongoing and future transactions between Iron Horse and any of its officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of Iron Horse’s uninterested “independent” directors or the members of the Board who do not have an interest in the transaction, in either case who had access, at Iron Horse’s expense, to Iron Horse’s attorneys or independent legal counsel. Iron Horse will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Iron Horse’s Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) Iron Horse or any of Iron Horse’s subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of Iron Horse’s shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Iron Horse’s audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent Iron Horse enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Iron Horse also requires each of Iron Horse’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, Iron Horse has agreed not to consummate an initial business combination with an entity that is affiliated with any of Iron Horse’s initial stockholders, officers or directors unless Iron Horse has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, that the business combination is fair to Iron Horse’s unaffiliated stockholders from a financial point of view. Iron Horse will also need to obtain approval of a majority of its disinterested independent directors. However, the following payments will be made to Iron Horse’s sponsor, officers or directors, or its or their affiliates, none of which will be made from the proceeds of the IPO held in the trust account prior to the completion of its initial business combination:

•        Repayment of up to an aggregate of $1,500,000 in loans made to Iron Horse by the sponsor to cover offering-related and organizational expenses;

•        Payment of $12,000 per month to the sponsor in exchange for management support, administrative, office space, and other services. Iron Horse will cease paying these monthly fees 12 months from the date of the consummation of its IPO.

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination;

•        Repayment of non-interest-bearing extension loans which may be made by Iron Horse’s sponsor or an affiliate of its sponsor or certain of its officers and directors to extend the time Iron Horse has to consummate an intended initial business combination. Such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period; and

•        Repayment of non-interest bearing loans which may be made by our sponsor or an affiliate of our sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto.

Iron Horse’s audit committee will review on a quarterly basis all payments that were made to the sponsor, officers or directors, or its or their affiliates.

Certain Transactions of CFI

On May 30, 2024, Heilongjiang Zhongneng Liangke Agricultural Science and Technology Co., Ltd. received a non-monetary contribution of buildings and land use rights from Zhenjun Jiang, CFI’s controlling person and director. These assets, located in Deliger Industrial Park, Duerbot Mongolian Autonomous County, Daqing City, Heilongjiang Province, were contributed to increase the registered capital of Heilongjiang Zhongneng Liangke Agricultural Science and Technology Co., Ltd.

Details of assets:

•        Land Use Rights:    18,000 square meters, valued at $2,745,369 (RMB 19,860,000).

•        Buildings:    Gross floor area of 4,026.36 square meters, valued at $4,189,937 (RMB 30,310,000).

The valuation was performed by an independent appraiser on May 30, 2024 and reflects the fair values of the assets at the time of contribution.

LEGAL MATTERS

The validity of the shares of Common Stock to be issued pursuant to the Business Combination Agreement will be passed upon by Loeb & Loeb LLP, counsel to Iron Horse.

EXPERTS

The financial statements of Iron Horse Acquisitions Corp. as of December 31, 2023, appearing in this proxy statement/prospectus have been audited by MaloneBailey, LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

The consolidated financial statements of CFI as of December 31, 2023 and for the year then ended, included in this proxy statement/prospectus have been audited by CT International LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:

Advantage Proxy, Inc.
Attention: Karen Smith
Toll Free: 877-870-8565
Collect: 206-870-8565
E-mail: ksmith@advantageproxy.com

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Iron Horse Special Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Iron Horse Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2025 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2024 annual meeting and not later than the later of (i) the close of business on the 90th day before the 2024 annual meeting or (ii) the close of business on the 10th day following the first day on which we publicly announce the date of the 2024 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2025 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

Iron Horse must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, Iron Horse files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read Iron Horse’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Iron Horse Special Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.
Attention: Karen Smith
Toll Free: 877-870-8565
Collect: 206-870-8565
E-mail: ksmith@advantageproxy.com

If you are a stockholder of Iron Horse and would like to request documents, please do so by [•], 2025, in order to receive them before the Iron Horse Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Iron Horse has been supplied by Iron Horse, and all such information relating to CFI has been supplied by CFI. Information provided by either the Iron Horse or CFI does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of Iron Horse for the Iron Horse Special Meeting. Iron Horse has not authorized anyone to give any information or make any representation about the Business Combination, Iron Horse or CFI that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

IRON HORSE ACQUISITIONS CORP.

Zhong Guo Liang Tou Group Limited

Report of Independent Registered Public Accounting Firm	F-42
Consolidated Balance Sheet as of December 31, 2023	F-43
Consolidated Statement of Operations for the period August 14, 2023 to December 31, 2023	F-44
Consolidated Statement of Change in Stockholder’s Equity for the period August 14, 2023 to December 31, 2023	F-45
Consolidated Statement of Cash Flows for the period August 14, 2023 to December 31, 2023	F-46
Notes to Consolidated Financial Statements	F-47

Unaudited Consolidated Financial Statements:
Consolidated Balance Sheets as of September 30, 2024 (Unaudited) and December 31, 2023	F-53
Unaudited Consolidated Statements of Income and Comprehensive Income for the Nine Months ended September 30, 2024 and for the period from August 14, 2023 (inception) to September 30, 2023	F-54
Unaudited Consolidated Statements of Change in Stockholder’s Equity for the Nine Months ended September 30, 2024 and for the period from August 14, 2023 (inception) to September 30, 2023	F-55
Unaudited Consolidated Statement of Cash Flows for the Nine Months ended September 30, 2024 and for the period from August 14, 2023 (inception) through September 30, 2023	F-56
Notes to Unaudited Consolidated Financial Statements	F-57

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Iron Horse Acquisitions Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Iron Horse Acquisitions Corp. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination within a prescribed period of time and if not completed will cease all operations except for the purpose of liquidating. Additionally, the Company has a net capital deficiency. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com
We have served as the Company’s auditor since 2023.
Houston, Texas
April 1, 2024

IRON HORSE ACQUISITIONS CORP.
BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash	$656,977	$—
Prepaid expenses	33,157	—
Total Current Assets	690,134	—
Deferred offering costs	—	671,667
Cash held in trust account	69,000,000	—
Total Assets	$69,690,134	$671,667

Liabilities and Stockholders’ Deficit
Current liabilities
Accrued expenses	$70,810	$70,011
Accrued offering costs	221,914	106,250
Overallotment liability	11,135	—
Promissory note – related party	557,781	670,780
Total Current Liabilities	861,640	847,041
Deferred underwriting fee payable	2,518,500	—
Total Liabilities	3,380,140	847,041

Commitments and Contingencies (Note 6)

Common stock subject to possible redemption, 6,900,000 shares at redemption value of $10.00 per share at December 31, 2023 and none at December 31, 2022	69,000,000	—

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized, 1,999,200 and 1,932,000 shares issued and outstanding (excluding 6,900,000 and 0 shares subject to possible redemption) at December 31, 2023 and 2022, respectively(1)	200	193
Additional paid-in capital	—	24,807
Accumulated deficit	(2,690,206)	(200,374)
Total Stockholders’ Deficit	(2,690,006)	(175,374)
Total Liabilities and Stockholders’ Deficit	$69,690,134	$671,667

____________

(1)     Includes an aggregate of 32,200 and 256,200 shares of common stock subject to forfeiture, at December 31, 2023 and 2022, respectively, by the initial stockholder to the extent that the underwriters’ over-allotment option is not exercised in full (Note 6).

The accompanying notes are an integral part of these financial statements.

IRON HORSE ACQUISITIONS CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2023	2022
Formation and operational costs	$309,018	$181,003
Loss from operations	(309,018)	(181,003)

Other income:
Interest earned on marketable securities held in Trust Account	—	—
Total other income	—	—

Loss before provision for income taxes	(309,018)	(181,003)
Provision for income taxes	226	—
Net loss	$(308,792)	$(181,003)

Basic and diluted weighted average shares outstanding of redeemable shares	71,429	—
Basic and diluted net loss per common share, redeemable shares	$(0.17)	$—
Basic weighted average shares outstanding of non-redeemable shares(1)	1,709,423	1,708,000
Basic net loss per common share, non-redeemable shares	$(0.17)	$(0.11)
Diluted weighted average shares outstanding of non-redeemable shares(1)	1,764,192	1,708,000
Diluted net loss per common share, non-redeemable shares	$(0.17)	$(0.11)

____________

(1)     Excludes an aggregate of 32,200 and 256,200 shares of common stock subject to forfeiture, at December 31, 2023 and 2022, respectively, by the initial stockholder to the extent that the underwriters’ over-allotment option is not exercised in full (Note 6).

The accompanying notes are an integral part of these financial statements.

IRON HORSE ACQUISITIONS CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023 AND 2022

	Common Stock Subject to Possible Redemption		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	1,932,000	$193	$24,807	$(19,371)	$5,629

Net loss	—	—	—	—	—	(181,003)	(181,003)
Balance – December 31, 2022(1)	—	—	1,932,000	193	24,807	(200,374)	(175,374)
Issuance of founder shares	—	—	32,200	3	(3)	—	—
Sale of units at initial public offering	6,900,000	69,000,000	—	—	—	—	—
Sale of 2,457,000 private placement warrants	—	—	—	—	2,457,000	—	2,457,000
Fair Value of public warrants at issuance	—	—	—	—	43,470	—	43,470
Fair value of rights included in public units	—	—	—	—	3,283,710	—	3,283,710
Allocated value of transaction costs to Common Stock	—	—	—	—	(275,665)	—	(275,665)
Issuance of Representative Shares	—		35,000	4	—	—	4
Remeasurement of Common Stock subject to possible redemption	—	—	—	—	(5,533,319)	(2,181,040)	(7,714,359)
Net loss	—	—	—	—	—	(308,792)	(308,792)
Balance – December 31, 2023(1)	6,900,000	$69,000,000	1,999,200	$200	$—	$(2,690,206)	$(2,690,006)

____________

(1)     Includes an aggregate of 32,200 and 256,200 shares of common stock subject to forfeiture, at December 31, 2023 and 2022, respectively, by the initial stockholder to the extent that the underwriters’ over-allotment option is not exercised in full (Note 6).

The accompanying notes are an integral part of these financial statements.

IRON HORSE ACQUISITIONS CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2023	Year Ended December 31, 2022
Cash Flows from Operating Activities:
Net loss	$(308,792)	$(181,003)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of office expenses made by sponsor	269,251	113,601
Courtesy discount on legal fees	(11,301)	—
Changes in operating assets and liabilities:
Prepaid expenses	(33,157)	—
Accounts payable and accrued expenses	799	67,402
Net cash used in operating activities	(83,200)	—

Cash Flows from Investing Activities:
Investment of cash into trust Account	(69,000,000)	—
Net cash used in investing activities	(69,000,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	68,413,500	—
Proceeds from sale of private placements warrants	2,457,000	—
Repayment of promissory note – related party	(1,014,523)	—
Payment of offering costs	(115,800)	—
Net cash provided by financing activities	69,740,177	—

Net Change in Cash and cash equivalents	656,977	—
Cash and cash equivalents – Beginning of period	—	—
Cash and cash equivalents – End of period	$656,977	$—

Non-Cash investing and financing activities:
Remeasurement of Common Stock subject to possible redemption	$7,714,359	$—
Deferred underwriting fee payable	$2,518,500	$—
Issuance of representative shares	$4	$—
Issuance of founder shares	$3	$—
Offering costs included in accrued offering costs	$221,914	$106,250
Offering costs paid via promissory notes	$632,273	$507,986

The accompanying notes are an integral part of these financial statements.

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Iron Horse Acquisitions Corp. (the “Company”) was incorporated in Delaware on November 23, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

At December 31, 2023, the Company had not yet commenced any operations. All activity from November 23, 2021 (inception) through December 31, 2023 relates to the Company’s formation and the Initial Public Offering described below. The Company has selected December 31 as its fiscal year-end.

The registration statement for the Company’s Initial Public Offering was declared effective on December 26, 2023. On December 29, 2023, the Company consummated the Initial Public Offering of 6,900,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units, at $10.00 per Unit, generating gross proceeds of $69,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 2,457,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, in a private placement to the Company’s sponsor, Bengochea SPAC Sponsors I LLC (the “sponsor”), generating gross proceeds of $2,457,000, which is described in Note 4.

Transaction costs amounted to $4,651,705 consisting of $586,500 of cash underwriting fees, $2,518,500 of deferred underwriting fees, and $1,546,705 of other offering costs.

The Company Units were listed on the Nasdaq Global Market (“NASDAQ”). Pursuant to the NASDAQ listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the trust account at the time of the execution of a definitive agreement for such Business Combination (net of taxes payable and deferred underwriting commissions), although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to effect a Business Combination successfully.

Following the closing of the Initial Public Offering on December 29, 2023, an amount of $69,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in the trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills, bonds or notes, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s initial Business Combination (ii) the redemption of any shares of common stock included in the Units being sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of common stock if it does not complete the Initial Business Combination within 12 months from the closing of the Initial Public Offering (or 18 months from the closing of the Initial Public Offering if the Company has executed a definitive agreement for a Business Combination within such 12-month period), provided that, pursuant to the terms of the amended and restated certificate of incorporation and the trust agreement entered into between the Company and the Trust Account, the only way to extend the time available for the Company to consummate its initial business combination in the absence of a charter amendment, is for the sponsor, upon at least five days’ advance notice prior to the applicable deadline, to deposit into the trust account $229,770, or $233,600 if the underwriters’ over-allotment option is exercised in full ($0.0333 per unit in either case), or an aggregate of $459,540, or $467,199 if the over-allotment option is exercised in full, for each three-month extension, on or prior to the date of the applicable deadline; and (iii) the Company’s failure to consummate a Business Combination within the prescribed time. If the Company is unable to consummate an initial business combination within such time period, the Company will redeem 100% of its outstanding public shares for a pro rata portion of the funds held in the trust account, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company for taxes (and less up to $100,000 of

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

interest which can be used for liquidation expenses), divided by the number of then outstanding public shares, subject to applicable law and as further described herein, and then seek to dissolve and liquidate. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, certain interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide stockholders who acquired shares of common stock sold as part of the units in the Initial Public Offering (“Public Stockholders”) with the opportunity to convert their Public Shares for a pro rata share of the Trust Account. The holders of the Founder Shares will agree to vote any shares they then hold in favor of any proposed Business Combination and will waive any conversion rights with respect to these shares pursuant to letter agreements executed prior to the Initial Public Offering.

In connection with any proposed Business Combination, the Company will seek stockholder approval of an initial Business Combination at a meeting called for such purpose at which Public Stockholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed Business Combination. Alternatively, the Company may conduct a tender offer and allow conversions in connection therewith. If the Company seeks stockholder approval of an initial Business Combination, any Public Stockholder voting either for or against such proposed Business Combination or not voting at all will be entitled to demand that his Public Shares be converted into a full pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company or necessary to pay its taxes). Holders of warrants sold as part of the Units will not be entitled to vote on the Proposed Business Combination and will have no conversion or liquidation rights with respect to the shares of common stock underlying such warrants.

If the Company is unable to complete its initial Business Combination and expends all of the net proceeds from the sale of the Private Warrants not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the initial per-share redemption price for common stock will be $10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s stockholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s common stockholders. Therefore, the actual per-share redemption price may be less than approximately $10.00.

Going Concern Consideration

As of December 31, 2023, the Company had cash of $656,977 and a working capital deficit of $171,506. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, the Company has until December 29, 2024 (or June 29, 2025 if we extend the period of time to consummate a Business Combination by the full amount of time) to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by December 29, 2024 (or June 29, 2025, if

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

extended), there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 29, 2024 (or June 29, 2025, if extended). The Company intends to continue to search for and seek to complete a Business Combination before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this Annual Report on Form 10-K.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further the impact of this actions and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $656,977 and $0 in cash as of December 31, 2023 and 2022, respectively, and no cash equivalents.

Cash Held in Trust Account

At December 31, 2023, the assets held in the Trust Account amounting to $69,000,000 were held in cash. As of December 31, 2022, there were no funds deposited in the Trust Account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2023 and 2022, the Company’s deferred tax asset of $82,463 and $17,795, respectively, had a full valuation allowance recorded against it. The Company’s effective tax rate was 0.1% and 0.3% for the year ended December 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2023 and 2022, due to the valuation allowance on the deferred tax assets related to organization expenses.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Initial Public Offering and that will be charged to stockholders’ equity upon the completion of the Initial Public Offering. Should the Initial Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public common stock subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, at December 31, 2023, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid in capital and accumulated deficit.

At December 31, 2023, the common stock subject to possible redemption reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$69,000,000
Less:
Proceeds allocated to Public Warrants	(43,470)
Proceeds allocated to Public Rights	(3,283,710)
Proceeds allocated to over-allotment option	(11,135)
Common stock issuance cost	(4,376,044)
Plus:
Remeasurement of carrying value to redemption value	7,714,359
Common stock subject to possible redemption, December 31, 2023	$69,000,000

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per common stock is computed by dividing net loss by the weighted average number of common stock outstanding for the period. Remeasurement of carrying value to redemption value of redeemable shares of common stock is excluded from losses per share as the redemption value approximates fair value.

The calculation of diluted loss per share does not consider the effect of the rights and warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the rights and warrants are contingent upon the occurrence of future events. At December 31, 2023, the rights and warrants are exercisable to purchase 1,380,000 and 9,357,000 shares of common stock, respectively, in the aggregate. The weighted average of these shares was excluded from the calculation of diluted net loss per common stock since the inclusion of such rights and warrants would be anti-dilutive. The rights and warrants cannot be converted to shares of common stock prior to an initial Business Combination; therefore, they have been classified as anti-dilutive.

The following table reflects the calculation of basic and diluted net loss per common stock (in dollars, except per share amounts):
	For the Year Ended December 31, 2023		For the Year Ended December 31, 2022
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
Basic net loss per common stock
Numerator:
Allocation of net loss	$(12,385)	$(296,407)	$—	$(181,003)
Denominator:
Basic weighted average shares outstanding	71,429	1,709,423	—	1,708,000
Basic net loss per common stock	$(0.17)	$(0.17)	$—	$(0.11)
Diluted net loss per common stock
Numerator:
Allocation of net loss	$(12,016)	$(296,776)	$—	$(181,003)
Denominator:
Diluted weighted average shares outstanding	71,429	1,764,192	—	1,708,000
Diluted net loss per common stock	$(0.17)	$(0.17)	$—	$(0.11)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instruments could be required within 12 months of the balance sheet date.

The over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and will be accounted for as a liability pursuant to ASC 480.

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon further review of the warrant agreement, management concluded that the warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The update simplifies the accounting for convertible instruments by removing certain separation models in Subtopic 470-20, Debt — Debt with Conversion and Other Options for convertible instruments and introducing other changes. As a result of ASU No. 2020-06, more convertible debt instruments will be accounted for as a single liability measured at its amortized cost and more convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no features require bifurcation and recognition as derivatives. The amendments are effective for smaller reporting companies for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU No. 2020-06 as of January 1, 2022. The impact to our balance sheet was not material.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,900,000 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, one redeemable warrant (the “Warrants”), and one right to one-fifth (1/5) of one share of common stock upon the consummation of the Company’s initial business combination, so you must hold rights in multiples of 5 in order to receive shares for all of your rights upon closing of a combination. Each Warrant offered in the Initial Public Offering is exercisable to purchase one share of the Company’s common stock at an exercise price of $11.50.

Each Warrant will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 12-month period allotted (or up to 18 months if the Company extends the time to complete a business combination) to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the warrants become exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period commencing at any time after the shares underlying the warrants have become exercisable and ending on the third trading day before the Company sends the notice of redemption to the warrant holders.

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the sponsor purchased an aggregate of 2,457,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or $2,457,000 in the aggregate, in a private placement. The Private Warrants is identical to the warrants sold as a part of the Units being offered in the Initial Public Offering. The holders have agreed not to transfer, assign or sell any of the Private Warrants or underlying securities (except to certain permitted transferees) until the completion of the initial Business Combination.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares (as defined in Note 6), Representative Shares, and Private Placement Warrants (as defined below), as well as any warrants that may be issued in payment of Working Capital Loans made to Company, are entitled to registration rights pursuant to an agreement signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Placement Warrants and warrants issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EF Hutton may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EF Hutton may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company has granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 915,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 29, 2023, the underwriters partially exercised their over-allotment option for an additional 800,000 Units.

The underwriters were entitled to a cash underwriting discount of 0.85% of the gross proceeds of the Initial Public Offering, or $586,500, paid upon the closing of the Initial Public Offering. Additionally, the underwriters were entitled to a deferred underwriting discount of 3.65% of the gross proceeds of the Initial Public Offering, or $2,518,500, payable upon the closing of an initial Business Combination.

NOTE 6 — RELATED PARTY TRANSACTIONS

Founder’s Shares

In November 2021, the Company issued an aggregate of 5,750,000 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. In September 2022, 2,875,000 Founder Shares were returned to the Company for no consideration bringing the total issued Founder Shares to 2,875,000. In September 2023, 943,000 Founder Shares were returned to the Company for no consideration bringing the total issued Founder Shares to 1,932,000, as retrospectively presented in the financial statements. In December 2023, the Company determined to issue an additional 32,200 Founder Shares to maintain the proportionate share of the sponsor in the Company, resulting in the sponsor holding 1,964,200 Founder Shares. The Founder Shares include an aggregate of up to 32,200 shares subject to forfeiture by the holders to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the holders will collectively own 22% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Initial Public Offering. The holders

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6 — RELATED PARTY TRANSACTIONS (cont.)

of the Founder Shares will agree not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until (i) 180 days after the completion of a Business and (ii) if, subsequent to a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Promissory Note — Related Party

On November 30, 2021, and as amended on July 11, 2022, November 1, 2022, May 15, 2023, June 30, 2023, and October 4, 2023, the Company issued a $1,500,000 (as amended), principal amount unsecured promissory note to the sponsor, which is an affiliate of the Company’s Chief Executive Officer. This loan is non-interest bearing, unsecured and repayable upon either (a) the date on which the Company consummates its initial business transaction (such date, the “Maturity Date”) or, at the Company’s discretion, if funds allow, or (b) the date on which the Company consummates the Initial Public Offering. As of December 31, 2023 and 2022, there were $557,781 and $670,780, respectively, outstanding under the promissory note.

Administrative Service Agreement

The Company presently occupies office space provided by an entity controlled by Bengochea SPAC Sponsors I LLC. Such entity agreed that until the Company consummates a Business Combination, it will make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company agreed to pay a total of $12,000 per month to the sponsor in exchange for management support, administrative, office space, and other services. The Company will cease paying these monthly fees 12 months from the date of the Initial Public offering. As of December 31, 2023, the Company incurred and accrued an amount of $2,400 for administrative services fees. As of December 31, 2022, the Company did not incur any fees for these services.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, the sponsor, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial business combination, without interest, or, at holder’s discretion, if there are excess proceeds, upon consummation of Initial Public Offering. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. These loans would be repaid at completion of the initial Business Combination. As of December 31, 2023 and 2022, no Working Capital Loans were outstanding.

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2023 and 2022, there are no shares of preferred stock issued and outstanding.

Common Stock

The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2023 and 2022, 1,999,200 and 1,932,000 shares of common stock were issued and outstanding, excluding 6,900,000 and 0 shares of common stock subject to possible redemption, respectively. The issued and outstanding shares includes 32,200 shares of common stock subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full so that the holders of the Founder Shares will represent approximately

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

22% of the issued and outstanding common stock after the Initial Public Offering (assuming they do not purchase any units in the Initial Public Offering). All of these shares were placed into an escrow account on the closing of the Initial Public Offering. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold, or released from escrow for a period ending on the 180-day anniversary of the date of the consummation of the initial business combination, or earlier if, subsequent to the initial business combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Rights

Each holder of a right will receive one-fifth (1/5) of one share of common stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the shares of common stock will receive in the transaction on an as-converted into common stock basis and each holder of a right will be required to affirmatively convert its rights in order to receive one-fifth (1/5) of one share underlying each right (without paying additional consideration).

Additionally, in no event will the Company be required to net cash settle the rights. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights. Accordingly, the rights may expire worthless.

Representative Shares

The Company issued to EF Hutton and/or its designees in the Initial Public Offering 35,000 Representative Shares at the time of the consummation of Initial Public Offering. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed they will (i) waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, after the closing of the Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the public warrant agreement. Notwithstanding the foregoing, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon the Company’s redemption or liquidation.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price (the “closing price”) of common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period commencing at any time after the shares underlying the warrants have become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the common stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those common stock is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each Public Warrant being exercised.

The Warrants issued in the Private Placement (“Private Placement Warrants”) will be identical to the Public Warrants, except that the Private Placement Warrants and the common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination, subject to certain limited exceptions.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. As of December 31, 2023, there were 6,900,000 public warrants and 2,457,000 private warrants outstanding. As of December 31, 2022, no warrants were outstanding.

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — INCOME TAX

The Company did not have any significant deferred tax assets or liabilities as of December 31, 2023 and 2022.

The Company’s net deferred tax liabilities are as follows:

	December 31, 2023	December 31, 2022
Deferred tax assets
Net operating loss carryforward	$1,962	$1,058
Startup Costs	80,501	16,737
Total deferred tax assets	82,463	17,795
Valuation allowance	(82,463)	(17,795)
Deferred tax assets, net of allowance	$—	$—

The income tax provision for the year ended December 31, 2023 and 2022 consists of the following:

	December 31, 2023	December 31, 2022
Federal
Current	$(226)	$—
Deferred	(64,668)	(16,145)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	64,668	16,145
Income tax provision	$(226)	$—

As of December 31, 2023 and 2022, the Company had a total of $4,306 and $4,480, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2023 and 2022, the change in the valuation allowance was $64,668 and $16,145, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2023	December 31, 2022
Statutory federal income tax rate	21.0%	21.0%
Valuation allowance	(20.9)%	(20.7)%
Income tax provision	0.1%	0.3%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to the valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	December 31, 2023
Assets:
Cash held in Trust Account	1	$69,000,000
Liabilities:
Over-allotment option	3	$11,135
Equity:
Fair value of Public Warrants for common stock subject to possible redemption allocation	3	$43,470
Fair value of Public Rights for common stock subject to possible redemption allocation	3	$3,283,710

The over-allotment option was accounted for as a liability in accordance with ASC 815-40 and was presented within liabilities on the balance sheet. The over-allotment liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within the change in fair value of over-allotment liability in the statement of operations.

The Company used a Black-Scholes model to value the over-allotment option. The over-allotment option liability was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary share based on historical volatility that matches the expected remaining life of the option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the option. The expected life of the option is assumed to be equivalent to their remaining contractual term.

IRON HORSE ACQUISITIONS CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

The public warrants and rights were valued using Monte Carlo models. The public warrants and rights have been classified within stockholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the public warrants and rights:

December 29, 2023
Market price of public stock	$9.52
Term (years)	2.38
Risk-free rate	4.07%
Volatility	3.27%

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements were issued. Based on this review, except as set forth below, the Company did not identify any subsequent events, other than the settlement of the Omnia lawsuit, that would have required adjustment or disclosure in the financial statements.

On March 11, 2024, the Company settled an outstanding lawsuit against Omnia Global a/k/a Omnia Schweiz GmbH, Daniel Hansen, Mette Abel Hansen, and James Mair Findlay (collectively, “Omnia”).

IRON HORSE ACQUISITIONS CORP.
BALANCE SHEETS
(UNAUDITED)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash	$3,084	$656,977
Prepaid expenses	26,083	33,157
Prepaid insurance	42,132	—
Total Current Assets	71,299	690,134

Marketable securities held in Trust Account	71,697,384	69,000,000
Total Assets	$71,768,683	$69,690,134

Liabilities and Stockholders’ Deficit
Current liabilities
Accrued expenses	$309,842	$70,810
Accrued offering costs	75,000	221,914
Income taxes payable	576,691	—
Overallotment liability	—	11,135
Promissory note – related party	557,781	557,781
Total Current Liabilities	1,519,314	861,640
Deferred underwriting fee payable	2,518,500	2,518,500
Total Liabilities	4,037,814	3,380,140

Commitments and Contingencies (Note 5)

Common stock subject to possible redemption, 6,900,000 shares at redemption value of $10.29 and $10.00 per share as of September 30, 2024 and December 31, 2023, respectively	70,970,693	69,000,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized, 1,967,000 and 1,999,200 shares issued and outstanding (excluding 6,900,000 shares subject to possible redemption) as of September 30, 2024 and December 31, 2023, respectively(1)	197	200
Additional paid-in capital	—	—
Accumulated deficit	(3,240,021)	(2,690,206)
Total Stockholders’ Deficit	(3,239,824)	(2,690,006)
Total Liabilities and Stockholders’ Deficit	$71,768,683	$69,690,134

____________

(1)      At December 31, 2023, includes an aggregate of 32,200 Founder Shares subject to forfeiture by the initial stockholder to the extent that the underwriters’ over-allotment option is not exercised in full. On February 12, 2024, the remainder of the over-allotment option to purchase 115,000 Units expired and 32,200 Founder Shares were forfeited, resulting in the Sponsor holding an aggregate of 1,932,000 Founder Shares (Note 6).

The accompanying notes are an integral part of the unaudited financial statements.

IRON HORSE ACQUISITIONS CORP.
STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Formation and operational costs(1)	$290,801	$137,134	$1,009,065	$301,986
Loss from operations	(290,801)	(137,134)	(1,009,065)	(301,986)

Other income:
Change in fair value of over-allotment option liability	—	—	11,135	—
Gain on lawsuit settlements	—	—	295,000	—
Unrealized gain (loss) on marketable securities held in Trust Account	28,138	—	(4,915)	—
Interest earned on marketable securities held in Trust Account	915,956	—	2,705,637	—
Total other income, net	944,094	—	3,006,857	—

Income (Loss) before provision for income taxes	653,293	(137,134)	1,997,792	(301,986)
Provision for income taxes	(187,760)	—	(576,917)	—
Net income (loss)	$465,533	$(137,134)	$1,420,875	$(301,986)

Basic and diluted weighted average shares outstanding of redeemable shares	6,900,000	—	6,900,000	—
Basic and diluted net income per common share, redeemable shares	$0.05	$—	$0.16	$—
Basic and diluted weighted average shares outstanding of non-redeemable shares(2)	1,967,000	1,680,000	1,967,000	1,680,000
Basic and diluted net income (loss) per common share, non-redeemable shares	$0.05	$(0.08)	$0.16	$(0.18)

____________

(1)      For the three months ended September 30, 2024 and 2023, includes $50,000 and $2,500 franchise tax expense, respectively. For the nine months ended September 30, 2024 and 2023, includes $150,658, and $7,500 franchise tax expense, respectively.

(2)      As of September 30, 2023, excludes an aggregate of 252,000 Founder Shares subject to forfeiture by the initial stockholder to the extent that the underwriters’ over-allotment option is not exercised in full. On December 29, 2023, the underwriters partially exercised their over-allotment option for an additional 800,000 Units, reducing the Founder Shares subject to forfeiture to 32,200. On February 12, 2024, the remainder of the over-allotment option to purchase 115,000 Units expired and the 32,200 Founder Shares were forfeited, resulting in the Sponsor holding an aggregate of 1,932,000 Founder Shares (Note 6).

The accompanying notes are an integral part of the unaudited financial statements.

IRON HORSE ACQUISITIONS CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT|
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2024

	Common Stock Subject to Possible Redemption		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2023(1)	6,900,000	$69,000,000	1,999,200	$200	$—	$(2,690,206)	$(2,690,006)
Forfeiture of Founder Shares	—	—	(32,200)	(3)	3	—	—
Remeasurement of Common Stock subject to possible redemption	—	597,365	—	—	(3)	(597,362)	(597,365)
Net income	—	—	—	—	—	473,415	473,415
Balance – March 31, 2024	6,900,000	$69,597,365	1,967,000	$197	$—	$(2,814,153)	$(2,813,956)
Remeasurement of Common Stock subject to possible redemption	—	666,994	—	—	—	(666,994)	(666,994)
Net income	—	—	—	—	—	481,927	481,927
Balance – June 30, 2024	6,900,000	$70,264,359	1,967,000	$197	$—	$(2,999,220)	$(2,999,023)
Remeasurement of Common Stock subject to possible redemption	—	706,334	—	—	—	(706,334)	(706,334)
Net income	—	—	—	—	—	465,533	465,533
Balance – September 30, 2024(1)	6,900,000	$70,970,693	1,967,000	$197	$—	$(3,240,021)	$(3,239,824)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Common Stock Subject to Possible Redemption		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2022(1)	—	$—	1,932,000	$193	$24,807	$(200,374)	$(175,374)
Net loss	—	—	—	—	—	(104,532)	(104,532)
Balance – March 31, 2023	—	$—	1,932,000	$193	$24,807	$(304,906)	$(279,906)
Net loss	—	—	—	—	—	(60,320)	(60,320)
Balance – June 30, 2023	—	$—	1,932,000	$193	$24,807	$(365,226)	$(340,226)
Net loss	—	—	—	—	—	(137,134)	(137,134)
Balance – September 30, 2023	—	$—	1,932,000	$193	$24,807	$(502,360)	$(477,360)

____________

(1)      Includes an aggregate of 32,200 and 252,000 shares of common stock subject to forfeiture, at December 31, 2023 and 2022, respectively, by the initial stockholder to the extent that the underwriters’ over-allotment option is not exercised in full. On December 29, 2023, the underwriters partially exercised their over-allotment option for an additional 800,000 Units, reducing the Founder Shares subject to forfeiture to 32,200. On February 12, 2024, the remainder of the over-allotment option to purchase 115,000 Units expired and the 32,200 Founder Shares were forfeited, resulting in the Sponsor holding an aggregate of 1,932,000 Founder Shares (Note 6).

The accompanying notes are an integral part of the unaudited financial statements.

IRON HORSE ACQUISITIONS CORP.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023

Cash Flows from Operating Activities:
Net income (loss)	$1,420,875	$(301,986)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,705,637)	—
Payment of office expenses made by sponsor	—	179,664
Unrealized loss on marketable securities held in Trust Account	4,915	—
Change in fair value of overallotment liability	(11,135)	—
Changes in operating assets and liabilities:
Prepaid expenses	7,074	—
Prepaid insurance	(42,132)	—
Accounts payable and accrued expenses	239,032	—
Accrued offering costs	(5,000)	122,322
Income taxes payable	576,691	—
Net cash used in operating activities	(515,317)	—

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay for franchise taxes	3,338	—
Net cash provided by investing activities	3,338	—

Cash Flows from Financing Activities:
Payment of accrued offering costs	(141,914)	—
Net cash used in financing activities	(141,914)	—

Net Change in Cash	(653,893)	—
Cash – Beginning of period	656,977	—
Cash – End of period	$3,084	$—

Non-Cash investing and financing activities:
Offering Costs included in Accrued Offering Costs	$—	$23,617
Payment of Offering Costs included in Promissory Note	$—	$352,772
Remeasurement of Common Stock subject to possible redemption	$1,970,693	$—

The accompanying notes are an integral part of the unaudited financial statements.

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Iron Horse Acquisitions Corp. (the “Company”) was incorporated in Delaware on November 23, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

As of September 30, 2024, the Company had not yet commenced any operations. All activity from November 23, 2021 (inception) through September 30, 2024 relates to the Company’s formation and the Initial Public Offering (the “IPO”), which is described below, and subsequent to the IPO, identifying a target company for a Business Combination. The Company has selected December 31 as its fiscal year-end.

The registration statement for the IPO was declared effective on December 26, 2023. On December 29, 2023, the Company consummated the IPO of 6,900,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units, at $10.00 per Unit, generating gross proceeds of $69,000,000 which is described in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 2,457,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, in a private placement to the Company’s sponsor, Bengochea SPAC Sponsors I LLC (the “sponsor”), generating gross proceeds of $2,457,000, which is described in Note 4.

Transaction costs amounted to $4,651,705 consisting of $586,500 of cash underwriting fees, $2,518,500 of deferred underwriting fees, and $1,546,705 of other offering costs.

The Units were listed on the Nasdaq Global Market tier of The Nasdaq Stock Market LLC (“Nasdaq”). Pursuant to Nasdaq’s listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the trust account at the time of the execution of a definitive agreement for such Business Combination (net of taxes payable and deferred underwriting commissions), although this may entail simultaneous acquisitions of several target businesses. There is no assurance that the Company will be able to affect a Business Combination successfully.

Following the closing of the IPO on December 29, 2023, an amount of $69,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in the Company’s trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee (the “Trustee”) and invested in United States government treasury bills, bonds or notes, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act until the earlier of (i) the consummation of the Company’s initial Business Combination, (ii) the redemption of any shares of common stock included in the Units sold in the IPO that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of common stock if it does not complete its initial Business Combination within 12 months from the closing of the IPO (or 18 months from the closing of the IPO if the Company extends the time to complete a Business Combination as provided in its amended and restated certificate of incorporation), provided that, pursuant to the terms of the amended and restated certificate of incorporation and the investment management trust agreement entered into between the Company and the Trustee, the only way to extend the time available for the Company to consummate its initial business combination in the absence of a charter amendment is for the sponsor, upon at least five days’ advance notice prior to the applicable deadline, to deposit into the trust account $229,770, or $233,600 if the underwriters’ over-allotment option is exercised in full, or an aggregate of $459,540, or $467,199 if the over-allotment option is exercised in full, for each three-month extension, on or prior to the date of the applicable deadline, and (iii) the Company’s failure to consummate a Business Combination within the prescribed time. If the Company is unable to consummate an initial business combination within such time period, the Company will redeem 100% of its outstanding Public Shares for a pro rata portion of the funds held in the Trust Account, equal

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company for taxes (and less up to $100,000 of interest which can be used for liquidation expenses) divided by the number of then outstanding Public Shares, subject to applicable law and as further described herein, and then seek to dissolve and liquidate. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, certain interest earned on the Trust Account balance may be released to the Company to pay the Company’s tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business and in connection with consummating such a Business Combination, is required to provide stockholders who acquired shares of common stock sold as part of the Units in the IPO (“Public Stockholders”) with the opportunity to have the Company redeem their Public Shares for a pro rata share of the Trust Account. The holders of the Founder Shares (as defined in Note 6) agreed to vote any shares they then hold in favor of any proposed Business Combination and will waive any conversion rights with respect to these shares pursuant to letter agreements executed prior to the IPO.

The Company will seek stockholder approval of any initial Business Combination at a meeting called for such purpose in connection with which Public Stockholders may seek to convert their Public Shares, regardless of whether they vote for or against the proposed Business Combination. Alternatively, the Company may conduct a tender offer and allow conversions in connection therewith. If the Company seeks stockholder approval of an initial Business Combination, any Public Stockholder voting either for or against such proposed Business Combination or not voting at all will be entitled to demand that his Public Shares be converted into a full pro rata portion of the amount then in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company or necessary to pay its taxes). Holders of warrants sold as part of the Units will not be entitled to vote on the Proposed Business Combination and will have no conversion or liquidation rights with respect to the shares of common stock underlying such warrants.

If the Company is unable to complete its initial Business Combination and expends all of the net proceeds from the sale of the Private Placement Warrants not deposited in the Trust Account, without taking into account any interest earned on the Trust Account, the Company expects that the initial per-share redemption price for the Public Shares will be $10.00. The proceeds deposited in the Trust Account could, however, become subject to claims of the Company’s creditors that are in preference to the claims of the Company’s stockholders. In addition, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s common stockholders. Therefore, the actual per-share redemption/conversion price may be less than $10.00.

Going Concern Consideration

As of September 30, 2024, the Company had cash of $3,084 and a working capital deficit of $1,448,015. In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the unaudited financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, the Company has until December 29, 2024 (or June 29, 2025 if we extend the period of time to consummate a Business Combination by the full amount

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

of time) (“Combination Period”) to consummate a Business Combination. It is uncertain whether the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by December 29, 2024 (or June 29, 2025, if extended), there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 29, 2024 (or June 29, 2025, if extended). The Company intends to continue to seek to complete a Business Combination before the mandatory liquidation date. The Company is within 12 months of its mandatory liquidation date as of the time of filing of this Quarterly Report on Form 10-Q.

Risks and Uncertainties

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the invasion of Ukraine by Russia and conflicts in the Middle East and around the Red Sea. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and conflicts in the Middle East and around the Red Sea and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Middle East and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, conflicts in the Middle East and around the Red Sea and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

Business Combination Agreement

On September 29, 2024, the Company entered into a business combination agreement, dated as of September 27, 2024 which was subsequently amended and restated effective December __, 2014 (as amended and restated, the “Business Combination Agreement”), by and among Iron Horse, Rosy Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”) and Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (“CFI” or the “Target”) and a wholly owned subsidiary of Seller.

The Business Combination Agreement provides, among other things, that the Company will purchase from Seller the ordinary shares of the Target in exchange for shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), as a result of which the Target will become a wholly owned subsidiary of the Company. Assuming that holders of Common Stock eligible to have the Company redeem all or a portion of their shares of Common Stock in connection with the proposals to be presented to the Company’s stockholders at a meeting of such stockholders (the “Stockholder Meeting”) to approve (the “Stockholders’ Approval”) the Business Combination Agreement and the transactions contemplated thereby and by the related agreements (the “Transactions”) and certain related proposals (collectively, the “Transaction Proposals”) for a pro rata share of the funds on deposit in the Trust Account, the Company will issue to Seller 47,888,000 shares of Common Stock (the “Consideration”) pursuant to the Business Combination Agreement. The number of shares of Common Stock constituting the Consideration will be reduced on a one-for-one basis by the number of shares of Common Stock that remain in the Trust Account immediately prior to the closing of the Transactions (the “Closing”), such that if no eligible shares are redeemed, the number of shares of Common Stock constituting the Consideration will be 40,988,000.

Representations and Warranties; Covenants

The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type including representations and warranties with respect to the Target made by Seller. In addition, the parties agreed to be bound by certain customary covenants for transactions of this type, including, among others, covenants with respect to the conduct of the Company and the Target and its subsidiaries during the period between the execution of the Business Combination Agreement and the Closing. Each of Seller and the Company also agreed to use reasonable best efforts to obtain all material consents and approvals of third parties that the parties are required to obtain in order to consummate the Transactions, and to take or cause such other action as may be reasonably necessary or as the other party may reasonably request to consummate the Transactions as soon as practicable. Additionally, the parties have agreed not to facilitate, negotiate or enter into competing transactions, as further provided in the Business Combination Agreement.

The Company and Seller also agreed, among other things, that during the period between the execution of the Business Combination Agreement and the Closing, to the extent permitted by applicable law, they will, and will cause their subsidiaries to, allow the other party and its representatives to continue to conduct due diligence investigations and examinations of the Target and its subsidiaries (on the part of the Company) or the Company (on the part of Seller), and cooperate with the other party and its representatives regarding all other due diligence matters, including document requests.

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company agreed to take all action within its power so that immediately following the Closing, the Company’s board of directors will consist of no fewer than five individuals, two of whom may be designated by the Company’s sponsor, and a majority of whom must qualify as independent directors under applicable stock exchange regulations, and that shall comply with all diversity requirements under applicable law. Seller agreed to take all action within its power so that immediately following the Closing, the board of directors of the Target and each subsidiary thereof consist of directors designated in writing by the Company and that complies with applicable law.

Conditions to Each Party’s Obligations

Under the Business Combination Agreement, the obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver of certain closing conditions, including, without limitation: (i) the Stockholders’ Approval having been obtained; (ii) all regulatory approvals, consents, actions, inactions, or waivers necessary or advisable to lawfully complete the Transactions having been obtained, expired or terminated, as applicable; (iii) the registration statement containing the proxy statement/prospectus to be filed by the Company with the Securities and Exchange Commission (the “SEC”) relating to the shares of Common Stock to be issued pursuant to the Business Combination Agreement (the “Registration Statement”) becoming effective under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement having been issued, and no proceeding seeking such a stop order having been threatened or initiated by the SEC and not withdrawn; (iv) the Common Stock to be issued in connection with the Transactions having been approved for listing on Nasdaq; (v) no order or law having been issued by any governmental entity, securities exchange or similar body that is then in effect or pending and that has the effect of making the Transactions illegal or that otherwise prevents or prohibits consummation of the Transactions; (vi) the representations and warranties of Seller being true and correct, subject to the materiality standards contained in the Business Combination Agreement; (vii) material compliance by Seller with its pre-closing covenants; (viii) the absence of a Company Material Adverse Effect (as defined in the Business Combination Agreement); (ix) Seller having executed the Shareholder Support Agreement and the Lock-Up Agreement (each as defined below); and (x) the Company having completed and being reasonably satisfied with its due diligence review of the Target.

Under the Business Combination Agreement, the obligations of Seller to consummate the Transactions are subject to the satisfaction or waiver of certain closing conditions, including, without limitation: (i) the representations and warranties of the Company being true and correct, subject to the materiality standards contained in the Business Combination Agreement; (ii) material compliance by the Company with its pre-closing covenants; and (iii) the absence of an Acquiror Material Adverse Effect (as defined in the Business Combination Agreement).

Termination

The Business Combination Agreement provides that it may be terminated, and the Transactions abandoned, under certain customary and limited circumstances, including, without limitation: (i) upon the mutual written consent of Seller and the Company; (ii) by either Seller or the Company if any governmental entity, court, securities exchange or similar body shall have issued an order that has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions and such order shall have become final and nonappealable; (iii) by Seller within 10 business days after the Company changes its recommendation with respect to the Transaction Proposals; (iv) by either Seller or the Company if the Company holds the Stockholder Meeting and the Stockholders’ Approval is not received; (v) by the Company if Seller has not delivered required audited and unaudited financial statements of the Target by certain dates; (vi) by either Seller or the Company if the other is in breach of any of its representations, warranties, covenants or agreements set forth in the Business Combination Agreement such that certain conditions to the Closing cannot be satisfied and such breach is not capable of being cured or is not cured within 30 days after receipt of notice of such breach; or (vii) by either Seller or the Company if the Closing has not occurred on or before September 1, 2025.

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Neither Seller nor the Company is required to pay a termination fee or reimburse the other for its expenses as a result of a termination of the Business Combination Agreement. Each of them will, however, remain liable for willful and material breaches of the Business Combination Agreement prior to termination.

Trust Account Waiver

Seller agreed that neither it nor its affiliates will have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Other Agreements

The Business Combination Agreement provides that, subsequent to the execution and delivery of the Business Combination Agreement, Seller, the Company and the Target will enter into a voting and support agreement pursuant to which, among other things, Seller will agree that it will not transfer and will vote its ordinary shares of the Target in favor of the Business Combination Agreement (including by execution of a written consent) and the Transactions, and that it will take such other actions as may be necessary to further its performance of the Business Combination Agreement and the consummation of the Transactions (the “Shareholder Support Agreement”).

The Business Combination Agreement also provides that, subsequent to the execution and delivery of the Business Combination Agreement, Seller, the Company and the Company’s sponsor will enter into a voting support agreement pursuant to which, among other things, the sponsor will agree that it will not transfer and will vote its shares of Common Stock and the Company’s preferred stock, or any additional shares of Common Stock or the Company’s preferred stock that it acquires prior to the Stockholder Meeting, in favor of the Business Combination Agreement and the Transactions and each of the Transaction Proposals.

The Business Combination Agreement provides that, subsequent to the execution and delivery of the Business Combination Agreement, Seller will enter into lock-up agreements with the Company pursuant to which, among other things, Seller will agree that it will not sell, for the period set forth therein, the shares of Common Stock it receives under the Business Combination Agreement (the “Lock-Up Agreement”).

Finally, the Business Combination Agreement provides that the Company and Seller will at the Closing enter into a registration rights agreement pursuant to which, among other things, the Company will agree to provide Seller with certain rights relating to the registration for resale of the shares of Common Stock it receives under the Business Combination Agreement.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2023, as filed with the SEC on April 1, 2024. The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not applicable to emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $3,084 and $656,977 in cash as of September 30, 2024 and December 31, 2023, respectively, and no cash equivalents.

Marketable Securities Held in Trust Account

As of September 30, 2024, the Company invested substantially all the assets held in the Trust Account in U.S. Treasury Bills. The Company accounts for its marketable securities as trading securities under ASC 320, where securities are presented at fair value on the balance sheets and with unrealized gains or losses, if any, presented on the statements of operations. From inception through September 30, 2024, the Company withdrew $3,338 of interest earned on the Trust Account. As of September 30, 2024 and December 31, 2023, the assets held in Trust Account amounted to $71,697,384 and $69,000,000, respectively.

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution that, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes that the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Franchise Tax

Delaware, where the Company is incorporated, imposes a franchise tax that applies to most business entities that are formed or qualified to do business, or which are otherwise doing business, in Delaware. Delaware franchise tax is based on authorized shares or on assumed par and non-par capital, whichever yields a lower result. Under the authorized shares method, each share is taxed at a graduated rate based on the number of authorized shares. For the three and nine months ended September 30, 2024, the Company incurred $50,000 and $150,658 of franchise tax, respectively. For the three and nine months ended September 30, 2023, the Company incurred $2,500 and $7,500 of franchise tax, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2024 and December 31, 2023, the Company’s deferred tax asset of $246,142 and $82,463, respectively, had a full valuation allowance recorded against it. The Company’s effective tax rate was 28.74% and 0.00% for the three months ended September 30, 2024 and 2023, respectively. The Company’s effective tax rate was 28.88% and 0.00% for the nine months ended September 30, 2024 and 2023, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2024 and 2023, due to the valuation allowance on the deferred tax assets related to organization expenses and the change in fair value of over-allotment option liability.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has identified the United States as its only “major” tax jurisdiction. The Company has been subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

The provision for income taxes for the three and nine months ended September 30, 2024 was $187,760 and $576,917, respectively, and income taxes payable as of September 30, 2024 was $576,691.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO. Offering costs were allocated to the separable financial instruments issued in the IPO based on relative fair value basis, compared to total proceeds received. Offering costs allocated to the Public Shares were charged to temporary equity and offering costs allocated to Public Rights and Warrants were charged to stockholders’ deficit at the completion of the IPO.

Redeemable Share Classification

The Public Shares contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Common Stock subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the IPO were issued with other freestanding instruments (i.e., Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital and accumulated deficit. Accordingly, as of September 30, 2024 and December 31, 2023, Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid in capital and accumulated deficit.

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of September 30, 2024 and December 31, 2023, the common stock subject to possible redemption reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$69,000,000
Less:
Proceeds allocated to Public Warrants	(43,470)
Proceeds allocated to Public Rights	(3,283,710)
Proceeds allocated to over-allotment option	(11,135)
Common Stock issuance cost	(4,376,044)
Plus:
Remeasurement of carrying value to redemption value	7,714,359
Common Stock subject to possible redemption, December 31, 2023	$69,000,000
Plus:
Remeasurement of carrying value to redemption value	1,970,693
Common Stock subject to possible redemption, September 30, 2024	$70,970,693

Net Income (Loss) per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net loss per share of Common Stock is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding for the period. Remeasurement of carrying value to redemption value of redeemable shares of Common Stock is excluded from losses per share as the redemption value approximates fair value.

The calculation of diluted loss per share does not consider the effect of the rights and warrants issued in connection with the (i) IPO, and (ii) the private placement as the exercise of the rights and warrants are contingent upon the occurrence of future events. As of September 30, 2024, the rights and warrants are exercisable to purchase 1,380,000 and 9,357,000 shares of Common Stock, respectively, in the aggregate. The weighted average of these shares was excluded from the calculation of diluted net loss per share of Common Stock as the inclusion of such rights and warrants would be anti-dilutive. The rights and warrants cannot be converted to shares of Common Stock prior to an initial Business Combination; therefore, they have been classified as anti-dilutive.

The following table reflects the calculation of basic and diluted net loss per share of Common Stock (in dollars, except per share amounts):
	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2024		2023		2024		2023
	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable	Redeemable	Non- redeemable
Basic and Diluted net income (loss) per share of Common Stock
Numerator:
Allocation of net income (loss)	$362,262	$103,271	$—	$(137,134)	$1,105,677	$315,198	$—	$(301,986)
Denominator:
Basic and diluted weighted average shares outstanding	6,900,000	1,967,000	—	1,680,000	6,900,000	1,967,000	—	1,680,000
Basic and diluted net income (loss) per share of Common Stock	$0.05	$0.05	$—	$(0.08)	$0.16	$0.16	$—	$(0.18)

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instruments could be required within 12 months of the balance sheet date. At December 31, 2023, the over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and was accounted for as a liability pursuant to ASC 480. On February 12, 2024, the remainder of the over-allotment option to purchase 115,000 Units expired and the over-allotment option liability was derecognized in the statement of operations.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the shares of Common Stock and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon further review of the warrant agreement, management concluded that the warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 6,900,000 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 800,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Common Stock, one redeemable warrant (the “Public Warrants”), and one right to one-fifth of one share of Common Stock upon the consummation of the Company’s initial Business Combination, so a Warrant holder must hold rights in multiples of five in order to receive shares for all of its rights upon the closing of an initial Business Combination. Each Public Warrant is exercisable to purchase one share of Common Stock at an exercise price of $11.50.

Each Public Warrant will become exercisable 30 days after the completion of the Company’s initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 12-month period allotted (or up to 18 months if the Company extends the time to complete a Business Combination as provided in its amended and restated certificate of incorporation) to complete the Business Combination, the Public Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Common Stock to the holder upon exercise of the Public Warrants during the exercise period, there will be no net cash settlement of the Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

exercisable, the Company may redeem the outstanding warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the shares of Common Stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period commencing at any time after the Public Warrants have become exercisable and ending on the third trading day before the Company sends the notice of redemption to the Public Warrant holders.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the sponsor purchased an aggregate of 2,457,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, or $2,457,000 in the aggregate, in a private placement. The terms of the Private Placement Warrants are identical to those of the Public Warrants, other than as described in Note 7. The holders have agreed not to transfer, assign or sell any of the Private Placement Warrants or underlying securities (except to certain permitted transferees) until the completion of the initial Business Combination.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Representative Shares (as defined in Note 7), and Private Placement Warrants, as well as any warrants that may be issued in payment of Working Capital Loans (as defined in Note 6) made to the Company, are entitled to registration rights pursuant to an agreement signed prior to or on the effective date of the IPO. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Representative Shares, Private Placement Warrants and warrants issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, EF Hutton may only make a demand on one occasion and only during the five-year period beginning on the effective date of the IPO. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that EF Hutton may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the IPO. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the IPO to purchase up to 915,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On December 29, 2023, the underwriters partially exercised their over-allotment option for an additional 800,000 Units. On February 12, 2024, the remainder of the over-allotment option to purchase 115,000 Units expired.

The underwriters were entitled to a cash underwriting discount of 0.85% of the gross proceeds of the IPO, or $586,500, paid upon the closing of the IPO. Additionally, the underwriters were entitled to a deferred underwriting discount of 3.65% of the gross proceeds of the IPO, or $2,518,500, payable upon the closing of an initial Business Combination.

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In November 2021, the Company issued an aggregate of 5,750,000 shares of Common Stock (the “Founder Shares”) for an aggregate purchase price of $25,000. In September 2022, 2,875,000 Founder Shares were returned to the Company for no consideration bringing the total issued Founder Shares to 2,875,000. In September 2023, 943,000 Founder Shares were returned to the Company for no consideration bringing the total issued Founder Shares to 1,932,000, as retrospectively presented in the financial statements. In December 2023, the Company determined to issue an additional 32,200 Founder Shares to maintain the proportionate share of the sponsor in the Company, resulting in the sponsor holding 1,964,200 Founder Shares. The Founder Shares included an aggregate of up to 32,200 shares subject to forfeiture by the holders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the holders would collectively own 22% of the Company’s issued and outstanding shares after the IPO (assuming the initial stockholders did not purchase any Public Shares in the IPO). On February 12, 2024, the remainder of the over-allotment option to purchase 115,000 Units expired and the 32,200 Founder Shares were forfeited, resulting in the sponsor holding an aggregate of 1,932,000 Founder Shares. The holders of the Founder Shares agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until (i) 180 days after the completion of a Business Combination and (ii) if, subsequent to a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their Common Stock for cash, securities or other property.

Promissory Note — Related Party

On November 30, 2021, and as amended on July 11, 2022, November 1, 2022, May 15, 2023, June 30, 2023, and October 4, 2023, the Company issued a $1,500,000 (as amended) principal amount unsecured promissory note to the sponsor, which is an affiliate of the Company’s Chief Executive Officer. This loan is non-interest bearing, unsecured and repayable upon the date on which the Company consummates its initial business transaction or, at the Company’s discretion, if funds allow. As of September 30, 2024 and December 31, 2023, there was $557,781 outstanding under the promissory note.

Due from Sponsor

On January 4, 2024, the Company initiated a lawsuit against Omnia Global a/k/a Omnia Schweiz GmbH, Daniel Hansen, Mette Abel Hansen, and James Mair Findlay (collectively, “Omnia”) by filing a complaint in the U.S. District Court for the Southern District of New York, Case No. 1:24-cv-00048 alleging that Omnia had breached the Pre-Purchase Agreement by and between the Company and Omnia, dated as of May 12, 2023. The Company and Omnia have agreed to an amicable resolution of the lawsuit on mutually acceptable terms and without admission of fault by any party. On March 11, 2024, the Company settled an outstanding lawsuit against Omnia and the sponsor received the net lawsuit settlement amount of $206,500 on behalf of the Company ($295,000 gross settlement less $88,500 legal fees incurred). As of September 30, 2024, all payments due pursuant to the settlement have been made.

Administrative Service Agreement

The Company presently occupies office space provided by an entity controlled by the sponsors. Such entity agreed that until the Company consummates a Business Combination, it will make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company agreed to pay a total of $12,000 per month to the sponsor in exchange for management support, administrative services fees, office space, and other services. The Company will cease paying these monthly fees 12 months from the date of the IPO. For the three and nine months ended September 30, 2024, the Company incurred $36,000 and $105,600 and paid $36,000 and $108,000, respectively, for

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

administrative services fees. For the three and nine months ended September 30, 2023, the Company did not incur any fees for these services. As of December 31, 2023, the Company incurred an amount of $2,400 for administrative services fees, all of which was included in accrued expenses in the accompanying balance sheets.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, the sponsor, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The notes would either be paid upon consummation of our initial Business Combination, without interest, or, at holder’s discretion, if there are excess proceeds. In the event that the initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. These loans would be repaid at completion of the initial Business Combination. As of September 30, 2024 and December 31, 2023, no Working Capital Loans were outstanding.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share, with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2024 and December 31, 2023, there are no shares of preferred stock issued and outstanding.

Common Stock

The Company is authorized to issue 50,000,000 shares of Common Stock. As of September 30, 2024 and December 31, 2023, 1,967,000 and 1,999,200 shares of Common Stock, respectively, were issued and outstanding, excluding 6,900,000 shares of Common Stock subject to possible redemption. The number of shares of Common Stock issued and outstanding gives effect to the February 2024 forfeiture of 32,200 shares of Common Stock, which were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full. All of these shares were placed into an escrow account on the closing of the IPO. On February 12, 2024, the remainder of the over-allotment option to purchase 115,000 Units expired and the 32,200 Founder Shares were forfeited, resulting in the sponsor holding an aggregate of 1,932,000 Founder Shares. Subject to certain limited exceptions, these shares will not be transferred, assigned, sold, or released from escrow for a period ending on the 180-day anniversary of the date of the consummation of the initial Business Combination, or earlier if, subsequent to the initial Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Rights

Each holder of a right will receive one-fifth of one share of Common Stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon the exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid by investors in the IPO. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

of the shares of Common Stock will receive in the transaction on an as-converted into Common Stock basis and each holder of a right will be required to affirmatively convert its rights in order to receive one-fifth of one share underlying each right (without paying additional consideration).

Additionally, in no event will the Company be required to net cash settle the rights. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights. Accordingly, the rights may expire worthless.

Representative Shares

The Company issued to EF Hutton and/or its designees in the IPO 35,000 shares of Common Stock (the “Representative Shares”) at the time of the consummation of IPO. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed they will (i) waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable after the closing of the Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the public warrant agreement. Notwithstanding the foregoing, if the Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon the Company’s redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price (the “closing price”) of the Common Stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period commencing at any time after the Public Warrants have become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

The Company will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each Public Warrant being exercised.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Common Stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of the Business Combination, subject to certain limited exceptions.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. As of September 30, 2024 and December 31, 2023, there were 6,900,000 Public Warrants and 2,457,000 Private Placement Warrants outstanding.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on September 30, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	September 30, 2024	December 31, 2023
Assets:
Marketable securities held in Trust Account	1	$71,697,384	$69,000,000

The following table presents information about the Company’s derivative financial instrument and equity instruments that are measured at fair value at December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

IRON HORSE ACQUISITIONS CORP.

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

	Level	December 31, 2023
Liabilities:
Over-allotment option	3	$11,135
Equity:
Fair value of Public Warrants subject to possible redemption allocation	3	$43,470
Fair value of rights for common stock subject to possible redemption allocation	3	$3,283,710

The over-allotment option was accounted for as a liability in accordance with ASC 815-40 and was presented within liabilities on the balance sheets. The over-allotment liability is measured at fair value at inception and on a recurring basis, with changes in fair value presented within the change in fair value of over-allotment liability in the statement of operations. On February 12, 2024, the remainder of the over-allotment option to purchase 115,000 Units expired and the over-allotment option liability was derecognized in the statement of operations.

The Company accounted for warrants and rights issued at the IPO under equity treatment, as such, no subsequent measurement is required.

The Company used a Black-Scholes model to value the over-allotment option. The over-allotment option liability was classified within Level 3 of the fair value hierarchy at the measurement dates due to the use of unobservable inputs inherent in pricing models are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary share based on historical volatility that matches the expected remaining life of the option. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the option. The expected life of the option is assumed to be equivalent to their remaining contractual term.

The Public Warrants and rights were valued using Monte Carlo models. The Public Warrants and rights have been classified within stockholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants and rights:

December 29, 2023
Market price of public stock	$9.52
Term (years)	2.38
Risk-free rate	4.07%
Volatility	3.27%

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited financial statements.

On October 14, 2024 the Company and Seller entered into an agreement whereby Seller agreed to provide funding, in the form of a series of notes, for the Company’s transaction expenses related to the CFI merger, for the period from the BCA until the closing of the combination. Through the date of issuance of these financials four notes had been funded for a cumulative amount of 273,262. The Seller also funded the Company’s payment to the Trust of $229,770 through an advance.

On December 16, 2024 the Company made a payment of $229,770 to the Trust account to extend the time available to complete the business combination until March 29, 2025.

On December 18, 2024 the Business Combination Agreement (“BCA”) was amended and restated in order to correct certain administrative matters, clarify terms that were vague in the initial BCA, and to definitize the Sponsor payment of $2.0 million that is due at the successful completion of the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Zhong Guo Liang Tou Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Zhong Guo Liang Tou Group Limited and subsidiaries (the Company) as of December 31, 2023, and the related consolidated statement of operation, Change in Stockholders’ equity, and cash flows for the period from August 14, 2023 (date of inception) to December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the period from August 14, 2023 (date of inception) to December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CT International LLP

CT International LLP
We have served as the Company’s auditor since 2024
San Francisco, California
December 9, 2024

Zhong Guo Liang Tou Group Limited
CONSOLIDATED BALANCE SHEET

December 31, 2023
ASSETS
Current Assets
Cash and cash equivalents	$15
Total Current Assets	15
TOTAL ASSETS	$15

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Other payables	14
TOTAL LIABILITIES	14

COMMITMENTS AND CONTINGENCIES (NOTE 3)

STOCKHOLDER’S EQUITY
Ordinary shares, $1 par value; 50,000 shares authorized; 1 share issued and outstanding as of December 31, 2023	1
TOTAL STOCKHOLDER’S EQUITY	1
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$15

The accompanying notes are an integral part of these consolidated financial statements.

Zhong Guo Liang Tou Group Limited
CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

For the period from August 14, 2023 (inception) through December 31, 2023
Revenue, net	$—
Cost of revenues	—
GROSS PROFIT	—

OPERATING EXPENSES
General and administrative expenses	—
Total operating expenses	—

OPERATING INCOME	—

INCOME BEFORE INCOME TAXES	—
Income tax expense	—
NET INCOME	$—

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	—
COMPREHENSIVE INCOME	$—

Basic and diluted earnings per share	$—

Weighted average number of shares outstanding – basic and diluted	1

The accompanying notes are an integral part of these consolidated financial statements.

Zhong Guo Liang Tou Group Limited
CONSOLIDATED STATEMENT OF CHANGE IN STOCKHOLDER’S EQUITY

FOR THE PERIOD FROM AUGUST 14, 2023 (INCEPTION) THROUGH DECEMBER 31, 2023

	Ordinary shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Stockholder’s Equity
	Shares	Amount
Balance, August 14, 2023 (inception)	—	$—	$—	$—	$—	$—
Issuance of ordinary share	1	1	—	—	—	1
Balance, December 31, 2023	1	$1	$—	$—	$—	$1

The accompanying notes are an integral part of these consolidated financial statements.

Zhong Guo Liang Tou Group Limited
CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from August 14, 2023 (inception) through December 31, 2024
Cash flows from operating activities:
Net income	$—
Changes in operating assets and liabilities:
Other payable	14
Net cash provided by operating activities	14

Cash flows from investing activities:
Net cash used in investing activities	—

Cash flows from financing activities:
Proceeds from issuance of ordinary share	1
Net cash provided by financing activities	1

Effect of exchange rates on cash and cash equivalents	—

Net change in cash and cash equivalents	15
Cash and cash equivalents, beginning of period	—
Cash and cash equivalents, end of period	$15

Supplemental Cash Flow Information:
Cash paid for income taxes	$—
Cash paid for interest	$—

The accompanying notes are an integral part of these consolidated financial statements.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 14, 2023 (DATE OF INCEPTION) TO DECEMBER 31, 2023
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Note 1 — Description of Business and Basis of Presentation

Zhong Guo Liang Tou Group Limited (the “CFI”) was incorporated in the British Virgin Islands (“BVI”) as a BVI Business Company on April 18, 2024 to be a holding company without substantive operations. CFI conducts its business operations through wholly owned subsidiaries (together “the Company”), that operate within the health and wellness food industry or holistic health food industry, focusing on distributing natural, grain-based health foods that support preventative health and wellness. The Company offers products that cater to the rising demand for safe, high-quality nutritional options, blending modern technology with traditional Chinese medicine.

Recapitalization:    During 2024, CFI undertook transactions to reorganize its legal structure as follows:

•        The sole stockholder of CFI (a) incorporated Zhong Liang Tou Holdings Limited (“CFI HK”) under the laws of Hong Kong on April 26, 2024 and (b) contributed CFI HK to CFI on May 2, 2024.

•        The sole stockholder of CFI (a) acquired Heilongjiang Zhongneng Liangke Agricultural Science and Technology Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“PRC”) (“OpCo 1”), on August 14, 2023 and (b) contributed OpCo 1 to CFI HK on May 20, 2024.

•        OpCo 1 incorporated Harbin Kangliang Technology Innovation Co., Ltd., a limited liability company organized under the laws of the PRC (“OpCo 2”) on April 3, 2024.

•        OpCo 1 incorporated Harbin Beikang Biotechnology Co., Ltd., a limited liability company organized under the laws of the PRC (“OpCo 3”) on March 21, 2024.

•        OpCo 1 incorporated Harbin Nongke Internet Technology Co., Ltd., a limited liability company organized under the laws of the PRC (“OpCo 4”) on April 3, 2024.

•        OpCo 1 incorporated Zhuhai Hengqin Liangke Biotechnology Co., Ltd., a limited liability company organized under the laws of the PRC (“OpCo 5) on March 18, 2024.

CFI, CFI HK, and OpCo 1 are controlled by the same controlling stockholder before and after the reorganization; therefore, the reorganization is considered a recapitalization of entities under common control. The recapitalization of the Company was accounted for at historical cost, with no goodwill or intangibles assets recorded, and the consolidated financial statements are prepared as if the aforementioned transactions were effective as of the beginning of the first period presented. Results of operations for the periods presented comprise those of the previous separate entities combined from the period from August 14, 2023 (inception) through May 20, 2024.

Basis of Presentation and Principles of Consolidation:    The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the assets, liabilities, revenues, expenses and cash flows of all wholly owned subsidiaries. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these accompanying notes to the consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

The accompanying consolidated financial statements of the Company include the financial statements of CFI and its wholly owned subsidiaries. All significant intercompany balances and transactions within the Company have been eliminated upon consolidation. OpCo 1, OpCo 2, OpCo 3, OpCo 4, and OpCo 5 are collectively referred to as the “PRC Subsidiaries”.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 14, 2023 (DATE OF INCEPTION) TO DECEMBER 31, 2023
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Note 2 — Summary of Significant Accounting Policies

Foreign Currency and Foreign Currency Translation:    The consolidated financial statements of the Company are presented in the reporting currency of the U.S. dollar (“USD”). The functional currency of the Company is the Chinese Renminbi (“RMB”), which is the respective local currency used in its primary economic environment. Assets and liabilities of the Company are translated into the reporting currency using the exchange rate in effect at the balance sheet dates. Equity transactions are translated using the historical exchange rate in effect on the date of the transaction, except for the change in retained earnings during the year, which is the result of the operations translation process. Results of operations and cash flows are translated using the weighted average exchange rates in effect during the period. As a result, amounts relating to the assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into the reporting currency are recorded as a component of comprehensive income (loss). The translation adjustment for the period from August 14, 2023 (inception) through December 31, 2023 was $0.

Remeasurement gains and losses from transactions that are not denominated in the functional currency are recorded as other income (expenses) in the consolidated statements of income and comprehensive income. All of the Company’s revenue transactions are transacted in its functional currency. The Company has not entered into any material transaction in a currency other than its functional currency since inception. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Translation of amounts from RMB into US$1 has been made at the following exchange rates for the respective periods:

Balance sheet items, except for equity accounts
December 31, 2023	RMB7.1070 to $1
Income statement and cash flows items
For the period from August 14, 2023 (inception) through December 31, 2023	RMB7.2247 to $1

Emerging Growth Company:    The Company is expected to be an emerging growth company, as defined in the Jumpstart Our Business Startups (“JOBS”) Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of Estimates:    The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events.

Cash and cash equivalents:    Cash and cash equivalents consists of cash and fixed deposits held at banks, both of which are highly liquid and has original maturities of three months or less and is unrestricted as to withdrawal or use.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 14, 2023 (DATE OF INCEPTION) TO DECEMBER 31, 2023
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Note 2 — Summary of Significant Accounting Policies (cont.)

Revenue Recognition:    The Company’s revenue arrangements primarily consist of a single performance obligation to transfer promised goods or services to a customer. Substantially all of the performance obligations are satisfied at a point in time rather than over time when title, risks and rewards of ownership, and subsequently control have transferred to the customer.

Accumulated Other Comprehensive Income:    Comprehensive income is comprised of net income and all changes to the statement of stockholder’s equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. The Company’s comprehensive income consists of net income and gains from foreign currency translation adjustments.

Income taxes:    The Company accounts for income taxes under the provisions of ASC 740, Income Taxes (“ASC 740”), which is an asset and liability approach that requires recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties, and disclosures required. The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the British Virgin Islands (“BVI”), Hong Kong, and PRC. The Company’s tax returns remain open, subject to examination by major tax jurisdictions.

Under the current laws of the BVI, the CFI is not subject to tax on income or capital gain, in addition, payments of dividend by CFI to its stockholder is not subject to withholding tax in the BVI.

Under the current laws in Hong Kong, CFI HK is subject to Hong Kong profits tax rate of 16.5%. Additionally, upon payments of dividends by CFI HK to its stockholder, no Hong Kong withholding tax will be imposed.

Under the current laws in the PRC, the PRC Subsidiaries are subject to the Enterprise Income Tax law (“EIT”) of the PRC. The PRC Subsidiaries’ operations are subject to the 25% enterprise income tax.

Earnings per share:    Basic earnings per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding the effects of any potential dilutive securities. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional ordinary shares that would have been outstanding if the potential ordinary share equivalents had been issued and if the additional ordinary shares were dilutive. Earnings per share excludes all potential dilutive shares of ordinary shares if their effect is anti-dilutive. There were no potential dilutive securities at December 31, 2023.

Fair value of financial instruments:    ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 14, 2023 (DATE OF INCEPTION) TO DECEMBER 31, 2023
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Note 2 — Summary of Significant Accounting Policies (cont.)

Level 2:

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3:

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2023-07, Segment Reporting — Improvements to Reportable Segment Disclosures (“ASU 2023-07”), requires enhanced disclosures related to significant segment expenses and a description of how the chief operating decision maker utilizes segment operating profit or loss to assess segment performance. ASC 2023-07 is effective for fiscal years beginning after December 15, 2023 and for interim reporting periods starting after December 15, 2024, and is to be applied retrospectively. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

ASU 2023-09, Income Taxes (“ASU 2023-09”), requires disclosure of specific categories and disaggregation of information in the rate reconciliation table and expands disclosures related to income taxes paid. The new standard is effective for fiscal years beginning after December 15, 2024 and is to be applied prospectively. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

ASU 2024-02, Codification Improvements-Amendments to Remove References to the Concepts Statements (“ASU 2024-02”) updates accounting standards for revenue recognition (ASC 606), lease accounting (ASC 842), and impairment of long-lived assets (ASC 360). ASU 2024-02 provides enhanced guidance for estimating variable consideration, accounting for contract modifications, determining lease terms, and simplifying impairment testing for long-lived assets. It also introduces increased disclosure requirements for financial instruments and derivatives. ASU 2024-02 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

ASU 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”), requires public companies to disaggregate key expense categories, such as inventory purchases, employee compensation and depreciation in their financial statements. This aims to improve investor insight into company performance. ASU 2024-03 is effective for fiscal years beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 14, 2023 (DATE OF INCEPTION) TO DECEMBER 31, 2023
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Note 3 — Business Combination

In September 2024, the sole stockholder of the Company, Rosy Sea Holdings Limited (“Rosy Sea”), entered into a definitive business combination agreement with Iron Horse Acquisitions Corp (“Iron Horse”). The purpose of this agreement is to enable the Company, through its ownership by Rosy Sea, to become a wholly owned subsidiary of Iron Horse, which will subsequently be renamed China Food Investment. This strategic merger aims to enhance market presence and capitalize on growth opportunities in the health and biotechnology food sector. The completion of this transaction is subject to certain constraints, including due diligence, regulatory approvals, and Nasdaq’s consent, with a target closure in the first quarter of 2025.

Note 4 — Income Taxes

The provision for income taxes is associated with the PRC Subsidiaries and consists of the following:

For the period from August 14, 2023 (inception) through December 31, 2023
Current	$—
Deferred	—
$—

The Company’s effective income tax rates are as follows:

For the period from August 14, 2023 (inception) through December 31, 2023
PRC Statutory income tax rate	25.0%
Changes in valuation allowance and others	(25.0)%
Effective income tax rate	—

Note 5 — Stockholder’s Equity

The Company authorized 50,000 ordinary shares with $1 par value. In 2024, the Company issued 1 share with $1 par value to one stockholder. The issuance of the ordinary share is considered as a part of the recapitalization of the Company (see Note 1), which was retroactively applied as if the transaction occurred at the beginning of the earliest period presented in the accompanying consolidated financial statements.

On May 30, 2024, the Company increased additional-paid in capital by the fair value of a non-monetary contribution of a building and a land use right from the stockholder of Rosy Sea (see Note 7).

Note 6 — Commitments and Contingencies

As of December 31, 2023, the Company has no significant commitments or contingencies that require disclosure.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM AUGUST 14, 2023 (DATE OF INCEPTION) TO DECEMBER 31, 2023
(Currency expressed in United States Dollars (“US$”), except for number of shares)

Note 7 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below or within these consolidated financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

On May 30, 2024, the stockholder of Rosy Sea contributed to the Company (i) a building with a gross floor area of 4,032.36 square meters and (ii) a land use right for 18,000 square meters that expire in September 2056, both of which are located in Deliger Industrial Park, Duerbot Mongolian Autonomous County, Daqing City, Heilongjiang Province. These building and land use rights (collectively, the “Contributed Assets”) were recorded on the contribution date at fair value of RMB 30,310,000 ($4,189,937 at May 30, 2024) and RMB 19,860,000 ($2,745,369 at May 30, 2024), respectively. Determining the fair values of the Contributed Assets requires judgments and the use of significant estimates and assumptions. The Company engaged an independent third-party appraisal firm to assist in the fair value determination of the Contributed Assets on the contribution date. The Contributed Assets were valued using a cost method valuation approach which utilizes assumptions about future economic factors, replacement costs, and depreciation rates relevant to the unique characteristics of the Contributed Assets.

On August 5, 2024, OpCo 3 entered into an agreement with a construction developer to develop an industrial park project (the “Project”) in the Mulan Economic Development Zone. The Project covers 130,000 square meters with a planned gross floor area of 168,497.45 square meters, incorporating warehouses, production plants, and office buildings.

OpCo 3 committed to make disbursements in accordance with project milestones, estimated to be as follows:

	RMB		USD (at December 31, 2023)
2025	RMB	200,000,000	$28,141,269
2026		200,000,000	28,141,269
2027		200,000,000	28,141,269
2028		200,000,000	28,141,269
2029		200,000,000	28,141,269
	RMB	1,000,000,000	$140,706,346

On October 25, 2024, in preparation for the acquisition by Iron Horse (see Note 3), OpCo 3, Rosy Sea’s stockholder, and the construction developer signed a tripartite agreement, whereby OpCo 3 transferred all responsibilities and capital commitments of the Project to Rosy Sea’s stockholder for no consideration. Consequently, OpCo 3 ceased to be a party to the Project.

Zhong Guo Liang Tou Group Limited
CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$19,506,098	$15
Accounts receivable	997,375	—
Loan receivable	2,849,774	—
Other receivables	44,048	—
Prepayments	1,710,685	—
Inventories	1,599,304	—
Total Current Assets	26,707,284	15

Non-Current Assets
Property, net	4,250,451	—
Land use right, net	2,785,020	—
Intangible asset, net	24,720	—
Total Non-Current Assets	7,060,191	—
TOTAL ASSETS	$33,767,475	$15

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$721,760	$—
Accrued expenses and other current liabilities	125,327	14
Advances from customers	23,031,391	—
Accrued taxes	769,613	—
TOTAL LIABILITIES	24,648,091	14

COMMITMENTS AND CONTINGENCIES (NOTE 10)

STOCKHOLDER’S EQUITY
Ordinary shares, $1 par value; 50,000 shares authorized; 1 share issued and outstanding as of September 30, 2024 and December 31, 2023	1	1
Additional paid-in capital	6,935,306	—
Retained earnings	1,924,250	—
Accumulated other comprehensive income	259,827	—
TOTAL STOCKHOLDER’S EQUITY	9,119,384	1
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$33,767,475	$15

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Zhong Guo Liang Tou Group Limited
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Nine Months Ended September 30, 2024	For the period from August 14, 2023 (inception) through September 30, 2023
Revenue, net	$5,254,161	$—
Cost of revenues	(1,786,842)	—
GROSS PROFIT	3,467,319	—

OPERATING EXPENSES
Selling expenses	142,115
General and administrative expenses	652,735	—
Total operating expenses	794,850	—

OPERATING INCOME	2,672,469	—

OTHER INCOME (EXPENSES)
Interest income	7,110	—
Other income	11,548	—
Other expenses	(74)	—
Total other income, net	18,584	—
		—
INCOME BEFORE INCOME TAXES	2,691,053	—
Income tax expense	(766,803)	—
NET INCOME	$1,924,250	$—

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	259,827	—
COMPREHENSIVE INCOME	$2,184,077	$—

Basic and diluted earnings per share	$1,924,250	$—

Weighted average number of shares outstanding – basic and diluted	1	1

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Zhong Guo Liang Tou Group Limited
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGE IN STOCKHOLDER’S EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	Ordinary shares		Additional paid-in capital	Retained Earnings	Accumulated other comprehensive income	Stockholder’s Equity
	Shares	Amount
Balance, December 31, 2023	1	$1	$—	$—	$—	$1
Capital contribution from a stockholder	—	—	6,935,306	—	—	6,935,306
Foreign currency translation adjustment	—	—	—	—	259,827	259,827
Net income	—	—	—	1,924,250	—	1,924,250
Balance, September 30, 2024	1	$1	$6,935,306	$1,924,250	$259,827	$9,119,384

FOR THE PERIOD FROM AUGUST 14, 2023 (INCEPTION) THROUGH SEPTEMBER 30, 2023

	Ordinary shares		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income	Stockholder’s Equity
	Shares	Amount
Balance, August 14, 2023 (inception)	—	$—	$—	$—	$—	$—
Issuance of ordinary share	1	1	—	—	—	1
Balance, September 30, 2023	1	$1	$—	$—	$—	$1

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Zhong Guo Liang Tou Group Limited
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2024	For the period from August 14, 2023 (inception) through September 30, 2023
Cash flows from operating activities:
Net income	$1,924,250	$—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property	66,769	—
Amortization of land use right	43,749	—
Amortization of intangible asset	506	—
Changes in operating assets and liabilities:
Accounts receivable	(973,854)	—
Other receivables	(37,449)	—
Prepayments	(1,670,343)	—
Inventories	(1,561,588)	—
Accounts payable	704,739	—
Accrued expenses and other current liabilities	116,796	—
Advances from customers	22,488,258	—
Accrued taxes	750,293	—
Net cash provided by operating activities	21,852,126	—

Cash flows from investing activities:
Advances on loan receivable	(2,782,570)
Purchase of intangible assets	(25,238)	—
Net cash used in investing activities	(2,807,808)	—

Cash flows from financing activities:
Proceeds from issuance of ordinary share	—	1
Net cash provided by financing activities	—	1

Effect of exchange rates on cash and cash equivalents	461,765	—

Net change in cash and cash equivalents	19,506,083	1
Cash and cash equivalents, beginning of period	15	—
Cash and cash equivalents, end of period	$19,506,098	$1

Supplemental Cash Flow Information:
Cash paid for income taxes	$23,196	$—
Cash paid for interest	$—	$—
Supplemental Disclosure of Noncash Investing and Financing Activities
Property and land use rights contributed by stockholder	$6,935,306	$—

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Business and Basis of Presentation

Zhong Guo Liang Tou Group Limited (the “CFI”) was incorporated in the British Virgin Islands (“BVI”) as a BVI Business Company on April 18, 2024 to be a holding company without substantive operations. CFI conducts its business operations through wholly owned subsidiaries (together “the Company”), that operate within the health and wellness food industry or holistic health food industry, focusing on distributing natural, grain-based health foods that support preventative health and wellness. The Company offers products that cater to the rising demand for safe, high-quality nutritional options, blending modern technology with traditional Chinese medicine.

Recapitalization:    During 2024, CFI undertook transactions to reorganize its legal structure as follows:

•        The sole stockholder of CFI (a) incorporated Zhong Liang Tou Holdings Limited (“CFI HK”) under the laws of Hong Kong on April 26, 2024 and (b) contributed CFI HK to CFI on May 2, 2024.

•        The sole stockholder of CFI (a) acquired Heilongjiang Zhongneng Liangke Agricultural Science and Technology Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“PRC”) (“OpCo 1”), on August 14, 2023 and (b) contributed OpCo 1 to CFI HK on May 20, 2024.

•        OpCo 1 incorporated Harbin Kangliang Technology Innovation Co., Ltd., a limited liability company organized under the laws of the PRC (“OpCo 2”) on April 3, 2024.

•        OpCo 1 incorporated Harbin Beikang Biotechnology Co., Ltd., a limited liability company organized under the laws of the PRC (“OpCo 3”) on March 21, 2024.

•        OpCo 1 incorporated Harbin Nongke Internet Technology Co., Ltd., a limited liability company organized under the laws of the PRC (“OpCo 4”) on April 3, 2024.

•        OpCo 1 incorporated Zhuhai Hengqin Liangke Biotechnology Co., Ltd., a limited liability company organized under the laws of the PRC (“OpCo 5) on March 18, 2024.

CFI, CFI HK, and OpCo 1 are controlled by the same controlling stockholder before and after the reorganization; therefore, the reorganization is considered a recapitalization of entities under common control. The recapitalization of the Company was accounted for at historical cost, with no goodwill or intangibles assets recorded, and the consolidated financial statements are prepared as if the aforementioned transactions were effective as of the beginning of the first period presented. Results of operations for the periods presented comprise those of the previous separate entities combined from the period from August 14, 2023 (inception) through May 20, 2024.

Basis of Presentation and Principles of Consolidation:    The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the assets, liabilities, revenues, expenses and cash flows of all wholly owned subsidiaries. The accompanying unaudited consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of the Company’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by the Financial Accounting Standards Board (“FASB”) in these accompanying notes to the unaudited consolidated financial statements are to the FASB Accounting Standards Codification (“ASC”).

The accompanying unaudited consolidated financial statements of the Company include the financial statements of CFI and its wholly owned subsidiaries. All significant intercompany balances and transactions within the Company have been eliminated upon consolidation. OpCo 1, OpCo 2, OpCo 3, OpCo 4, and OpCo 5 are collectively referred to as the “PRC Subsidiaries”.

Note 2 — Summary of Significant Accounting Policies

Foreign Currency and Foreign Currency Translation:    The unaudited consolidated financial statements of the Company are presented in the reporting currency of the U.S. dollar (“USD”). The functional currency of the Company is the Chinese Renminbi (“RMB”), which is the respective local currency used in its primary economic environment. Assets and liabilities of the Company are translated into the reporting currency using the exchange rate in effect at the

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

balance sheet dates. Equity transactions are translated using the historical exchange rate in effect on the date of the transaction, except for the change in retained earnings during the year, which is the result of the operations translation process. Results of operations and cash flows are translated using the weighted average exchange rates in effect during the period. As a result, amounts relating to the assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into the reporting currency are recorded as a component of comprehensive income (loss). The translation adjustment for the nine months ended September 30, 2024 and the period from August 14, 2023 (inception) through September 30, 2023 was a gain of $259,827 and $0, respectively.

Remeasurement gains and losses from transactions that are not denominated in the functional currency are recorded as other income (expenses) in the unaudited consolidated statements of income and comprehensive income. All of the Company’s revenue transactions are transacted in its functional currency. The Company has not entered into any material transaction in a currency other than its functional currency since inception. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

Translation of amounts from RMB into US$1 has been made at the following exchange rates for the respective periods:

Balance sheet items, except for equity accounts
September 30, 2024	RMB7.0181 to $1
December 31, 2023	RMB7.1070 to $1
Income statement and cash flows items
For the nine months ended September 30, 2024	RMB7.1876 to $1
For the period from August 14, 2023 (inception) through September 30, 2023	RMB7.2748 to $1

Emerging Growth Company:    The Company is expected to be an emerging growth company, as defined in the Jumpstart Our Business Startups (“JOBS”) Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of Estimates:    The preparation of the unaudited consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated financial statements. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. The Company’s most significant assumptions and estimates relate to the carrying value of accounts receivable, loan receivable and other receivables, including the determination of the allowance for credit losses, the carrying value of prepayments, the net realizable value of inventories, the valuation of nonmonetary transactions, the useful life and recoverability of property, land use rights, and definitive-lived intangible assets, customer refunds and other reserves, accrued taxes, uncertain tax positions, and deferred tax valuation allowances. These estimates are based on assumptions which management believes are reasonable. The Company evaluates its estimates on an ongoing basis and makes revisions to these estimates.

Segment Information:    ASC 280, Segment Reporting (“ASC 280”), defines operating segments as components of an enterprise where discrete financial information is available that is evaluated regularly by the chief operating decision-maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

CODM is the chief executive officer, who has ultimate responsibility for the operating performance of the Company and the allocation of resources. The CODM uses operating income as the primary measure to manage the business. The Company determined there are two operating and reportable segments based on the level at which the CODM reviews operating income, assesses performance and makes decisions regarding resource allocation. These operating segments are wholesale distribution and live-stream sales. The wholesale distribution segment focuses on product sales made through the Company’s extensive distributor network. The live-stream sales segment focuses on digital coupon sales for healthcare products and services on behalf of third-party merchants made through online platforms, primarily live-streaming platforms such a Douyin (TikTok), Meituan and Kuaishou.

Cash and cash equivalents:    Cash and cash equivalents consists of cash and fixed deposits held at banks, both of which are highly liquid and has original maturities of three months or less and is unrestricted as to withdrawal or use.

The Company maintains cash and cash equivalents in excess of insured limits of RMB 500,000 ($71,244 at September 30, 2024) per bank at financial institutions. The Company makes such deposits with entities it believes are of high credit quality and has not experienced losses on these accounts as of September 30, 2024. Management believes the Company is not exposed to significant risks on such accounts. The amounts over these insured limits as of September 30, 2024 was RMB 134,244,776 ($19,128,365 at September 30, 2024).

Customer, Supplier and Concentration Risk

Customer:    The Company controls credit risk through credit approvals, requirement for customer advances, credit limits and monitoring procedures. The Company performs in-depth credit evaluations on customers or requires a customer deposit to be paid in advance of delivering our performance obligation. The Company enters into distribution agreements with each of its distributors in its wholesale distribution segment that are typically for approximately two years. These agreements set forth the terms of the business relationship, the Company’s requirements for a distributors business practices, required compliance measures, minimum purchase volumes, if any, the Company’s commitment to provide marketing and promotion support to the distributor, and exclusivity requirement to only sell the Company’s products to the distributor’s customers. The Company maintains a low concentration risk, with no single customer contributing more than 10% of total revenue for the nine months ended September 30, 2024, or 10% of accounts receivable as of September 30, 2024.

Supplier:    The Company currently obtains inventory from approximately fourteen suppliers. The Company formalizes the relationship with suppliers through three-year supply agreements, which establish clear responsibilities regarding product specifications, production standards, delivery obligations, and quality assurances. The Company sources each of its products from two to three different suppliers to minimize disruption to its supply chain if one supplier were to encounter production issues. The Company evaluates each potential supplier through on-site assessments of the supplier’s scale, technical capability, production capacity, and delivery timelines to ensure a potential supplier meets the Company’s quality standards. Access to sufficient capacity from these suppliers in periods of high demand may be limited, as the Company may not account for a significant part of a supplier’s business. If the Company were to change or add additional suppliers, the Company’s on-site assessment process could prevent or delay product shipments that could negatively affect the Company’s results of operations. Four suppliers have each contributed over 10% of the Company’s total procurement, with individual contributions of 24.9%, 24.0%, 19.1% and 10.1% for the nine months ended September 30, 2024. Reliance on these suppliers may negatively affect the Company’s production if the inventory varies in reliability or quality. If the Company is unable to obtain timely deliveries of sufficient quantities of acceptable quality or if the supplier’s prices increase, results of operations could be harmed.

Accounts Receivable and Allowance for Credit Losses:    Accounts receivable are stated at the historical carrying amount net of an allowance for expected credit losses, if any. The Company also adopted this guidance for loan receivable and other receivables. To estimate expected credit losses, the Company has identified the relevant risk characteristics of its customers and the related receivables. The Company considers the past collection experience, current economic conditions, future economic conditions (external data and macroeconomic factors) and changes in

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

the Company’s customer collection trends. The allowance for credit losses and corresponding receivables are written off when they are determined to be uncollectible. As of September 30, 2024, no allowance for credit losses was required.

Loan Receivable:    Loan receivable consists of an advance made to the Company’s construction developer under an unsecured, interest-free loan of RMB 20,000,000 ($2,849,774 at September 30, 2024) in August 2024. The loan matures on October 19, 2024. On October 8, 2024, the loan was repaid in full. A nominal amount of imputed interest income was recognized as a component of interest income in the accompanying unaudited statement of income and comprehensive income for the nine months ended September 30, 2024.

Other Receivables:    Other receivables consist of amounts paid on behalf of employees which are expected to be either repaid by the employee or recoverable through statutory offsets within the next 12 months.

Prepayments:    Prepayments consist of funds deposited for future finished goods purchases from suppliers which are expected to be recognized or realized within the next 12 months. Certain of the Company’s suppliers require deposits as a guarantee that the Company will complete its purchases on a timely basis as well as to secure a specific purchase price. The prepayments balance is reviewed on a regular basis to determine if an allowance is necessary. As of September 30, 2024, an allowance was required.

Inventories:    Inventories, consisting of finished goods, are stated at the lower of cost (determined by the first-in, first-out method) or net realizable value. The valuation of inventories requires the Company to estimate obsolete or excess inventory as well as inventory that is not of saleable quality. The Company employs a variety of methodologies to determine the net realizable value of its inventory. While a portion of the calculation to record inventory at its net realizable value is based on the age of the inventory and lower of cost or net realizable value calculations, a key factor in estimating obsolete or excess inventory requires the Company to estimate the future demand for its products. If actual demand is less than the Company’s estimates, impairment charges, which are recorded to cost of sales, may need to be recorded in future periods. Inventory in excess of saleable amounts is not valued, and the remaining inventory is valued at the lower of cost or net realizable value. As of September 30, 2024 an allowance for obsolete or slow-moving inventory was not required.

Property, net:    The Company’s property consists of a building recorded at fair value that was contributed by a stockholder (see Note 9) and is being depreciated using the straight-line method over the estimated useful life of twenty years. The cost of repairs and maintenance is expensed as incurred, while the costs of major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

Website Development Costs:    Costs related to website development that are not being developed to be marketed externally, including purchased software, are accounted for in accordance with ASC 350-50, Intangible — Goodwill and Other — Website Development Costs (“ASC 350-50”). Website development costs are (i) expensed as incurred during the planning and content development stages and (ii) capitalized during the website application and infrastructure development and graphics development stages. Costs incurred during the operating stage that provide additional function or features to the website are evaluated in accordance with ASC 350-50 to determine if the costs will be capitalized, while costs that are for minor upgrades and enhancements or maintenance are expensed as incurred. Capitalized website development costs are amortized on a straight-line basis over the technology’s estimated useful life. For the nine months ended September 30, 2024 there were nominal costs incurred for website development costs recorded as a component of general and administrative expenses on the accompanying unaudited consolidated statements of income and comprehensive income.

Land Use Right, net:    According to the laws of the PRC, the government owns all land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. The land use rights contributed to the Company by the stockholder are recorded at fair value (see Note 9) and are being amortized using the straight-line method over the lease term of approximately 32 years.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Intangible Asset, net:    Intangible asset consists of a definite-lived trademark. The trademark is being amortized using the straight-line method over its estimated useful life of ten years. The Company carries intangible assets at cost less accumulated amortization.

Impairment of Long-Lived Assets:    In accordance with ASC 360, Impairment or Disposal of Long-Lived Assets (“ASC 360”), the Company reviews the carrying values of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Based on the existence of one or more indicators of impairment, the Company measures any impairment of long-lived assets using the projected discounted cash flow method at the asset group level. The estimation of future cash flows requires significant management judgment based on the Company’s historical results and anticipated results and is subject to many factors. The discount rate that is commensurate with the risk inherent in the Company’s business model is determined by its management. An impairment loss would be recorded if the Company determined that the carrying value of long-lived assets may not be recoverable. The impairment to be recognized is measured by the amount by which the carrying values of the assets exceed the fair value of the assets. No impairment was recorded by the Company as of September 30, 2024.

Advances from Customers:    Advances from customers consist of deposit payments from customers for inventories that had not yet been shipped as of period end and is expected to be shipped within the next 12 months. The Company will recognize the advances from customers as revenue as inventories are shipped and title to the assets is transferred to customers in accordance with the Company’s revenue recognition policy.

Revenue Recognition:    The Company’s revenue arrangements primarily consist of a single performance obligation to transfer promised goods or services to a customer. Substantially all of the performance obligations are satisfied at a point in time rather than over time when title, risks and rewards of ownership, and subsequently control have transferred to the customer.

Wholesale distribution segment

Revenue primarily represents the sale of inventories to distributors. Revenue, which includes shipping and handling charges billed to the distributor, is recognized at the time the product is shipped to a distributor and is reported net of variable consideration, including applicable discounts, estimated returns, and allowances.

The Company determined minimum purchase volumes required by the distributor agreements, if any, do not provide a distributor a material right that gives rise to a separate performance obligation as there are no discounts or other incentives provided in the distributor agreement. The Company’s performance obligation is created as new orders are received from the distributor. The Company will recognize any remaining revenue associated with a minimum purchase volume at the end of the period of the minimum purchase volume is effective for if the minimum is not reached.

The Company principally relies on historical experience, specific distributor agreements, and anticipated future trends to estimate these amounts at the time of sale and to reduce the transaction price. The Company has no obligations related to discounts, returns, and allowances recorded on its unaudited consolidated balance sheets as of September 30, 2024.

Live-stream sales segment

Revenue primarily represents the sale of digital coupons to customers for goods or services (or for discounts on goods or services) to be provided by third-party merchants. The Company has determined that it is the principal in these transactions because it has discretion in establishing the pricing of the digital coupons. Revenue is recognized at the time the customer redeems the digital coupon for goods or services (or for discounts on goods or services) from the third-party merchant as that is the timing for when the Company’s obligations to the customer are satisfied. Revenue is reported net of variable consideration, including estimated refunds and service fees.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company principally relies on historical experience, specific customer agreements, and anticipated future trends to estimate these amounts at the time of sale and to reduce the transaction price. The Company has no obligations related to service fees and refunds recorded on its unaudited consolidated balance sheets as of September 30, 2024.

There are no acquisition costs associated with obtaining customers in either segment and there are no amounts owed to third-party merchant for the goods or services to be provided at the time the digital coupon is redeemed as of September 30, 2024.

Cost of Revenue:    Cost of revenue consists primarily of the cost of inventories, warehousing and distribution costs such as inbound freight charges, purchasing and receiving costs.

Accumulated Other Comprehensive Income:    Comprehensive income is comprised of net income and all changes to the statement of stockholder’s equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. The Company’s comprehensive income consists of net income and gains from foreign currency translation adjustments.

Leases:    The Company’s determination of whether an arrangement contains a lease is based on an evaluation of whether the arrangement conveys the right to use and control specific property or equipment. The Company leases office space under operating leases primarily having an initial term of less than one year.

Leases are classified as either finance leases or operating leases. A lease is classified as a finance lease if any one of the following criteria are met: the lease transfers ownership of the asset by the end of the lease term, the lease contains an option to purchase the asset that is reasonably certain to be exercised, the lease term is for a major part of the remaining useful life of the asset or the present value of the lease payments equals or exceeds substantially all of the fair value of the asset. A lease is classified as an operating lease if it does not meet any one of these criteria.

The Company accounts for fixed lease and non-lease components of a lease as a single lease component. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets and are recognized on a straight-line basis over the lease term within general administrative costs on the accompanying unaudited consolidated statements of income and comprehensive income (see Note 10).

Advertising Costs:    The Company expenses the costs of advertising as incurred. There was $135,158 and $0 of advertising expenses incurred for the nine months ended September 30, 2024 and for the period from August 14, 2023 (inception) through September 30, 2023, respectively, and included within selling expenses on the accompanying unaudited consolidated statements of income and comprehensive income.

Income taxes:    The Company accounts for income taxes under the provisions of ASC 740, Income Taxes (“ASC 740”), which is an asset and liability approach that requires recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties, and disclosures required. The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the British Virgin Islands (“BVI”), Hong Kong, and PRC. The Company’s tax returns remain open, subject to examination by major tax jurisdictions.

Under the current laws of the BVI, the CFI is not subject to tax on income or capital gain, in addition, payments of dividend by CFI to its stockholder is not subject to withholding tax in the BVI.

Under the current laws in Hong Kong, CFI HK is subject to Hong Kong profits tax rate of 16.5%. Additionally, upon payments of dividends by CFI HK to its stockholder, no Hong Kong withholding tax will be imposed.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Under the current laws in the PRC, the PRC Subsidiaries are subject to the Enterprise Income Tax law (“EIT”) of the PRC. The PRC Subsidiaries’ operations are subject to the 25% enterprise income tax.

Earnings per share:    Basic earnings per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding the effects of any potential dilutive securities. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional ordinary shares that would have been outstanding if the potential ordinary share equivalents had been issued and if the additional ordinary shares were dilutive. Earnings per share excludes all potential dilutive shares of ordinary shares if their effect is anti-dilutive. There were no potential dilutive securities at September 30, 2024 and December 31, 2023.

Fair value of financial instruments:    ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2:

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3:

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Assets and liabilities measured at fair value are based on one or more of the following techniques noted in ASC 820:

•        Market approach:    Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

•        Cost approach:    Amount that would be required to replace the service capacity of an asset (replacement cost).

•        Income approach:    Techniques to convert future amounts to a single present value amount based upon market expectations (including present value techniques, option pricing, and excess earnings models).

The Company believes its valuation methods are appropriate and consistent with other market participants, however the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company’s financial instruments with a carrying value that approximates fair value consist of cash and cash equivalents, accounts receivable, loan receivable, other receivables, prepayments, accounts payable, accrued expenses and other current liabilities, advances from customers and accrued taxes because of the short-term nature or expected settlement dates of these instruments. The Company does not have any financial instruments, assets or liabilities that have recurring fair value measurements.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Government Contribution Plan:    Pursuant to the laws applicable to companies organized under the laws of the PRC, the PRC Subsidiaries are required to participate in a government-mandated multi-employee defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. Chinese labor regulations require the PRC Subsidiaries to pay to the local labor bureau a monthly contribution rate based on the monthly basic compensation of qualified employees. The relevant local bureau is responsible for meeting all retirement benefit obligations and there are no further commitments beyond the monthly contribution for the PRC Subsidiaries.

Recent Accounting Pronouncements:

Recent Accounting Pronouncements, not yet adopted:

ASU 2023-07, Segment Reporting — Improvements to Reportable Segment Disclosures (“ASU 2023-07”), requires enhanced disclosures related to significant segment expenses and a description of how the chief operating decision maker utilizes segment operating profit or loss to assess segment performance. ASC 2023-07 is effective for fiscal years beginning after December 15, 2023 and for interim reporting periods starting after December 15, 2024, and is to be applied retrospectively. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

ASU 2023-09, Income Taxes (“ASU 2023-09”), requires disclosure of specific categories and disaggregation of information in the rate reconciliation table and expands disclosures related to income taxes paid. The new standard is effective for fiscal years beginning after December 15, 2024 and is to be applied prospectively. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

ASU 2024-02, Codification Improvements-Amendments to Remove References to the Concepts Statements (“ASU 2024-02”) updates accounting standards for revenue recognition (ASC 606), lease accounting (ASC 842), and impairment of long-lived assets (ASC 360). ASU 2024-02 provides enhanced guidance for estimating variable consideration, accounting for contract modifications, determining lease terms, and simplifying impairment testing for long-lived assets. It also introduces increased disclosure requirements for financial instruments and derivatives. ASU 2024-02 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

ASU 2024-03, Disaggregation of Income Statement Expenses (“ASU 2024-03”), requires public companies to disaggregate key expense categories, such as inventory purchases, employee compensation and depreciation in their financial statements. This aims to improve investor insight into company performance. ASU 2024-03 is effective for fiscal years beginning after December 15, 2024, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted. The Company is currently evaluating the impact, if any, adoption will have on its consolidated financial statements and disclosures.

Note 3 — Business Combination

In September 2024, the sole stockholder of the Company, Rosy Sea Holdings Limited (“Rosy Sea”), entered into a definitive business combination agreement with Iron Horse Acquisitions Corp (“Iron Horse”). The purpose of this agreement is to enable the Company, through its ownership by Rosy Sea, to become a wholly owned subsidiary of Iron Horse, which will subsequently be renamed China Food Investment. This strategic merger aims to enhance market presence and capitalize on growth opportunities in the health and biotechnology food sector. The completion of this transaction is subject to certain constraints, including due diligence, regulatory approvals, and Nasdaq’s consent, with a target closure in the first quarter of 2025.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Property, net

Property, net is summarized as follows:

	September 30, 2024	December 31, 2023
	(Unaudited)
Building	$4,318,832	$—
Less: Accumulated depreciation	(68,381)	—
Property, net	$4,250,451	$—

Depreciation expense for the nine months ended September 30, 2024 was $66,769 and is included as a component of general and administrative expenses on the accompanying unaudited consolidated statements of income and comprehensive income. No depreciation expense was recognized for the period from August 14, 2023 (inception) through September 30, 2023.

Note 5 — Land Use Right, net

Land use right, net is summarized as follows:

	September 30, 2024	December 31, 2023
	(Unaudited)
Land use right	$2,829,826	$—
Less: Accumulated amortization	(44,806)	—
Land use right, net	$2,785,020	$—

Amortization expense of the land use right for the nine months ended September 30, 2024 was $43,749 and is included as a component of general and administrative expenses on the accompanying unaudited consolidated statements of income and comprehensive income. No amortization expense of the land use right was recognized for the period from August 14, 2023 (inception) through September 30, 2023.

Note 6 — Intangible Asset, net

Intangible asset, net is summarized as follows:

	September 30, 2024	December 31, 2023
	(Unaudited)
Trademark	$25,238	$—
Less: Accumulated amortization	(518)	—
Intangible asset, net	$24,720	$—

Amortization expense of the intangible asset for the nine months ended September 30, 2024 was $506 and is included as a component of general and administrative expenses on the accompanying unaudited consolidated statements of income and comprehensive income. No amortization expense of the intangible asset was recognized for the period from August 14, 2023 (inception) through September 30, 2023.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Income Taxes

The provision for income taxes is associated with the PRC Subsidiaries and consists of the following:

	For the nine months ended September 30, 2024	For the period from August 14, 2023 (inception) through September 30, 2023
	(Unaudited)	(Unaudited)
Current	$766,803	$—
Deferred	—	—
	$766,803	$—

The Company’s effective income tax rates are as follows:

	For the nine months ended September 30, 2024	For the period from August 14, 2023 (inception) through September 30, 2023
	(Unaudited)	(Unaudited)
PRC Statutory income tax rate	25.0%	25.0%
Changes in valuation allowance and others	3.5%	(25.0)%
Effective income tax rate	28.5%	—

Note 8 — Stockholder’s Equity

The Company authorized 50,000 ordinary shares with $1 par value. In 2024, the Company issued 1 share with $1 par value to one stockholder. The issuance of the ordinary share is considered as a part of the recapitalization of the Company (see Note 1), which was retroactively applied as if the transaction occurred at the beginning of the earliest period presented in the accompanying unaudited consolidated financial statements.

On May 30, 2024, the Company increased additional-paid in capital by the fair value of a non-monetary contribution of a building and a land use right from the stockholder of Rosy Sea (see Note 9).

Note 9 — Related Party Transactions

On May 30, 2024, the stockholder of Rosy Sea contributed to the Company (i) a building with a gross floor area of 4,032.36 square meters and (ii) a land use right for 18,000 square meters that expire in September 2056, both of which are located in Deliger Industrial Park, Duerbot Mongolian Autonomous County, Daqing City, Heilongjiang Province. These building and land use rights (collectively, the “Contributed Assets”) were recorded on the contribution date at fair value of RMB 30,310,000 ($4,189,937 at May 30, 2024 and $4,318,832 at September 30, 2024, respectively) and RMB 19,860,000 ($2,745,369 and $2,829,826 at May 30, 2024 and September 30, 2024, respectively), respectively. Determining the fair values of the Contributed Assets requires judgments and the use of significant estimates and assumptions. The Company engaged an independent third-party appraisal firm to assist in the fair value determination of the Contributed Assets on the contribution date. The Contributed Assets were valued using a cost method valuation approach which utilizes assumptions about future economic factors, replacement costs, and depreciation rates relevant to the unique characteristics of the Contributed Assets.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Commitments and contingencies

Operating lease:    In June 2024, the Company entered a seven-month lease for office space of approximately 150 square meters in Zhuhai, China, expiring December 31, 2024, with monthly payments of RMB 17,116 ($2,439 at September 30, 2024). Operating lease expense of $9,525 for the nine months ended September 30, 2024 and is included as a component of general and administrative expenses on the accompanying unaudited consolidated statements of income and comprehensive income. No operating lease expense was recognized for the period from August 14, 2023 (inception) through September 30, 2023.

Indemnification Agreements:    The Company enters into contractual relationships that contain indemnification provisions in its normal course of business with other parties. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant, or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Historically, there have been no such indemnification claims. Management believes any liability arising from these agreements will not be material to the Company’s consolidated financial statements.

Legal Matters:    The Company is periodically involved in legal proceedings, legal actions, and claims arising in the normal course of business, including proceedings relating to intellectual property, safety and health, employment and other matters. Management believes that the outcome of such legal proceedings, legal actions, and claims will not have a significant adverse effect, individually, or in the aggregate, on the Company’s financial position, results of operations or cash flows.

Geographical Data:    Primarily all of the Company’s revenue is generated in the PRC and all of the Company’s assets are located in the PRC.

Note 11 — Segment Information

The business is managed in two operating segments: (i) wholesale distribution segment, which includes product sales made through the Company’s extensive distributor network, and (ii) live-stream sales segment, which includes digital coupon sales made through online platforms. The Company’s corporate division is included in the following presentation since certain expenses of this division are not allocated separately to the two operating segments. Management evaluates the segments based primarily on operating income, which is reflected in the tables below for the periods presented:

	For the nine months ended September 30, 2024	For the period from August 14, 2023 (inception) through September 30, 2023
	(Unaudited)	(Unaudited)
Operating income:
Wholesale distribution	$2,607,272	$—
Live-stream sales	443,242	—
Corporate	(378,045)	—
Total operating income	$2,672,469	$—

The Corporate division includes expenses associated with corporate functions and projects, certain employee benefits, rent, utilities, depreciation of property, amortization of land use right and intangible asset, interest income, and inter-segment eliminations.

The Company has one product within its wholesale distribution segment that accounts for approximately 10.9% of total consolidated revenue for the nine months ended September 30, 2024.

ZHONG GUO LIANG TOU GROUP LIMITED
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below or within these unaudited consolidated financial statements, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the unaudited consolidated financial statements.

On August 5, 2024, OpCo 3 entered into an agreement with a construction developer to develop an industrial park project (the “Project”) in the Mulan Economic Development Zone. The Project covers 130,000 square meters with a planned gross floor area of 168,497.45 square meters, incorporating warehouses, production plants, and office buildings.

OpCo 3 committed to make disbursements in accordance with project milestones, estimated to be as follows:

	RMB		USD (at September 30, 2024)
	(Unaudited)		(Unaudited)
2025	RMB	200,000,000	$28,497,742
2026		200,000,000	28,497,742
2027		200,000,000	28,497,742
2028		200,000,000	28,497,742
2029		200,000,000	28,497,742
	RMB	1,000,000,000	$142,488,710

On October 25, 2024, in preparation for the acquisition by Iron Horse (see Note 3), OpCo 3, Rosy Sea’s stockholder, and the construction developer signed a tripartite agreement, whereby OpCo 3 transferred all responsibilities and capital commitments of the Project to Rosy Sea’s stockholder for no consideration. Consequently, OpCo 3 ceased to be a party to the Project.

Annex A

AMENDED AND RESTATED
BUSINESS COMBINATION AGREEMENT

by and between

ROSY SEA HOLDINGS LIMITED

and

IRON HORSE ACQUISITIONS CORP.

and

ZHONG GUO LIANG TOU GROUP LIMITED

dated as of December 18, 2024

Annex A-i

Annex A-ii

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement, dated as of December 18, 2024 (this “Agreement”),which amends and restates in its entirety the original Business Combination Agreement, dated September 27, 2024 (the “Original Agreement”), is made and entered into by and between (i) Iron Horse Acquisitions Corp., a Delaware corporation (“Acquiror”), (ii) Rosy Sea Holdings Limited, a company incorporated and existing under the laws of the British Virgin Islands (“Seller”), and (iii) Zhong Guo Liang Tou Group Limited, a company incorporated and existing under the laws of the British Virgin Islands (the “Company”). ( Capitalized terms used but not otherwise defined shall have the meanings set forth in Section 1.1.

RECITALS

WHEREAS, Acquiror is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Seller is the owner of record and beneficially of one hundred percent (100%) of the issued and outstanding capital stock of the Company. Other than the capital stock of the Company owned by Seller, no other securities of the Company are issued and outstanding and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any securities of the Company;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the BVI Business Companies Act, 2004 (as amended) (the “BVI Act”), as applicable, each Company Share (as defined below) issued and outstanding immediately prior to the Closing Date (as defined below) shall be transferred to the Acquiror in exchange for the right of Seller to receive, such number of newly issued shares of Acquiror Common Stock as determined in accordance with this Agreement. Upon the completion of the transaction contemplated herein, the Company (including its subsidiaries) shall become the direct wholly owned subsidiary of the Acquiror;

WHEREAS, in exchange for the transfer and delivery of the Company Shares (as defined below), Seller will receive at the Closing (as defined below) certain number of shares of Acquiror Common Stock (as defined below), as may be issued and adjusted in accordance with this Agreement and the Acquiror Governing Documents (as defined below);

WHEREAS, subsequent to the execution and delivery of this Agreement, Seller, Acquiror and the Company will enter into a voting and support agreement in form and substance mutually agreeable to Acquiror, Seller and the Company (the “Shareholder Support Agreement”), pursuant to which, among other things, Seller (a) will agree that it will not transfer (unless mutually agreed to by the Acquiror) and will vote the Company Shares in favor of this Agreement (including by execution of a written consent) and the Transactions (as defined below), and (b) will agree that it will take such other actions as may be necessary to further Seller’s performance of this Agreement and consummation of the Transactions;

WHEREAS, subsequent to the execution and delivery of this Agreement, Seller, Acquiror, and Sponsor will enter into a voting support agreement in form and substance mutually agreeable to Acquiror, Seller and the Company (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor will agree that it will not transfer and will vote its shares of Acquiror Capital Stock (as defined below) or any additional shares of Acquiror Capital Stock that it acquires prior to the Acquiror Stockholder Meeting (as defined below) in favor of this Agreement and the Transactions and each of the Transaction Proposals (as defined below);

WHEREAS, as a material inducement to Acquiror to enter into this Agreement and consummate the Transactions, each of the principal Company executives and employees listed on Section 1 of the Seller Disclosure Letter will enter into an executive employment agreement with the Acquiror to take effect upon the Closing (the “Employment Agreements”);

WHEREAS, subsequent to the execution and delivery of this Agreement, Seller will enter into a lock-up agreement with Acquiror in form and substance mutually agreeable to Acquiror and Seller (the “Lock-Up Agreement”) pursuant to which, among other things, Seller will agree that it will not sell, for the period set forth in the Lock-Up Agreement, the Acquiror Common Stock it receives under this Agreement;

Annex A-1

WHEREAS, at Closing, Acquiror and Seller will enter into a registration rights agreement, in form and substance mutually agreeable to Acquiror and Seller, pursuant to which, among other things, Acquiror will agree to provide Seller with certain rights relating to the registration for resale of the Acquiror Common Stock received under this Agreement (the “Registration Rights Agreement”); and

WHEREAS, each of the board of directors of Acquiror (the “Acquiror Board”) and the board of directors of Seller (the “Seller Board”) has (a) determined that it is fair to, advisable for, and in the best interests of Acquiror and Seller, as applicable, and its respective stockholders or shareholders, as applicable, to enter into this Agreement and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions, and (c) determined to recommend to their respective stockholders or shareholders the approval and adoption of this Agreement and the Transactions, such approval to be obtained after the effectiveness of the Registration Statement, as defined below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Seller, Acquiror and Company, agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Bylaws” means the amended and restated bylaws of Acquiror in effect immediately prior to the Closing Date, as amended and/or restated from time to time.

“Acquiror Capital Stock” means, collectively, the Acquiror Common Stock (including shares of Acquiror Common Stock issued upon conversion of the Acquiror Rights) and the Acquiror Preferred Stock.

“Acquiror Charter” means the Amended and Restated Certificate of Incorporation of Acquiror, dated December 26, 2023, as amended and/or restated from time to time.

“Acquiror Common Stock” means common stock of Acquiror, par value $0.0001 per share.

“Acquiror Disclosure Schedule” means the disclosure schedule to be delivered by the Acquiror to the Seller in connection with the execution and delivery of this Agreement.

“Acquiror Governing Documents” means, collectively, the Acquiror Charter and the Acquiror Bylaws.

“Acquiror Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of Acquiror or (b) the ability of Acquiror to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (i) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (ii) any change in interest rates or economic, political, business, securities or financial market conditions generally; (iii) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement; (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions, or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (v) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions or social conditions, (vi) any matter as of the date of this Agreement to the extent expressly set forth on the Acquiror Disclosure Letter; (vii) any action taken or omission by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (vii)) of, the Company; (viii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (ix) any Events that are cured by Acquiror prior to the Closing; or (x) any worsening of the Events referred to in clauses (ii), (iv), (v) or

Annex A-2

(viii)) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (i), (ii), (iv), (v) and (viii), any such Event to the extent it disproportionately affects Acquiror relative to other participants in the industries in which Acquiror operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect.

“Acquiror Preferred Stock” means preferred stock of Acquiror, par value $0.0001 per share.

“Acquiror Rights”  means the rights issued to Acquiror Stockholders entitling the holder to receive one-fifth (1/5) of one share of Acquiror Common Stock for each Acquiror Right upon consummation of the initial Business Combination.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) Acquiror Stockholder to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable, and up to $100,000 to pay dissolution expenses) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Stockholder” means any holder of any shares of Acquiror Capital Stock.

“Acquiror Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at the Acquiror Stockholder Meeting duly called by the Acquiror Board and held for such purpose.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) Transfer Taxes (iii) any deferred Sponsor and other advisor expenses, and (iv) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“Acquisition Proposal” means, as to Seller and Acquiror, other than the Transactions and the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities (for the avoidance of doubt, excluding a sale of warrant(s) issued by the Company prior to the date of this Agreement by a warrant holder) of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Transaction” means, (a) as to the Company, a transaction concerning the sale or transfer of (i) all or any material part of the business or assets of the Company Entities, taken as a whole, or (ii) any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any

Annex A-3

Company Entity, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (b) as to Acquiror, a transaction (other than the Transactions) involving the sale or transfer of Acquiror Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (a) the Shareholder Support Agreement, (b) the Sponsor Support Agreement, (c) the Lock-Up Agreement, (d) the Registration Rights Agreement, and (e) the Acquiror Governing Documents.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Business Combination” has the meaning set forth in the Acquiror Governing Documents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“BVI Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Articles” means the amended and restated articles of association of the Company adopted on April 18, 2024.

“Company Entities” means, collectively, the Company and its Subsidiaries and “Company Entity” means any one of the Company Entities.

“Company Governing Documents” means, collectively, the Company Memorandum and the Company Articles.

“Company Intellectual Property” means, collectively, any and all (a) Owned Intellectual Property and (b) the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets and liabilities, results of operations or financial condition of the Company Entities, taken as a whole or (b) the ability of the Company Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (ii) any change in interest rates or economic, political, business, securities, or financial market conditions generally; (iii) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or any action or omission of a Company Entity taken pursuant hereto or thereto or in contemplation thereof; (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures, any Permitted COVID-19 Measures or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate; (v) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions; (vi) any failure in and of itself of any Company Entities to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect; (vii) any Events generally applicable to the industries or markets in which the Company Entities operate; (viii) any matter existing as of the date of this Agreement to the extent expressly set forth on the Seller Disclosure Letter (as defined below); (ix) any action taken or omission by or at the express written request of an authorized officer of,

Annex A-4

or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.2, unless otherwise agreed by Acquiror to be subject to this exception (ix)) of, Acquiror; (x) any Events that are cured by the Company prior to the Closing; (xi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); or (xii) any worsening of the Events referred to in clauses (ii), (iv), (v), (vii) or (xi) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (i), (ii), (iv), (v) and (vii), any such Event to the extent it disproportionately affects the Company Entities, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate, shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Memorandum” means the amended and restated memorandum of association of the Company adopted on April 18, 2024.

“Company Shareholder” means any holder of any Company Shares.

“Company Shareholder Approval” means the approval of this Agreement at the Company Shareholders’ Meeting duly called by the Company Board.

“Company Shares” means the ordinary shares of the Company as defined in the Company Memorandum.

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected (after investigation that did not eliminate such suspicion) violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (a) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (b) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (c) an attacker obtains or otherwise gains access to (without necessarily obtaining) sensitive data (including Personal Information) and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (d) a user provides or exposes sensitive information (including Personal Information) to others through peer-to-peer file sharing services.

“Confidential Information” means any non-public information of or concerning the Company Entities or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Company Intellectual Property, whether existing or being developed.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the Company Entities and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 or local equivalent.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Copyrights” means all rights in copyrights and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to COVID-19.

Annex A-5

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Seller Disclosure Letter or the Acquiror Disclosure Letter (as defined below).

“Environmental Laws” means all foreign federal, state and local Laws as in effect on the date of this Agreement arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fully Diluted Company Shares” means the total number of issued and outstanding Company Shares as of immediately prior to the Closing Date, determined on a fully diluted basis. As of the date hereof, there is one (1) Fully Diluted Company Share.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or that governs its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of a BVI business company with limited liability are its certificate of incorporation and memorandum of association and articles of association under the BVI Act, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (“PCBs”), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Annex A-6

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment that have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information (including knowledge databases, customer lists and customer databases); (e) all uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (f) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (g) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (h) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (i) all rights and powers to assert, defend and recover title to any of the foregoing; (j) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (k) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the Company Entities and used in their business as currently conducted.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Company Entities or to which the Company Entities otherwise have a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the Company Entities.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Nasdaq” means the Nasdaq Stock Market LLC.

“NDA” means the mutual confidentiality agreement entered into between Acquiror and the Company.

“OFAC” means the U.S. Office of Foreign Assets Control.

Annex A-7

“Open Source Software” means all Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (b) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company Entities.

“Owned Real Property” means all real property owned in fee simple by any of the Company Entities.

“Parties” means the parties to this Agreement.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (a) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to Acquiror prior to the date of this Agreement, if material, or (b) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which, if material, such party provides at least one Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (i) not yet due and payable or that are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or that are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under a Real Property Lease, (iii) any Liens encumbering the real property of which the Leased Real Property is a part, and (iv) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate, up-to-date survey would show, in each case of clauses (i)-(iv), that do not materially interfere with the present use of the Leased Real Property, (e) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not

Annex A-8

materially interfere with the current use of the Leased Real Property, (f) limited, non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (g) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Company Entities, (j) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company Entities, (k) Liens identified in the Company Financial Statements, (l) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions, (m) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the Company Entities, and (n) Liens existing on the date hereof and listed on Section 3.7 of the Seller Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means: (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information (including sensitive personal data or information as defined under applicable Law) that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“Privacy Laws” means (a) all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident or breach notifying requirements, (b) all Laws relating to spam, direct marketing, or unsolicited electronic communications and (c) similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority pursuant to (a) and (b).

“Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be included in the Registration Statement (as defined below) and that shall be a proxy statement of Acquiror with respect to the matters to be submitted to the Acquiror Stockholders at the Acquiror Stockholder Meeting (as defined below).

“Real Property Leases” means leases, lease guaranties, subleases, licenses and agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property to the Company Entities, including all amendments and modifications thereof (excluding any such agreements for parking, storage or temporary use that are not essential for the use of any of the Real Property Leases).

Annex A-9

“Real Property” means, collectively, the Leased Real Property and Owned Real Property.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Remedial Action” means all action required under applicable Laws: (a) to clean up, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (b) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (c) to perform pre-remedial studies, investigations or monitoring in or under any real property, assets or facilities.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Articles” means the articles of association of the Seller in effect at Closing.

“Seller Governing Documents” means, collectively, the Seller Memorandum and the Seller Articles.

“Seller Memorandum” means the memorandum of association of the Seller in effect at Closing.

“Seller Transaction Expenses” means any out-of-pocket fees and expenses payable by Seller, any of the Company Entities or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of Seller or the Company Entities at or after the Closing pursuant to any agreement to which any of Seller or the Company Entities is a party prior to the Closing that become payable (including if subject to continued employment) as a result of the execution of this Agreement or an Ancillary Agreement or the consummation of the Transactions; and (c) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 8.1(c).

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“Sponsor” means Bengochea SPAC Sponsors I LLC.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls 50% or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

Annex A-10

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Transactions” means, collectively, each of transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

Other Definitions.

Acquiror	Preamble
Acquiror Board	Recitals
Acquiror Board Recommendation	8.2(b)(ii)
Acquiror Common Stock	Recitals
Acquiror Cure Period	10.1(g)
Acquiror Deal Communications	11.18(b)
Acquiror Disclosure Letter	Article IV
Acquiror Financial Statements	4.4(a)
Acquiror Financing Certificate	2.1(b)
Acquiror Modification in Recommendation	8.2(b)(ii)
Acquiror Non-Recourse Party	11.16(b)
Acquiror Promissory Note	11.6
Acquiror SEC Filings	4.12
Acquiror Stockholder Meeting	8.2(b)(i)
Additional SEC Reports	7.4
Adjusted Consideration	2.3
Agreement	Preamble
Agreement End Date	10.1(f)
Anti-Money Laundering Laws	3.25
BVI Act	Recitals
Closing	2.5
Closing Date	2.5
Company	Preamble
Company Advised Parties	11.18(e)
Company Audited Financial Statements	6.7(a)
Company Benefit Plan	3.21(a)
Company Board	Recitals
Company Certificates	2.1(c)
Company Deal Communications	11.18(f)

Annex A-11

Company Financial Statements	3.4(a)
Company Health Plan	3.21(l)
Company Unaudited Financial Statements	3.4(a)
Consideration	2.3
D&O Indemnified Parties	6.4(a)
Data Processing Contracts	3.6(m)
Designated Entity	3.6(b)
DGCL	Recitals
ERISA	3.21(a)
Exchange	2.2(a)
Exchange Agent	2.1(c)
FCPA	3.24
General Release	2.6(a)(vi)
Interim Period	6.2
Intervening Event	8.2(b)(iii)
Intervening Event Change in Recommendation	8.2(b)(iii)
Intervening Event Notice Period	8.2(b)(iii)
IP Licenses	3.6(f)
IPO	4.13
Lease Terminations	3.8(a)(v)
Lock-Up Agreement	Recitals
Material Contract	3.5(a)
Prior Acquiror Counsel	11.18(a)
Prior Seller Counsel	11.18(e)
Privacy Policies	3.6(l)
Privileged Acquiror Deal Communications	11.18(b)
Privileged Company Deal Communications	11.18(f)
Public Stockholders	11.1
Q1 Financial Statements	6.7(a)
Q2 Financial Statements	6.7(a)
Q3 Financial Statements	6.7(b)
Registration Statement	8.2(a)(i)
Regulatory Approvals	8.1(a)
Related Party	3.19(a)
Released Claims	11.1
Seller Cure Period	10.1(f)
Seller Disclosure Letter	Article III
Seller Non-Recourse Party	11.16(b)
Seller Transaction Documents	2.6(a)(i)
Seller Transaction Expenses Certificate	2.1(a)
Shareholder Support Agreement	Recitals
Sponsor Support Agreement	Recitals
Stockholder Certificates	2.1(c)
Stockholder Litigation	8.5
Terminating Acquiror Breach	10.1(g)
Terminating Seller Breach	10.1(f)
Top Customers	3.29(c)
Top Vendors	3.29(a)
Transaction Proposals	8.2(b)(i)
Trust Account	11.1
Trust Agreement	4.13
Trustee	4.13

Annex A-12

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified: (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation”; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if”; and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3 Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.3(a) of the Seller Disclosure Letter, and (b) the phrase “to the knowledge of Acquiror” shall mean the knowledge of the individuals identified on Section 1.3(b) of the Acquiror Disclosure Letter, in each case as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II
TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Seller Transaction Expenses Certificate. No later than three Business Days prior to the Closing Date, Seller shall provide to Acquiror a written report setting forth a list of all of the Seller Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Seller Transaction Expenses Certificate”).

(b) Acquiror Financing Certificate. As soon as reasonably practicable (but in any event no later than one Business Day) prior to the Closing Date, Acquiror shall deliver to Seller written notice setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the Acquiror Share Redemption; (ii) a written report setting forth a list of all of the Acquiror Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; (iii) deferred IPO fees, and (iv) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to Acquiror to be repaid on the Closing Date pursuant to Section 2.5(c) (the “Acquiror Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect Acquiror’s ability to be reimbursed (and any invoices to the Acquiror to be paid) for any Acquiror Transaction Expenses incurred after the delivery of the Acquiror Financing Certificate.

(c) Prior to the Closing, Acquiror shall appoint an exchange agent reasonably acceptable to Seller (the “Exchange Agent”) for the purpose of verifying the cancellation of certificates (where share certificates were issued) representing (or, in the case of Acquiror, book entries recording ownership of) (i) Company Shares (“Company Certificates”) and (ii) exchanging such Company Shares for shares of Acquiror Common Stock.

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Section 2.2 The Exchange.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, Seller shall sell to Acquiror, and Acquiror shall purchase from Seller, free and clear of any and all Liens, all of the issued and outstanding Company Shares and in exchange, the Acquiror shall issue and cause the Exchange Agent to deliver to Seller such number of shares of Acquiror Common Stock determined in accordance with the provisions of Section 2.3 below (the “Exchange”). Upon completion of the Transactions, the Company shall be a wholly owned subsidiary of Acquiror.

(b) At or prior to the Closing, Seller shall surrender and deliver to the Exchange Agent all of the Company Certificates and deliver such other documents reasonably requested by the Acquiror or the Exchange Agent, including without limitation, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and Acquiror.

Section 2.3 Consideration. The number of newly issued shares of Acquiror Common Stock issuable to Seller in connection with the Exchange shall be 47,888,000 shares of Acquiror Common Stock (the “Consideration”), which assumes one hundred percent (100%) Acquiror Share Redemption. As such, the Consideration may be adjusted at the Closing based on Acquiror Share Redemption where the Consideration shall be reduced one-for-one by the number of shares of Acquiror Common Stock that the holders of which have not elected to redeem (the “Adjusted Consideration”). By way of example only and not intended to be indicative of the actual Consideration or Adjusted Consideration:

Percentage of Acquiror Share Redemption	Consideration/ Adjusted Consideration
100%	47,888,000
50%	44,438,000
10%	41,678,000
0%	40,988,000

Section 2.4 Organizational Documents.

(a) Seller Governing Documents. The Seller Governing Documents shall be in the form attached hereto as Exhibit E, until amended in accordance with applicable Law.

(b) Acquiror Governing Documents. On the Closing Date, the Acquiror Governing Documents shall be, and the Parties shall take or cause to be taken all action required to cause the Acquiror Governing Documents to be, amended and restated in form and substance mutually agreeable to Acquiror, Seller and the Company.

Section 2.5 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.8 on the date that is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by Acquiror and Seller in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.6 Closing Deliverables.

(a) At the Closing, Seller will deliver or cause to be delivered to Acquiror on behalf of itself and the Company:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying (A) that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled, (B) that attached thereto are true and complete copies of all resolutions of the board of directors and the shareholders of the Seller authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents contemplated hereby to be delivered in connection with this Agreement or at the Closing to which Seller and the Company are a party (collectively, the “Seller Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (C) the names, titles, and signatures of the officers of

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the Seller authorized to sign this Agreement and the other Seller Transaction Documents, and (D) that attached thereto are true and complete copies of the Seller Governing Documents, including any amendments or restatements thereof, and that such governing documents are in full force and effect;

(iii) a good standing certificate (or its equivalent) for the Seller and the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which each is organized and each jurisdiction where the Seller and the Company are each qualified, registered, or authorized to do business;

(iv) if any of the Company Shares are represented by certificates, such certificates (duly endorsed for transfer by Seller or accompanied by duly executed transfer powers of the Seller), and otherwise an assignment of the Company Shares in form reasonably satisfactory to Acquiror;

(v) a general release of all claims in favor of the Company, duly executed by Seller, substantially and materially in the form and content reasonably satisfactory to Acquiror (the “General Release”);

(vi) a copy of (i) the Registration Rights Agreement and (ii) the Lock-Up Agreement, each executed by the Seller;

(viii) the executed Employment Agreements; and

(ix) all other documents, instruments and writings which are reasonably requested by Acquiror to be delivered by Seller and the Company at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i)     a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled,

(ii)    a duly executed consulting agreement between Acquiror and each of the Persons listed in Schedule 2.6(b) of the Acquiror Disclosure Letter, which consulting agreement is in form and substance reasonable acceptable to Seller (the “Consulting Agreement”);

(iii)   an executed copy of the Registration Rights Agreement;

(iv)   a letter of instruction to Continental Stock Transfer & Trust Company, as transfer agent and registrar of the Acquiror, for the issuance of the Consideration or the Adjusted Consideration, as applicable to the Seller;

(v)    the executed Employment Agreements; and

(vi)   copies of the written resignations of all of the directors and officers of Acquiror effective as of the Closing Date.

(c) On the Closing Date, (i) Seller shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Seller Transaction Expenses as set forth in the Seller Transaction Expenses Certificate pursuant to Section 2.1(a), which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Acquiror Transaction Expenses as set forth in the Acquiror Financing Certificate pursuant to Section 2.1(b).

(d) At the Closing, Acquiror shall repay or cause to be repaid in full the outstanding amount due under all loans made by the Sponsor or any of its Affiliates to Acquiror to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor.

(e) At the Closing, Seller shall cause to be paid fees in the amount of $2,000,000 to the Sponsor in connection with the Transaction.

At the Closing, Acquiror shall deposit, or cause to be deposited, a copy of the register of stockholders of Acquiror with the Exchange Agent updated to reflect, at the Closing Date, the issuance of the Consideration or Adjusted Consideration, as applicable, issuable to Seller in accordance with this Agreement. Subject to the terms and conditions of the Consideration or the Adjusted Consideration, as applicable, shall be duly issued to Seller as of the Closing Date.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

Seller hereby represents and warrants to Acquiror, and the Company hereby represents and warrants to the Acquiror, as applicable as follows, except as set forth in the disclosure letter to be delivered to Acquiror by Seller and the Company subsequent to the date of this Agreement (the “Seller Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Seller Disclosure Letter in accordance with Section 11.9). All representations and warranties are deemed to have been made as of the date of the Original Agreement.

Section 3.1 Organization, Good Standing, Corporate Power and Qualification.

(a) Seller is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Seller has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto.

(b) The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver the Ancillary Agreements to which it is or will be a party, if any, and to perform its obligations pursuant thereto. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). Prior to the date of this Agreement, the Company has made available to Acquiror accurate and complete copies of the Company Governing Documents and the governing documents of each other Company Entity, including all amendments thereto as in effect as of the date of this Agreement.

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Seller Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect). All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the maximum number and the classes of shares that the Company is authorized to issue is 50,000 shares with one (1) ordinary share being issued and outstanding on the date hereof.

(c) All Company Shares that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(d) Except as set forth on Section 3.2(d) of the Seller Disclosure Letter, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Shares.

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(e) Except as set forth on Section 3.2(e) of the Seller Disclosure Letter or the Company Governing Documents, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share numbers contained in this Section 3.2.

(f) The only Company Shares that will be outstanding immediately after the Closing will be such Company Shares owned by Acquiror following the consummation of the Transactions.

Section 3.3 Due Authorization.

(a) All corporate action on the part of Seller necessary for the (a) authorization, execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of Seller’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to the receipt of the Regulatory Approvals (as defined below). This Agreement and each Ancillary Agreement to which it is or will be a party, assuming due authorization, execution and delivery by each other party thereto, constitute or will constitute upon execution and delivery thereof, as applicable, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(b) All corporate action on the part of each of the Company Entities necessary for the (a) authorization, execution and delivery by the Company of this Agreement and/or the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to the receipt of the Regulatory Approvals (as defined below). This Agreement and each Ancillary Agreement to which it is or will be a party, assuming due authorization, execution and delivery by each other party thereto, constitute or will constitute upon execution and delivery thereof, as applicable, a valid and binding obligation of the applicable Company Entity, enforceable against such Company Entity in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) Seller has made available to, or caused the Company to make available to Acquiror, the consolidated statement of financial position of the Company Entities as of June 30, 2024, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended (collectively, the “Company Unaudited Financial Statements”, and together with the Company Audited Financial Statements, the Q1 Financial Statements, the Q2 Financial Statements and (to the extent required in accordance with Section 6.7(b)) the Q3 Financial Statements (each as defined below), following delivery, collectively, the “Company Financial Statements”). The Company Unaudited Financial Statements, and upon Closing, the Company Audited Financial Statements, including any related notes, are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the Company Entities as of the dates and during the periods indicated. The Company Unaudited Financial Statements have been, and, upon Closing, the Company Audited Financial Statements will have been, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, subject to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect and the absence of notes. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has procedures in place designed to reasonably ensure that material information relating to the Company Entities (including any fraud that involves management or other employees who have a significant role in the internal control of the Company Entities) is made known to the management of the Company.

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The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since January 1, 2022, neither the Company nor, to the knowledge of the Company, any Representative of any of the Company Entities has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Company Entities with respect to the Company’s financial reporting or its internal accounting controls, including any written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. To the knowledge of the Company, since January 1, 2022, no attorney representing any of the Company Entities, whether or not employed by any of the Company Entities, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Company Entities or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of the Company’s Subsidiaries or any committee thereof or to any director or officer of any of the Company Entities.

(d) Since January 1, 2022, none of the Company Entities has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Company prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Seller Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder) and (v) obligations and liabilities reflected, or reserved against, in the Company Unaudited Financial Statements or as set forth in Section 3.4(d) of the Seller Disclosure Letter.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Seller Disclosure Letter lists all Contracts to which any Company Entity is a party, by which any Company Entity is bound or to which any Company Entity or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the Company Entities of $250,000 or more;

(ii) any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $100,000 or more, including any convertible debt/equity instruments;

(iii) each Real Property Lease;

(iv) Contracts with Top Vendors (as defined below) or Top Customers (as defined below);

(v) any IP Licenses (as defined below) required to be listed on Section 3.6(f) of the Seller Disclosure Letter;

(vi) Contracts with any Governmental Authority;

(vii) Contracts that: (A) will remain in effect immediately following the Closing and limit the right of any Company Entity to engage in any line of business or in any geographic area, or to compete with any Person; (B) grant any exclusive license of material Intellectual Property to any Person that is not a Company Entity; or (C) involve any joint, collaborative or other Development or contribution of any material Intellectual Property by any Company Entity;

(viii) Contracts between (A) on the one hand, any of the Company Entities, and (B) on the other hand, any Company Shareholder;

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(ix) Contracts that in the Company’s determination would be required to be filed as an exhibit to the Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant;

(x) any collective bargaining agreement or similar Contracts with a labor union, labor management organization or other employee representative group that represents any employees or Contract Workers of any Company Entity;

(xi) any Contracts (including employment agreements, compensation agreements and agreements containing non-competition, non-solicitation, confidentiality or similar covenants) with any employees, Contract Workers, officers or directors of any Company Entity that exceeds $200,000 in value; or

(xii) any Contracts with any employees, Contract Workers, officers or directors of any Company Entity that provides for severance, retention, bonus, retirement or other similar payments or benefits, other than as required by applicable Law.

(b) True, correct and complete copies of the Contracts listed on Section 3.5(a) of the Seller Disclosure Letter have been delivered to or made available to Acquiror prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Material Contracts are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the Company Entities (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default under any Material Contract.

(d) Since January 1, 2022, none of the Company Entities has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, shares or other equity interests or made any loans or advances to any Person, other than ordinary advances to employees for travel and other business expenses.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Seller Disclosure Letter sets forth an accurate and complete list of each item of Owned Intellectual Property that is Registered IP, in each case, (i) enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing/issuance, registrar and current applicant(s)/registered owners(s), as applicable, and (ii) listing any Person that has an ownership interest in such item of Intellectual Property and the nature of the ownership interest.

(b) Except as set forth on Section 3.6(b) of the Seller Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the Development or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in,” ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(c) There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office or similar authority anywhere in the world), including any interference, reexamination, cancellation, nullity or opposition proceedings or inventorship challenges, in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any of the Owned Intellectual Property, or to which any of the Company Entities is a party with respect to any material Intellectual Property used, held for use, practiced or intended to be practiced, in connection with the business of the Company Entities.

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(d) The Company Entities (i) are the sole and exclusive owner of, and possess all right, title and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) duly license or otherwise possess the right to use any and all other Intellectual Property used or held for use by, for, or on behalf of the Company Entities in the operation of or in connection with the business, including the Licensed Intellectual Property. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the Company Entities as conducted prior to the Closing. The Company Entities have taken all reasonably necessary actions consistent with applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the Company Entities, including with respect to the validity and enforceability thereof. To the knowledge of the Company, except as described in Section 3.6(d) of the Seller Disclosure Letter, none of the Company Entities is a party to or bound by any Contract that materially limits, restricts, or impairs its or their ability to use, sell, transfer, assign, license or convey any of their interests in the Owned Intellectual Property. The Owned Intellectual Property is not subject to joint ownership by any third party.

(e) All of the Owned Intellectual Property that is material to the business of the Company Entities, including any and all registrations, issuances and applications thereof, is enforceable, subsisting and, to the Company’s knowledge, valid, and payment of all renewal and maintenance fees, costs and expenses and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company Entities, and all filings related thereto have been duly made. The Company Entities have not and are not conducting the business in a manner that would result in (or to the knowledge of the Company, could reasonably be expected to result in) the cancellation or unenforceability of any such Owned Intellectual Property.

(f) Section 3.6(f) of the Seller Disclosure Letter sets forth a true, correct and complete list of all Contracts (i) pursuant to which the Company Entities use any Licensed Intellectual Property (other than licenses for unmodified, commercially available Software or IT Systems with aggregate annual license, maintenance or services fees of less than $50,000) or (ii) pursuant to which the Company Entities have granted to a third party any right in or to any Intellectual Property (excluding agreements entered into in the Ordinary Course with customers) (collectively, the “IP Licenses”). Prior to the date of this Agreement, Acquiror either has been supplied with, or has been given access to, a true, correct and complete (A) copy of each written IP License and (B) summary of all of the material terms and conditions of each oral IP License, in each case together with all amendments, supplements, waivers or other changes thereto. None of the Company Entities or, to the knowledge of the Company, any other party thereto is in material breach, violation of or default under any IP License. No event has occurred that, with notice or lapse of time or both, would constitute such a material breach or violation or default by the Company Entities or, to the knowledge of the Company, the other parties thereto under any IP License. The Company Entities are not participating in any discussions or negotiations regarding the modification of or amendment to any IP License or the entry into any Contract that, if executed prior to the date of this Agreement, would be an IP License and the Company has not waived, abandoned, encumbered, released or assigned any material rights or claims, including Intellectual Property, under any IP License. The Company Entities have not received any written notice or written threat that any other party intends to terminate or not renew, or seek to amend or modify the terms of, any IP License. All IP Licenses arose in bona fide arm’s length transactions in the Ordinary Course.

(g) To the Company’s knowledge, neither the operation and conduct of the business of the Company Entities (including company products), nor the use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, misappropriates or makes unlawful use of (or since January 1, 2022, infringed, diluted, violated, interfered with, misappropriated or made unlawful use of) any Intellectual Property or other proprietary rights of any other Person and the consummation of the Transactions will not cause the operation and conduct of the business of the Company Entities, including the use of all Company Intellectual Property, to infringe, dilute, violate, interfere with, misappropriate or make unlawful use of any Intellectual Property or other proprietary rights of any other Person in any material respect. Since January 1, 2022, none of the Company Entities has received in writing any actual or threatened claim (including in the form of a demand letter or offer of license), demand, or suit based on (i) an alleged violation of any of the foregoing, or (ii) any possible or potential infringement, dilution, violation, interference, misappropriation or unlawful use of the Company Intellectual Property and/or any use, sale, transfer or assignment thereof alleging that the operation of the business or the Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringe any proprietary right of any other Person. To the knowledge of the Company, there is no existing fact or circumstance that would be reasonably expected to give rise to any such Action. None of the Company Entities has received any written offer of license or notice claiming any rights contrary to the foregoing. To the knowledge of the Company, there is no actual or threatened in writing infringement, violation, interferences, dilution, misappropriation or unlawful use by a third party of any of

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the Company Intellectual Property. The Company Entities have taken reasonable security measures to protect the confidentiality of all Confidential Information owned by the Company Entities or used by the Company Entities in their business. To the knowledge of the Company, no Person has in the past or is currently infringing, violating, interfering with, misappropriating or unlawfully using any Owned Intellectual Property or any rights of the Company Entities in any Licensed Intellectual Property.

(h) Except as described in Section 3.6(h)(1) of the Seller Disclosure Letter, the Company Intellectual Property is sufficient for the Company and its Affiliates to carry on the business in all material respects as presently carried on by Company Entities, consistent with past practice. To the knowledge of the Company, except as described in Section 3.6(h)(2) of the Seller Disclosure Letter, upon the Closing, the Company Entities will continue to have the right to use all Licensed Intellectual Property on identical terms and conditions as the Company Entities enjoyed immediately prior to the Closing.

(i) The IT Systems (i) perform in material conformance with their documentation, (ii) have not suffered any material persistent substandard performance, breakdown or failure, (iii) are free from any material defects, (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software and (v) comply with applicable standards and regulations wherever located. The IT Systems are in good repair and operating condition (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are being used or held for use.

(j) Except as set forth on Section 3.6(j) of the Seller Disclosure Letter, no Open Source Software has been used in connection with the development of, is incorporated into or has been distributed with, in whole, or in part, any Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property or (iii) grants, or purports to grant, to any Person, any Intellectual Property, including any patent license or non-assertion covenant. Each of the Company Entities has complied with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the Company Entities, except as would not reasonably be expected to result in a Company Material Adverse Effect.

(k) Except as set forth on Section 3.6(k) of the Seller Disclosure Letter, since January 1, 2022, to the Company’s knowledge, no Computer Security Incident has occurred involving any of the Company Entities or any of their assets, rights or properties that was required to be reported under applicable Privacy Laws. The Company Entities implement, and have implemented, maintain and comply with technologies, policies and procedures designed to prevent Computer Security Incidents. The Company Entities implement and have implemented commercially reasonable business continuity, backup and disaster recovery, and security plans.

(l) Section 3.6(l) of the Seller Disclosure Letter identifies all relevant privacy policies regarding the Processing of Personal Information by or on behalf of the Company Entities (“Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to Acquiror.

(m) The Company Entities have not received any written notices, allegations or complaints from any Governmental Authority or any other Person with respect to any data security incidents, nor have they received any written claims for compensation under Privacy Laws from data subjects or any other Person. The Company Entities have (i) obtained valid consent where necessary from data subjects and has provided data subjects with privacy notices as required under applicable Privacy Laws and (ii) complied in all material respects with the terms of any Privacy Laws and Contract by which any Company Entities are bound relating to data protection, privacy or security or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

(n) No Actions are pending or, to the knowledge of the Company, threatened against any of the Company Entities relating to the Processing of Personal Information. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company Entities have all necessary Data Processing Contracts and other agreements in place with all service providers, vendors, Affiliates and other Persons whose relationship with the

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Company Entities involves the relevant service provider, vendor, Affiliate or other Person Processing any Personal Information on behalf of the Company Entities and, where required, such agreements comply with Privacy Laws applicable to the Company Entities.

(o) The Company Entities have taken all commercially reasonable actions to maintain and protect the confidentiality of all Confidential Information constituting Company Intellectual Property, including those used in connection with the business of the Company Entities. To the knowledge of the Company, (i) there has been no misappropriation of any Confidential Information of the Company Entities, including those used in connection with the business of the Company Entities by any Person, (ii) no employee, agent or other Contract Worker of the Company Entities has misappropriated any Confidential Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the Company Entities and (iii) no employee, agent or other Contract Worker of the Company Entities is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of each Intellectual Property as a result of their performance of their duties for the Company Entities.

(p) Each current and former employee of the Company Entities who works or worked in connection with any part of the business of the Company Entities, and each current and former Contract Worker who provides or provided services to the Company Entities, in each case, that was or is involved in the Development of any material Intellectual Property has executed a valid and binding written agreement expressly assigning to the Company Entities all right, title and interest in and to all Intellectual Property developed during the term of such employee’s employment or such Contract Worker’s work for the Company Entities, except to the extent that the Company Entities have acquired rights to such Intellectual Property by operation of Law, and has waived or agreed not to exercise all moral rights therein to the extent applicable and legally permissible.

Section 3.7 Title to Properties and Assets; Liens. Except as set forth in Section 3.7 of the Seller Disclosure Letter, each of the Company Entities has good and marketable title to, or a valid leasehold interest in or license or right to use, its material properties and assets, including the Company Intellectual Property, used or held for use in the operation of its business as currently conducted, in each case (other than with respect to leased properties, which is addressed below) free and clear of any Lien, other than Permitted Liens. With respect to any such leased properties and assets, each of the Company Entities is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Company Entities (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Company Entities, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the Company Entities to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Real Property.

(a) Section 3.8(a) of the Seller Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases pertaining to such Leased Real Property, including the name(s) of the Company Entity party to such Real Property Lease, the name of the landlord for such Real Property Lease, the location and physical address for such Real Property Lease, and the current monthly base rent or fees for such Real Property Lease, any security deposits or letters of credit for such Real Property Lease, the square footage for any such Real Property Leases that exceed 10,000 square feet, the commencement date, rental payment start date and expiration date for such Real Property Lease, and any extension rights for such Real Property Lease. Except as disclosed in Section 3.8(a) of the Seller Disclosure Letter, as of the date of this Agreement, each of the Real Property Leases is in full force and effect, and is a valid and binding obligation of the applicable Company Entity party thereto. With respect to each parcel of Leased Real Property, as of the date of this Agreement:

(i) the Company or another of the Company Entities holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens;

(ii) the Company Entities have delivered or made available to Acquiror true, correct and materially complete copies of all Real Property Leases, and none of such Real Property Leases have been amended or modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered or made available to Acquiror;

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(iii) except as set forth on Section 3.8(a) of the Seller Disclosure Letter, no Company Entity’s possession and quiet enjoyment of the Real Property under such Real Property Leases has been materially disturbed, and, to the knowledge of the Company Entities, there are no material disputes with respect to such Real Property Leases;

(iv) except as set forth on Section 3.8(a) of the Seller Disclosure Letter, no Company Entity has knowledge of, nor has received any written notice of, any default or breach by the applicable Company Entity under any of the Real Property Leases that remains uncured or outstanding;

(v) except as set forth on Section 3.8(a) of the Seller Disclosure Letter, no Company Entity is engaged in negotiations to terminate any of the Real Property Leases. In connection with any mutual termination of the Real Property Leases by the Company or applicable Subsidiary party to such Real Property Lease and the landlord for such Real Property Lease (“Lease Terminations”) within the 12 months immediately preceding the date of this Agreement, the Company has obtained valid and binding written agreements from the lessor party to such Real Property Leases, and true and correct copies of all agreements related to such Lease Terminations have been delivered or made available to Acquiror. As of the date of this Agreement, (A) except as set forth on Section 3.8(a) of the Seller Disclosure Letter, no termination payments by any Company Entity required under the Lease Terminations are due and payable, and (B) Section 3.8(a) of the Seller Disclosure Letter sets forth a true and correct list of all termination payments by the Company Entities required under the Lease Terminations that are not yet due and payable; and

(vi) each Company Entity has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

(b) No Company Entity is in material default under the Real Property Leases, and, to the knowledge of the Company, there is no default by any lessor under the Real Property Leases. Except as set forth on Section 3.8(b) of the Seller Disclosure Letter, there are no disputes, or forbearance programs in effect as to any such Real Property Lease.

(c) Section 3.8(c) of the Seller Disclosure Letter lists the street address of each parcel of Owned Real Property, including the name of the applicable owner. With respect to the Owned Real Property, the Company Entities have delivered or made available to Acquiror true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Company Entity acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Owned Real Property.

(d) The Company Entities have good, valid and marketable fee simple title to all Owned Real Property. All such properties and assets are free and clear of Liens except for Permitted Liens.

(e) All buildings, structures, improvements, fixtures, building systems and equipment included in the Real Property are in reasonable operating condition and repair in all material respects.

(f) The use and operation of the Real Property in the conduct of the Company Entities’ business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company Entities.

(g) To the knowledge of the Company Entities, there is no pending condemnation, eminent domain or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Real Property. No written notice of such a proposed condemnation has been received by any Company Entity.

(h) As of the date of this Agreement, the Real Property comprises all of the material real property used in the Company Entities’ business (excluding any real property used for parking, storage or temporary use that are not essential for the use of any of the Real Property Leases) and except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company Entities have all necessary governmental licenses,

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authorizations, permits and permissions used in or relating to such Real Property or the Company Entities’ operations at such Real Property. With respect to each parcel of Real Property, except as set forth on Section 3.8(h) of the Seller Disclosure Letter, as of the date of this Agreement:

(i) since January 1, 2022, no Company Entity has received any written notice of any: (i) material violations of building codes and/or zoning ordinances affecting the Real Property, (ii) existing, pending or threatened in writing condemnation proceedings affecting the Real Property or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings, or similar matters which, in each case, would reasonably be expected to adversely affect, or disrupt, the ordinary course operation of the business of the occupants of such Real Property except as would not reasonably be expected to result in a Company Material Adverse Effect;

(ii) except for Permitted Liens, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which any Company Entity has granted to any party or parties the right of use or occupancy of any portion of the Real Property pursuant to which the Company receives more than $250,000 per calendar year in connection with such agreement;

(iii) except for this Agreement, there exists no contract, agreement or commitment to purchase by a third party all or any portion of the Owned Real Property;

(iv) no Company Entity has received written notice from any Governmental Authority of any violation by it of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, except as would not reasonably be expected to result in a Company Material Adverse Effect;

(v) there exist no pending or, to the knowledge of the Company Entities, threatened in writing, Actions against any Company Entity or the Owned Real Property that would, if determined adversely to any Company Entity, materially and adversely affect the applicable Company Entity’s operations at such Real Property or such Company Entity’s ability to perform its obligations under this Agreement; and

(vi) no Company Entity is subject to any claims of any unpaid brokerage fees, finders’ fees or other commission with respect to the Real Property that are delinquent or overdue as of the date of this Agreement.

Section 3.9 Environmental Matters.

Except as set forth in Section 3.9 of the Seller Disclosure Letter:

(a) (i) except for matters that have been fully resolved, each Company Entity has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (ii) the Real Property is in material compliance with the provisions of all applicable Environmental Laws, to the extent any Company Entity is responsible for such compliance;

(b) each Company Entity possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Company Entity have been made available to Acquiror;

(c) no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any Company Entity on, in, under or from the Real Property except in compliance with all Environmental Laws and Environmental Permits;

(d) there are no underground storage tanks, asbestos, asbestos-containing materials, PCBs or PCB wastes located, contained, used or stored at or on any Real Property for which any Company Entity is responsible, except in compliance with all Environmental Laws and Environmental Permits;

(e) no Company Entity has entered into any negotiations, agreements or undertakings with any Person relating to any Remedial Action;

(f) there are no acts by any Company Entity that have given rise to any material liability under Environmental Laws;

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(g) no Company Entity has received written notice that any Hazardous Materials generated by any Company Entity or any of their respective predecessors have been disposed of or come to rest at any site that has been included in any published priority list of hazardous or toxic waste sites, or that is the subject of a claim or demand from any third party that has not been fully cured or resolved;

(h) no Company Entity nor, to the Company’s knowledge, any of their respective predecessors, has filed any notice under any Law reporting a release of a Hazardous Material into the environment that has not been fully cured or resolved;

(i) no Company Entity has received any written notice, order, directive, claim or demand from any Governmental Authority with respect to: (i) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials that has not been fully cured or resolved; or (ii) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved;

(j) the Company has made available to Acquiror all: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company or any Company Entity within the last 10 years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any Company Entity at, in, on or under the Real Property; and (ii) a copy of any environmental investigation or assessment of the Real Property conducted by the Company or any Company Entity or any environmental consultant engaged by any of them within the past five years; and

(k) the Real Property is not subject to any Lien for which any Company Entities is responsible securing the costs of any Remedial Action arising under Environmental Laws.

Section 3.10 Compliance with Other Instruments. None of the Company Entities is in material violation of any term of its Governing Documents. None of the Company Entities is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.10 of the Seller Disclosure Letter, the execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Company Entities is a party or by which any of the Company Entities’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Compliance with Laws. Each of the Company Entities is in compliance with, and since January 1, 2022, has been in compliance with, all applicable Laws, except where such failure to comply has not had, or would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities. Since January 1, 2022, none of the Company Entities has received any written notice from a Governmental Authority of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Absence of Changes. Since the date of the most recent Company Unaudited Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Company Entities have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement, the Ancillary Agreements and the Transactions and transactions in connection with Company Shares and related agreements and Indebtedness, the terms of which have been made available to Acquiror), and (c) none of the Company Entities has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $50,000 individually or $250,000 in the aggregate to any Person other than any of the other Company Entities other than non-exclusive licenses in the Ordinary Course.

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Section 3.13 Litigation. Except as set forth in Section 3.13 of the Seller Disclosure Letter, as of the date of this Agreement: (a) there are no Actions pending or, to the Company’s knowledge, currently threatened, against any of the Company Entities or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Company Entities to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Company Entity, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the Company Entities is a party or subject to the provisions of any material Governmental Order; and (c) there is no Action initiated by any of the Company Entities currently pending or that any of the Company Entities currently intends to initiate, except in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Insurance. Each of the Company Entities has in full force and effect insurance policies and bonds as described in Section 3.14 of the Seller Disclosure Letter (the “Insurance Policies”) that cover such risks and are in such types and amounts as are reasonable for the businesses of the Company Entities and as required by contracts and Law. True, correct and complete copies of the Insurance Policies have previously been made available to Acquiror in the virtual data room. No Insurance Policies, or their predecessors, are written on the basis of a retrospective premium, audited premium, captive insurer or reinsurer, fronting policy or similar basis to any of the foregoing. All premiums for the Insurance Policies and their predecessors have been paid, and no written notice of cancellation or termination has been received by any of the Company Entities with respect to any Insurance Policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any claim under an insurance policy where the current actual or potential liability of or loss to a Company Entity may exceed $150,000 in the aggregate.

Section 3.15 Governmental Consents. Assuming the accuracy of the representations made by Acquiror in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Company Entities is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, (iii) any necessary filings under the HSR Act and (iv) any consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16 Permits. Each of the Company Entities has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company Entities is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

Section 3.17 Registration and Voting Rights. Except as set forth in Section 3.17 of the Seller Disclosure Letter and other than with respect to actions contemplated by the Transactions, this Agreement and the Ancillary Agreements, (a) none of the Company Entities is presently under any obligation and has not granted any rights to register under the Securities Act the offer and sale any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the Company Entities has entered into any agreements with respect to the voting of Company Shares.

Section 3.18 Brokers or Finders. Except as set forth in Section 3.18 of the Seller Disclosure Letter, none of the Company Entities has incurred, or will incur, directly or indirectly, as a result of any action taken by the Company Entities, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement, or the Transactions.

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Section 3.19 Related-Party Transactions. Except as set forth in Section 3.19 of the Seller Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) no director, officer or employee of any of the Company Entities or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Company Entities, nor are any of the Company Entities indebted (or committed to make loans or extend or guarantee credit) to any Related Party;

(b) to the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Company Entities is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Company Entities, not including any equity of publicly traded companies that may compete with any of the Company Entities; and

(c) no Related Party is directly or indirectly interested in any Contract with any of the Company Entities, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) employment with, or the provision of services to, a Company Entity entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation).

Section 3.20 Labor Agreements and Actions; Employee Compensation.

(a) None of the Company Entities is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, labor management council or similar employee representative group, and, to the Company’s knowledge, no labor union, labor management council or similar employee representative group has requested or has sought to represent any of the employees of any of the Company Entities. There is no strike or other labor dispute involving any of the Company Entities pending, or to the Company’s knowledge, threatened, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of any of the Company Entities.

(b) To the Company’s knowledge, no officer, management employee or any group of management employees intends to terminate their employment with any of the Company Entities, nor does any of the Company Entities have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Company Entities is currently providing full-time services to the conduct of the business of each of the Company Entities. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in the Seller Disclosure Letter, the employment of each officer, employee and Contract Worker of each of the Company Entities is terminable by each of the Company Entities pursuant to applicable Law and no such individual is entitled to any compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer, employee or Contract Worker is employed.

(d) Except as expressly set forth in the Seller Disclosure Letter and except as has been mandated by Governmental Authority, as of the date of this Agreement, the Company Entities have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e) With respect to all current and former Persons who have performed services for or on behalf of any of the Company Entities, each of the Company Entities is in compliance, and since January 1, 2022, has complied in all material respects with all applicable labor and employment Laws, including equal employment opportunity, wage and hour, compensation, overtime requirements, classification of employees and independent contractors (or other Contract Workers) (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation and the withholding and payment of all applicable Taxes, and COVID-19 Measures related to employment, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

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(f) The Company Entities have since January 1, 2022, properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan) all current and former employees, officers, directors or Contract Workers who have performed services for or on behalf of any of the Company Entities and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to the applicable Company Entity in accordance with such classifications.

(g) Set forth on Section 3.20(g) of the Seller Disclosure Letter is a complete and accurate list of all of the employees of the Company and its Subsidiaries as of the date of this Agreement and separately for each Company Entity, of all their employees including for each such employee his or her: (i) name (redacted where required by applicable Laws); (ii) employing entity; (iii) job title; (iv) location;(v) status as a full-time or part-time employee; and (vi) whether the employee is not actively at work for any reason other than vacation, and the reason for such absence, as of the date of this Agreement.

(h) Set forth on Section 3.20(h) of the Seller Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each Company Entity, of all individuals who perform services for any of the Company Entities as a Contract Worker (including for the avoidance of doubt, as (i) an independent contractor, (ii) a leased employee, or (iii) an unpaid intern), including for each such individual his or her name (redacted where required by applicable Laws), services performed, and rate of compensation (if any), and location at which such individual performs services for such Company Entity.

(i) There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened, involving any employee or Contract Worker. To the knowledge of the Company there are no charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries, (v) whistleblower retaliation against the Company or (vi) wage and hour laws, in each case that (y) pertain to any current or former employee and (z) have been threatened in writing by such employee or are pending before any Governmental Authority.

Section 3.21 Employee Benefit Plans.

(a) The Company has made available to Acquiror in the virtual data room each material Company Benefit Plan (whether written or unwritten). For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (ii) any other employee or compensatory benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice and (iii) any employment, consulting, or other individual services agreement (except as those providing for notice, severance or other termination indemnities no greater than required by applicable Laws pursuant to form employment agreements provided by the Company), which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the Company Entities, or to which any of the Company Entities contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the Company Entities or their spouses, beneficiaries or dependents, or with respect to which any of the Company Entities has or may have any liability, contingent or otherwise. No Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the Company Entities. None of the Company Entities has communicated to present or former employees of any of the Company Entities, or formally adopted or authorized, any additional Company Benefit Plan or any change in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third-party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D)

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the three most recent annual reports filed with any applicable Governmental Authority with respect to such Company Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by any Governmental Authority with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws and, to the knowledge of the Company, no Event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law except as would not result in material liability to the Company Entities.

(d) No Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, Contract Workers or directors of any of the Company Entities (or any spouse, beneficiary or dependent thereof), other than as required by applicable Law.

(e) No event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the Company Entities that could subject any Company Benefit Plan, any of the Company Entities, Acquiror or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability penalty, Tax or fine under applicable Laws, including liability for a breach of fiduciary duty, or which could result in the imposition of a Lien on the assets of any of the Company Entities.

(f) None of the Company Entities nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under or with respect to (i) a pension plan that as per Title IV of ERISA (whether or not subject to ERISA) or any other defined benefit pension plan or (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA, whether or not subject to ERISA) at any time.

(g) With respect to each Company Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. No Company Benefit Plan is currently under investigation or audit (nor has written notice been received of a potential investigation or audit) by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(h) No event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of any of the Company Entities (other than the Company or one of its Subsidiaries) that could subject any of the Company Entities, Acquiror or any of their employees, agents, directors, or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability, or that could result in the imposition of a Lien on the assets of any of the Company Entities.

(i) Except as set forth in Section 3.21 of the Seller Disclosure Letter, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of the Company Entities to any severance pay or any other compensation payable by any of the Company Entities, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by any of the Company Entities or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” has been maintained and administered, in all material respects, in accordance with its terms and in operational and documentary compliance with all applicable Laws.

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(k) None of the Company Entities has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the Company Entities for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan.

(l) The Company Entities and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Company Health Plan”) (whether or not subject to ERISA) is in compliance with applicable Laws. No event has occurred and no condition or circumstance exists that could subject any of the Company Entities or any Company Health Plan to material penalties, fines or Taxes under applicable Laws.

(m) None of the Company Entities has hired or engaged any employees or Contract Workers, or established, adopted, sponsored, contributed to or maintained any Company Benefit Plan, in the United States or United States territory, at any time.

Section 3.22 Tax Matters. Each of the Company Entities has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the Company Entities has paid all material Taxes that are due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the Company Entities is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the Company Entities has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Company Entities has withheld or collected from each payment made to or received from its employees, independent contractors, shareholders, customers or other parties, all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. None of the Company Entities (a) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated or (b) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. There are no encumbrances for material Taxes (other than encumbrances for Taxes not yet due and payable) upon the assets of the Company Entities. None of the Company Entities has been a member of an affiliated, consolidated, unitary or similar Tax group or otherwise has any liability for the Taxes of any Person (other than another Company Entity), as a transferee or successor, or by contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial contract entered into in the ordinary course and not primarily relating to Taxes). None of the Company Entities is a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code.

Section 3.23 Books and Records. The minute books of each of the Company Entities contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the applicable Subsidiary’s shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the applicable Subsidiary’s board of directors (or similar governing body), as applicable. The registers of members of each of the Company Entities is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Company Entities.

Section 3.24 Foreign Corrupt Practices Act. None of the Company Entities nor, to the Company’s knowledge, any of their respective Affiliates, directors, officers, employees, nor any agents, distributors, resellers, or other third parties acting for or on behalf of any of the foregoing, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the Company Entities to obtain or retain business for, or direct business to, any of the Company Entities. None of the Company Entities nor any of their respective directors, officers, employees or agents, distributors, resellers, or other third parties, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Company Entities with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the Company Entities has sought to maintain accurate financial records and a system of internal control sufficient to provide reasonable assurance over management’s control, authority and responsibility over the company’s assets.

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Section 3.25 Anti-Money Laundering. The operations of each of the Company Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Company Entities, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Company Entities, and no Action by or before any Governmental Authority involving any of the Company Entities with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26 Sanctions. None of any of the Company Entities nor, to the knowledge of the Company, any of their respective Affiliates, directors, officers, employees or agents is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, Russia and Syria). For the past five years, to the Company’s knowledge, none of the Company Entities has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 3.27 Takeover Statutes and Stockholder Rights Plans. The Company Board has taken all actions necessary so that any restrictions on a “business combination” contained under any foreign Laws will be inapplicable to the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the Company Entities in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the Company Entities is subject, party or otherwise bound.

Section 3.28 Board Approval. Seller Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of Seller, (c) approved the terms of this Agreement and the Ancillary Agreements (and the performance by Seller of its obligations hereunder and thereunder) and the execution thereof.

Section 3.29 Vendors and Customers.

(a) Section 3.29(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, the top 20 vendors based on the aggregate dollar value of the Company Entities’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2024 (the “Top Vendors”).

(b) None of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company Entities that it will or, to the knowledge of the Company Entities, has threatened in writing to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the other Company Entities (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or has threatened in writing a material dispute against the Company Entities or their respective businesses.

(c) Section 3.29(c) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, the top 20 customers based on the aggregate dollar value of the Company Entities’ transaction volume with such counterparty during the trailing twelve months for the period ending June 30, 2024 (the “Top Customers”).

(d) Except as set forth on Section 3.29(d) of the Seller Disclosure Letter, none of the Top Customers has, as of the date of this Agreement, informed in writing any of the Company Entities that it will or, to the knowledge of the Company Entities, has threatened in writing to, terminate, cancel, or materially limit or materially and adversely modify any of its customer agreement or its existing business with the Company Entities (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company Entities, none of the Top Customers is, as of the date of this Agreement, otherwise involved in or has threatened in writing a material dispute of its customer agreement nor against the Company Entities or their respective businesses.

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Section 3.30 No Additional Representations or Warranties. Seller acknowledges that, except as provided in Article IV or in the case of intentional fraud, neither Acquiror nor Sponsor, nor any of their respective Affiliates, nor any of its equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Seller, its Subsidiaries or holders of Company Shares, and except as provided in Article IV or in the case of intentional fraud, Acquiror hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the Company Entities or its or their respective Representatives, with respect to Acquiror and Sponsor, or any of their respective Affiliates, equity holders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to Seller, its Affiliates or any of their respective Representatives by, or on behalf of, Acquiror and Sponsor, or any of their respective Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “data rooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to Seller, the Company, its Subsidiaries or Company Shareholders or their respective Affiliates. Without limiting the generality of the foregoing, except as provided in Article IV, or in the case of intentional fraud, neither Acquiror nor any other Person on behalf of Acquiror has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Seller, the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Acquiror (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of Acquiror (including the Company after the Closing), whether or not included in any management presentation or in any other information made available to Seller, the Company, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. Seller acknowledges that Seller and its Representatives have been provided with full and complete access to the Representatives, books and records of Acquiror and other information that they have requested in connection with their investigation of Acquiror and the Transactions. Except as provided in Article IV, or in the case of intentional fraud, Seller is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror as conducted after the Closing, as contained in any materials provided by Acquiror or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise. Notwithstanding anything to the contrary in this Agreement, including Section 4.4 and Section 4.12, no representation or warranty is made as to the accounting treatment of Acquiror’s issued and outstanding warrants, if any, or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to Seller the following, except as set forth in (a) the Acquiror SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (b) the disclosure letter to be delivered to Seller by Acquiror subsequent to the date of this Agreement (the “Acquiror Disclosure Letter”), which exceptions shall, in the case of clause (b), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the Acquiror Disclosure Letter in accordance with Section 11.9). All representations and warranties are deemed to have been made as of the date of the Original Agreement.

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Acquiror has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto and thereto. As of the date of this Agreement, Acquiror has either

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delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of Acquiror, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 50,000,000 shares of Acquiror Common Stock, 1,967,000 of which are issued and outstanding as of June 30, 2024 (excluding 6,900,000 shares of Acquiror Common Stock subject to Acquiror Share Redemption), and (ii) 1,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding.

(b) All shares of Acquiror Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Acquiror Capital Stock has the rights, preferences, privileges and restrictions set forth in the Acquiror Charter.

(c) There are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from Acquiror of any shares of Acquiror Capital Stock. Except as set forth on Section 4.2(c) of the Acquiror Disclosure Letter and the Ancillary Agreements, Acquiror is not a party to or subject to any agreement or understanding and, to Acquiror’s knowledge, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquiror.

(d) Acquiror does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e) Except for the Acquiror Rights, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. Acquiror is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror. Acquiror does not own any equity interests in any person.

(f) Other than rights to exercise the Acquiror Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.3 Due Authorization. All corporate action on the part of Acquiror necessary for the (a) authorization, execution and delivery by Acquiror of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of its obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Acquiror Stockholders’ Approval, and (ii) the receipt of the Regulatory Approvals. This Agreement and each Ancillary Agreement to which it is or will be a party assuming due authorization, execution and delivery by each other party thereto constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with its terms, except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (y) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) The financial statements of Acquiror contained in the Acquiror SEC Filings (the “Acquiror Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of Acquiror as of the dates and during the periods indicated. The Acquiror Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated

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in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of Acquiror accurately and completely reflect all material information relating to Acquiror’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) Acquiror has in place disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to reasonably ensure that material information relating to Acquiror (including any fraud that involves management or other employees who have a significant role in the internal control over financial reporting of the Acquiror) is made known to the management of Acquiror and are effective in recording, processing, summarizing and reporting financial data. Acquiror has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of Acquiror, neither Acquiror nor, to the knowledge of Acquiror, any Representative of Acquiror has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror with respect to the Acquiror Financial Statements, the internal accounting controls of Acquiror, or Acquiror’s internal control over financial reporting, including any written complaint, allegation, assertion or claim that Acquiror has engaged in questionable accounting or auditing practices. To the knowledge of Acquiror, since the formation of Acquiror, no attorney representing Acquiror, whether or not employed by Acquiror, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Acquiror or any of its Representatives to the Acquiror Board or any committee thereof, or to any director or officer of Acquiror.

(d) Acquiror has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of Acquiror prepared in accordance with GAAP, applied and in accordance with past practice, other than (a) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, (b) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (c) Acquiror Transaction Expenses, (d) obligations incurred by Acquiror’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder) and (e) obligations and liabilities reflected, or reserved against, in the Acquiror Financial Statements or as set forth in Section 4.4(d) of the Acquiror Disclosure Letter.

Section 4.5 Compliance with Other Instruments. Acquiror is not in material violation of any term of its Governing Documents. Acquiror is not in violation of any term or provision of any Governmental Order by which it is bound that has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The execution, delivery and the performance by Acquiror of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the Acquiror Stockholders’ Approval, and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.6 Absence of Changes.

(a) Since the date of the most recent Acquiror Financial Statements there has not been, individually or in the aggregate, any Acquiror Material Adverse Effect.

(b) Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, Acquiror has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement, the Ancillary Agreements, and the Transactions).

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Section 4.7 Litigation. As of the date of this Agreement, (a) there are no Actions pending or, to Acquiror’s knowledge, currently threatened, against Acquiror or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, the right of Acquiror to enter into this Agreement or any Ancillary Agreement, or the right of Acquiror to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to Acquiror, would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; (b) Acquiror is not a party or subject to the provisions of any material Governmental Order; and (c) there is no Action initiated by Acquiror currently pending or that Acquiror currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.8 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III and Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of Acquiror is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction except for (a) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (b) the Regulatory Approvals, (c) compliance with and any necessary filings under the HSR Act and (d) any consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, the absence of which, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 4.9 Brokers or Finders. Except as set forth in Section 4.9 of the Acquiror Disclosure Letter, Acquiror has not incurred, or will incur, directly or indirectly, as a result of any action taken by Acquiror, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, and Ancillary Agreement, or the Transactions.

Section 4.10 Tax. Acquiror has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Acquiror has paid all material Taxes that are due and payable, other than Taxes being contested in good faith and for which adequate reserves have been established. Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. Acquiror has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Acquiror has withheld or collected from each payment made to or received from its employees, Contract Workers, shareholders, customers or other parties all material Taxes required to be withheld or collected therefrom and has paid the same to the proper tax authority. There are no encumbrances for material Taxes (other than encumbrances for Taxes not yet due and payable) upon the assets of the Company Entities.

Section 4.11 Takeover Statutes and Charter Provisions. Acquiror Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL, or any similar restrictions under any foreign Laws, will be inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Acquiror in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Acquiror is subject, party or otherwise bound.

Section 4.12 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

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Section 4.13 Trust Account. As of the date of this Agreement, Acquiror has $69,000,000 (plus accrued interest) in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 27, 2023 between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) Acquiror Stockholders holding Acquiror Common Stock (prior to the Closing Date) sold in Acquiror’s initial public offering (the “IPO”) who shall have elected to redeem their shares of Acquiror Common Stock (prior to the Closing Date) pursuant to the Acquiror Governing Documents, or (ii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no Actions pending or, to the knowledge of Acquiror, threatened, with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date of this Agreement, following the Closing, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption (or a redemption right in connection with an amendment of Acquiror Governing Documents to extend Acquiror’s deadline to consummate the Business Combination), and excluding claims that an Acquiror Stockholder may make against Acquiror’s assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights).

Section 4.14 Investment Company Act; Emerging Growth Company Status. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” as defined in Rule 12b-2 under the Exchange Act.

Section 4.15 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Acquiror, any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Other than any former officers or as described in the Acquiror SEC Filings, Acquiror has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf, Acquiror has no unsatisfied liability with respect to any employee. Acquiror does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements, nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Acquiror, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Acquiror being classified as an “excess parachute payment” under Section 280G of the Code.

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Section 4.16 Nasdaq Listing. As of the date of this Agreement, the Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “IROHU” Acquiror is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened, against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock, or terminate the listing of the Acquiror Common Stock on Nasdaq. Acquiror has not taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.17 Board Approval. The Acquiror Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Acquiror Stockholders,(c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the Acquiror Stockholders approve the Transaction Proposal.

Section 4.18 No Additional Representations or Warranties. Acquiror acknowledges that, except as provided in Article III or in the case of intentional fraud, neither Seller, its Subsidiaries, nor any of their Affiliates, nor any of their respective equity holders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and except as provided in Article III or in the case of intentional fraud, Seller hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to Acquiror or any of its Affiliates or their respective Representatives with respect to any of the Company Entities, their respective equity holders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to Acquiror, its Affiliates or any of their respective Representatives by, or on behalf of, any of the Company Entities, whether orally or in writing, in any confidential information memoranda, any actual or virtual “data rooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article III, or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any such information. Without limiting the generality of the foregoing, except as provided in Article III, or in the case of intentional fraud, neither Seller nor any other Person on behalf of Seller has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Acquiror, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Entities (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the Company Entities, whether or not included in any management presentation or in any other information made available to Acquiror, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. Acquiror acknowledges that Acquiror and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company Entities and the Transactions. Except as provided in Article III, or in the case of intentional fraud, is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates, or any of their respective stockholders, partners, members or Representatives or otherwise.

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ARTICLE V

[INTENTIONALLY LEFT BLANK]

ARTICLE VI

COVENANTS OF SELLER

Section 6.1 [Intentionally Left Blank]

Section 6.2 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the Company Entities is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 6.2 of the Seller Disclosure Letter, (v) for the incurrence of Seller Transaction Expenses or (vi) as consented to by Acquiror in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), Seller shall cause the Company and the other Company Entities to operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.2 of the Seller Disclosure Letter, (D) for the incurrence of Seller Transaction Expenses, (E) as required by COVID-19 Measures or Permitted COVID-19 Measures or (F) as consented to by Acquiror in writing (which consent shall not be unreasonably withheld), Seller shall undertake to ensure that the Company and the other Company Entities do not:

(a) change or amend the Governing Documents of any Company Entity;

(b) make or declare any dividend or distribution to its stockholders or members, as applicable, of any Company Entity or make any other distributions in respect of any of the Company Entities’ shares, capital stock or equity interests, except dividends and distributions by a wholly owned Subsidiary of a Company Entity to such Company Entity or another wholly owned Subsidiary of such Company Entity;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Entities’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of a Company Entity that remains a wholly owned Subsidiary of such Company Entity after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares, outstanding shares of capital stock, membership interests or other equity interests of any Company Entity, except for transactions between a Company Entity and any wholly owned Subsidiary of such Company Entity;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Company Entities, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Company Entities;

(f) acquire any ownership interest in any real property except in the Ordinary Course;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) (i) make, change or revoke any material election in respect of Taxes, except to comply with GAAP, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (ii) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i) as applicable, (A) issue any additional interests of any Company Entity interests or securities exercisable for or convertible into Company Entity interests, or (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Company Entity;

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(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Company Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Company Entity;

(k) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(l) enter into, adopt or amend in any material respect any collective bargaining agreements or similar Contracts or arrangements with a labor union, labor management organization or other employee representative group that represents any employees or Contract Workers of any Company Entity;

(m) enter into or amend in any material respect any Contracts or arrangements with officers of any Company Entity, including with respect to wages, salary, bonus, incentive, profit-sharing or other compensation payable;

(n) hire, engage or terminate, or offer to hire or engage, any employees, officers, directors or Contract Workers with annual base compensation in excess of $200,000;

(o) establish, adopt, amend in any material respect or terminate any Company Benefit Plan (except as required by applicable Law), or grant or increase any material bonus, severance, retention or termination payments;

(p) incur, assume or guarantee any Indebtedness for borrowed money the principal amount of which exceeds $1,500,000 in the aggregate;

(q) enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Company Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi) (only with respect to subclauses (B) or (C)), (vii) or (viii) of the Seller Disclosure Letter;

(r) limit the right of any Company Entity to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

(s) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.2.

During the Interim Period, Seller shall cause the Company and its Subsidiaries to comply (1) in all material respects with, and continue performing under, as applicable, such Company Entity’s Governing Documents, and all other Material Contracts to which any of the Company Entities may be a party, and (2) with all applicable Sanctions. If, during the Interim Period, a Company Entity (A) receives written notice of any actual, alleged or potential violation of any Sanctions, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions, it shall provide written notice to the Acquiror within one Business Day of the discovery of the actual, alleged, or potential violation.

Section 6.3 Post-Closing Directors and Officers of Company Entities. Subject to the terms of the applicable Governing Documents, Seller shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the board of each Company Entity shall consist of directors designated in writing by Acquiror and that complies with applicable Law, each such director to hold office in accordance with the applicable Governing Documents; and

(b) the officers of each Company Entity holding such positions shall be Persons appointed by Acquiror, each such officer to hold office in accordance with the applicable Governing Documents.

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Section 6.4 D&O Indemnification and Insurance.

(a)  From and after the Closing, Acquiror shall indemnify and hold harmless each present and former director and officer of the Company Entities and Acquiror (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company Entities or Acquiror, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters alleged to be or actually existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company Entities or Acquiror, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement, indemnification agreements, or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred, to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the other Company Entities to, (i) maintain for a period of not less than six years from the Closing, provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification (including provisions relating to expense advancement) of the Company Entities’ or Acquiror’s former and current officers, directors, employees, and agents that are no less favorable to those Persons with regard to their rights hereunder than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable Company Entities or Acquiror, respectively, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Prior to and effective as of Closing, Acquiror shall purchase and maintain, following consultation with, and subject to the approval of, and at the expense of, Seller, a prepaid noncancellable six-year “tail” for each current policy of directors’ and officers’ liability insurance with respect to claims existing or occurring at or prior to the Closing. The Company Entities and Acquiror, respectively, shall maintain such policies in effect, fulfill all conditions (including without limitation relating to notice of claims thereunder), and honor all obligations thereunder.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the Closing indefinitely and shall be binding, on the Company Entities, Acquiror and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that any of the Company Entities, Acquiror or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company Entities and Acquiror, respectively, shall ensure that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of any of the Company Entities or Acquiror, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

(d) The provisions of Section 6.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Company Entities, Acquiror and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.5 No Trading in Acquiror Stock. Seller acknowledges and agrees that it and each Company Entity is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. Seller hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (except with the prior written consent of Acquiror), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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Section 6.6 Anti-Takeover Matters. Seller shall ensure that the Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any Company Entity would be or become subject, party or otherwise bound.

Section 6.7 Financials.

(a) As soon as reasonably practicable, but in no case later than 30 days following the date of this Agreement, Seller shall deliver, or cause the Company to deliver, to Acquiror (i) the consolidated statement of financial position of the Company Entities as of December 31, 2022 and December 31, 2023, and the related consolidated statements of profit or loss, changes in equity and cash flows for the years then ended, in each case audited in accordance with PCAOB standards and including the notes thereto and the auditors’ report with respect to its audit of such financial statements (collectively, the “Company Audited Financial Statements”), and (ii) the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Company Entities as of and for the three-month period ended March 31, 2024 (the “Q1 Financial Statements”) and for the six-month periods ended June 30, 2024 (the “Q2 Financial Statements”), each subject to normal and recurring year-end adjustments and the absence of footnotes.

(b) As soon as reasonably practicable and to the extent required for the Registration Statement, Seller shall deliver, or cause the Company to deliver, to Acquiror the unaudited consolidated statement of financial position and statements of profit or loss, changes in equity and cash flows, of the Company Entities as of and for the three-month and nine-month periods ended September 30, 2024 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “Q3 Financial Statements”).

Section 6.8 Shareholder Support Agreement. In the event that Seller fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will be authorized and entitled to utilize the proxy granted to it under the Shareholder Support Agreement by Seller to act for Seller in accordance with the terms and conditions of the Shareholder Support Agreement, the BVI Act and other applicable Law, provided that no such action by the Company will be necessary if the failed action by Seller is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Section 6.9 Registration Statement — Company. Seller shall ensure that the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement/Prospectus, or any current report of Acquiror on Form 8-K shall not, (a) in the case of the Registration Statement, on the effective date of the Registration Statement, (b) in the case of the Registration Statement, the Proxy Statement/Prospectus or any current report of Acquiror on Form 8-K, when filed, made available, mailed or distributed, as the case may be, and (c) in the case of the Proxy Statement/Prospectus, at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Seller shall ensure that all documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Seller makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror, its Affiliates or any holder of Acquiror Capital Stock.

ARTICLE VII
COVENANTS OF ACQUIROR

Section 7.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (i) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (B) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by Acquiror, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.2 Acquiror Nasdaq Listing. From the date of this Agreement until the Closing, Acquiror shall use reasonable best efforts to ensure that the Acquiror Common Stock remain listed on Nasdaq.

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Section 7.3 Acquiror Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law or Governmental Authority, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 7.3(a) of the Acquiror Disclosure Letter, or (v) as consented to by Seller in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five Business Days of receipt of Acquiror’s written request for consent), during the Interim Period, Acquiror shall operate its business in the Ordinary Course and shall not:

(i) (A) change, modify or amend the Trust Agreement or the Acquiror Governing Documents, or seek any approval from the Acquiror Stockholders to take any such action, except as contemplated by the Transaction Proposals, or (B) change, modify or amend its organizational documents;

(ii) (A) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of its capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of Acquiror Common Stock (prior to the Closing Date) made as part of the Acquiror Share Redemptions;

(iii) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(iv) (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(v) enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of Acquiror, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to Acquiror, or (B) with any Acquiror Stockholder except as permitted or contemplated by this Agreement;

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell, or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (A) Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or (B) debt financing provided by Sponsor or any of its Affiliates to Acquiror;

(vii) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(viii) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Acquiror Capital Stock or securities exercisable for or convertible into Acquiror Capital Stock, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(ix) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

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(x) (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director or (D) materially amend any existing agreement with any current or former officer or director;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xii) liquidate, dissolve, reorganize or otherwise wind up its business and operations;

(xiii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Acquiror Capital Stock or equity interests;

(xiv) purchase, repurchase, redeem (except for the exercise of the Acquiror Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Acquiror; or

(xv) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3(a).

(b) During the Interim Period, Acquiror shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 7.4 Acquiror Public Filings. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, Acquiror will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Acquiror with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (a) shall be prepared in all material respects in accordance with either the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (b) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Acquiror shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that Acquiror will have the final approval.

Section 7.5 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing

(a) the Acquiror Board shall consist of no less than five directors, two of whom may be designated in writing by Sponsor, and a majority of whom must qualify as an “independent director” under stock exchange regulations applicable to Acquiror, and that shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the Acquiror Governing Documents; and

(b) the Persons holding such positions as set forth on Section 6.3(b) of the Seller Disclosure Letter shall be officers of Acquiror and each such officer to hold office in accordance with the Acquiror Governing Documents.

Section 7.6 Registration Statement. Acquiror shall ensure that the information it supplies for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement/Prospectus, or any current report of Acquiror on Form 8-K shall not, (a) in the case of the Registration Statement, on the effective date of the Registration Statement, (b) in the case of the Registration Statement or any current report of Acquiror on Form 8-K, when filed, made available, mailed or distributed, as the case may be, and (c) in the case of the Proxy Statement/Prospectus, at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or omit to state

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any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Acquiror is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty, or covenant with respect to any information supplied by or on behalf of Seller or any Company Entity or any Company Shareholder.

ARTICLE VIII
JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) Each of Seller and Acquiror shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority in connection with and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Section 8.1 of the Seller Disclosure Letter (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of Seller and Acquiror shall take such action as may be required to cause the expiration or termination of any waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.3 shall require any Affiliate of Acquiror to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 8.1 and Section 8.3 shall not apply to Sponsor or any of its Affiliates (other than Acquiror).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of Seller and Acquiror shall: (i) promptly (and, in the case of the initial filing required under the HSR Act, only if required under the HSR Act, within 20 Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals and to provide all information reasonably required of such party in connection therewith; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate in good faith with each other in the defense of such matters. To the extent not prohibited by Law, Seller shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to Seller, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that neither Seller nor Acquiror shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, Seller agrees to provide Acquiror and its counsel, and Acquiror agrees to provide to Seller and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions; provided, further, that no party shall be required to provide information pursuant to this Section 8.1(b) to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) If filings are required under the HSR Act, Seller shall be responsible for and pay the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by a Company Entity.

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Section 8.2 Preparation of Registration Statement; Acquiror Stockholder Meeting and Approvals.

(a) Registration Statement.

(i)          As promptly as reasonably practicable after the execution of this Agreement, the Company and Acquiror shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Acquiror, as applicable), and shall file with the SEC, an applicable registration statement (as amended or supplemented from time to time, the “Registration Statement”) (it being understood that the Registration Statement shall include the Proxy Statement/Prospectus) in connection with the registration under the Securities Act of the (i) securities of the Acquiror held by Acquiror Stockholders, and (ii) offer and sale of the Acquiror Common Stock to be issued to Seller pursuant to this Agreement and that will be used as a proxy statement to solicit proxies from Acquiror Stockholders in connection with the Acquiror Stockholders Meeting and from the Company Shareholders in connection with the Company Shareholders’ Meeting. Seller and Acquiror shall furnish all information concerning such party as may be reasonably necessary in connection with such actions and the preparation of the Registration Statement. Each such party shall use their commercially reasonable efforts to (A) cause the Registration Statement, including the Proxy Statement/Prospectus, when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (B) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (C) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (D) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, the Company, Acquiror shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Acquiror Common Stock pursuant to this Agreement. Each of Seller and Acquiror also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and Seller and Acquiror shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or Acquiror (in the case of Acquiror) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Registration Statement, (i) Acquiror shall mail (or cause to be mailed) the Proxy Statement/Prospectus to the Acquiror Stockholders and (ii) the Company shall distribute the Proxy Statement to the Company’s Shareholders, and, pursuant thereto, shall call the Company Shareholders’ Meeting in accordance with BVI laws. Each of Acquiror, Seller and the Company shall furnish to the other parties all information concerning itself and its Subsidiaries, officers, directors, managers, shareholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with Registration Statement (including the Proxy Statement/Prospectus), a current report of Acquiror on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, Seller, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. Subject to Section 11.6, Seller, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Registration Statement and/or the Proxy Statement/Prospectus, and other related fees. Acquiror shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, Acquiror Governing Documents, and this Agreement in the distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the Acquiror Stockholder Meeting, and the Acquiror Share Redemption.

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(ii)         Any filing of, or amendment or supplement to, the Registration Statement will be mutually prepared and agreed upon by Acquiror and Seller. Seller will advise Acquiror, and Acquiror will advise Seller, as applicable, promptly after receiving notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Acquiror Common Stock to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. Acquiror and Seller shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendments filed in response thereto.

(iii)        If, at any time prior to the Closing, any event or circumstance relating to Acquiror or its officers or directors is discovered by Acquiror that should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement/Prospectus, and/or a current report of Acquiror on Form 8-K, Acquiror shall promptly inform Seller. If, at any time prior to the Closing, any event or circumstance relating to the Company, any of the other Company Entities , or any of their respective Subsidiaries or their respective officers or directors is discovered by Seller or the Company that should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement/Prospectus, or a current report of Acquiror on Form 8-K, Seller shall promptly inform Acquiror. Thereafter, Acquiror and Seller shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the Acquiror Stockholders (in the case of the Registration Statement and/or the Proxy Statement/Prospectus).

(b) Acquiror Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, Acquiror shall establish a record date for, and as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act, Acquiror shall duly call, give notice of, and convene and hold a meeting of the Acquiror Stockholders (including any adjournment or postponement thereof, the “Acquiror Stockholder Meeting”) (and in any event, the Acquiror Stockholder Meeting shall be held not more than 30 days after the date on which the Proxy Statement/Prospectus is mailed to the Acquiror Stockholders) for the purpose of voting on the approval and adoption of (A) this Agreement and the Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (C) any other proposals as determined by Acquiror and Seller to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) adjournment of the Acquiror Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”) and obtaining the Acquiror Stockholders’ Approval, providing Acquiror Stockholders with the opportunity to elect to effect an Acquiror Share Redemption and such other matters as may be mutually agreed by Acquiror and Seller. Acquiror will use its reasonable best efforts to (1) solicit from its stockholders proxies in favor of the adoption and approval of the Transaction Proposals, including the Acquiror Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and Acquiror Stockholders’ Approval and (2) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules and the Acquiror Charter; provided, that none of Acquiror, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any Acquiror Stockholder in order to obtain the Acquiror Stockholders’ Approval. Acquiror (y) shall consult with Seller regarding the record date and the date of the Acquiror Stockholder Meeting and (z) shall not adjourn or

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postpone the Acquiror Stockholder Meeting without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, however, that Acquiror may adjourn or postpone the Acquiror Stockholder Meeting without any such consent (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement and/or the Proxy Statement/Prospectus that Acquiror reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the Acquiror Stockholders in advance of a vote on the adoption of this Agreement, (ii) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, there are insufficient shares of Acquiror Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, (iii) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, adjournment or postponement of the Acquiror Stockholder Meeting is necessary to enable Acquiror to solicit additional proxies required to obtain Acquiror Stockholder Approval, or (iv) in the event that, as a result of the Acquiror Share Redemptions submitted by the Acquiror Stockholders prior to the Acquiror Stockholder Meeting, Acquiror reasonably believes that the conditions set forth in Section 9.3(c) would not be satisfied as of the Closing; provided, further, that in addition to the exceptions specified in the foregoing proviso, Acquiror may postpone or adjourn on one occasion without the consent of Seller so long as the date of the Acquiror Stockholder Meeting is not postponed or adjourned more than an aggregate of 15 consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to the Acquiror’s obligations under Law, Acquiror shall provide Seller with (I) reasonable updates with respect to the tabulated vote counts received by Acquiror, and (II) the right to review and discuss all material communication sent to Acquiror Stockholders with respect to the Acquiror Stockholder Meeting.

(iii)        The Company shall solicit proxies from the Company’s shareholders to vote at the special meeting of the Company’s shareholders called for the purpose of voting on the following matters (the “Company Shareholders’ Meeting”) in favor of: (A) the approval of this Agreement, and the Transactions contemplated hereby, (B) such other matters as the Company and Acquiror shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions contemplated by this Agreement (the approvals described in foregoing clauses (A) and (B), collectively, the Company Shareholder Approval Matters”), and (C) the adjournment of the Company Shareholders’ Meeting, if necessary or desirable in the reasonable determination of the Company.

(ii) Subject to clause (iii) below, the Proxy Statement/Prospectus shall include a statement to the effect that Acquiror Board has unanimously recommended that the Acquiror Stockholders vote in favor of the Transaction Proposals at the Acquiror Stockholder Meeting (such statement, the “Acquiror Board Recommendation”) and neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation (a “Acquiror Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 8.2(b)(ii)), the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make an Acquiror Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the Acquiror Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Acquiror Board under applicable Law, provided, that (A) the Company shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least five Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Acquiror may make an Intervening Event Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall

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have, prior to the expiration of the five Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law. An “Intervening Event” shall mean any Event that was not known to the Acquiror Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Acquiror Board as of the date of this Agreement) that becomes known to the Acquiror Board prior to the Acquiror Stockholder Meeting. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on Acquiror and/or the Acquiror Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled to the extent reasonably necessary until such time as Acquiror has filed an update to the Proxy Statement/Prospectus with the SEC (which Acquiror shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and /or notice for a meeting was made prior to the Intervening Event Notice Period, Acquiror shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholder Meeting shall not be affected by any Acquiror Modification in Recommendation.

Section 8.3 Support of Transaction. (i) Seller shall, and shall cause the Company Entities to, and (ii) Acquiror shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any Company Entity and Acquiror, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Company Entity, Acquiror or any of their respective Affiliates to (1) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (2) seek to have any stay or other Governmental Order vacated or reversed, (3) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company Entities, (4) take or commit to take actions that limit the freedom of action of any of the Company Entities or Acquiror with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company Entities or Acquiror or (5) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 8.4 Company Shareholders’ Meeting. The Company shall call and hold the Company Shareholder Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Company Shareholder Approval Matters; provided that Company may postpone or adjourn the Company Shareholders’ Meeting on one or more occasions upon the good faith determination by the Company’s Board of Directors that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Company Shareholder Approval Matters or otherwise take actions consistent with Company’s obligations pursuant to this Agreement. The Company shall use its reasonable best efforts to obtain the approval of the Company Shareholder Approval Matters at the Company Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Company Shareholder Approval Matters. The Company’s Board of Directors shall recommend that the Company’s shareholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Acquiror the recommendation of the Company’s Board of Directors.

Section 8.5 Stockholder Litigation. Seller shall promptly advise Acquiror, and Acquiror shall promptly advise Seller, as the case may be, of any Action commenced (or to the knowledge of Seller or the knowledge of Acquiror, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Person, including Acquiror Stockholder relating to this Agreement or the Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such

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Stockholder Litigation. Seller shall give Acquiror the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against Seller or any Company Entity, any of their respective Subsidiaries or any of its directors, and no such settlement shall be agreed to without the Acquiror’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Acquiror shall give Seller the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Acquiror, any of its respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without Seller’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.6 Acquisition Proposals and Alternative Transactions. During the Interim Period, each of Seller and Acquiror shall not, and shall cause its Affiliates and Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning Seller, any Company Entity and Acquiror or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Company Entity or Acquiror or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of Seller and Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its Affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party.

Section 8.7 Ongoing Due Diligence; Access to Information. During the Interim Period, to the extent permitted by applicable Law, each of Seller and Acquiror shall, and shall cause each of its Subsidiaries (including the Company Entities with respect to Seller) to, (a) allow the other party and its Representatives to continue to conduct due diligence investigations and examinations of the Company Entities (on the part of Acquiror) or Acquiror (on the part of Seller), as the case may be; (b) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (d) cooperate with the other party and its Representatives regarding all other due diligence matters, including document requests. All information obtained by Seller, Acquiror, and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither Seller nor Acquiror shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection afforded under the attorney-client privilege or the attorney work product doctrine, or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver in writing by Acquiror of the following conditions:

(a) the Acquiror Stockholders’ Approval has been obtained;

(b) all Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;
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(c) the Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) Acquiror Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the Acquiror Common Stock, and the outstanding Acquiror Common Stock held by Public Stockholders shall be listed on such exchange on the Closing Date;

(e) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect or pending and that has the effect of making the Transactions illegal or that otherwise prevents or prohibits consummation of the Transactions; and

(f) each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(g) each of the covenants of Seller to be performed as of or prior to the Closing shall have been performed in all material respects;

(h) there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(i) all approvals, waivers or consents from any third parties set forth and described on Section 9.2 of the Seller Disclosure Letter shall have been obtained;

(j) the Company Shareholder Approval has been obtained;

(k) Seller shall have executed (i) the Registration Rights Agreement, and (ii) the Lock-Up Agreement;

(l) Acquiror shall have completed and is reasonably satisfied with its due diligence review of the Company.

Section 9.2 Conditions to the Obligations of Seller. The obligations of Seller to consummate, or cause to be consummated, the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver in writing by the Company, of the following additional conditions:

(a) each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality,” “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect;

(b) each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) there has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 9.3 Frustration of Conditions. Neither Seller nor Acquiror may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.3.

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ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of Seller and Acquiror;

(b) by written notice from Seller or Acquiror to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order that has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from Seller to Acquiror within 10 Business Day after there has been an Acquiror Modification in Recommendation;

(d) by written notice from Seller or Acquiror to the other if the Acquiror Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by written notice from Acquiror to Seller if (i) to the extent required in accordance with Section 6.7(a), the Company Audited Financial Statements, Q1 Financial Statements or Q2 Financial Statements shall not have been delivered to Acquiror by Seller or the Company in accordance with Section 6.7(a) within 30 days of the date of this Agreement, or (ii) to the extent required in accordance with Section 6.7(b), the Q3 Financial Statements shall not have been delivered to Acquiror by Seller or the Company in accordance with Section 6.7(b) on or before December 31, 2024;

(f) prior to the Closing, by written notice to Seller from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 9.1(a) or 9.1(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by Seller of notice from Acquiror of such breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period, or (ii) the Closing has not occurred on or before September 1, 2025 (the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(g) prior to the Closing, by written notice to Acquiror from Seller if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.2(a) and Section 9.2(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to 30 days after receipt by Acquiror of notice from Seller of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless Seller is in material breach hereof.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders or other Representatives, other than liability of Seller or Acquiror, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2, Article XI and the NDA shall survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1 Trust Account Waiver. Seller acknowledges that, as described in the final prospectus of Acquiror, dated and filed with the SEC on December 27, 2023 (File Nos: 333-275076 and 333-276282) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by Acquiror’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by the underwriters of Acquiror)

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(“Public Stockholders”). Seller understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their Acquiror Common Stock if Acquiror completes a transaction that constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if Acquiror fails to complete a Business Combination within 18 months after the closing of the IPO (as such date may be extended by amendment to the Acquiror Governing Documents with the consent of the Acquiror Stockholders); and (iii) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, on behalf of itself and its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest, or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and Seller or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity, or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that Seller or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts, or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. Seller acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding, and enforceable against Seller and each of its Affiliates under applicable Law. To the extent that Seller or any of its Affiliates commences any Action based upon, in connection with, relating to, or arising out of any matter relating to Acquiror or its Representatives, which Action seeks, in whole or in part, monetary relief against Acquiror or its Representatives, Seller hereby acknowledges and agrees that Seller’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Seller or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 11.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit Seller’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the cash balance remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement), so long as such claim would not affect Acquiror’s ability to fulfill its obligations to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that Seller may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

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Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when delivered by email during normal business hours at the location of the recipient and otherwise on the next following Business Day, addressed as follows:

(a)	If to Acquiror, to:
Iron Horse Acquisitions Corp.
P.O. Box 2506
Toluca Lake, CA 91610
Email: jose@ironhorseacquisition.com
Attention: Jose A. Bengochea
with a copy (which shall not constitute notice) to:
Loeb and Loeb
345 Park Ave New York, NY 10154
Email: twright@loeb.com
Attention: Tahra Wright
(b)	If to Seller, to:
Rosy Sea Holdings Limited
Flat C, 45/F, Tower 2, LP6
1 Lohan Park Road
Tseung Kwan O, Hong Kong
Email: sean@foodinvestment.cn
Attention: Zhenjun Jiang
If to the Company, to:
Zhong Guo Liang Tou Group Limited
Room 4, 27th Floor, Zhuhai Center Building, No. 1663 Yinwan Road,
Xiangzhou District, Zhuhai City
Guangdong Province, China
Email: sean@foodinvestment.cn
Attention: Zhenjun Jiang
with a copy (which shall not constitute notice) to:
iTKG Law LLC
100 Corporate Drive, Suite 302
Lebanon, NJ 08833
Email: laura.hemmann@itkglaw.com
Attention: Laura Hemmann

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equity holder, any current or former director, manager, officer, employee, or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Acquiror, Seller, or their respective Affiliates to amend, terminate, or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement, or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.5(a)-(d), (y) the Seller Non-Recourse Parties (as defined below) and the Acquiror Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16 and (z) Sponsor is an intended third- party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, including in Section 8.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers, and accountants provided that, and notwithstanding anything to the contrary contained herein, during the term of this Agreement: (a) Seller shall pay or cause to be paid, (i) the Seller Transaction Expenses and (ii) the Acquiror Transaction Expenses, in each case as incurred from time to time and as such expenses become due and payable, (b) with respect to Acquiror Transaction Expenses paid by Seller under this Section 11.6, Acquiror shall reimburse Seller for such Acquiror Transaction Expenses paid by Seller with a promissory note in form and substance as may be mutually agreed upon by Seller and Acquiror (“Acquiror Promissory Note”), which promissory note shall be issued by Acquiror to Seller from time to time, and (c) if the Closing shall occur, the parties agree that the full amount of the Acquiror Transaction Expenses, whether or not paid by Seller, shall be borne by Seller without reimbursement or offset from Acquiror and in such event the Acquiror Promissory Note shall be cancelled and nullified with no further force and effect. The Seller shall also pay or cause to be paid at the Closing, all accrued and unpaid Acquiror Transaction Expenses, together with all other expenses set forth in the Acquiror Financing Certificate and invoices to the Acquiror to be paid for any Acquiror Transaction Expenses incurred after the delivery of the Acquiror Financing Certificate. In the event there is not a Closing due to a Terminating Acquiror Breach that is not curable during the Acquiror Cure Period, or due to a regulatory action, then the Acquiror Promissory Note shall not be cancelled and the amounts due to Seller under the Acquiror Promissory Note shall remain outstanding.

Section 11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.9 Seller and Acquiror Disclosure Letters. Seller Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Seller Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

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Section 11.10 Entire Agreement. This Agreement (together with the Seller Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between Acquiror and the Company, dated August 9, 2024, as amended). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and Seller, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent that any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent Acquiror or Seller and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors.

(b) The restriction in Section 11.12(a) shall not apply to the extent that the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of, or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b) Each party acknowledges and agrees that any controversy that may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally, and voluntarily waives any right that such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

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Section 11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16 Non-Recourse.

(a) Solely with respect to Seller and Acquiror, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against Seller or Acquiror as named parties hereto; and

(b) Except to the extent that a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present, or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, or other Representative of Seller (each, a “Seller Non-Recourse Party”) or of Acquiror (each, an “Acquiror Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Seller or Acquiror under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.17 Non-Survival of Representations, Warranties, and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18 Conflicts and Privilege.

(a) Acquiror and Seller hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Acquiror and/or Sponsor, on the one hand, and Seller on the other hand, any legal counsel (including Lucosky Brookman LLP) that represented Acquiror and/or Sponsor prior to the Closing (“Prior Acquiror Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to Acquiror and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or Sponsor. All communication between or among Prior Acquiror Counsel, on the one hand, and Acquiror or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Seller or Acquiror following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by Seller prior to the Closing with Acquiror or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of Seller following the Closing.

(b) Seller further agrees, on behalf of itself, and after the Closing, on behalf of Acquiror and the Company Entities, that all communications in any form or format whatsoever between or among any of Prior Acquiror Counsel, Acquiror or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation, and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Acquiror Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor, and shall not pass to or be claimed by Acquiror, Seller or the Company Entities after the Closing. All Acquiror Deal Communications that are attorney-client privileged (the “Privileged Acquiror Deal Communications”) shall remain privileged after the Closing, and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and

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shall not pass to or be claimed by Acquiror, Seller or the Company Entities after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror, Seller or the Company Entities, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged Acquiror Deal Communications to such third party. In the event that Acquiror, Seller or the Company Entities is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Acquiror Deal Communications, Seller shall as promptly as practicable (and, in any event, within two Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 11.18) so that Sponsor can seek a protective order and Acquiror, Seller and the Company Entities agree to use all commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior Acquiror Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior Acquiror Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Acquiror Deal Communications by reason of any attorney-client relationship between Prior Acquiror Counsel, on the one hand, and Acquiror, Seller or any Company Entities after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. Seller agrees on behalf of itself and Acquiror, and the Company Entities after the Closing (i) to the extent that Acquiror or, after the Closing, Seller or the Company Entities receives or takes physical possession of any Acquiror Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 11.18, and (b) neither Acquiror, Seller nor the Company Entities after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection, or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Acquiror Deal Communications, including by way of review of any electronic data, communications, or other information, or by seeking to have Acquiror, Seller or any Company Entity waive the attorney-client or other privilege or by otherwise asserting that Acquiror, Seller or the Company Entities after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Acquiror Deal Communications from Prior Acquiror Counsel so long as such Acquiror Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) Each of the parties hereto acknowledges and agrees that Sichenzia Ross Ference Carmel LLP (“Prior Seller Counsel”) has acted as counsel to Seller in various matters involving a range of issues and as counsel to Seller in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, Acquiror hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with (i) Prior Seller Counsel’s prior representation of Seller and (ii) Prior Seller Counsel’s representation of any member of the Company Entities (collectively, the “Company Advised Parties”) prior to and after the Closing.

(f) Acquiror further agrees that all communications in any form or format whatsoever between or among any of Prior Seller Counsel, Seller, any of the Company Entities, or any of their respective Representatives that relate in any way to the negotiation, documentation, and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Seller on behalf of the Company Entities and shall not pass to or be claimed by Acquiror. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller, shall be controlled by Seller, and shall not pass to or be claimed by Acquiror; provided, further, that nothing contained herein shall be deemed to be a waiver by Acquiror or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(g) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the Company Entities, on the one hand, and a third party other than Sponsor, on the other hand, Acquiror, or the Company Entities may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither Acquiror nor the Company Entities may waive

Annex A-57

such privilege with respect to Privileged Company Deal Communications without the prior written consent of Seller. In the event that Acquiror or the Company Entities is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, Acquiror shall as promptly as practicable (and, in any event, within two Business Days) after becoming aware thereof notify Seller in writing (including by making specific reference to this Section 11.8) so that Seller can seek a protective order and Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(h) To the extent that files or other materials maintained by Prior Seller Counsel constitute property of its clients, only Seller shall hold such property rights and Prior Seller Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Seller Counsel, on the one hand, and the Company Entities after the Closing on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(i) Acquiror agrees (i) to the extent that Acquiror receives or takes physical possession of any Company Deal Communications that (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 11.18, and (b) Acquiror shall not assert any claim that any of the Company Advised Parties or any other Person waived the attorney- client privilege, attorney work-product protection, or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications, or other information or by seeking to have Company Advised Parties waive the attorney-client or other privilege or by otherwise asserting that Acquiror has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Seller Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

Annex A-58

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

Acquiror:
Iron Horse Acquisitions Corp.
/s/ Jose A. Bengochea
By:	Jose A. Bengochea
Its:	CEO

Annex A-59

Seller:
Rosy Sea Holdings Limited
/s/ Zhenjun JIANG
By:	Zhenjun JIANG
Its:	Director
Company:
ZHONG GUO LIANG TOU GROUP LIMITED
/s/ Zhenjun JIANG
By:	Zhenjun JIANG
Its:	Director

[Signature Page to Business Combination Agreement]

Annex A-60

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IRON HORSE ACQUISITIONS CORP.

Pursuant to Section 242 and 245 of the

Delaware General Corporation Law

Iron Horse Acquisitions Corp., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.      The Corporation was incorporated under the name “Iron Horse Acquisitions Corp.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 23, 2021 (the “Original Certificate”).

2.      An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on December 26, 2023 (the “First Amended and Restated Certificate”).

3.      This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both amends and restates the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4.     The text of the First Amended and Restated Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in Exhibit A attached hereto.

5.      This Second Amended and Restated Certificate shall become effective upon its filing with Secretary of State of Delaware.

Annex B-1

IN WITNESS WHEREOF, this Second Amended and Restated Certificate has been executed by a duly authorized officer of the Corporation as of the            day of            ,            .

Jose Antonio Bengochea
Chief Executive Officer

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex B-2

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CN HEALTHY FOOD TECH GROUP CORP.

ARTICLE I
NAME

The name of the corporation is CN Healthy Food Tech Group Corp. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, New Castle County Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 200,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 160,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 40,000,000, having a par value of $0.0001 per share. The powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2. Voting.

a. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter properly submitted to a vote of stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Annex B-3

b. Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends and other distributions on the Common Stock when, as and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock on an equal priority, pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK.

1. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

2. Authority is hereby expressly granted to the Board of Directors from time to time to issue any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

3. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation filed with respect to any series of Preferred Stock.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. There shall be one class of directors. Subject to the special rights of the holders of any outstanding series of Preferred Stock to elect directors, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.

Annex B-4

B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the bylaws of the Corporation (as such bylaws may be amended from time to time, the “Bylaws”).

C. Subject to the special rights of the holders of any outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

D. Subject to the special rights of the holders of any outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of any outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of any series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, retirement, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of any series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation may be effected at an annual or special meeting of the stockholders of the Corporation, or may, except as otherwise required by applicable law or this Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in

Annex B-5

accordance with the applicable provisions of the DGCL. Any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

D. Unless otherwise required under DGCL or specified in the Bylaws, the holders of not less than 33 1/3% of the outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders.

ARTICLE VII
LIABILITY

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall not adversely affect any right or protection or increase the liability of any director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII
DGCL SECTION 203

The Corporation hereby expressly elects not be governed by Section 203 of the DGCL.

ARTICLE IX
INDEMNIFICATION

A. The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article IX. The Corporation may, to

Annex B-6

the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article IX shall only be prospective and shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

B. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE X
FORUM SELECTION

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) (or, if and only if the Chancery Court lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action, suit or proceeding against the Corporation or any current or former director, officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (vi) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation governed by the internal affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Annex B-7

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Notwithstanding the foregoing, the provisions of this Article X shall not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity holding, owning, purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X.

ARTICLE XI
BUSINESS OPPORTUNITY

A. In recognition and anticipation that (i) certain directors, managers, principals, officers, employees and/or other representatives of the Principal Stockholders (as defined below) and their Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Principal Stockholders and their Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation or a majority owned subsidiary thereof (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Principal Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B. None of (i) the Principal Stockholders or any of their Affiliates or (ii) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of this Article XI. Subject to Section C of this Article XI, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Corporation or any Affiliate of the Corporation.

C. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Person solely in his or her capacity as a director of the Corporation, and the provisions of Section B of this Article XI shall not apply to any such corporate opportunity.

Annex B-8

D. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

E. Solely for purposes of this Article XI, (a) “Principal Stockholder” means any person or entity who, directly or indirectly, beneficially owns more than 10% of the outstanding voting securities of the corporation or otherwise exercises significant influence or control over the corporation, whether through voting power, contractual arrangements, or ownership of equity interests, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and (b) “Affiliate” shall mean (a) in respect of any Principal Stockholder, any Person that, directly or indirectly, is controlled by such Principal Stockholder, controls such Principal Stockholder or is under common control with such Principal Stockholder and shall include (i) any principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (ii) any funds or vehicles advised by Affiliates of such Principal Stockholder, (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

F. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII
AMENDMENTS

A. The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by law: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other circumstances shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Annex B-9

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Iron Horse’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and Iron Horse’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

Item 21. Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
1.1	Underwriting Agreement dated as of December 27, 2023 by and between Iron Horse Acquisitions Corp. and EF Hutton LLC	Form 8-K		1.1	January 2, 2024
2.1#	Business Combination Agreement dated as of September 27, 2024, by and between Iron Horse Acquisitions Corp. and Rosy Sea Holdings Limited	Form 8-K		2.1	October 2, 2024
2.2

Amended and Restated Business Combination Agreement dated as of December 18, 2024, by and among Iron Horse Acquisitions Corp., Rosy Sea Holdings Limited and Zhong Guo Liang Tou Group Limited (included as Annex A to this proxy statement/prospectus)

		Form S-4
3.1	Amended and Restated Certificate of Incorporation of Iron Horse	Form 8-K		3.1	January 2, 2024
3.2	Form of Second Amended and Restated Certificate of Incorporation of Iron Horse (included as Annex B to this proxy statement/prospectus).	Form S-4
3.3	Bylaws of Iron Horse	Form S-1		3.3	December 22, 2023
4.1	Specimen Unit Certificate of Iron Horse Acquisitions Corp.	Form S-1		4.1	December 22, 2023
4.2	Specimen Common Stock Certificate of Iron Horse Acquisitions Corp.	Form S-1		4.2	December 22, 2023
4.3	Specimen Warrant Certificate of Iron Horse Acquisitions Corp.	Form S-1		4.3	December 22, 2023
4.4	Specimen Right Certificate of Iron Horse Acquisitions Corp.	Form S-1		4.4	December 22, 2023
4.5	Warrant Agreement, dated December 27, 2023, by and between Continental Stock Transfer & Trust Company and Iron Horse Acquisitions Corp.	Form 8-K		4.1	January 2, 2024
4.6	Rights Agreement, dated December 27, 2023, by and between Continental Stock Transfer & Trust Company and Iron Horse Acquisitions Corp.	Form 8-K		4.2	January 2, 2024
5.1**	Opinion of Loeb & Loeb LLP regarding the validity of the securities	Form S-4		5.1
10.1	Letter Agreement, dated December 27, 2023, by and among Iron Horse Acquisitions Corp. and its officers, directors and initial stockholders	Form 8-K		10.4	January 2, 2024
10.2	Investment Management Trust Agreement, dated December 27, 2023, by and between Continental Stock Transfer & Trust Company and Iron Horse Acquisitions Corp.	Form 8-K		10.1	January 2, 2024
10.3	Stock Escrow Agreement, dated December 27, 2023, by and among Iron Horse Acquisitions Corp., Continental Stock Transfer & Trust Company and the initial stockholders	Form 8-K		10.2	January 2, 2024
10.4	Registration Rights Agreement, dated December 27, 2023, among Iron Horse, Bengochea SPAC Sponsors I LLC, and each of Iron Horse’s directors and officers	Form 8-K		10.6	January 2, 2024
10.5	Administrative Support Agreement	Form S-1		10.7	December 21, 2023

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.6	Private Warrant Subscription Agreement, dated December 27, 2023, between Iron Horse and Bengochea SPAC Sponsors I LLC	Form 8-K		10.3	January 2, 2024
10.7	Indemnity Agreements, dated December 27, 2023, with each of Iron Horse’s directors and officers	Form 8-K		10.5	January 2, 2024
10.8**	Form of Sponsor Support Agreement
10.9**	Form of Company Support Agreement
10.10**	Form of Lock-Up Agreement
10.11**	Form of Registration Rights Agreement.	Form S-4
23.1	Consent of MaloneBailey, LLP, independent registered public accounting firm of Iron Horse.	Form S-4
23.2	Consent of CT International LLP, independent registered public accounting firm of CFI	Form S-4
23.3**	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).	Form S-4
24.1	Power of Attorney (see signature page)	Form S-4		24.1
24.2	Power of Attorney (see signature page)	Form S-4		24.2
99.1	Consent of Zhenjun Jiang to be named as a director.	Form S-4
99.2	Consent of Lili Zhang to be named as a director.	Form S-4
99.3	Consent of Pan Hu to be named as a director.	Form S-4
99.4	Consent of John L. Suprock to be named as director	Form S-4
99.5	Consent of Lydia Bergamasco to be named as director	Form S-4
99.6	Consent of Donghai Li to be named as director	Form S-4
99.7	Consent of Jinyu Huang to be named as director	Form S-4
99.8**	Preliminary Proxy Card.	Form S-4
101.INS	Inline XBRL Instance Document.	Form S-4
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.	Form S-4
101.SCH	Inline XBRL Taxonomy Extension Schema Document.	Form S-4
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.	Form S-4
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.	Form S-4
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.	Form S-4
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).	Form S-4
107	Filing Fee Table	Form S-4

____________

*        Indicates management contract or compensatory plan or arrangement.

**      To be filed by amendment

#        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.       That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toluca Lake, State of California, on the 19th day of December, 2024.

Iron Horse Acquisitions Corp.
By:	/s/ Jose A. Bengochea
Name:	Jose A. Bengochea
Title:	Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Jose A. Bengochea and William Caragol, either of whom may act, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jose A. Bengochea	Chief Executive Officer and Director	December 19, 2024
Jose A. Bengochea	(Principal Executive, Financial and Accounting Officer)
/s/ William Caragol	Chief Financial Officer and Chief Operating Office	December 19, 2024
William Caragol	(Principal Financial and Accounting Officer)
/s/ Brian Turner	Chairman	December 19, 2024
Brian Turner
/s/ Jane Waxman	Director	December 19, 2024
Jane Waxman
/s/ Ken Hertz	Director	December 19, 2024
Ken Hertz
/s/ Scott Morria	Director	December 19, 2024
Scott Morris

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zhuhai, PRC, on the 19th day of December, 2024.

Zhong Guo Liang Tou Group Limited
By:	/s/ Zhenjun Jiang
Name:	Zhenjun Jiang
Title:	Director

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Zhenjun Jiang his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Zhenjun Jiang	Sole Director, Principal Executive Officer,	December 19, 2024
Zhenjun Jiang	and Principal Financial Officer

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE CO-REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the co-registrant has signed this registration statement on the 19th  day of December, 2024.

COGENCY GLOBAL INC.
Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.